Exhibit 3.9

Audited Consolidated Financial Statements

Management's Responsibility for Financial Reporting	130
Independent Auditor's Report	131
Consolidated Balance Sheets	134
Consolidated Statements of Income	135
Consolidated Statements of Comprehensive Income	136
Consolidated Statements of Changes in Equity	138
Consolidated Statements of Cash Flows	139
Notes to the Audited Consolidated Financial Statements	140

Management’s Responsibility for Financial Reporting

The consolidated financial statements of National Bank of Canada (the Bank) have been prepared in accordance with section 308(4) of the Bank Act (Canada), which states that, except as otherwise specified by the Office of the Superintendent of Financial Institutions (Canada) (OSFI), the financial statements are to be prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB). IFRS represent Canadian generally accepted accounting principles (GAAP). None of the OSFI accounting requirements are exceptions to IFRS.

Management maintains the accounting and internal control systems needed to discharge its responsibility, which is to provide reasonable assurance that the financial accounts are accurate and complete and that the Bank’s assets are adequately safeguarded. Controls that are currently in place include quality standards on staff hiring and training; the implementation of organizational structures with clear divisions of responsibility and accountability for performance; the Code of Professional Conduct; and the communication of operating policies and procedures.

As Chief Executive Officer and as Chief Financial Officer, we have overseen the evaluation of the design and operation of the Bank’s internal control over financial reporting in accordance with National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings released by the Canadian Securities Administrators. Based on the evaluation work performed, we have concluded that the internal control over financial reporting and the disclosure controls and procedures were effective as at October 31, 2023 and that they provide reasonable assurance that the Bank’s financial information is reliable and that its consolidated financial statements have been prepared in accordance with IFRS.

The Board of Directors (the Board) is responsible for reviewing and approving the financial information contained in the Annual Report. Acting through the Audit Committee, the Board also oversees the presentation of the consolidated financial statements and ensures that accounting and control systems are maintained. Composed of directors who are neither officers nor employees of the Bank, the Audit Committee is responsible, through Internal Audit, for performing an independent and objective review of the Bank’s internal control effectiveness, i.e., governance processes, risk management processes and control measures. Furthermore, the Audit Committee reviews the consolidated financial statements and recommends their approval to the Board.

The control systems are further supported by the presence of the Compliance Service, which exercises independent oversight and evaluation in order to assist managers in effectively managing regulatory compliance risk and to obtain reasonable assurance that the Bank is compliant with regulatory requirements.

Both the Senior Vice-President, Internal Audit and the Senior Vice-President, Chief Compliance Officer and Chief Anti-Money Laundering Officer have a direct functional link to the Chair of the Audit Committee and to the Chair of the Risk Management Committee. They both also have direct access to the President and Chief Executive Officer.

In accordance with the Bank Act (Canada), OSFI is mandated to protect the rights and interests of depositors. Accordingly, OSFI examines and enquires into the business and affairs of the Bank, as deemed necessary, to ensure that the provisions of the Bank Act (Canada) are being satisfied and that the Bank is in sound financial condition.

The independent auditor, Deloitte LLP, whose report follows, was appointed by the shareholders at the recommendation of the Board. The auditor has full and unrestricted access to the Audit Committee to discuss audit and financial reporting matters.

Laurent Ferreira	Marie Chantal Gingras
President and Chief Executive Officer	Chief Financial Officer and Executive Vice-President, Finance

Montreal, Canada, November 30, 2023

National Bank of Canada 2023 Annual Report	130

Independent Auditor’s Report

To the Shareholders of National Bank of Canada

Opinion

We have audited the consolidated financial statements of National Bank of Canada (the Bank), which comprise the consolidated balance sheets as at October 31, 2023 and 2022, and the consolidated statements of income, the consolidated statements of comprehensive income, the consolidated statements of changes in equity and the consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Bank as at October 31, 2023 and 2022, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards (Canadian GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Bank in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for the year ended October 31, 2023. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Allowances for credit losses —Refer to Notes 1 and 7 to the financial statements

Key Audit Matter Description

The allowances for credit losses represent management’s estimate of expected credit losses (ECL) on financial assets calculated under the IFRS 9, Financial Instruments ECL framework. The calculation of ECL is based on the probability of default (PD), loss given default (LGD), and exposure at default (EAD) of the underlying assets and represents an unbiased and probability weighted estimate of losses expected to occur in the future based on forecasts of macroeconomic variables for three scenarios. Lifetime ECL is recorded for financial assets that have experienced significant increases in credit risk (SICR) since initial recognition or that are impaired; otherwise 12-month ECL is recorded. Given uncertainty surrounding the key inputs used to measure credit losses, the Bank has applied expert credit judgment to adjust the modelled ECL results.

We have identified the allowances for credit losses as a key audit matter due to the inherent complexity of the ECL models used and the significant judgment required by management in relation to the forward-looking nature of some key assumptions including the impact of a possible economic recession. Significant auditor judgment was required in evaluating: (i) the models and methodologies used to measure ECL; (ii) the forecasts of macroeconomic scenarios and probability weighting; (iii) the determination of SICR; and (iv) the adjustments to the modelled ECL results representing management’s expert credit judgment. Auditing the ECL models and the key judgments and assumptions required a high degree of auditor judgment and an increased extent of audit effort, including the involvement of professionals with specialized skills in credit risk and economics.

How the Key Audit Matter Was Addressed in the Audit

Our audit procedures related to the models and the key judgments and assumptions used by management to estimate ECL included the following, among others:

●	With the assistance of professionals with specialized skills in credit risk or economics:

○	For a selection of ECL models, evaluated the appropriateness of the models used to estimate ECL;

○	Evaluated the forecasts of macroeconomic scenarios and their probability weighting by comparing them against independently developed forecasts and publicly available industry data, including the impact of a possible economic recession;

○	Assessed management’s determination of SICR and the appropriateness of the related model’s programming;

○	Assessed the adjustments to the modelled ECL results by evaluating management’s expert credit judgment.

National Bank of Canada 2023 Annual Report	131

Income taxes – Uncertain tax positions — Refer to Notes 1 and 24 to the financial statements

Key Audit Matter Description

In the normal course of its business, the Bank is involved in a number of transactions for which the tax impacts are uncertain. The Bank accounts for provisions for uncertain tax positions that adequately represent the risk stemming from tax matters under discussion or being audited by tax authorities or from other matters involving uncertainty. These provisions reflect management’s best possible estimate of the amounts that may have to be paid based on qualitative assessments of all relevant factors. As disclosed in Note 24, the Bank was reassessed by the tax authorities for additional income taxes and interest in respect of certain Canadian dividends received by the Bank for certain taxation years and may be reassessed for subsequent taxation years in regard to similar activities. The Bank has not recognized any tax liability related to these uncertain tax positions.

We have identified the assessment of the accounting of the uncertain tax positions related to certain Canadian dividends as a key audit matter given the significant judgment made by management when evaluating the probability of acceptance of the Bank’s tax positions and when interpreting relevant tax and case law and administrative positions. Auditing these judgments required a high degree of auditor judgment and resulted in an increased extent of audit effort, including the involvement of tax specialists.

How the Key Audit Matter Was Addressed in the Audit

Our audit procedures pertaining to the assessment of the accounting of the uncertain tax positions related to certain Canadian dividends included the following, among others:

●	With the assistance of tax specialists, evaluated management’s assessment of the probability of acceptance of the Bank’s tax positions by assessing:

○	The Bank’s interpretations of relevant tax and case law and administrative positions;
○	The correspondence with the relevant tax authorities; and

○	The advice and legal opinions obtained by the Bank’s external tax advisors.

Other Information

Management is responsible for the other information. The other information comprises:

●	Management’s Discussion and Analysis; and
●	The information, other than the financial statements and our auditor’s report thereon, in the Annual Report.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis and the Annual Report prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

National Bank of Canada 2023 Annual Report	132

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian GAAS, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.
●	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.
●	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Bank to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Carl Magnan.

/s/ Deloitte LLP1

November 30, 2023

Montreal, Quebec

[1]	CPA auditor, public accountancy permit No. A121501

National Bank of Canada 2023 Annual Report	133

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Consolidated Balance Sheets

As at October 31		2023	2022
Assets
Cash and deposits with financial institutions		35,234	31,870
Securities	Notes 3, 4 and 6
At fair value through profit or loss		99,994	87,375
At fair value through other comprehensive income		9,242	8,828
At amortized cost		12,582	13,516
		121,818	109,719
Securities purchased under reverse repurchase agreements
and securities borrowed		11,260	26,486
Loans	Note 7
Residential mortgage		86,847	80,129
Personal		46,358	45,323
Credit card		2,603	2,389
Business and government		84,192	73,317
		220,000	201,158
Customers’ liability under acceptances		6,627	6,541
Allowances for credit losses		(1,184)	(955)
		225,443	206,744
Other
Derivative financial instruments	Note 16	17,516	18,547
Investments in associates and joint ventures	Note 9	49	140
Premises and equipment	Note 10	1,592	1,397
Goodwill	Note 11	1,521	1,519
Intangible assets	Note 11	1,256	1,360
Other assets	Note 12	7,889	5,958
		29,823	28,921
		423,578	403,740
Liabilities and equity
Deposits	Notes 4 and 13	288,173	266,394
Other
Acceptances		6,627	6,541
Obligations related to securities sold short		13,660	21,817
Obligations related to securities sold under repurchase agreements
and securities loaned	Note 8	38,347	33,473
Derivative financial instruments	Note 16	19,888	19,632
Liabilities related to transferred receivables	Notes 4 and 8	25,034	26,277
Other liabilities	Note 14	7,423	6,361
		110,979	114,101
Subordinated debt	Note 15	748	1,499
Equity
Equity attributable to the Bank’s shareholders and holders of other equity instruments	Notes 18 and 22
Preferred shares and other equity instruments		3,150	3,150
Common shares		3,294	3,196
Contributed surplus		68	56
Retained earnings		16,744	15,140
Accumulated other comprehensive income		420	202
		23,676	21,744
Non-controlling interests	Note 19	2	2
		23,678	21,746
		423,578	403,740
The accompanying notes are an integral part of these audited consolidated financial statements.

Laurent Ferreira	Lynn Loewen
President and Chief Executive Officer	Director

National Bank of Canada 2023 Annual Report	134

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Consolidated Statements of Income

Year ended October 31		2023	2022
Interest income
Loans		12,676	7,136
Securities at fair value through profit or loss		1,681	1,548
Securities at fair value through other comprehensive income		279	163
Securities at amortized cost		473	263
Deposits with financial institutions		1,668	435
		16,777	9,545
Interest expense
Deposits		10,015	3,291
Liabilities related to transferred receivables		633	472
Subordinated debt		47	28
Other		2,496	483
		13,191	4,274
Net interest income(1)		3,586	5,271
Non-interest income
Underwriting and advisory fees		378	324
Securities brokerage commissions		174	204
Mutual fund revenues		578	587
Investment management and trust service fees		1,005	997
Credit fees		574	490
Card revenues		202	186
Deposit and payment service charges		300	298
Trading revenues (losses)	Note 21	2,677	543
Gains (losses) on non-trading securities, net		70	113
Insurance revenues, net		171	158
Foreign exchange revenues, other than trading		183	211
Share in the net income of associates and joint ventures	Note 9	11	28
Other	Note 9	261	242
		6,584	4,381
Total revenues		10,170	9,652
Non-interest expenses
Compensation and employee benefits		3,452	3,284
Occupancy	Note 10	353	312
Technology	Notes 10 and 11	1,085	915
Communications		58	57
Professional fees		257	249
Other	Note 30	596	413
		5,801	5,230
Income before provisions for credit losses and income taxes		4,369	4,422
Provisions for credit losses	Note 7	397	145
Income before income taxes		3,972	4,277
Income taxes	Note 24	637	894
Net income		3,335	3,383
Net income attributable to
Preferred shareholders and holders of other equity instruments		141	107
Common shareholders		3,196	3,277
Bank shareholders and holders of other equity instruments		3,337	3,384
Non-controlling interests		(2)	(1)
		3,335	3,383
Earnings per share (dollars)
Basic	Note 25	9.47	9.72
Diluted		9.38	9.61
Dividends per common share (dollars)	Note 18	3.98	3.58

The accompanying notes are an integral part of these audited consolidated financial statements.

(1)	Net interest income includes dividend income. For additional information, see Note 1 to these audited consolidated financial statements.

National Bank of Canada 2023 Annual Report	135

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Consolidated Statements of Comprehensive Income

Year ended October 31	2023	2022
Net income	3,335	3,383
Other comprehensive income, net of income taxes
Items that may be subsequently reclassified to net income
Net foreign currency translation adjustments
Net unrealized foreign currency translation gains (losses) on investments in foreign operations	155	471
Impact of hedging net foreign currency translation gains (losses)	(52)	(138)
	103	333
Net change in debt securities at fair value through other comprehensive income
Net unrealized gains (losses) on debt securities at fair value through other comprehensive income	(87)	(197)
Net (gains) losses on debt securities at fair value through other comprehensive income
reclassified to net income	85	91
Change in allowances for credit losses on debt securities at fair value through
other comprehensive income reclassified to net income	1	1
	(1)	(105)
Net change in cash flow hedges
Net gains (losses) on derivative financial instruments designated as cash flow hedges	90	(25)
Net (gains) losses on designated derivative financial instruments reclassified to net income	25	33
	115	8
Share in the other comprehensive income of associates and joint ventures	1	(2)
Items that will not be subsequently reclassified to net income
Remeasurements of pension plans and other post-employment benefit plans	(140)	(126)
Net gains (losses) on equity securities designated at fair value through other comprehensive income	45	(27)
Net fair value change attributable to credit risk on financial liabilities designated at
fair value through profit or loss	(163)	601
	(258)	448
Total other comprehensive income, net of income taxes	(40)	682
Comprehensive income	3,295	4,065
Comprehensive income attributable to
Bank shareholders and holders of other equity instruments	3,297	4,066
Non-controlling interests	(2)	(1)
	3,295	4,065

The accompanying notes are an integral part of these audited consolidated financial statements.

National Bank of Canada 2023 Annual Report	136

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Consolidated Statements of Comprehensive Income (cont.)

Income Taxes – Other Comprehensive Income

The following table presents the income tax expense or recovery for each component of other comprehensive income.

Year ended October 31	2023	2022
Items that may be subsequently reclassified to net income
Net foreign currency translation adjustments
Net unrealized foreign currency translation gains (losses) on investments in foreign operations	(3)	(13)
Impact of hedging net foreign currency translation gains (losses)	(14)	(28)
	(17)	(41)
Net change in debt securities at fair value through other comprehensive income
Net unrealized gains (losses) on debt securities at fair value through other comprehensive income	(33)	(71)
Net (gains) losses on debt securities at fair value through other comprehensive income
reclassified to net income	33	32
Change in allowances for credit losses on debt securities at fair value through
other comprehensive income reclassified to net income	−	−
	−	(39)
Net change in cash flow hedges
Net gains (losses) on derivative financial instruments designated as cash flow hedges	35	(9)
Net (gains) losses on designated derivative financial instruments reclassified to net income	9	12
	44	3
Share in the other comprehensive income of associates and joint ventures	−	−
Items that will not be subsequently reclassified to net income
Remeasurements of pension plans and other post-employment benefit plans	(43)	(45)
Net gains (losses) on equity securities designated at fair value through other
comprehensive income	8	(10)
Net fair value change attributable to credit risk on financial liabilities designated at
fair value through profit or loss	(63)	216
	(98)	161
	(71)	84

The accompanying notes are an integral part of these audited consolidated financial statements.

National Bank of Canada 2023 Annual Report	137

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Consolidated Statements of Changes in Equity

Year ended October 31		2023	2022
Preferred shares and other equity instruments at beginning	Note 18	3,150	2,650
Issuances of preferred shares and other equity instruments		−	500
Preferred shares and other equity instruments at end		3,150	3,150
Common shares at beginning	Note 18	3,196	3,160
Issuances of common shares pursuant to the Stock Option Plan		95	61
Repurchases of common shares for cancellation		−	(24)
Impact of shares purchased or sold for trading		3	(1)
Common shares at end		3,294	3,196
Contributed surplus at beginning		56	47
Stock option expense	Note 22	18	17
Stock options exercised		(10)	(7)
Other		4	(1)
Contributed surplus at end		68	56
Retained earnings at beginning		15,140	12,854
Net income attributable to the Bank’s shareholders and holders of other equity instruments		3,337	3,384
Dividends on preferred shares and distributions on other equity instruments	Note 18	(163)	(119)
Dividends on common shares	Note 18	(1,344)	(1,206)
Premium paid on common shares repurchased for cancellation	Note 18	−	(221)
Issuance expenses for shares and other equity instruments, net of income taxes		−	(4)
Remeasurements of pension plans and other post-employment benefit plans		(140)	(126)
Net gains (losses) on equity securities designated at fair value through other comprehensive income		45	(27)
Net fair value change attributable to the credit risk on financial liabilities designated at fair value
through profit or loss		(163)	601
Impact of a financial liability resulting from put options written to non-controlling interests	Note 14	10	(8)
Other		22	12
Retained earnings at end		16,744	15,140
Accumulated other comprehensive income at beginning		202	(32)
Net foreign currency translation adjustments		103	333
Net change in unrealized gains (losses) on debt securities at fair value through other comprehensive income		(1)	(105)
Net change in gains (losses) on cash flow hedges		115	8
Share in the other comprehensive income of associates and joint ventures		1	(2)
Accumulated other comprehensive income at end		420	202
Equity attributable to the Bank’s shareholders and holders of other equity instruments		23,676	21,744
Non-controlling interests at beginning	Note 19	2	3
Net income attributable to non-controlling interests		(2)	(1)
Other		2	−
Non-controlling interests at end		2	2
Equity		23,678	21,746

Accumulated Other Comprehensive Income

As at October 31	2023	2022
Accumulated other comprehensive income
Net foreign currency translation adjustments	307	204
Net unrealized gains (losses) on debt securities at fair value through other comprehensive income	(35)	(34)
Net gains (losses) on instruments designated as cash flow hedges	146	31
Share in the other comprehensive income of associates and joint ventures	2	1
	420	202

The accompanying notes are an integral part of these audited consolidated financial statements.

National Bank of Canada 2023 Annual Report	138

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Consolidated Statements of Cash Flows

Year ended October 31		2023	2022
Cash flows from operating activities
Net income		3,335	3,383
Adjustments for
Provisions for credit losses		397	145
Depreciation of premises and equipment, including right-of-use assets		211	202
Amortization of intangible assets		313	279
Impairment losses on premises and equipment and on intangible assets	Notes 10 and 11	88	8
Deferred taxes		(229)	110
Losses (gains) on sales of non-trading securities, net		(70)	(113)
Share in the net income of associates and joint ventures		(11)	(28)
Stock option expense		18	17
Gain on the fair value remeasurement of an equity interest	Note 9	(91)	−
Change in operating assets and liabilities
Securities at fair value through profit or loss		(12,619)	(2,564)
Securities purchased under reverse repurchase agreements and securities borrowed		15,226	(18,970)
Loans and acceptances, net of securitization		(20,252)	(23,354)
Deposits		21,779	25,456
Obligations related to securities sold short		(8,157)	1,551
Obligations related to securities sold under repurchase agreements and securities loaned		4,874	16,180
Derivative financial instruments, net		1,287	(1,798)
Securitization – Credit cards		(29)	(37)
Interest and dividends receivable and interest payable		407	150
Current tax assets and liabilities		(313)	(437)
Other items		(998)	(2,102)
		5,166	(1,922)
Cash flows from financing activities
Issuances of preferred shares and other equity instruments		−	500
Issuances of common shares (including the impact of shares purchased for trading)		88	53
Repurchases of common shares for cancellation		−	(245)
Issuance of subordinated debt		−	739
Repurchase of subordinated debt		(750)	−
Issuance expenses for shares and other equity instruments		−	(4)
Repayments of lease liabilities		(102)	(99)
Dividends paid on shares and distributions on other equity instruments		(1,503)	(1,325)
		(2,267)	(381)
Cash flows from investing activities
Net change in investments in associates and joint ventures		−	202
Purchases of non-trading securities		(8,846)	(9,307)
Maturities of non-trading securities		4,249	2,050
Sales of non-trading securities		5,168	6,269
Net change in premises and equipment, excluding right-of-use assets		(352)	(296)
Net change in intangible assets		(299)	(374)
		(80)	(1,456)
Impact of currency rate movements on cash and cash equivalents		545	1,750
Increase (decrease) in cash and cash equivalents		3,364	(2,009)
Cash and cash equivalents at beginning		31,870	33,879
Cash and cash equivalents at end(1)		35,234	31,870
Supplementary information about cash flows from operating activities
Interest paid		12,236	3,763
Interest and dividends received		16,228	9,184
Income taxes paid		741	1,118

The accompanying notes are an integral part of these audited consolidated financial statements.

(1)	This item is the equivalent of Consolidated Balance Sheet item Cash and deposits with financial institutions. It includes an amount of $9.3 billion as at October 31, 2023 ($7.7 billion as at October 31, 2022) for which there are restrictions and of which $6.5 billion ($5.3 billion as at October 31, 2022) represent the balances that the Bank must maintain with central banks, other regulatory agencies, and certain counterparties.

National Bank of Canada 2023 Annual Report	139

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Notes to the Audited Consolidated Financial Statements

Note 1	Basis of Presentation and Summary of Significant Accounting Policies	140	Note 17	Hedging Activities	195
Note 2	Future Accounting Policy Changes	157	Note 18	Share Capital and Other Equity Instruments	201
Note 3	Fair Value of Financial Instruments	158	Note 19	Non-Controlling Interests	204
Note 4	Financial Instruments Designated at Fair Value Through Profit or Loss	169	Note 20	Capital Disclosure	205
Note 5	Offsetting Financial Assets and Financial Liabilities	170	Note 21	Trading Activity Revenues	206
Note 6	Securities	171	Note 22	Share-Based Payments	207
Note 7	Loans and Allowances for Credit Losses	173	Note 23	Employee Benefits – Pension Plans and Other
Note 8	Financial Assets Transferred But Not Derecognized	185		Post-Employment Benefit Plans	210
Note 9	Investments in Associates and Joint Ventures	186	Note 24	Income Taxes	214
Note 10	Premises and Equipment	187	Note 25	Earnings Per Share	217
Note 11	Goodwill and Intangible Assets	188	Note 26	Guarantees, Commitments and Contingent Liabilities	217
Note 12	Other Assets	190	Note 27	Structured Entities	220
Note 13	Deposits	190	Note 28	Related Party Disclosures	223
Note 14	Other Liabilities	191	Note 29	Management of the Risks Associated with Financial Instruments	224
Note 15	Subordinated Debt	191	Note 30	Segment Disclosures	229
Note 16	Derivative Financial Instruments	192	Note 31	Event After the Consolidated Balance Sheet Date	231

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies

National Bank of Canada (the Bank) is a financial institution incorporated and domiciled in Canada and whose shares are listed on the Toronto Stock Exchange. Its head office is located at 600 De La Gauchetière Street West in Montreal, Quebec, Canada. The Bank is a chartered bank under Schedule 1 of the Bank Act (Canada) and is regulated by the Office of the Superintendent of Financial Institutions (Canada) (OSFI). The Bank offers financial services to individuals, businesses, institutional clients, and governments throughout Canada as well as specialized services at the international level. It operates four business segments: the Personal and Commercial segment, the Wealth Management segment, the Financial Markets segment, and the U.S. Specialty Finance and International (USSF&I) segment. Its full line of services includes banking and investing solutions for individuals and businesses, corporate banking and investment banking services, securities brokerage, insurance, and wealth management.

On November 30, 2023, the Board of Directors (the Board) authorized the publication of the Bank’s audited annual consolidated financial statements (the consolidated financial statements) for the year ended October 31, 2023.

Basis of Presentation

The Bank’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB). The financial statements also comply with section 308(4) of the Bank Act (Canada), which states that, except as otherwise specified by OSFI, the consolidated financial statements are to be prepared in accordance with IFRS. IFRS represent Canadian generally accepted accounting principles (GAAP). None of the OSFI accounting requirements are exceptions to IFRS. The accounting policies described in the Summary of Significant Accounting Policies section have been applied consistently to all periods presented.

Unless otherwise indicated, all amounts are expressed in Canadian dollars, which is the Bank’s functional and presentation currency.

Interest Rate Benchmark Reform

The reform of interbank offered rates (IBORs) and other interest rate benchmarks is a global initiative being coordinated and led by central banks and governments around the world, including those in Canada. This reform has been unfolding for several years, with the IASB monitoring developments. To minimize the financial statement impacts arising from replacing current interest rate benchmarks with alternative benchmarks, the IASB amended certain IFRS standards and allowed for some temporary exemptions, notably in the area of hedge accounting.

On December 31, 2021, all LIBOR (London Interbank Offered Rates) rates in European, British, Swiss, and Japanese currency as well as the one-week and two-month USD LIBOR rates were discontinued, whereas the other USD LIBOR rates were discontinued as of June 30, 2023. In Canada, publication of the CDOR (Canadian Dollar Offered Rate) will be discontinued on June 28, 2024 and will be replaced by the risk-free rate CORRA (Canadian Overnight Repo Rate Average) and a term CORRA rate, which has been available since September 5, 2023. On July 27, 2023, the Canadian Alternative Reference Rate (CARR) Working Group published its recommendations and set a milestone stipulating that no new CDOR or bankers’ acceptance loan contracts can be entered into after November 1, 2023. However, this milestone will have no impact on the ability to draw on existing credit facilities that have not yet matured, that have been extended, or that have been subject to material amendments before this deadline.

National Bank of Canada 2023 Annual Report	140

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

To prepare for the interest rate benchmark reform, the Bank developed an enterprise-wide project, put together a dedicated team of experts, established a formal governance structure, and prepared a training plan. Several committees were created to ensure the success of the project. The project team is made up of qualified resources from various fields of expertise to ensure a comprehensive analysis of all aspects of the changes as well as the financial, legal, operational, and technological impacts. Many of these experts, who have in-depth knowledge of accounting standards and reform-related activities, are involved in various working groups and participate in meetings with OSFI. The project team regularly reports on the project’s progress to the project steering committee and the Financial Markets Risk Committee. As at October 31, 2023, the project was progressing according to schedule. The Bank is exposed to several risks, including interest rate risk and operational risk, which arise from non-derivative financial assets, non-derivative financial liabilities, and derivative financial instruments. The project team ensures that risks are mitigated while ensuring a positive experience for its clients. The Bank is taking all necessary steps to identify, measure, and control all of the risks to ensure a smooth transition throughout the interest rate benchmark reform.

The following table discloses the non-derivative financial assets, non-derivative financial liabilities, and derivative financial instruments subject to the interest rate benchmark reform as at October 31, 2023 that have not yet transitioned to alternative benchmark rates.

As at October 31, 2023
CDOR
Maturing after June 28, 2024
Non-derivative financial assets(1)	23,968
Non-derivative financial liabilities(2)	16,019
Notional amount of derivative financial instruments	425,074

(1)	Non-derivative financial assets include the carrying value of securities as well as the outstanding balances on loans and the customers’ liability under acceptances.

(2)	Non-derivative financial liabilities include the nominal amounts of deposits and the carrying value of acceptances.

Accounting Policy Changes

Amendments to IAS 12 – Income Taxes

On May 23, 2023, the IASB issued International Tax Reform – Pillar Two Model Rules, which amends IAS 12 – Income Taxes. These amendments apply to income taxes arising from tax law enacted or substantively enacted to implement the Pillar 2 model rules of the Organisation for Economic Co-operation and Development (OECD). The amendments also introduce a temporary exception to the accounting of deferred tax assets and liabilities arising from the implementation of these rules as well as related disclosures. These amendments apply immediately upon issuance and retrospectively in accordance with IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors. Additional disclosures of current tax expense (recovery) and other information related to income tax exposures will be provided annually for periods beginning on or after November 1, 2023. During the year ended October 31, 2023, the Bank applied the exception to the recognition and disclosure of information about deferred tax assets and liabilities arising from the Pillar 2 rules in the jurisdictions where they have been adopted. To date, these amendments have had no impact on the Bank’s consolidated results.

National Bank of Canada 2023 Annual Report	141

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Summary of Significant Accounting Policies

Judgments, Estimates and Assumptions

In preparing consolidated financial statements in accordance with IFRS, management must exercise judgment and make estimates and assumptions that affect the reporting date carrying amounts of assets and liabilities, net income, and related information. Furthermore, certain accounting policies require complex judgments and estimates because they apply to matters that are inherently uncertain, in particular accounting policies applicable to the following: the fair value determination of financial instruments, the impairment of financial assets, the impairment of non-financial assets, pension plans and other post-employment benefits, income taxes, provisions, the consolidation of structured entities, and the classification of debt instruments. Descriptions of these judgments and estimates are provided in each of the notes related thereto in the consolidated financial statements. Actual results could therefore differ from these estimates, in which case the impacts are recognized in the consolidated financial statements of future fiscal periods. The accounting policies described in this note provide greater detail about the use of estimates and assumptions and reliance on judgment.

The geopolitical landscape (notably, the Russia-Ukraine war and the recent clashes between Hamas and Israel), inflation, climate change, and higher interest rates continue to create uncertainty. As a result, establishing reliable estimates and applying judgment continue to be substantially complex. The uncertainty surrounding certain key inputs used in measuring expected credit losses is described in Note 7 to these consolidated financial statements.

Basis of Consolidation

Subsidiaries

These consolidated financial statements include all the assets, liabilities, operating results and cash flows of the Bank and its subsidiaries, after elimination of intercompany transactions and balances. Subsidiaries are entities, including structured entities, controlled by the Bank. A structured entity is an entity created to accomplish a narrow and well-defined objective and is designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when voting rights relate solely to administrative tasks and the relevant activities are directed by means of contractual arrangements.

Management must exercise judgment in determining whether the Bank must consolidate an entity. The Bank controls an entity only if the following three conditions are met:

●	it has decision-making authority regarding the entity’s relevant activities;

●	it has exposure or rights to variable returns from its involvement with the entity;

●	it has the ability to use its power to affect the amount of the returns.

When determining decision-making authority, the Bank considers many factors, including the existence and effect of actual and potential voting rights held by the Bank that can be exercised as well as the holding of instruments that are convertible into voting shares. In addition, the Bank must determine whether, as an investor with decision-making rights, it acts as a principal or agent.

Based on these principles, an assessment of control is performed at the inception of a relationship between any entity and the Bank. When performing this assessment, the Bank considers all facts and circumstances, and it must reassess whether it still controls an investee if facts and circumstances indicate that one or more of the three conditions of control have changed.

The Bank consolidates the entities it controls from the date on which control is obtained and ceases to consolidate them from the date control ceases. The Bank uses the acquisition method to account for the acquisition of a subsidiary from a third party on the date control is obtained.

Non-Controlling Interests

Non-controlling interests in subsidiaries represent the equity interests held by third parties in the Bank’s subsidiaries and are presented in total Equity, separately from Equity attributable to the Bank’s shareholders and holders of other equity instruments. The non-controlling interests’ proportionate shares of the net income and other comprehensive income of the Bank’s subsidiaries are presented separately in the Consolidated Statement of Income and in the Consolidated Statement of Comprehensive Income, respectively.

With respect to units issued to third parties by mutual funds and certain other funds that are consolidated, they are presented at fair value in Other liabilities on the Consolidated Balance Sheet. Lastly, changes in ownership interests in subsidiaries that do not result in a loss of control are recognized as equity transactions. The difference between the adjustment in the carrying value of the non-controlling interest and the fair value of the consideration paid or received is recognized directly in Equity attributable to the Bank’s shareholders and holders of other equity instruments.

National Bank of Canada 2023 Annual Report	142

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Investments in Associates and Joint Ventures

The Bank exercises significant influence over an entity when it has the power to participate in the financial and operating policy decisions of the investee. The Bank has joint control when there is a contractually agreed sharing of control of an entity, and joint control exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

Investments in associates, i.e., entities over which the Bank exercises significant influence, and investments in joint ventures, i.e., entities over which the Bank has rights to the net assets and exercises joint control, are accounted for using the equity method. Under the equity method, the investment is initially recorded at cost and, thereafter, the carrying amount is increased or decreased by the Bank's proportionate share of net income, recognized in Non-interest income in the Consolidated Statement of Income, and by the proportionate share in other comprehensive income, recognized in Other comprehensive income in the Consolidated Statement of Comprehensive Income. Distributions received reduce the carrying amount of the interest.

Translation of Foreign Currencies

The consolidated financial statements are presented in Canadian dollars, which is the Bank’s functional and presentation currency. Each foreign operation within the Bank’s scope of consolidation determines its own functional currency, and the items reported in the financial statements of each foreign operation are measured using that currency.

Monetary items and non-monetary items measured at fair value and denominated in foreign currencies are translated into the functional currency at exchange rates prevailing at the Consolidated Balance Sheet date. Non-monetary items not measured at fair value are translated into the functional currency at historical rates. Revenues and expenses denominated in foreign currencies are translated at the average exchange rates for the period. Translation gains and losses are recognized in Non-interest income in the Consolidated Statement of Income, except for equity instruments designated at fair value through other comprehensive income, for which unrealized gains and losses are recorded in Other comprehensive income and will not be subsequently reclassified to net income.

In the consolidated financial statements, the assets and liabilities of all foreign operations are translated into the Bank’s functional currency at the exchange rates prevailing at the Consolidated Balance Sheet date, whereas the revenues and expenses of such foreign operations are translated into the Bank’s functional currency at the average exchange rates for the period. Any goodwill resulting from the acquisition of a foreign operation that does not have the same functional currency as the parent company, and any fair value adjustments to the carrying amounts of assets and liabilities resulting from the acquisition, are treated as assets and liabilities of the foreign operation and translated at the exchange rates prevailing at the Consolidated Balance Sheet date. Unrealized translation gains and losses related to foreign operations, including the impact of hedges and income taxes on the related results, are presented in Other comprehensive income. Upon disposal of a foreign operation, any accumulated translation gains and losses, along with the related hedges, recorded in the Accumulated other comprehensive income item of this foreign operation, are reclassified to Non-interest income in the Consolidated Statement of Income.

Classification and Measurement of Financial Instruments

At initial recognition, all financial instruments are recorded at fair value on the Consolidated Balance Sheet. At initial recognition, financial assets must be classified as subsequently measured at fair value through other comprehensive income, at amortized cost, or at fair value through profit or loss. The Bank determines the classification based on the contractual cash flow characteristics of the financial assets and on the business model it uses to manage these financial assets. At initial recognition, financial liabilities are classified as subsequently measured at amortized cost or as at fair value through profit or loss.

For the purpose of classifying a financial asset, the Bank must determine whether the contractual cash flows associated with the financial asset are solely payments of principal and interest on the principal amount outstanding. The principal is generally the fair value of the financial asset at initial recognition. The interest consists of consideration for the time value of money, for the credit risk associated with the principal amount outstanding during a particular period, and for other basic lending risks and costs as well as of a profit margin. If the Bank determines that the contractual cash flows associated with a financial asset are not solely payments of principal and interest, the financial assets must be classified as measured at fair value through profit or loss.

When classifying financial assets, the Bank determines the business model used for each portfolio of financial assets that are managed together to achieve a same business objective. The business model reflects how the Bank manages its financial assets and the extent to which the financial asset cash flows are generated by the collection of the contractual cash flows, the sale of the financial assets, or both. The Bank determines the business model using scenarios that it reasonably expects to occur. Consequently, the business model determination is a matter of fact and requires the use of judgment and consideration of all the relevant evidence available to the Bank at the date of determination.

National Bank of Canada 2023 Annual Report	143

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

A financial asset portfolio falls within a “hold to collect” business model when the Bank’s primary objective is to hold these financial assets in order to collect contractual cash flows from them and not to sell them. When the Bank’s objective is achieved both by collecting contractual cash flows and by selling the financial assets, the financial asset portfolio falls within a “hold to collect and sell” business model. In this type of business model, collecting contractual cash flows and selling financial assets are both integral components to achieving the Bank’s objective for this financial asset portfolio. Financial assets are mandatorily measured at fair value through profit or loss if they do not fall within either a “hold to collect” business model or a “hold to collect and sell” business model.

Financial Instruments Designated at Fair Value Through Profit or Loss

A financial asset may be irrevocably designated at fair value through profit or loss at initial recognition if certain conditions are met. The Bank may apply this option if doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring financial assets or liabilities or recognizing gains and losses on them on different bases, and if the fair values are reliable. Financial assets thus designated are recognized at fair value, and any change in fair value is recorded in Non-interest income in the Consolidated Statement of Income. Interest income arising from these financial instruments designated at fair value through profit or loss is recorded in Net interest income in the Consolidated Statement of Income.

A financial liability may be irrevocably designated at fair value through profit or loss when it is initially recognized. Financial liabilities thus designated are recognized at fair value, and any changes in fair value attributable to changes in the Bank's own credit risk are recognized in Other comprehensive income unless these changes create or enlarge an accounting mismatch in Net income. Fair value changes not attributable to the Bank's own credit risk are recognized in Non-interest income in the Consolidated Statement of Income. The amounts recognized in Other comprehensive income will not be subsequently reclassified to Net income. Interest expense arising from these financial liabilities designated at fair value through profit or loss is recorded in the Net interest income item of the Consolidated Statement of Income. The Bank may use this option in the following cases:

●	if doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring financial assets or liabilities or recognizing gains and losses on them on different bases, and if the fair values are reliable;
●	if a group of financial assets and financial liabilities to which an instrument belongs is managed and its performance is evaluated on a fair value basis, in accordance with the Bank’s documented risk management or investment strategy, and information is provided on that basis to senior management. Consequently, the Bank may use this option if it has implemented a documented risk management strategy to manage a group of financial instruments together on the fair value basis, if it can demonstrate that significant financial risks are eliminated or significantly reduced, and if the fair values are reliable;
●	for hybrid financial instruments with one or more embedded derivatives that would significantly modify the cash flows of the financial instruments and that would otherwise be bifurcated and accounted for separately.

Financial Instruments Designated at Fair Value Through Other Comprehensive Income

At initial recognition, an investment in an equity instrument that is neither held for trading nor a contingent consideration recognized in a business combination may be irrevocably designated as being at fair value through other comprehensive income. In accordance with this designation, any change in fair value is recognized in Other comprehensive income with no subsequent reclassification to net income. Dividend income is recorded in Interest income in the Consolidated Statement of Income.

Securities Measured at Fair Value Through Other Comprehensive Income

Securities measured at fair value through other comprehensive income include: (i) debt securities for which the contractual terms of the financial asset give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal amount outstanding and that fall within a “hold to collect and sell” business model and (ii) equity securities designated at fair value through other comprehensive income with no subsequent reclassification of gains and losses to net income.

The Bank recognizes securities transactions at fair value through other comprehensive income on the trade date, and the transaction costs are capitalized. Interest income and dividend income are recognized in Interest income in the Consolidated Statement of Income.

Debt Securities Measured at Fair Value Through Other Comprehensive Income

Debt securities measured at fair value through other comprehensive income are recognized at fair value. Unrealized gains and losses are recognized, net of expected credit losses and related income taxes, and provided that they are not hedged by derivative financial instruments in a fair value hedging relationship, in Other comprehensive income. When the securities are sold, realized gains or losses, determined on an average cost basis, are reclassified to Non-interest income – Gains (losses) on non-trading securities, net in the Consolidated Statement of Income. Premiums, discounts and related transaction costs are amortized to interest income over the expected life of the instrument using the effective interest rate method.

National Bank of Canada 2023 Annual Report	144

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Equity Securities Designated at Fair Value Through Other Comprehensive Income

Equity securities designated at fair value through other comprehensive income are recognized at fair value. Unrealized gains and losses are presented, net of income taxes, in Other comprehensive income with no subsequent reclassification of realized gains and losses to net income. Transaction costs incurred upon the purchase of such equity securities are not reclassified to net income upon the sale of the securities.

Securities Measured at Amortized Cost

Securities measured at amortized cost include debt securities for which the contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal amount outstanding and that fall within a “hold to collect” business model.

The Bank recognizes these securities transactions at fair value on the trade date, and the transaction costs are capitalized. After initial recognition, debt securities in this category are recorded at amortized cost. Interest income is recognized in Interest income in the Consolidated Statement of Income. Premiums, discounts and related transaction costs are amortized to interest income over the expected life of the instrument using the effective interest rate method. Securities measured at amortized cost are presented net of allowances for credit losses on the Consolidated Balance Sheet.

Securities Measured at Fair Value Through Profit or Loss

Securities not classified or designated as measured at fair value through other comprehensive income or at amortized cost are classified as measured at fair value through profit or loss.

Securities measured at fair value through profit or loss include (i) securities held for trading, (ii) securities designated at fair value through profit or loss, (iii) all equity securities other than those designated as measured at fair value through other comprehensive income with no subsequent reclassifications of gains and losses to net income, and (iv) debt securities for which the contractual cash flows are not solely payments of principal and any interest on any principal amount outstanding.

The Bank recognizes securities transactions at fair value through profit or loss on the settlement date on the Consolidated Balance Sheet. Changes in fair value between the trade date and the settlement date are recognized in Non-interest income in the Consolidated Statement of Income.

Securities at fair value through profit or loss are recognized at fair value. Interest income, any transaction costs, as well as realized and unrealized gains or losses on securities held for trading are recognized in Non-interest income – Trading revenues (losses) in the Consolidated Statement of Income. Dividend income is recorded in Interest income in the Consolidated Statement of Income. Interest income on securities designated at fair value through profit or loss is recorded in Interest income in the Consolidated Statement of Income. Realized and unrealized gains or losses on these securities are recognized in Non-interest income – Trading revenues (losses) in the Consolidated Statement of Income.

Realized and unrealized gains or losses on equity securities at fair value through profit or loss, other than those held for trading, as well as debt securities for which the contractual cash flows are not solely payments of principal and interest on the principal amount outstanding, are recognized in Non-interest income – Gains (losses) on non-trading securities, net in the Consolidated Statement of Income. The dividend income and interest income on these financial assets are recognized in Interest income in the Consolidated Statement of Income.

Securities Purchased Under Reverse Repurchase Agreements, Obligations Related to Securities Sold
Under Repurchase Agreements, and Securities Borrowed and Loaned

The Bank recognizes these transactions at amortized cost using the effective interest rate method, except when they are designated at fair value through profit or loss and are recorded at fair value. These transactions are held within a business model whose objective is to collect contractual cash flows, i.e., cash flows that are solely payments of principal and interest on the principal amount outstanding. Securities sold under repurchase agreements remain on the Consolidated Balance Sheet, whereas securities purchased under reverse repurchase agreements are not recognized. Reverse repurchase agreements and repurchase agreements are treated as collateralized lending and borrowing transactions.

The Bank also borrows and lends securities. Securities loaned remain on the Consolidated Balance Sheet, while securities borrowed are not recognized. As part of these transactions, the Bank pledges or receives collateral in the form of cash or securities. Collateral pledged in the form of securities remains on the Consolidated Balance Sheet. Collateral received in the form of securities is not recognized on the Consolidated Balance Sheet. Collateral pledged or received in the form of cash is recognized in financial assets or liabilities on the Consolidated Balance Sheet.

When the collateral is pledged or received in the form of cash, the interest income and expense are recorded in Net interest income in the Consolidated Statement of Income.

National Bank of Canada 2023 Annual Report	145

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Loans

Loans Measured at Amortized Cost

Loans classified as measured at amortized cost include loans originated or purchased by the Bank that are not classified as measured at fair value through profit or loss or designated at fair value through profit or loss. These loans are held within a business model whose objective is to collect contractual cash flows, i.e., cash flows that are solely payments of principal and interest on the principal amount outstanding. All loans originated by the Bank are recognized when cash is advanced to a borrower. Purchased loans are recognized when the cash consideration is paid by the Bank.

All loans are initially recognized at fair value plus directly attributable costs and are subsequently measured at amortized cost using the effective interest rate method, net of allowances for expected credit losses. For purchased performing loans, the acquisition date fair value adjustment on each loan is amortized to interest income over the expected remaining life of the loan using the effective interest rate method. For purchased credit-impaired loans, the acquisition date fair value adjustment on each loan consists of management’s estimate of the shortfall of principal and interest cash flows that the Bank expects to collect and of the time value of money. The time value of money component of the fair value adjustment is amortized to interest income over the remaining life of the loan using the effective interest rate method. Loans are presented net of allowances for credit losses on the Consolidated Balance Sheet.

Loans Measured at Fair Value Through Profit or Loss

Loans classified as measured at fair value through profit or loss, loans designated at fair value through profit or loss, and loans for which the contractual cash flows are not solely payments of principal and interest on the principal amount outstanding are recognized at fair value on the Consolidated Balance Sheet. The interest income on loans at fair value through profit or loss is recorded in Interest income in the Consolidated Statement of Income.

Changes in the fair value of loans classified as at fair value through profit or loss and loans designated at fair value through profit or loss are recognized in Non-interest income – Trading revenues (losses) in the Consolidated Statement of Income. With respect to loans whose contractual cash flows are not solely payments of principal and interest on the principal amount outstanding, changes in fair value are recognized in Non-interest income – Other in the Consolidated Statement of Income.

Reclassification of Financial Assets

A financial asset, other than a derivative financial instrument or a financial asset that, at initial recognition, was designated as measured at fair value through profit or loss, is reclassified only in rare situations, i.e., when there is a change in the business model used to manage the financial asset. The reclassification is applied prospectively from the reclassification date.

Establishing Fair Value

The fair value of a financial instrument is the price that would be received to sell a financial asset or paid to transfer a financial liability in an orderly transaction in the principal market at the measurement date under current market conditions (i.e., an exit price).

Unadjusted quoted prices in active markets, based on bid prices for financial assets and offered prices for financial liabilities, provide the best evidence of fair value. A financial instrument is considered quoted in an active market when prices in exchange, dealer, broker or principal-to-principal markets are accessible at the measurement date. An active market is one where transactions occur with sufficient frequency and volume to provide quoted prices on an ongoing basis.

When there is no quoted price in an active market, the Bank uses another valuation technique that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs. The chosen valuation technique incorporates all the factors that market participants would consider when pricing a transaction. Judgment is required when applying a large number of acceptable valuation techniques and estimates to determine fair value. The estimated fair value reflects market conditions on the valuation date and, consequently, may not be indicative of future fair value.

The best evidence of the fair value of a financial instrument at initial recognition is the transaction price, i.e., the fair value of the consideration received or paid. If there is a difference between the fair value at initial recognition and the transaction price, and the fair value is determined using a valuation technique based on observable market inputs or, in the case of a derivative, if the risks are fully offset by other contracts entered into with third parties, this difference is recognized in the Consolidated Statement of Income. In other cases, the difference between the fair value at initial recognition and the transaction price is deferred on the Consolidated Balance Sheet. The amount of the deferred gain or loss is recognized over the term of the financial instrument. The unamortized balance is immediately recognized in net income when (i) observable market inputs can be obtained and support the fair value of the transaction, (ii) the risks associated with the initial contract are substantially offset by other contracts entered into with third parties, (iii) the gain or loss is realized through a cash receipt or payment, or (iv) the transaction matures or is terminated before maturity.

National Bank of Canada 2023 Annual Report	146

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

In certain cases, measurement adjustments are recognized to address factors that market participants would use at the measurement date to determine fair value but that are not included in the measurement techniques due to system limitations or uncertainty surrounding the measure. These factors include, but are not limited to, the unobservable nature of the inputs used in the valuation model, assumptions about risk such as market risk, credit risk, or valuation model risk, and future administration costs. The Bank may also consider market liquidity risk when determining the fair value of financial instruments when it believes these instruments could be disposed of for a consideration that is below the fair value otherwise determined due to a lack of market liquidity or an insufficient volume of transactions in a given market. The measurement adjustments also include the funding valuation adjustment applied to derivative financial instruments to reflect the market implied cost or benefits of funding collateral for uncollateralized or partly collateralized transactions.

As permitted when certain criteria are met, the Bank has elected to determine fair value based on net exposure to credit risk or market risk for certain portfolios of financial instruments, mainly derivative financial instruments.

Impairment of Financial Assets

At the end of each reporting period, the Bank applies a three-stage impairment approach to measure the expected credit losses (ECL) on all debt instruments measured at amortized cost or at fair value through other comprehensive income and on loan commitments and financial guarantees that are not measured at fair value. The ECL model is forward looking. Measurement of ECLs at each reporting period reflects reasonable and supportable information about past events, current conditions, and forecasts of future events and future economic conditions.

Determining the Stage

The ECL three-stage impairment approach is based on the change in the credit quality of financial assets since initial recognition. If, at the reporting date, the credit risk of non-impaired financial instruments has not increased significantly since initial recognition, these financial instruments are classified in Stage 1, and an allowance for credit losses that is measured, at each reporting date, in an amount equal to 12-month expected credit losses, is recorded. When there is a significant increase in credit risk since initial recognition, these non-impaired financial instruments are migrated to Stage 2, and an allowance for credit losses that is measured, at each reporting date, in an amount equal to lifetime expected credit losses, is recorded. In subsequent reporting periods, if the credit risk of a financial instrument improves such that there is no longer a significant increase in credit risk since initial recognition, the ECL model requires reverting to Stage 1, i.e., recognition of 12-month expected credit losses. When one or more events that have a detrimental impact on the estimated future cash flows of a financial asset occurs, the financial asset is considered credit-impaired and is migrated to Stage 3, and an allowance for credit losses equal to lifetime expected credit losses continues to be recorded or the financial asset is written off. Interest income is calculated on the gross carrying amount for financial assets in Stages 1 and 2 and on the net carrying amount for financial assets in Stage 3.

Assessment of Significant Increase in Credit Risk

In determining whether credit risk has increased significantly, the Bank uses an internal credit risk grading system, external risk ratings, and forward-looking information to assess deterioration in the credit quality of a financial instrument. To assess whether or not the credit risk of a financial instrument has increased significantly, the Bank compares the probability of default (PD) occurring over its expected life as at the reporting date with the PD occurring over its expected life on the date of initial recognition and considers reasonable and supportable information indicative of a significant increase in credit risk since initial recognition. The Bank includes relative and absolute thresholds in the definition of significant increase in credit risk and a backstop of 30 days past due. All financial instruments that are 30 days past due are migrated to Stage 2 even if other metrics do not indicate that a significant increase in credit risk has occurred. The assessment of a significant increase in credit risk requires significant judgment.

Measurement of Expected Credit Losses

ECLs are measured as the probability-weighted present value of all expected cash shortfalls over the remaining expected life of the financial instrument, and reasonable and supportable information about past events, current conditions, and forecasts of future events and economic conditions is considered. The estimation and application of forward-looking information requires significant judgment. Cash shortfalls represent the difference between all contractual cash flows owed to the Bank and all cash flows that the Bank expects to receive.

The measurement of ECLs is primarily based on the product of the financial instrument’s PD, loss given default (LGD), and exposure at default (EAD). Forward-looking macroeconomic factors such as unemployment rates, housing price indices, interest rates, and gross domestic product (GDP) are incorporated into the risk parameters. The estimate of expected credit losses reflects an unbiased and probability-weighted amount that is determined by evaluating a range of possible outcomes. The Bank incorporates three forward-looking macroeconomic scenarios in its ECL calculation process: a base scenario, an upside scenario, and a downside scenario. Probability weights are assigned to each scenario. The scenarios and probability weights are reassessed quarterly and subject to management review. The Bank applies experienced credit judgment to adjust the modelled ECL results when it becomes evident that known or expected risk factors and information were not considered in the credit risk rating and modelling process.

National Bank of Canada 2023 Annual Report	147

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

ECLs for all financial instruments are recognized in Provisions for credit losses in the Consolidated Statement of Income. In the case of debt instruments measured at fair value through other comprehensive income, ECLs are recognized in Provisions for credit losses in the Consolidated Statement of Income, and a corresponding amount is recognized in Other comprehensive income with no reduction in the carrying amount of the asset on the Consolidated Balance Sheet. As for debt instruments measured at amortized cost, they are presented net of the related allowances for credit losses on the Consolidated Balance Sheet. Allowances for credit losses for off-balance-sheet credit exposures that are not measured at fair value are included in Other liabilities on the Consolidated Balance Sheet.

Purchased or Originated Credit-Impaired Financial Assets

On initial recognition of a financial asset, the Bank determines whether the asset is credit-impaired. For financial assets that are credit-impaired upon purchase or origination, the lifetime expected credit losses are reflected in the initial fair value. In subsequent reporting periods, the Bank recognizes only the cumulative changes in these lifetime ECLs since initial recognition as an allowance for credit losses. The Bank recognizes changes in ECLs in Provisions for credit losses in the Consolidated Statement of Income, even if the lifetime ECLs are less than the ECLs that were included in the estimated cash flows on initial recognition.

Definition of Default

The definition of default used by the Bank to measure ECLs and transfer financial instruments between stages is consistent with the definition of default used for internal credit risk management purposes. The Bank considers a financial asset, other than a credit card receivable, to be credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred or when contractual payments are 90 days past due. Credit card receivables are considered credit-impaired and are fully written off at the earlier of the following dates: when a notice of bankruptcy is received, a settlement proposal is made, or contractual payments are 180 days past due.

Write-Offs

A financial asset and its related allowance for credit losses are normally written off in whole or in part when the Bank considers the probability of recovery to be non-existent and when all guarantees and other remedies available to the Bank have been exhausted or if the borrower is bankrupt or winding up and balances owing are not likely to be recovered.

Derecognition of Financial Assets and Securitization

A financial asset is considered for derecognition when the Bank has transferred contractual rights to receive the cash flows or assumed an obligation to transfer these cash flows to a third party. The Bank derecognizes a financial asset when it considers that substantially all the risks and rewards of ownership of the asset have been transferred or when the contractual rights to the cash flows of the financial asset expire. When the Bank considers that it has retained substantially all the risks and rewards of ownership of the transferred asset, it continues to recognize the financial asset and, if applicable, recognizes a financial liability on the Consolidated Balance Sheet. If, due to a derivative financial instrument, the transfer of a financial asset does not result in derecognition, the derivative financial instrument is not recognized on the Consolidated Balance Sheet.

When the Bank has neither transferred nor retained substantially all the risks and rewards of ownership of the financial asset, it derecognizes the financial asset it no longer controls. Any rights and obligations retained following the asset transfer are recognized separately as an asset or liability. If the Bank retains control of the financial asset, it continues to recognize the asset to the extent of its continuing involvement in that asset, i.e., the extent to which it is exposed to changes in the value of the transferred asset.

To diversify its funding sources, the Bank participates in two Canada Mortgage and Housing Corporation (CMHC) securitization programs: the Mortgage-Backed Securities Program under the National Housing Act (Canada) (NHA) and Canada Mortgage Bond (CMB) program. Under the first program, the Bank issues NHA securities backed by insured residential mortgages and, under the second, the Bank sells NHA securities to Canada Housing Trust (CHT). As part of these transactions, the Bank retains substantially all the risks and rewards related to ownership of the mortgage loans sold. Therefore, the insured mortgage loans securitized under the CMB program continue to be recognized in the Loans item of the Bank’s Consolidated Balance Sheet, and the liabilities for the considerations received from the transfer are recognized in Liabilities related to transferred receivables on the Consolidated Balance Sheet. Moreover, insured mortgage loans securitized and retained by the Bank continue to be recognized in Loans on the Consolidated Balance Sheet.

Derecognition of Financial Liabilities

A financial liability is derecognized when the obligation is discharged, cancelled, or expires. The difference between the carrying value of the financial liability transferred and the consideration paid is recognized in the Consolidated Statement of Income.

Cash and Deposits With Financial Institutions

Cash and deposits with financial institutions consist of cash and cash equivalents, amounts pledged as collateral as well as amounts placed in escrow. Cash and cash equivalents consist of cash, bank notes, deposits with the Bank of Canada and other financial institutions, including net receivables related to cheques, and other items in the clearing process.

National Bank of Canada 2023 Annual Report	148

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Acceptances and Customers’ Liability Under Acceptances

The potential liability of the Bank under acceptances is recorded as a customer commitment liability on the Consolidated Balance Sheet. The Bank’s potential recourse vis à vis clients is recorded as an equivalent offsetting asset. Fees are recorded in Non-interest income in the Consolidated Statement of Income.

Obligations Related to Securities Sold Short

This financial liability represents the Bank’s obligation to deliver the securities it sold but did not own at the time of sale. Obligations related to securities sold short are recorded at fair value and presented as liabilities on the Consolidated Balance Sheet. Realized and unrealized gains and losses are recognized in Non-interest income in the Consolidated Statement of Income.

Derivative Financial Instruments

In the normal course of business, the Bank uses derivative financial instruments to meet the needs of its clients, to generate trading activity revenues, and to manage its exposure to interest rate risk, foreign exchange risk, credit risk, and other market risks.

All derivative financial instruments are measured at fair value on the Consolidated Balance Sheet. Derivative financial instruments with a positive fair value are included in assets, whereas derivative financial instruments with a negative fair value are included in liabilities on the Consolidated Balance Sheet. Where there are offsetting financial assets and financial liabilities, the net fair value of certain derivative financial instruments is reported either as an asset or as a liability, depending on the circumstance.

Embedded Derivative Financial Instruments

An embedded derivative is a component of a hybrid contract that also includes a non-derivative host, the effect being that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative. An embedded derivative causes some or all of the cash flows that otherwise would be required by the contract to be modified according to a specified interest rate, financial instrument price, commodity price, foreign exchange rate, index of prices or rates, credit rating or credit index, or other variable, provided, in the case of a non-financial variable, that the variable is not specific to one of the parties to the contract.

A derivative embedded in a financial liability is separated from the host contract and treated as a separate derivative if, and only if, the following three conditions are met: the economic characteristics and risks of the embedded derivative are not closely related to those of the host contract, the embedded derivative is a separate instrument that meets the definition of a derivative financial instrument, and the hybrid contract is not measured at fair value through profit or loss.

Embedded derivatives that are separately accounted for are measured at fair value on the Consolidated Balance Sheet, and subsequent changes in fair value are recognized in Non-interest income in the Consolidated Statement of Income. In general, all embedded derivatives are presented on a combined basis with the host contract. However, certain embedded derivatives that are separated from the host contract are presented in Derivative financial instruments on the Consolidated Balance Sheet.

Held-for-Trading Derivative Financial Instruments

Derivative financial instruments are recognized at fair value, and the realized and unrealized gains and losses (including interest income and expense) are recorded in Non-interest income in the Consolidated Statement of Income.

Derivative Financial Instruments Designated as Hedging Instruments

Policy

The purpose of a hedging transaction is to modify the Bank’s exposure to one or more risks by creating an offset between changes in the fair value of, or the cash flows attributable to, the hedged item and the hedging instrument. Hedge accounting ensures that offsetting gains, losses, revenues and expenses are recognized in the Consolidated Statement of Income in the same period or periods.

Documenting and Assessing Effectiveness

The Bank designates and formally documents each hedging relationship, at its inception, by detailing the risk management objective and the hedging strategy. The documentation identifies the specific asset, liability, or cash flows being hedged, the related hedging instrument, the nature of the specific risk exposure or exposures being hedged, the intended term of the hedging relationship, and the method for assessing the effectiveness or ineffectiveness of the hedging relationship. At the inception of the hedging relationship, and for every financial reporting period for which the hedge has been designated, the Bank ensures that the hedging relationship is highly effective and consistent with its originally documented risk management objective and strategy. When a hedging relationship meets the hedge accounting requirements, it is designated as either a fair value hedge, a cash flow hedge or a foreign exchange hedge of a net investment in a foreign operation.

National Bank of Canada 2023 Annual Report	149

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Interest Rate Benchmark Reform

A hedging relationship is directly affected by interest rate benchmark reform such as interbank offered rates (IBORs) only if the reform gives rise to uncertainties about (a) the interest rate benchmark (contractually or non-contractually specified) designated as a hedged risk; and/or (b) the timing or the amount of the interest-rate-benchmark-based cash flows of the hedged item or of the hedging instrument.

For such hedging relationships, the following temporary exceptions apply during the period of uncertainty:

•	when determining whether a forecast transaction is highly probable or expected to occur, it is assumed that the interest rate benchmark on which the hedged cash flows (contractually or non-contractually specified) are based is not altered as a result of interest rate benchmark reform;
•	when assessing whether a hedge is expected to be highly effective, it is assumed that the interest rate benchmark on which the hedged cash flows and/or the hedged risk (contractually or non-contractually specified) are based, or the interest rate benchmark on which the cash flows of the hedging instrument are based, is not altered as a result of interest rate benchmark reform;
•	a hedge is not required to be discontinued if the actual results of the hedge are outside an effectiveness range of 80% to 125% as a result of interest rate benchmark reform;
•	for a hedge of a non-contractually specified benchmark portion of interest rate risk, the requirement that the designated portion be separately identifiable need only be met at the inception of the hedging relationship.

Fair Value Hedges

For fair value hedges, the Bank mainly uses interest rate swaps to hedge changes in the fair value of a hedged item. The carrying amount of the hedged item is adjusted based on the effective portion of the gains or losses attributable to the hedged risk, which are recognized in the Consolidated Statement of Income, as well as the change in the fair value of the hedging instrument. The resulting ineffective portion is recognized in Non-interest income in the Consolidated Statement of Income.

The Bank prospectively discontinues hedge accounting if the hedging instrument is sold or expires or if the hedging relationship no longer qualifies for hedge accounting or if the Bank revokes the designation. When the designation is revoked, the hedged item is no longer adjusted to reflect changes in fair value, and the amounts previously recorded as cumulative adjustments with respect to the effective portion of gains and losses attributable to the hedged risk are amortized using the effective interest rate method and recognized in the Consolidated Statement of Income over the remaining useful life of the hedged item. If the hedged item is sold or terminated before maturity, the cumulative adjustments with respect to the effective portion of gains and losses attributable to the hedged risk are immediately recorded in the Consolidated Statement of Income.

Cash Flow Hedges

For cash flow hedges, the Bank mainly uses interest rate swaps and total return swaps to hedge variable cash flows attributable to the hedged risk related to a financial asset or liability (or to a group of financial assets or financial liabilities). The effective portion of changes in fair value of the hedging instrument is recognized in Other comprehensive income, whereas the ineffective portion is recognized in Non-interest income in the Consolidated Statement of Income.

The amounts previously recorded in Accumulated other comprehensive income are reclassified to the Consolidated Statement of Income of the period or periods during which the cash flows of the hedged item affect the Consolidated Statement of Income. If the hedging instrument is sold or expires or if the hedging relationship no longer qualifies for hedge accounting or if the Bank cancels that designation, then the amounts previously recognized in Accumulated other comprehensive income are reclassified to the Consolidated Statement of Income in the period or periods during which the cash flows of the hedged item affect the Consolidated Statement of Income.

Hedges of Net Investments in Foreign Operations

Derivative and non-derivative financial instruments are used to hedge foreign exchange risk related to investments made in foreign operations whose functional currency is not the Canadian dollar. The effective portion of the gains and losses on the hedging instrument is recognized in Other comprehensive income, whereas the ineffective portion is recognized in Non-interest income in the Consolidated Statement of Income. Upon the total or partial sale of a net investment in a foreign operation, amounts reported in Accumulated other comprehensive income are reclassified, in whole or in part, to Non-interest income in the Consolidated Statement of Income.

Offsetting of Financial Assets and Liabilities

Financial assets and liabilities are offset, and the net amount is presented on the Consolidated Balance Sheet when the Bank has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the asset and settle the liability simultaneously.

National Bank of Canada 2023 Annual Report	150

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Premises and Equipment

Premises and equipment, except for land and the portion of the head office building under construction, are recognized at cost less accumulated depreciation and accumulated impairment losses, if any. Land and the portion of the head office building under construction are recorded at cost less any accumulated impairment losses. Right-of-use assets are presented in Premises and equipment on the Consolidated Balance Sheet. For additional information about the accounting treatment of right-of-use assets, see the Leases section presented below.

Buildings, computer equipment, and equipment and furniture are systematically depreciated over their estimated useful lives. The depreciation period for leasehold improvements is the lesser of the estimated useful life of the leasehold improvements or the non-cancellable period of the lease. Depreciation methods and estimated useful lives are reviewed annually. The depreciation expense is recorded in Non-interest expenses in the Consolidated Statement of Income.

	Method	Useful life
Significant components of the head office building
Interior design	Straight-line	10-20 years
Exterior design, roofing and electromechanical system	Straight-line	30 years
Structure	Straight-line	75 years
Other buildings	5% declining balance
Computer equipment	Straight-line	3-7 years
Equipment and furniture	Straight-line	8 years
Leasehold improvements	Straight-line	(1)

(1)	The depreciation period is the lesser of the estimated useful life or the lease term.

Leases

At the inception date of a contract, the Bank assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. When the Bank is a lessee, it recognizes a right-of-use asset and a corresponding lease liability at the lease commencement date except for short-term leases (defined as leases with terms of 12 months or less) other than real estate leases and leases for which the underlying asset is of low value. For such leases, the Bank recognizes the lease payments in the Non-interest expenses item of the Consolidated Statement of Income on a straight-line basis over the lease term. As a practical expedient, the Bank elected, for real estate leases, not to separate non-lease components from lease components and instead account for them as a single lease component. When the Bank is the lessor, the leased assets remain on the Consolidated Balance Sheet and are reported in Premises and equipment, and the rental income is recognized net of related expenses in Non-interest income in the Consolidated Statement of Income.

Right-of-use assets are initially measured at cost and subsequently measured at cost less accumulated depreciation and accumulated impairment losses, if any, and adjusted for certain remeasurements of lease liabilities. The cost of a right-of-use asset comprises the amount of the initial measurement of the lease liability, any lease payments made at or before the commencement date, any initial direct costs incurred when entering into the lease, and an estimate of costs to dismantle the asset or restore the site, less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the lesser of the lease term and the estimated useful life of the asset. Right-of-use assets are presented in Premises and equipment on the Consolidated Balance Sheet. The depreciation expense and impairment losses, if any, are recorded in Non-interest expenses in the Consolidated Statement of Income.

The lease liability is initially measured at the present value of future lease payments net of lease incentives not yet received. The present value of lease payments is determined using the Bank’s incremental borrowing rate. The lease liability is subsequently measured at amortized cost using the effective interest method. In determining the lease term, the Bank considers all the facts and circumstances that create an economic incentive to exercise an extension option or not to exercise a termination option. The lease term determined by the Bank comprises the non-cancellable period of lease contracts, the periods covered by an option to extend the lease if the Bank is reasonably certain to exercise that option, and the periods covered by an option to terminate the lease if the Bank is reasonably certain not to exercise that option. The Bank reassesses the lease term if a significant event or change in circumstances occurs and that is within its control. The Bank applies judgment to determine the lease term when the lease contains extension and termination options. Lease liabilities are presented in Other liabilities on the Consolidated Balance Sheet, and the interest expense is presented in the Interest expense – Other item of the Consolidated Statement of Income.

National Bank of Canada 2023 Annual Report	151

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Goodwill

The Bank uses the acquisition method to account for business combinations. The consideration transferred in a business combination is measured at the acquisition-date fair value, and the transaction costs related to the acquisition are expensed as incurred. When the Bank acquires control of a business, all of the identifiable assets and liabilities of the acquiree, including intangible assets, are recorded at fair value. The interests previously held in the acquiree are also measured at fair value. Goodwill represents the excess of the purchase consideration and all previously held interests over the fair value of the identifiable net assets of the acquiree. If the fair value of the identifiable net assets exceeds the purchase consideration and all previously held interests, the difference is immediately recognized in income as a gain on a bargain purchase.

Non-controlling interests in the net assets of consolidated subsidiaries are identified separately from the Bank’s ownership interest and can be initially measured at either fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. The measurement basis is selected on a case-by-case basis. Following an acquisition, non-controlling interests consist of the value assigned to those interests at initial recognition plus the non-controlling interests’ share of changes in equity since the date of the acquisition.

Intangible Assets

Intangible Assets With Finite Useful Lives

Software that is not part of a cloud computing arrangement and certain other intangible assets are recognized at cost less accumulated amortization and accumulated impairment losses. These intangible assets are systematically amortized on a straight-line basis over their useful lives, which vary between four and ten years. The amortization expense is recorded in Non-interest expenses in the Consolidated Statement of Income.

Intangible Assets With Indefinite Useful Lives

The Bank’s intangible assets with indefinite useful lives come from the acquisition of subsidiaries or groups of assets and consist of management contracts and a trademark. They are recognized at the acquisition-date fair value. The management contracts are for the management of open-ended funds. At the end of each reporting period, the Bank reviews the useful lives to determine whether facts and circumstances continue to support an indefinite useful life assessment. Intangible assets are deemed to have an indefinite useful life following an examination of all relevant factors, in particular: (a) the contracts do not have contractual maturities; (b) the stability of the business segment to which the intangible assets belong; (c) the Bank’s capacity to control the future economic benefits of the intangible assets; and (d) the continued economic benefits generated by the intangible assets.

Impairment of Non-Financial Assets

Premises and equipment and intangible assets with finite useful lives are tested for impairment when events or changes in circumstances indicate that their carrying value may not be recoverable. At the end of each reporting period, the Bank determines whether there is an indication that premises and equipment or intangible assets with finite useful lives may be impaired. Goodwill and intangible assets that are not available for use or that have indefinite useful lives are tested for impairment annually or more frequently if there is an indication that the asset might be impaired.

An asset is tested for impairment by comparing its carrying amount with its recoverable amount. The recoverable amount must be estimated for the individual asset. Where it is not possible to estimate the recoverable amount of an individual asset, the recoverable amount of the cash-generating unit (CGU) to which the asset belongs will be determined. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The Bank uses judgment to identify CGUs.

An asset’s recoverable amount is the higher of fair value less costs to sell and the value in use of the asset or CGU. Value in use is the present value of expected future cash flows from the asset or CGU. The recoverable amount of the asset or CGU is determined using valuation models that consider various factors such as projected future cash flows, discount rates, and growth rates. The use of different estimates and assumptions in applying the impairment tests could have a significant impact on income.

Corporate assets, such as the head office building and computer equipment, do not generate cash inflows that are largely independent of the cash inflows generated by other assets or groups of assets. Therefore, the recoverable amount of an individual corporate asset cannot be determined unless management has decided to dispose of the asset. However, if there is an indication that a corporate asset may be impaired, the recoverable amount is determined for the CGU or group of CGUs to which the corporate asset belongs, and that recoverable amount is compared with the carrying amount of this CGU or group of CGUs.

National Bank of Canada 2023 Annual Report	152

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Goodwill is always tested for impairment at the level of a CGU or group of CGUs. For impairment testing purposes, from the acquisition date, goodwill resulting from a business combination must be allocated to the CGU or group of CGUs expected to benefit from the synergies of the business combination. Each CGU or group of CGUs to which goodwill is allocated must represent the lowest level for which the goodwill is monitored internally at the Bank and must not be larger than an operating segment. The allocation of goodwill to a CGU or group of CGUs involves management’s judgment. If an impairment loss is to be recognized, the Bank does so by first reducing the carrying amount of goodwill allocated to the CGU or group of CGUs and then reducing the carrying amounts of the other assets of the CGU or group of CGUs in proportion to the carrying amount of each asset in the CGU or group of CGUs.

If the recoverable amount of an asset or a CGU is less than its carrying amount, the carrying amount is reduced to its recoverable amount and an impairment loss is recognized in Non-interest expenses in the Consolidated Statement of Income. An impairment loss recognized in prior periods for an asset other than goodwill must be reversed if, and only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment was recognized. If this is the case, the carrying amount of the asset is increased, given that the impairment loss was reversed, but shall not exceed the carrying amount that would have been determined, net of amortization, had no impairment loss been recognized for this asset in previous years.

Provisions

Provisions are liabilities of uncertain timing and amount. A provision is recognized when the Bank has a present obligation (legal or constructive) arising from a past event, when it is probable that an outflow of economic resources will be required to settle the obligation and when the amount of the obligation can be reliably estimated. Provisions are based on the Bank’s best estimates of the economic resources required to settle the present obligation, given all relevant risks and uncertainties, and, when it is significant, the effect of the time value of money. Provisions are reviewed at the end of each reporting period. Provisions are presented in Other liabilities on the Consolidated Balance Sheet.

Interest Income and Expense

Interest income and expense, except for the interest income on securities classified as at fair value through profit or loss, are recognized in Net interest income and calculated using the effective interest rate method.

The effective interest rate is the rate that exactly discounts estimated future cash inflows and outflows through the expected life of a financial asset or financial liability to the gross carrying amount of a financial asset or to the amortized cost of a financial liability. When calculating the effective interest rate, the Bank estimates expected cash flows by considering all the contractual terms of the financial instrument but does not consider expected credit losses. The calculation includes all fees and points paid or received between the parties to the contract that are an integral part of the effective interest rate, transaction costs, and all other premiums or discounts. Interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset except for purchased or originated credit-impaired financial assets and financial assets that were not impaired upon their purchase or origination but became impaired thereafter. For purchased or originated credit-impaired financial assets, the Bank applies the credit-adjusted effective interest rate to the amortized cost of the financial asset from initial recognition. The credit-adjusted effective interest rate reflects expected credit losses. As for loans that have subsequently become credit-impaired, interest income is calculated by applying the effective interest rate to the net carrying amount (net of allowances for credit losses) rather than to the gross carrying amount.

Loan origination fees, including commitment, restructuring, and renegotiation fees, are considered an integral part of the yield earned on the loan. They are deferred and amortized using the effective interest rate method, and the amortization is recognized in Interest income over the term of the loan. Direct costs for originating a loan are netted against the loan origination fees. If it is likely that a commitment will result in a loan, commitment fees receive the same accounting treatment, i.e., they are deferred and amortized using the effective interest rate method and the amortization is recognized in Interest income over the term of the loan. Otherwise, they are recorded in Non-interest income over the term of the commitment.

Loan syndication fees are recorded in Non-interest income unless the yield on the loan retained by the Bank is less than that of other comparable lenders involved in the financing. In such cases, an appropriate portion of the fees is deferred and amortized using the effective interest rate method, and the amortization is recognized in Interest income over the term of the loan. Certain mortgage loan prepayment fees are recognized in Interest income in the Consolidated Statement of Income when earned.

Dividend Income

Dividends from an equity instrument are recognized in Net interest income in the Consolidated Statement of Income when the Bank’s right to receive payment is established.

National Bank of Canada 2023 Annual Report	153

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Fee and Commission Income

Fee and commission income is recognized when, or as, a performance obligation is satisfied, i.e., when control of a promised service is transferred to a customer and in an amount that reflects the consideration that the entity expects to be entitled to receive in exchange for the service. The revenue may therefore be recognized at a point in time, upon completion of the service, or over time as services are provided.

The Bank must also determine whether its performance obligation is to provide the service itself or to arrange for another party to provide the service (in other words, whether the Bank is acting as a principal or agent). A principal may itself satisfy its performance obligation to provide the specified good or service or it may engage another party to satisfy some or all of the performance obligation on its behalf. A principal also has the primary responsibility for fulfilling the promise to provide the good or service to the customer and has discretion in establishing the price for the service. If the Bank is acting as a principal, revenue is recognized on a gross basis in an amount corresponding to the consideration to which the Bank expects to be entitled. If the Bank is acting as an agent, then revenue is recognized net of the service fees and other costs incurred in relation to the commission and fees earned.

Underwriting and Advisory Fees

Underwriting and advisory fees include underwriting fees, financial advisory fees, and loan syndication fees. These fees are mainly earned in the Financial Markets segment and are recognized at a point in time as revenue upon successful completion of the engagement. Financial advisory fees are fees earned for assisting customers with transactions related to mergers and acquisitions and financial restructurings. Loan syndication fees represent fees earned as the agent or lead lender responsible for structuring, arranging, and administering a loan syndication and are recorded in Non-interest income unless the yield on the loan retained by the Bank is less than that of other comparable lenders involved in the financing. In such cases, an appropriate portion of the fees is deferred and amortized using the effective interest rate method, and the amortization is recognized in Interest income over the term of the loan.

Securities Brokerage Commissions

Securities brokerage commissions are earned in the Wealth Management segment and are recognized when the transaction is executed.

Mutual Fund Revenues

Mutual fund revenues include management fees earned in the Wealth Management segment. Management fees are primarily calculated based on a fund’s net asset value and are recorded in the period the services are performed.

Investment Management and Trust Service Fees

Investment management and trust service fees include management fees, trust service fees, and fees for other investment services provided to clients and earned in the Wealth Management segment. Generally, these fees are calculated using the balances of assets under administration and assets under management. Such fees are recognized in the period the service is performed.

Card Revenues

Card revenues are earned in the Personal and Commercial segment and include card fees such as annual and transactional fees as well as interchange fees. Interchange fees are recognized when a card transaction is settled. Card fees are recognized on the transaction date except for annual fees, which are recorded evenly throughout the year. Reward costs are recorded as a reduction to interchange fees.

Credit Fees and Deposit and Payment Service Charges

Credit fees and deposit and payment service charges are earned in the Personal and Commercial, Financial Markets, and U.S. Specialty Finance and International segments. Credit fees include commissions earned by providing services for loan commitments, financial guarantee contracts, bankers’ acceptances, and letters of credit and guarantee, and they are generally recognized in income over the period the services are provided. Deposit and payment service charges include fees related to account maintenance activities and transaction-based service charges. Fees related to account maintenance activities are recognized in the period the services are provided, whereas transaction-based service charges are recognized when the transaction is executed.

Insurance Revenues

Insurance contracts, including reinsurance contracts, are arrangements under which one party accepts significant insurance risk by agreeing to compensate the policyholder if a specified uncertain future event was to occur. Gross premiums, net of premiums transferred under reinsurance contracts, are recognized when they become due. Royalties received from reinsurers are recognized when earned. Claims are recognized when received and an amount is estimated as they are being processed. All these amounts are recognized on a net basis in Non-interest income in the Consolidated Statement of Income.

Upon recognition of a premium, a reinsurance asset and insurance liability are recognized, respectively, in Other assets and in Other liabilities on the Consolidated Balance Sheet. Subsequent changes in the carrying values of the reinsurance asset and insurance liability are recognized on a net basis in Non-interest income in the Consolidated Statement of Income.

National Bank of Canada 2023 Annual Report	154

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Income Taxes

Income taxes include current taxes and deferred taxes and are recorded in net income except for income taxes generated by items recognized in Other comprehensive income or directly in equity.

Current tax is the amount of income tax payable on the taxable income for a period. It is calculated using the enacted or substantively enacted tax rates prevailing on the reporting date, and any adjustments recognized in the period for the current tax of prior periods. Current tax assets and liabilities are offset, and the net balance is presented in either Other assets or Other liabilities on the Consolidated Balance Sheet when the Bank has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to simultaneously realize the asset and settle the liability.

Deferred tax is established based on temporary differences between the carrying values and the tax bases of assets and liabilities, in accordance with enacted or substantively enacted income tax laws and rates that will apply on the date the differences reverse. Deferred tax is not recognized for temporary differences related to the following:

●	the initial accounting of goodwill;
●	the initial accounting of an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither accounting income nor taxable income;
●	investments in subsidiaries, associates and joint ventures when it is probable that the temporary difference will not reverse in the foreseeable future and that the Bank controls the timing of the reversal of the temporary difference;
●	investments in subsidiaries, associates and joint ventures when it is probable that the temporary difference will not reverse in the foreseeable future and that there will not be taxable income to which the temporary difference can be recognized.

Deferred tax assets are tax benefits in the form of deductions that the Bank may claim to reduce its taxable income in future years. At the end of each reporting period, the carrying amount of deferred tax assets is revised, and it is reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow the benefit of the deferred tax asset to be utilized.

Deferred tax assets and liabilities are offset, and the net balance is presented in either Other assets or Other liabilities on the Consolidated Balance Sheet when the Bank has a legally enforceable right to set off the current tax assets and liabilities and if the deferred tax assets and liabilities relate to taxes levied by the same taxation authority on the same taxable entity or on different taxable entities that intend to settle current tax assets and liabilities based on their net amount.

The Bank makes assumptions to estimate income taxes as well as deferred tax assets and liabilities. This process involves estimating the actual amount of current taxes and evaluating tax loss carryforwards and temporary differences arising from differences between the values of items reported for accounting and for income tax purposes. Deferred tax assets and liabilities presented on the Consolidated Balance Sheet are calculated according to the tax rates to be applied in future periods. Previously recorded deferred tax assets and liabilities must be adjusted when the date of the future event is revised based on current information.

The Bank is subject to the jurisdictions of various tax authorities. In the normal course of its business, the Bank is involved in a number of transactions for which the tax impacts are uncertain. As a result, the Bank accounts for provisions for uncertain tax positions that adequately represent the tax risk stemming from tax matters under discussion or being audited by tax authorities or from other matters involving uncertainty. The amounts of these provisions reflect the best possible estimates of the amounts that may have to be paid based on qualitative assessments of all relevant factors. The provisions are estimated at the end of each reporting period. However, it is possible that, at a future date, a provision might need to be adjusted following an audit by the tax authorities. When the final assessment differs from the initially provisioned amounts, the difference will impact the income taxes of the period in which the assessment was made.

Financial Guarantee Contracts

A financial guarantee contract is a contract or indemnification agreement that could require the Bank to make specified payments (in cash, financial instruments, other assets, Bank shares, or provisions of services) to reimburse a beneficiary in the event of a loss resulting from a debtor defaulting on the original or amended terms of a debt instrument.

To reflect the fair value of an obligation assumed at the inception of a financial guarantee, a liability is recorded in Other liabilities on the Consolidated Balance Sheet. After initial recognition, the Bank must measure financial guarantee contracts at the higher of the allowance for credit losses, determined using the ECL model, and of the initially recognized amount less, where applicable, the cumulative amount of revenue recognized. This revenue is recognized in Credit fees in the Consolidated Statement of Income.

National Bank of Canada 2023 Annual Report	155

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Employee Benefits – Pension Plans and Other Post-Employment Benefit Plans

The Bank offers pension plans that have a defined benefit component and a defined contribution component. The Bank also offers other post-employment benefit plans to eligible employees. The other post-employment benefit plans include post-employment medical, dental, and life insurance coverage. The defined benefit component of the pension plans is funded, whereas the defined contribution component of the pension plans and of the other post-employment benefit plans are not funded.

Defined Benefit Component of the Pension Plans and Other Post-Employment Benefit Plans

Plan expenses and obligations are actuarially determined based on the projected benefit method prorated on service. The calculations incorporate management’s best estimates of various actuarial assumptions such as discount rates, rates of compensation increase, health care cost trend rates, mortality rates, and retirement age.

The net asset or net liability related to these plans is calculated separately for each plan as the difference between the present value of the future benefits earned by employees for current and prior-period service and the fair value of plan assets. The net asset or net liability is included in either the Other assets or Other liabilities item of the Consolidated Balance Sheet.

The expense related to these plans consists of the following items: current service cost, net interest on the net plan asset or liability, administration costs, and past service cost, if any, recognized when a plan is amended. This expense is recognized in Compensation and employee benefits in the Consolidated Statement of Income. The net amount of interest income and expense is determined by applying a discount rate to the net plan asset or liability amount.

Remeasurements of defined benefit pension plans and other post-employment benefit plans represent actuarial gains and losses related to the defined benefit obligation and the actual return on plan assets, excluding net interest determined by applying a discount rate to the net plan asset or liability amount. Remeasurements are immediately recognized in Other comprehensive income and are not subsequently reclassified to net income; these cumulative gains and losses are reclassified to Retained earnings.

Defined Contribution Component of the Pension Plans

The expense for these plans is equivalent to the Bank’s contributions during the period and is recognized in Compensation and employee benefits in the Consolidated Statement of Income.

Share-Based Payments

The Bank has several share-based compensation plans: the Stock Option Plan, the Stock Appreciation Rights (SAR) Plan, the Deferred Stock Unit (DSU) Plan, the Restricted Stock Unit (RSU) Plan, the Performance Stock Unit (PSU) Plan, the Deferred Compensation Plan (DCP) of National Bank Financial, and the Employee Share Ownership Plan.

Compensation expense is recognized over the service period required for employees to become fully entitled to the award. This period is generally the same as the vesting period, except where the required service period begins before the award date. Compensation expense related to awards granted to employees eligible to retire on the award date is immediately recognized on the award date. Compensation expense related to awards granted to employees who will become eligible to retire during the vesting period is recognized over the period from the award date to the date the employee becomes eligible to retire. For all of these plans, as of the first year of recognition, the expense includes cancellation and forfeiture estimates. These estimates are subsequently revised, as necessary. The Bank uses derivative financial instruments to hedge the risks associated with some of these plans. The compensation expense for these plans, net of related hedges, is recognized in the Consolidated Statement of Income.

Under the Stock Option Plan, the Bank uses the fair value method to account for stock options awarded. The options vest at 25% per year, and each tranche is treated as though it was a separate award. The fair value of each of the tranches is measured on the award date using the Black-Scholes model, and this fair value is recognized in Compensation and employee benefits and Contributed surplus. When the options are exercised, the Contributed surplus amount is credited to Equity – Common shares on the Consolidated Balance Sheet. The proceeds received from the employees when these options are exercised are also credited to Equity – Common shares on the Consolidated Balance Sheet.

SARs are recorded at fair value when awarded, and their fair value is remeasured at the end of each reporting period until they are exercised. The cost is recognized in Compensation and employee benefits in the Consolidated Statement of Income and in Other liabilities on the Consolidated Balance Sheet. The obligation that results from the change in fair value at each period is recognized in net income gradually over the vesting period, and periodically thereafter, until the SARs are exercised. When a SAR is exercised, the Bank makes a cash payment equal to the increase in the stock price since the date of the award.

National Bank of Canada 2023 Annual Report	156

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

The obligation that results from the award of a DSU, RSU, PSU and DCP unit is recognized in net income, and the corresponding amount is included in Other liabilities on the Consolidated Balance Sheet. For the DSU, RSU and DCP plans, the change in the obligation attributable to changes in the share price and dividends paid on the common shares of these plans is recognized in Compensation and employee benefits in the Consolidated Statement of Income for the period in which the changes occur. On the redemption date, the Bank makes a cash payment equal to the value of the common shares on that date. For the PSU Plan, the change in the obligation attributable to changes in the share price, adjusted upward or downward depending on the relative result of the performance criteria, and the change in the obligation attributable to dividends paid on the shares awarded under the plan, are recognized in Compensation and employee benefits in the Consolidated Statement of Income for the period in which the changes occur. On the redemption date, the Bank makes a cash payment equal to the value of the common shares on that date, adjusted upward or downward according to the performance criteria.

The Bank’s contributions to the employee share ownership plan are expensed as incurred.

Note 2 – Future Accounting Policy Changes

The Bank closely monitors both new accounting standards and amendments to existing accounting standards issued by the IASB. The following standard has been issued but is not yet in effect. The Bank is currently assessing the impacts of applying this standard on the consolidated financial statements.

Effective Date – November 1, 2023

IFRS 17 – Insurance Contracts

In May 2017, the IASB published IFRS 17 – Insurance Contracts (IFRS 17), which replaces IFRS 4, the current insurance contract accounting standard. IFRS 17 introduces a new accounting framework that improves the comparability and quality of financial information. IFRS 17 provides guidance on the recognition, measurement, presentation, and disclosure of insurance contracts. IFRS 17 must be applied retrospectively for annual periods beginning on or after January 1, 2023. If full retrospective application to a group of insurance contracts is impracticable, the modified retrospective approach or the fair value approach may be used.

IFRS 17 affects how an entity accounts for its insurance contracts and how it reports financial performance in the consolidated income statement, in particular the timing of revenue recognition for insurance contracts. The current consolidated balance sheet presentation, whereby the items are included and reported in Other assets and Other liabilities, respectively, will change.

IFRS 17 introduces three approaches to measure insurance contracts: the general model approach, the premium allocation approach, and the variable fee approach. The general model approach, which is primarily used by the Bank, measures insurance contracts based on the present value of estimates of the expected future cash flows necessary to fulfill the contracts, including an adjustment for non-financial risk as well as the contractual service margin (CSM), which represents the unearned profits that are recognized as services are provided in the future. The premium allocation approach is applied to short-term contracts, and insurance revenues are recognized systematically over the coverage period. For all measurement approaches, if contracts are expected to be onerous, losses are recognized immediately.

The Bank is finalizing its analysis of the IFRS 17 adoption impacts on its consolidated financial statements for the annual period beginning on or after November 1, 2023. At the transition date, November 1, 2022, the Bank applied two of the three transition approaches available under IFRS 17: the full retrospective approach and the fair value approach. For most groups of contracts, the fair value approach has been applied considering that the full retrospective approach is impracticable, since reasonable and supportable information for applying this approach is not available without undue cost or effort.

As at October 31, 2023, the Bank’s best estimate of the impact of transitioning to IFRS 17 is a decrease of $48 million, net of income taxes, in equity as at November 1, 2022, related to the new recognition and measurement principles of insurance and reinsurance contract assets and liabilities, including a net amount of CSM established at approximately $89 million. The impact on the Common Equity Tier 1 (CET1) capital ratio is not expected to be material.

The estimated impact of applying the new measurement approaches for insurance and reinsurance contracts is not significant. The Bank continues to refine and validate the new measurement approaches leading up to the disclosure of its 2024 first-quarter results.

National Bank of Canada 2023 Annual Report	157

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 3 – Fair Value of Financial Instruments

Fair Value and Carrying Value of Financial Instruments by Category

Financial assets and financial liabilities are recognized on the Consolidated Balance Sheet at fair value or at amortized cost in accordance with the categories set out in the accounting framework for financial instruments.

				As at October 31, 2023
				Carrying value	Carrying	Fair
				and fair value	value	value
	Financial	Financial	Debt securities	Equity securities
	instruments	instruments	classified as at	designated at
	classified as	designated	fair value	fair value	Financial	Financial
	at fair value	at fair value	through other	through other	instruments	instruments	Total	Total
	through profit	through profit	comprehensive	comprehensive	at amortized	at amortized	carrying	fair
	or loss	or loss	income	income	cost, net	cost, net	value	value
Financial assets
Cash and deposits with financial
institutions	-	-	-	-	35,234	35,234	35,234	35,234
Securities	99,236	758	8,583	659	12,582	12,097	121,818	121,333
Securities purchased under reverse
repurchase agreements
and securities borrowed	–	–	–	–	11,260	11,260	11,260	11,260
Loans and acceptances, net of allowances	13,124	–	–	–	212,319	210,088	225,443	223,212
Other
Derivative financial instruments	17,516	–	–	–	–	–	17,516	17,516
Other assets	73	-	-	-	4,293	4,293	4,366	4,366
Financial liabilities
Deposits(1)	–	18,275			269,898	269,490	288,173	287,765
Other
Acceptances	–	–			6,627	6,627	6,627	6,627
Obligations related to securities sold short	13,660	–			–	–	13,660	13,660
Obligations related to securities sold under
repurchase agreements and
securities loaned	–	–			38,347	38,347	38,347	38,347
Derivative financial instruments	19,888	–			–	–	19,888	19,888
Liabilities related to transferred receivables	–	9,952			15,082	14,255	25,034	24,207
Other liabilities	–	–			3,497	3,494	3,497	3,494
Subordinated debt	-	-			748	727	748	727

(1)	Includes embedded derivative financial instruments.

National Bank of Canada 2023 Annual Report	158

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

As at October 31, 2022

				Carrying value	Carrying	Fair
				and fair value	value	value
	Financial	Financial	Debt securities	Equity securities
	instruments	instruments	classified as at	designated at
	classified as	designated	fair value	fair value	Financial	Financial
	at fair value	at fair value	through other	through other	instruments	instruments	Total	Total
	through profit	through profit	comprehensive	comprehensive	at amortized	at amortized	carrying	fair
	or loss	or loss	income	income	cost, net	cost, net	value	value
Financial assets
Cash and deposits with financial
institutions	-	-	-	-	31,870	31,870	31,870	31,870
Securities	86,338	1,037	8,272	556	13,516	13,007	109,719	109,210
Securities purchased under reverse
repurchase agreements and
securities borrowed	–	–	–	–	26,486	26,486	26,486	26,486
Loans and acceptances, net of allowances	10,516	–	–	–	196,228	190,955	206,744	201,471
Other
Derivative financial instruments	18,547	–	–	–	–	–	18,547	18,547
Other assets	87	–	–	–	3,221	3,221	3,308	3,308
Financial liabilities
Deposits(1)	–	15,355			251,039	249,937	266,394	265,292
Other
Acceptances	–	–			6,541	6,541	6,541	6,541
Obligations related to securities sold short	21,817	–			–	–	21,817	21,817
Obligations related to securities sold under
repurchase agreements and
securities loaned	–	–			33,473	33,473	33,473	33,473
Derivative financial instruments	19,632	–			–	–	19,632	19,632
Liabilities related to transferred receivables	–	11,352			14,925	14,137	26,277	25,489
Other liabilities	–	–			2,632	2,627	2,632	2,627
Subordinated debt	-	-			1,499	1,478	1,499	1,478

(1)	Includes embedded derivative financial instruments.

Establishing Fair Value

The fair value of a financial instrument is the price that would be received to sell a financial asset or paid to transfer a financial liability in an orderly transaction in the principal market at the measurement date under current market conditions (i.e., an exit price).

Unadjusted quoted prices in active markets provide the best evidence of fair value. When there is no quoted price in an active market, the Bank applies other valuation techniques that maximize the use of relevant observable inputs and that minimize the use of unobservable inputs. Such valuation techniques include the following: using information available from recent market transactions, referring to the current fair value of a comparable financial instrument, applying discounted cash flow analysis, applying option pricing models, or relying on any other valuation technique that is commonly used by market participants and has proven to yield reliable estimates. Judgment is required when applying many of the valuation techniques. The Bank’s valuation was based on its assessment of the conditions prevailing as at October 31, 2023 and may change in the future. Furthermore, there may be measurement uncertainty resulting from the choice of valuation model used.

National Bank of Canada 2023 Annual Report	159

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 3 – Fair Value of Financial Instruments (cont.)

Valuation Governance

Fair value is established in accordance with a rigorous control framework. The Bank has policies and procedures that govern the process for determining fair value. These policies are documented and periodically reviewed by the Risk Management Group. All valuation models are validated, and controls have been implemented to ensure that they are applied.

The fair value of existing or new products is determined and validated by functions independent of the risk-taking team. Complex fair value matters are reviewed by valuation committees made up of experts from various specialized functions.

For financial instruments classified in Level 3 of the fair value hierarchy, the Bank has documented the hierarchy classification policies, and controls are in place to ensure that fair value is measured appropriately, reliably, and consistently. Valuation methods and the underlying assumptions are regularly reviewed.

Valuation Methods and Assumptions

Financial Instruments Whose Fair Value Equals Carrying Value

The carrying value of the following financial instruments is a reasonable approximation of fair value:

●	cash and deposits with financial institutions;
●	securities purchased under reverse repurchase agreements and securities borrowed;
●	obligations related to securities sold under repurchase agreements and securities loaned;
●	customers’ liability under acceptances;
●	acceptances;
●	certain items of other assets and other liabilities.

Securities and Obligations Related to Securities Sold Short

These financial instruments, except for securities at amortized cost, are recognized at fair value on the Consolidated Balance Sheet. Their fair value is based on quoted prices in active markets, i.e., bid prices for financial assets and offered prices for financial liabilities. If there are no quoted prices in an active market, fair value is estimated using prices for securities that are substantially the same. If such prices are not available, fair value is determined using valuation techniques that incorporate assumptions based primarily on observable market inputs such as current market prices, the contractual prices of the underlying instruments, the time value of money, credit risk, interest rate yield curves, and currency rates.

When one or more significant inputs are not observable in the markets, fair value is established primarily using internal estimates and data that consider the valuation policies in effect at the Bank, economic conditions, the characteristics specific to the financial asset or liability, and other relevant factors.

Securities Issued or Guaranteed by Governments

Securities issued or guaranteed by governments include debt securities of the governments of Canada (federal, provincial and municipal) as well as debt securities of the U.S. government (U.S. Treasury), of other U.S. agencies, and of other foreign governments. The fair value of these securities is based on unadjusted quoted prices in active markets. For those classified in Level 2, quoted prices for identical or similar instruments in active markets are used to determine fair value. In the absence of an observable market, a valuation technique such as the discounted cash flow method could be used, incorporating assumptions on benchmark yields and the risk spreads of similar securities.

Equity Securities and Other Debt Securities

The fair value of equity securities is determined primarily by using quoted prices in active markets. For equity securities and other debt securities classified in Level 2, a valuation technique based on quoted prices of identical and similar instruments in an active market is used to determine fair value. In the absence of observable inputs, a valuation technique such as the discounted cash flow method could be used, incorporating assumptions on benchmark yields and the risk spreads of similar securities. For those classified in Level 3, fair value can be determined based on net asset value, which represents the estimated value of a security based on valuations received from investment or fund managers or the general partners of limited partnerships. Fair value can also be determined using internal valuation techniques adjusted to reflect financial instrument risk factors and economic conditions.

National Bank of Canada 2023 Annual Report	160

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Derivative Financial Instruments

Derivative financial instruments are recorded at fair value on the Consolidated Balance Sheet. For exchange-traded derivative financial instruments, fair value is based on quoted prices in an active market.

For over-the-counter (OTC) derivative financial instruments, fair value is determined using well established valuation techniques that incorporate assumptions based primarily on observable market inputs such as current market prices and the contractual prices of the underlying instruments, the time value of money, interest rate yield curves, credit curves, currency rates as well as price and rate volatility factors. In establishing the fair value of OTC derivative financial instruments, the Bank also incorporates the following factors:

Credit Valuation Adjustment (CVA)

The CVA is a valuation adjustment applied to derivative financial instruments to reflect the credit risk of the counterparty. For each counterparty, the CVA is based on the expected positive exposure and probabilities of default through time. The exposures are determined by using relevant factors such as current and potential future market values, master netting agreements, collateral agreements, and expected recovery rates. The default probabilities are inferred using credit default swap (CDS) spreads. When such information is unavailable, relevant proxies are used. While the general methodology currently assumes independence between expected positive exposures and probabilities of default, adjustments are applied to certain types of transactions where there is a direct link between the exposure at default and the default probabilities.

Funding Valuation Adjustment (FVA)

The FVA is a valuation adjustment applied to derivative financial instruments to reflect the market-implied cost or benefits of funding collateral for uncollateralized or partly collateralized transactions. The expected exposures are determined using methodologies consistent with the CVA framework. The funding level used to determine the FVA is based on the average funding level of relevant market participants.

When the valuation techniques incorporate one or more significant inputs that are not observable in the markets, the fair value of OTC derivative financial instruments is established primarily on the basis of internal estimates and data that consider the valuation policies in effect at the Bank, economic conditions, the characteristics specific to the financial asset or financial liability, and other relevant factors.

Loans

The fair value of fixed-rate mortgage loans is determined by discounting expected future contractual cash flows, adjusted for several factors, including prepayment options, current market interest rates for similar loans, and other relevant variables where applicable. The fair value of variable-rate mortgage loans is deemed to equal carrying value.

The fair value of other fixed-rate loans is determined by discounting expected future contractual cash flows using current market interest rates charged for similar new loans. The fair value of other variable-rate loans is deemed to equal carrying value.

Deposits

The fair value of fixed-term deposits is determined primarily by discounting expected future contractual cash flows and considering several factors such as redemption options and market interest rates currently offered for financial instruments with similar conditions. For certain term funding instruments, fair value is determined using market prices for similar instruments. The fair value of demand deposits and notice deposits is deemed to equal carrying value.

The fair value of structured deposit notes is established using valuation models that maximize the use of observable inputs when available, such as benchmark indices, and also incorporates the Bank’s own credit risk. In calculating the Bank’s own credit risk, the market implied spreads of the Bank are used to infer its probabilities of default. Lastly, when fair value is determined using option pricing models, the valuation techniques are similar to those described for derivative financial instruments.

Liabilities Related to Transferred Receivables

These liabilities arise from sale transactions to Canada Housing Trust (CHT) of securities backed by insured residential mortgages and other securities under the Canada Mortgage Bond (CMB) program. These transactions do not qualify for derecognition. They are recorded as guaranteed borrowings, which results in the recording of liabilities on the Consolidated Balance Sheet. The fair value of these liabilities is established using valuation techniques based on observable market inputs such as Canada Mortgage Bond prices.

National Bank of Canada 2023 Annual Report	161

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 3 – Fair Value of Financial Instruments (cont.)

Other Liabilities and Subordinated Debt

The fair value of these financial liabilities is based on quoted market prices in an active market. If there is no active market, fair value is determined by discounting contractual cash flows using the current market interest rates offered for similar financial instruments that have the same term to maturity.

Hierarchy of Fair Value Measurements

Determining the Levels of the Fair Value Measurement Hierarchy

IFRS establishes a fair value measurement hierarchy that classifies the inputs used in financial instrument fair value measurement techniques according to three levels. This fair value hierarchy requires observable market inputs to be used whenever such inputs exist. According to the hierarchy, the highest level of inputs are unadjusted quoted prices in active markets for identical instruments and the lowest level of inputs are unobservable inputs. In some cases, the inputs used to measure the fair value of a financial instrument might be categorized within different levels of the fair value hierarchy. In those cases, the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement. The fair value measurement hierarchy has the following levels:

Level 1

Inputs corresponding to unadjusted quoted prices in active markets for identical assets and liabilities and accessible to the Bank at the measurement date. These instruments consist primarily of equity securities, derivative financial instruments traded in active markets, and certain highly liquid debt securities actively traded in over-the-counter markets.

Level 2

Valuation techniques based on inputs, other than the quoted prices included in Level 1 inputs, that are directly or indirectly observable in the market for the asset or liability. These inputs are quoted prices of similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices used in a valuation model that are observable for that instrument; and inputs that are derived principally from or corroborated by observable market inputs by correlation or other means. These instruments consist primarily of certain loans, certain deposits, derivative financial instruments traded in over-the-counter markets, certain debt securities, certain equity securities whose value is not directly observable in an active market, liabilities related to transferred receivables, and certain other liabilities.

Level 3

Valuation techniques based on one or more significant inputs that are not observable in the market for the asset or liability. The Bank classifies financial instruments in Level 3 when the valuation technique is based on at least one significant input that is not observable in the markets. The valuation technique may also be partly based on observable market inputs.

Financial instruments whose fair values are classified in Level 3 consist of the following:

●	financial instruments measured at fair value through profit or loss: investments in hedge funds for which there are certain restrictions on unit or security redemptions, equity securities and debt securities of private companies, as well as certain derivative financial instruments whose fair value is established using internal valuation models that are based on significant unobservable market inputs;
●	securities at fair value through other comprehensive income: equity and debt securities of private companies;
●	certain loans and certain deposits (structured deposit notes) whose fair value is established using internal valuation models that are based on significant unobservable market inputs;
●	certain other assets (receivables) for which fair value is established using internal valuation models that are based on significant unobservable market inputs.

Transfers Between the Fair Value Hierarchy Levels

Transfers of financial instruments between Levels 1 and 2 and transfers to (or from) Level 3 are deemed to have taken place at the beginning of the quarter in which the transfer occurred. Significant transfers can occur between the fair value hierarchy levels due to new information on inputs used to determine fair value and the observable nature of those inputs.

During fiscal 2023, $17 million in securities classified as at fair value through profit or loss and $3 million in obligations related to securities sold short were transferred from Level 2 to Level 1 as a result of changing market conditions ($41 million in securities classified as at fair value through profit or loss and $3 million in obligations related to securities sold short in fiscal 2022). In addition, during fiscal 2023, $15 million in securities classified as at fair value through profit or loss and $3 million in obligations related to securities sold short were transferred from Level 1 to Level 2 as a result of changing market conditions (in fiscal 2022, $26 million in securities classified as at fair value through profit or loss and $2 million in obligations related to securities sold short).

During fiscal years 2023 and 2022, financial instruments were transferred to (or from) Level 3 due to changes in the availability of observable market inputs as a result of changing market conditions.

National Bank of Canada 2023 Annual Report	162

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Financial Instruments Recorded at Fair Value on the Consolidated Balance Sheet

The following tables show financial instruments recorded at fair value on the Consolidated Balance Sheet according to the fair value hierarchy.

			As at October 31, 2023
	Level 1	Level 2	Level 3	Total financial assets/liabilities at fair value
Financial assets
Securities
At fair value through profit or loss
Securities issued or guaranteed by
Canadian government	6,403	10,872	-	17,275
Canadian provincial and municipal governments	–	8,260	–	8,260
U.S. Treasury, other U.S. agencies and other foreign governments	2,781	2,105	–	4,886
Other debt securities	–	3,450	65	3,515
Equity securities	65,018	554	486	66,058
	74,202	25,241	551	99,994
At fair value through other comprehensive income
Securities issued or guaranteed by
Canadian government	73	4,124	–	4,197
Canadian provincial and municipal governments	–	1,938	–	1,938
U.S. Treasury, other U.S. agencies and other foreign governments	904	254	–	1,158
Other debt securities	–	1,290	–	1,290
Equity securities	–	281	378	659
	977	7,887	378	9,242
Loans	–	12,907	217	13,124
Other
Derivative financial instruments	285	17,224	7	17,516
Other assets – Other items	–	–	73	73
	75,464	63,259	1,226	139,949
Financial liabilities
Deposits(1)	–	18,134	–	18,134
Other
Obligations related to securities sold short	8,335	5,325	–	13,660
Derivative financial instruments	467	19,399	22	19,888
Liabilities related to transferred receivables	-	9,952	-	9,952
	8,802	52,810	22	61,634

(1)	The amounts include the fair value of embedded derivative financial instruments in deposits.

National Bank of Canada 2023 Annual Report	163

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 3 – Fair Value of Financial Instruments (cont.)

			As at October 31, 2022
				Total financial
				assets/liabilities
	Level 1	Level 2	Level 3	at fair value
Financial assets
Securities
At fair value through profit or loss
Securities issued or guaranteed by
Canadian government	4,736	8,186	-	12,922
Canadian provincial and municipal governments	–	9,260	–	9,260
U.S. Treasury, other U.S. agencies and other foreign governments	10,639	4,445	–	15,084
Other debt securities	–	3,324	60	3,384
Equity securities	45,805	504	416	46,725
	61,180	25,719	476	87,375
At fair value through other comprehensive income
Securities issued or guaranteed by
Canadian government	21	3,191	–	3,212
Canadian provincial and municipal governments	–	1,970	–	1,970
U.S. Treasury, other U.S. agencies and other foreign governments	1,687	191	–	1,878
Other debt securities	–	1,212	–	1,212
Equity securities	–	236	320	556
	1,708	6,800	320	8,828
Loans	–	10,272	244	10,516
Other
Derivative financial instruments	342	18,204	1	18,547
Other assets – Other items	–	–	87	87
	63,230	60,995	1,128	125,353
Financial liabilities
Deposits(1)	–	15,424	8	15,432
Other
Obligations related to securities sold short	15,213	6,604	–	21,817
Derivative financial instruments	625	18,989	18	19,632
Liabilities related to transferred receivables	–	11,352	–	11,352
	15,838	52,369	26	68,233

(1)	The amounts include the fair value of embedded derivative financial instruments in deposits.

Financial Instruments Classified in Level 3

The Bank classifies financial instruments in Level 3 when the valuation technique is based on at least one significant input that is not observable in the markets. The valuation technique may also be based, in part, on observable market inputs. The table on the following page shows the significant unobservable inputs used for the fair value measurements of financial instruments classified in Level 3 of the hierarchy.

National Bank of Canada 2023 Annual Report	164

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

As at October 31, 2023

	Fair	Primary	Significant	Range of input values
	value	valuation techniques	unobservable inputs	Low		High
Financial assets
Securities
Equity securities and other debt securities	929	Net asset value	Net asset value	100%		100%
		Market comparable	EV/EBITDA(1) multiple	11	x	14	x
		Discounted cash flows	Discount rate	6.50%		15.10%
Loans
Loans at fair value through profit or loss	217	Discounted cash flows	Discount rate	8.08%		15.99%
		Discounted cash flows	Liquidity premium	3.57%		11.32%
Other
Derivative financial instruments
Equity contracts	5	Option pricing model	Long-term volatility	7%		58%
			Market correlation	15%		94%
Credit derivative contracts	2	Discounted cash flows	Credit spread	22	Bps(2)	91	Bps(2)
Other assets – Other items	73	Discounted cash flows	Discount rate	13%		13%
	1,226
Financial liabilities
Other
Derivative financial instruments
Interest rate contracts	5	Discounted cash flows	Discount rate	2.20%		2.20%
Equity contracts	16	Option pricing model	Long-term volatility	7%		58%
			Market correlation	(9)%		94%
Credit derivative contracts	1	Discounted cash flows	Credit spread	22	Bps(2)	91	Bps(2)
	22

As at October 31, 2022

Fair	Primary	Significant	Range of input values
value	valuation techniques	unobservable inputs	Low	High
Financial assets
Securities
Equity securities and other debt securities	796	Net asset value	Net asset value	100%	100%
Market comparable	EV/EBITDA(1) multiple	18	x	21	x
Discounted cash flows	Discount rate	4.50%	19.00%
Loans
Loans at fair value through profit or loss	244	Discounted cash flows	Discount rate	7.06%	15.09%
Discounted cash flows	Liquidity premium	2.62%	10.49%
Other
Derivative financial instruments
Equity contracts	1	Option pricing model	Long-term volatility	21%	54%
Market correlation	38%	95%
Other assets – Other items	87	Discounted cash flows	Discount rate	9%	9%
1,128
Financial liabilities
Deposits
Structured deposit notes(3)	8	Option pricing model	Long-term volatility	10%	35%
Market correlation	(3)%	94%
Other
Derivative financial instruments
Interest rate contracts	8	Discounted cash flows	Discount rate	2.20%	2.20%
Equity contracts	10	Option pricing model	Long-term volatility	9%	51%
Market correlation	1%	95%
26

(1)	EV/EBITDA means Enterprise Value/Earnings Before Interest, Taxes, Depreciation and Amortization.

(2)	Bps or basis point is a unit of measure equal to 0.01%.

(3)	Includes embedded derivative financial instruments.

National Bank of Canada 2023 Annual Report	165

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 3 – Fair Value of Financial Instruments (cont.)

Significant Unobservable Inputs Used for Fair Value Measurements of Financial Instruments Classified in Level 3

Net Asset Value

Net asset value is the estimated value of a security based on valuations received from the investment or fund managers, the administrators of the conduits, or the general partners of limited partnerships. The net asset value of a fund is the total fair value of assets less liabilities.

EV/EBITDA (Enterprise Value/Earnings Before Interest, Taxes, Depreciation and Amortization) Multiple and Price Equivalent

Private equity valuation inputs include earnings multiples, which are determined based on comparable companies, and a higher multiple will translate into a higher fair value. Price equivalent is a percentage of the market price based on the liquidity of the security.

Discount Rate

The discount rate is the input used to bring future cash flows to their present value. A higher discount rate will translate into a lower fair value.

Liquidity Premium

A liquidity premium may be applied when few or no transactions exist to support the valuations. A higher liquidity premium will result in a lower value.

Long-Term Volatility

Volatility is a measure of the expected future variability of market prices. Volatility is generally observable in the market through options prices. However, the long-term volatility of options with a longer maturity might not be observable. An increase (decrease) in long-term volatility is generally associated with an increase (decrease) in long-term correlation. Higher long-term volatility may increase or decrease an instrument’s fair value depending on its terms.

Market Correlation

Correlation is a measure of the inter-relationship between two different variables. A positive correlation means that the variables tend to move in the same direction; a negative correlation means that the variables tend to move in opposite directions. Correlation is used to measure financial instruments whose future returns depend on several variables. Changes in correlation will either increase or decrease a financial instrument’s fair value depending on the terms of its contractual payout.

Credit Spread

A credit spread (yield) is the difference between the instrument’s yield and a benchmark yield. Benchmark instruments have high credit quality ratings with similar maturities. The credit spread therefore represents the discount rate used to determine the present value of future cash flows of an asset to reflect the market return required for credit quality in the estimated cash flows. A higher credit spread will result in a lower value.

Sensitivity Analysis of Financial Instruments Classified in Level 3

The Bank performs sensitivity analyses for the fair value measurements of Level 3 financial instruments, substituting unobservable inputs with one or more reasonably possible alternative assumptions.

For equity securities and other debt securities, the Bank varies significant unobservable inputs such as net asset values, EV/EBITDA multiples, or price equivalents and establishes a reasonable fair value range that could result in a $155 million increase or decrease in the fair value recorded as at October 31, 2023 (a $126 million increase or decrease as at October 31, 2022).

For loans, the Bank varies unobservable inputs such as a liquidity premium and establishes a reasonable fair value range that could result in a $25 million increase or decrease in the fair value recorded as at October 31, 2023 (a $31 million increase or decrease as at October 31, 2022).

For derivative financial instruments and embedded derivative financial instruments related to structured deposit notes, the Bank varies long-term volatility, market correlation inputs, and credit spread and establishes a reasonable fair value range. As at October 31, 2023, for derivative financial instruments, the net fair value could result in a $16 million increase or decrease (a $5 million increase or decrease as at October 31, 2022), whereas for structured deposit notes, the net fair value could have resulted in a $1 million increase or decrease as at October 31, 2022.

For other assets, the Bank varies unobservable inputs such as discount rates and establishes a reasonable fair value range that could result in a $9 million increase or decrease in the fair value recorded as at October 31, 2023 (a $10 million increase or decrease as at October 31, 2022).

For all Level 3 financial instruments, the reasonable fair value ranges could result in a 6% increase or decrease in net income as at October 31, 2023 (a 5% increase or decrease in net income as at October 31, 2022).

National Bank of Canada 2023 Annual Report	166

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Change in the Fair Value of Financial Instruments Classified in Level 3

The Bank may hedge the fair value of financial instruments classified in the various levels through offsetting hedge positions. Gains and losses for financial instruments classified in Level 3 presented in the following tables do not reflect the inverse gains and losses on financial instruments used for economic hedging purposes that may have been classified in Level 1 or 2 by the Bank. In addition, the Bank may hedge the fair value of financial instruments classified in Level 3 using other financial instruments classified in Level 3. The effect of these hedges is not included in the net amount presented in the following tables. The gains and losses presented hereafter may comprise changes in fair value based on observable and unobservable inputs.

				Year ended October 31, 2023
		Securities
	Securities	at fair value
	at fair value	through other		Derivative
	through profit	comprehensive	Loans and	financial
	or loss	income	other assets	instruments(1)	Deposits(2)
Fair value as at October 31, 2022	476	320	331	(17)	(8)
Total realized and unrealized gains (losses) included in Net income(3)	33	–	(4)	(15)	–
Total realized and unrealized gains (losses) included in
Other comprehensive income	–	58	–	–	–
Purchases	62	–	–	–	–
Sales	(21)	–	(9)	–	–
Issuances	–	–	29	–	–
Settlements and other	–	–	(57)	7	–
Financial instruments transferred into Level 3	1	–	–	8	–
Financial instruments transferred out of Level 3	–	–	–	2	8
Fair value as at October 31, 2023	551	378	290	(15)	–
Change in unrealized gains and losses included in Net income with respect to financial assets and financial liabilities held as at October 31, 2023(4)	62	-	(4)	(15)	-

				Year ended October 31, 2022
		Securities
	Securities	at fair value
	at fair value	through other		Derivative
	through profit	comprehensive	Loans and	financial
	or loss	income	other assets	instruments(1)	Deposits(2)
Fair value as at October 31, 2021	471	306	297	2	–
Total realized and unrealized gains (losses) included in Net income(5)	21	–	(50)	(19)	3
Total realized and unrealized gains (losses) included in
Other comprehensive income	–	7	–	–	–
Purchases	60	7	71	–	–
Sales	(64)	–	–	–	–
Issuances	–	–	22	–	(3)
Settlements and other	–	–	(9)	(1)	–
Financial instruments transferred into Level 3	–	–	–	1	(8)
Financial instruments transferred out of Level 3	(12)	–	–	–	–
Fair value as at October 31, 2022	476	320	331	(17)	(8)
Change in unrealized gains and losses included in Net income with respect to financial assets and financial liabilities held as at October 31, 2022(6)	3	-	(50)	(19)	3

(1)	The derivative financial instruments include assets and liabilities presented on a net basis.

(2)	The amounts include the fair value of embedded derivative financial instruments in deposits.

(3)	Total gains (losses) included in Non-interest income was a gain of $14 million.

(4)	Total unrealized gains (losses) included in Non-interest income was an unrealized gain of $43 million.

(5)	Total gains (losses) included in Non-interest income was a loss of $45 million.

(6)	Total unrealized gains (losses) included in Non-interest income was an unrealized loss of $63 million.

National Bank of Canada 2023 Annual Report	167

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 3 – Fair Value of Financial Instruments (cont.)

Financial Instruments Not Recorded at Fair Value on the Consolidated Balance Sheet

The following tables show the financial instruments that have not been recorded at fair value on the Consolidated Balance Sheet according to the fair value hierarchy, except for those whose carrying value is a reasonable approximation of fair value.

			As at October 31, 2023
	Level 1	Level 2	Level 3	Total
Financial assets
Securities at amortized cost
Securities issued or guaranteed by
Canadian government	-	5,935	-	5,935
Canadian provincial and municipal governments	-	1,772	-	1,772
U.S. Treasury, other U.S. agencies and other foreign governments	-	593	-	593
Other debt securities	-	3,797	-	3,797
	-	12,097	-	12,097
Loans, net of allowances	-	86,887	116,627	203,514
Financial liabilities
Deposits	-	269,490	-	269,490
Other
Liabilities related to transferred receivables	-	14,255	-	14,255
Other liabilities	-	46	-	46
Subordinated debt	-	727	-	727
	-	284,518	-	284,518

			As at October 31, 2022
	Level 1	Level 2	Level 3	Total
Financial assets
Securities at amortized cost
Securities issued or guaranteed by
Canadian government	-	5,439	-	5,439
Canadian provincial and municipal governments	-	1,708	-	1,708
U.S. Treasury, other U.S. agencies and other foreign governments	-	140	-	140
Other debt securities	-	5,720	-	5,720
	-	13,007	-	13,007
Loans, net of allowances	-	81,828	102,640	184,468
Financial liabilities
Deposits	-	249,937	-	249,937
Other
Liabilities related to transferred receivables	-	14,137	-	14,137
Other liabilities	-	73	-	73
Subordinated debt	-	1,478	-	1,478
	-	265,625	-	265,625

National Bank of Canada 2023 Annual Report	168

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 4 – Financial Instruments Designated at Fair Value Through Profit or Loss

The Bank chose to designate certain financial instruments at fair value through profit or loss according to the criteria presented in Note 1 to these consolidated financial statements. Consistent with its risk management strategy and in accordance with the fair value option, which permits the designation if it eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring financial assets and liabilities or recognizing the gains and losses thereon on different bases, the Bank designated certain securities and certain liabilities related to transferred receivables at fair value through profit or loss. The fair value of liabilities related to transferred receivables does not include credit risk, as the holders of these liabilities are not exposed to the Bank’s credit risk. The Bank also designated certain deposits that include embedded derivative financial instruments at fair value through profit or loss.

To determine a change in fair value arising from a change in the credit risk of deposits designated at fair value through profit or loss, the Bank calculates, at the beginning of the period, the present value of the instrument’s contractual cash flows using the following rates: first, an observed discount rate for similar securities that reflects the Bank’s credit spread and, then, a rate that excludes the Bank’s credit spread. The difference obtained between the two values is then compared to the difference obtained using the same rates at the end of the period.

Information about the financial assets and financial liabilities designated at fair value through profit or loss is provided in the following tables.

			Unrealized
		Unrealized	gains (losses)
	Carrying	gains (losses)	since the initial
	value as at	for the year ended	recognition of
	October 31, 2023	October 31, 2023	the instrument
Financial assets designated at fair value through profit or loss
Securities	758	(5)	(12)
Financial liabilities designated at fair value through profit or loss
Deposits(1)(2)	18,275	493	3,546
Liabilities related to transferred receivables	9,952	80	562
	28,227	573	4,108

			Unrealized
		Unrealized	gains (losses)
	Carrying	gains (losses)	since the initial
	value as at	for the year ended	recognition of
	October 31, 2022	October 31, 2022	the instrument
Financial assets designated at fair value through profit or loss
Securities	1,037	(21)	(7)
Financial liabilities designated at fair value through profit or loss
Deposits(1)(2)	15,355	2,888	3,062
Liabilities related to transferred receivables	11,352	513	533
	26,707	3,401	3,595

(1)	For the year ended October 31, 2023, the change in the fair value of deposits designated at fair value through profit or loss attributable to credit risk, and recorded in Other comprehensive income, resulted in a loss of $226 million ($817 million gain for the year ended October 31, 2022).

(2)	The amount at maturity that the Bank will be contractually required to pay to the holders of these deposits varies and will differ from the reporting date fair value.

National Bank of Canada 2023 Annual Report	169

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 5 – Offsetting Financial Assets and Financial Liabilities

Financial assets and liabilities are offset, and the net amount is presented on the Consolidated Balance Sheet when the Bank has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the asset and settle the liability simultaneously.

Generally, over-the-counter derivative financial instruments subject to master netting agreements of the International Swaps & Derivatives Association, Inc. or other similar agreements do not meet the offsetting criteria on the Consolidated Balance Sheet, because the right of set-off is legally enforceable only in the event of default, insolvency, or bankruptcy.

Generally, securities purchased under reverse repurchase agreements and securities borrowed as well as obligations related to securities sold under repurchase agreements and securities loaned, subject to master agreements, do not meet the offsetting criteria if they confer only a right of set-off that is enforceable only in the event of default, insolvency, or bankruptcy.

However, the above-mentioned transactions may be subject to contractual netting agreements concluded with clearing houses. If the offsetting criteria are met, these transactions are netted on the Consolidated Balance Sheet. In addition, as part of these transactions, the Bank may pledge or receive cash or other financial instruments used as collateral.

The following tables present information on financial assets and financial liabilities that are netted on the Consolidated Balance Sheet, because they meet the offsetting criteria as well as information on those that are not netted and are subject to an enforceable master netting agreement or similar agreement.

	As at October 31, 2023
				Associated amounts
			Net amounts	not set off on the
		Amounts	reported	Consolidated Balance Sheet
		set off on the	on the		Financial assets
	Gross amounts	Consolidated	Consolidated	Financial	received/pledged	Net
	recognized	Balance Sheet	Balance Sheet	instruments(1)	as collateral(2)	amounts
Financial assets
Securities purchased under reverse repurchase
agreements and securities borrowed	20,344	9,084	11,260	2,538	8,649	73
Derivative financial instruments	35,404	17,888	17,516	8,032	7,065	2,419
	55,748	26,972	28,776	10,570	15,714	2,492
Financial liabilities
Obligations related to securities sold under repurchase agreements and securities loaned	47,431	9,084	38,347	2,538	35,679	130
Derivative financial instruments	37,776	17,888	19,888	8,032	5,703	6,153
	85,207	26,972	58,235	10,570	41,382	6,283

	As at October 31, 2022
				Associated amounts
			Net amounts	not set off on the
		Amounts	reported	Consolidated Balance Sheet
		set off on the	on the		Financial assets
	Gross amounts	Consolidated	Consolidated	Financial	received/pledged	Net
	recognized	Balance Sheet	Balance Sheet	instruments(1)	as collateral(2)	amounts
Financial assets
Securities purchased under reverse repurchase agreements and securities borrowed	32,134	5,648	26,486	1,887	24,459	140
Derivative financial instruments	33,112	14,565	18,547	9,583	6,062	2,902
	65,246	20,213	45,033	11,470	30,521	3,042
Financial liabilities
Obligations related to securities sold under repurchase agreements and securities loaned	39,121	5,648	33,473	1,887	31,440	146
Derivative financial instruments	34,197	14,565	19,632	9,583	4,089	5,960
	73,318	20,213	53,105	11,470	35,529	6,106

(1)	Carrying amount of financial instruments that are subject to an enforceable master netting agreement or similar agreement but that do not satisfy offsetting criteria.

(2)	Excludes collateral in the form of non-financial instruments.

National Bank of Canada 2023 Annual Report	170

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 6 – Securities

Residual Contractual Maturities of Securities

As at October 31					2023	2022
		Over 1		No
	1 year	year to	Over	specified
	or less	5 years	5 years	maturity	Total	Total
Securities at fair value through profit or loss
Securities issued or guaranteed by
Canadian government	2,065	10,320	4,890	-	17,275	12,922
Canadian provincial and municipal governments	1,209	1,758	5,293	-	8,260	9,260
U.S. Treasury, other U.S. agencies
and other foreign governments	3,073	361	1,452	-	4,886	15,084
Other debt securities	286	2,051	1,178	-	3,515	3,384
Equity securities	–	-	-	66,058	66,058	46,725
	6,633	14,490	12,813	66,058	99,994	87,375
Securities at fair value through other comprehensive income
Securities issued or guaranteed by
Canadian government	793	2,719	685	-	4,197	3,212
Canadian provincial and municipal governments	41	467	1,430	-	1,938	1,970
U.S. Treasury, other U.S. agencies
and other foreign governments	–	1,150	8	-	1,158	1,878
Other debt securities	3	750	537	-	1,290	1,212
Equity securities	–	-	-	659	659	556
	837	5,086	2,660	659	9,242	8,828
Securities at amortized cost(1)
Securities issued or guaranteed by
Canadian government	909	5,263	-	-	6,172	5,737
Canadian provincial and municipal governments	275	521	1,136	-	1,932	1,826
U.S. Treasury, other U.S. agencies
and other foreign governments	423	181	-	-	604	150
Other debt securities	800	2,858	216	-	3,874	5,803
	2,407	8,823	1,352	-	12,582	13,516

(1)	As at October 31, 2023, securities at amortized cost are presented net of $4 million in allowances for credit losses ($7 million as at October 31, 2022).

Credit Quality

As at October 31, 2023 and 2022, securities at fair value through other comprehensive income and securities at amortized cost were mainly classified in Stage 1, with their credit quality falling mostly in the “Excellent” category according to the Bank’s internal risk-rating categories. For additional information on the reconciliation of allowances for credit losses, see Note 7 to these consolidated financial statements.

National Bank of Canada 2023 Annual Report	171

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 6 – Securities (cont.)

Unrealized Gross Gains (Losses) on Securities at Fair Value Through
Other Comprehensive Income(1)

	As at October 31, 2023
	Amortized	Gross unrealized	Gross unrealized	Carrying
	cost	gains	losses	value(2)
Securities issued or guaranteed by
Canadian government	4,406	1	(210)	4,197
Canadian provincial and municipal governments	2,110	−	(172)	1,938
U.S. Treasury, other U.S. agencies and other foreign governments	1,227	−	(69)	1,158
Other debt securities	1,423	−	(133)	1,290
Equity securities	616	66	(23)	659
	9,782	67	(607)	9,242

	As at October 31, 2022
	Amortized	Gross unrealized	Gross unrealized	Carrying
	cost	gains	losses	value(2)
Securities issued or guaranteed by
Canadian government	3,386	1	(175)	3,212
Canadian provincial and municipal governments	2,129	1	(160)	1,970
U.S. Treasury, other U.S. agencies and other foreign governments	2,022	−	(144)	1,878
Other debt securities	1,355	−	(143)	1,212
Equity securities	570	21	(35)	556
	9,462	23	(657)	8,828

(1)	Excludes the impact of hedging.

(2)	The allowances for credit losses on securities at fair value through other comprehensive income (excluding equity securities), representing $3 million as at October 31, 2023 ($2 million as at October 31, 2022), are reported in Other comprehensive income. For additional information, see Note 7 to these consolidated financial statements.

Equity Securities Designated at Fair Value Through Other Comprehensive Income

The Bank designated certain equity securities, the main business objective of which is to generate dividend income, at fair value through other comprehensive income without subsequent reclassification of gains and losses to net income. During the year ended October 31, 2023, a dividend income amount of $33 million was recognized for these investments ($14 million for the year ended October 31, 2022), including amounts of $2 million for investments that were sold during the year ended October 31, 2023 ($4 million for investments that were sold during the year ended October 31, 2022).

	Year ended October 31, 2023			Year ended October 31, 2022
	Equity securities	Equity securities		Equity securities	Equity securities
	of private companies	of public companies	Total	of private companies	of public companies	Total
Fair value at beginning	320	236	556	306	311	617
Change in fair value	58	(5)	53	7	(44)	(37)
Designated at fair value through other comprehensive income(1)	−	314	314	7	143	150
Sales(2)	−	(264)	(264)	−	(174)	(174)
Fair value at end	378	281	659	320	236	556

(1)	On May 2, 2023, the Bank concluded that it had lost significant influence over TMX Group Limited (TMX) and therefore, as of this date, ceased using the equity method to account for this investment. The Bank designated its investment in TMX as a financial asset measured at fair value through other comprehensive income in an amount of $191 million.

(2)	The Bank disposed of private and public company equity securities for economic reasons.

Gains (Losses) on Disposals of Securities at Amortized Cost

During the years ended October 31, 2023 and 2022, the Bank disposed of certain debt securities measured at amortized cost. The carrying value of these securities upon disposal was $821 million for the year ended October 31, 2023 ($337 million for the year ended October 31, 2022), and the Bank recognized negligible gains for the year ended October 31, 2023 ($4 million for the year ended October 31, 2022) in Non-interest income – Gains (losses) on non-trading securities, net in the Consolidated Statement of Income.

National Bank of Canada 2023 Annual Report	172

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses

Loans are recognized either at fair value through profit or loss or at amortized cost using the financial asset classification criteria defined in IFRS 9.

Determining and Measuring Expected Credit Losses (ECL)

Determining Expected Credit Losses

Expected credit losses are determined using a three-stage impairment approach that is based on the change in the credit quality of financial assets since initial recognition.

Non-impaired loans

Stage 1

Financial assets that have experienced no significant increase in credit risk between initial recognition and the reporting date, and for which 12-month expected credit losses are recorded at the reporting date, are classified in Stage 1.

Stage 2

Financial assets that have experienced a significant increase in credit risk between initial recognition and the reporting date, and for which lifetime expected credit losses are recorded at the reporting date, are classified in Stage 2.

Impaired loans

Stage 3

Financial assets for which there is objective evidence of impairment, for which one or more events have had a detrimental impact on the estimated future cash flows of these financial assets at the reporting date, and for which lifetime expected credit losses are recorded, are classified in Stage 3.

POCI

Financial assets that are credit-impaired when purchased or originated (POCI) are classified in the POCI category.

Impairment Governance

A rigorous control framework is applied to the determination of expected credit losses. The Bank has policies and procedures that govern impairments arising from credit risk. These policies are documented and periodically reviewed by the Risk Management Group. All models used to calculate expected credit losses are validated, and controls are in place to ensure they are applied.

These models are validated by groups that are independent of the team that prepares the calculations. Complex questions on measurement methodologies and assumptions are reviewed by a group of experts from various functions. Furthermore, the inputs and assumptions used to determine expected credit losses are regularly reviewed.

Measurement of Expected Credit Losses (ECL)

Expected credit losses are estimated using three main variables: (1) probability of default (PD), (2) loss given default (LGD) and (3) exposure at default (EAD). For accounting purposes, 12-month PD and lifetime PD are the probabilities of a default occurring over the next 12 months or over the life of a financial instrument, respectively, based on conditions existing at the balance sheet date and on future economic conditions that have, or will have, an impact on credit risk. LGD reflects the losses expected should default occur and considers such factors as the mitigating effects of collateral, the realizable value thereof, and the time value of money. EAD is the expected balance owing at default and considers such factors as repayments of principal and interest between the balance sheet date and the time of default as well as any amounts expected to be drawn on a committed facility. Twelve-month expected credit losses are estimated by multiplying 12-month PD by LGD and by EAD. Lifetime expected credit losses are estimated using the lifetime PD.

For most financial instruments, expected credit losses are measured on an individual basis. Financial instruments that have credit losses measured on a collective basis are grouped according to similar credit risk characteristics such as type of instrument, geographic location, comparable risk level, and business sector or industry.

Inputs, Assumptions and Estimation Techniques

The Bank’s approach to calculating expected credit losses consists essentially of leveraging existing regulatory models and then adjusting their parameters for IFRS 9 purposes. These models have the advantage of having been thoroughly tested and validated. In addition, using the same base models, regardless of the purpose, provides consistency across risk assessments. These models use inputs, assumptions and estimation techniques that require a high degree of management judgment. The main factors that contribute to changes in ECL that are subject to significant judgment include the following:

●	calibration of regulatory parameters in order to obtain point-in-time and forward-looking parameters;
●	forecasts of macroeconomic variables for multiple scenarios and the probability weighting of the scenarios;
●	determination of the significant increases in credit risk (SICR) of a loan.

National Bank of Canada 2023 Annual Report	173

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

Main Parameters

PD Estimates

Since the objective of the regulatory calibration of PD is to align historical data to the long-run default rate, adjustments are required to obtain a point-in-time, forward-looking PD, as required by IFRS 9. The Bank performs the following: (1) A point-in-time calibration, where the PD of the portfolio is aligned with the appropriate default rate. The resulting PD estimate generally equals the prior-year default rate. The prior-year default rate is selected for the calibration performed at this stage, as it often reflects one of the most accurate and appropriate estimates of the current-year default rate; (2) Forward-looking adjustments are incorporated through, among other measures, a calibration factor based on forecasts produced by the stress testing team's analyses. The team considers three macroeconomic scenarios, and, for each scenario, produces a forward-looking assessment covering the three upcoming years.

LGD Estimates

The LGD estimation method consists of using, for each of the three macroeconomic scenarios, expected LGD based on the LGD values observed using backtesting, the economic LGD estimated and used to calculate economic capital, and lastly, the estimated downturn LGD used to calculate regulatory capital.

EAD Estimates

For term loans, the Bank uses expected EAD, which is the outstanding balance anticipated at each point in time. Expected EAD decreases over time according to contractual repayments and to prepayments. For revolving loans, the EAD percentage is based on the percentage estimated by the corresponding regulatory model and, thereafter, is converted to dollars according to the authorized balance.

Expected Life

For most financial instruments, the expected life used when measuring expected credit losses is the remaining contractual life. For revolving financial instruments where there is no contractual maturity, such as credit cards or lines of credit, the expected life is based on the behavioural life of clients who have defaulted or closed their account.

Incorporation of Forward-Looking Information

The Bank’s Economy and Strategy Group is responsible for developing three macroeconomic scenarios and for recommending probability weights for each scenario. Macroeconomic scenarios are not developed for specific portfolios, as the Economy and Strategy Group provides a set of variables for each of the defined scenarios for the next three years. The PDs are also adjusted to incorporate economic assumptions (interest rates, unemployment rates, GDP forecasts, oil prices, housing price indices, etc.) that can be statistically tied to PD changes that will have an impact beyond the next 12 months. These statistical relationships are determined using the processes developed for stress testing. In addition, the group considers other relevant factors that may not be adequately reflected in the information used to calculate the PDs (including late payments and whether the financial asset is subject to additional monitoring within the watchlist process for business and government loan portfolios).

Determination of a Significant Increase in the Credit Risk of a Financial Instrument

At each reporting period, the Bank determines whether credit risk has increased significantly since initial recognition by examining the change in the risk of default occurring over the remaining life of the financial instrument. First, the Bank compares the point-in-time forward-looking remaining lifetime PD at the reporting date with the expected point-in-time forward-looking remaining lifetime PD established at initial recognition. Based on this comparison, the Bank determines whether the loan has deteriorated when compared to the initial conditions. Because the comparison includes an adjustment based on origination-date forward-looking information and reporting-date forward-looking information, the deterioration may be caused by the following factors: (i) deterioration of the economic outlook used in the forward-looking assessment; (ii) deterioration of the borrower’s conditions (payment defaults, worsening financial ratios, etc.); or (iii) a combination of both factors. The quantitative criteria used to determine a significant increase in credit risk are a series of relative and absolute thresholds, and a backstop is also applied. All financial instruments that are over 30 days past due but below 90 days past due are migrated to Stage 2, even if the other criteria do not indicate a significant increase in credit risk.

Credit Quality of Loans

The following tables present the gross carrying amounts of loans as at October 31, 2023 and 2022, according to credit quality and ECL impairment stage of each loan category at amortized cost, and according to credit quality for loans at fair value through profit or loss. For additional information on credit quality according to the Internal Ratings-Based (IRB) categories, see the Internal Default Risk Ratings table on page 77 in the Credit Risk section of the MD&A for the year ended October 31, 2023.

National Bank of Canada 2023 Annual Report	174

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

	As at October 31, 2023
	Non-impaired loans		Impaired loans		Loans at fair value
	Stage 1	Stage 2	Stage 3	POCI	through profit or loss(1)	Total
Residential mortgage
Excellent	30,075	13	−	−	−	30,088
Good	17,008	247	−	−	−	17,255
Satisfactory	11,795	4,118	−	−	−	15,913
Special mention	318	773	−	−	−	1,091
Substandard	61	252	−	−	−	313
Default	−	−	66	−	−	66
IRB Approach	59,257	5,403	66	−	−	64,726
Standardized Approach	9,540	218	287	304	11,772	22,121
Gross carrying amount	68,797	5,621	353	304	11,772	86,847
Allowances for credit losses(2)	69	93	87	(95)	−	154
Carrying amount	68,728	5,528	266	399	11,772	86,693
Personal
Excellent	21,338	120	−	−	−	21,458
Good	7,360	1,665	−	−	−	9,025
Satisfactory	6,497	2,240	−	−	−	8,737
Special mention	1,849	810	−	−	−	2,659
Substandard	29	224	−	−	−	253
Default	−	−	156	−	−	156
IRB Approach	37,073	5,059	156	−	−	42,288
Standardized Approach	3,713	79	71	207	−	4,070
Gross carrying amount	40,786	5,138	227	207	−	46,358
Allowances for credit losses(2)	91	108	87	(15)	−	271
Carrying amount	40,695	5,030	140	222	−	46,087
Credit card
Excellent	641	−	−	−	−	641
Good	380	1	−	−	−	381
Satisfactory	752	68	−	−	−	820
Special mention	304	210	−	−	−	514
Substandard	37	86	−	−	−	123
Default	−	−	−	−	−	−
IRB Approach	2,114	365	−	−	−	2,479
Standardized Approach	124	−	−	−	−	124
Gross carrying amount	2,238	365	−	−	−	2,603
Allowances for credit losses(2)	33	106	−	−	−	139
Carrying amount	2,205	259	−	−	−	2,464
Business and government(3)
Excellent	7,785	−	−	−	1,113	8,898
Good	28,525	16	−	−	53	28,594
Satisfactory	32,095	8,400	−	2	140	40,637
Special mention	215	1,790	−	−	−	2,005
Substandard	27	290	−	−	−	317
Default	−	−	397	−	−	397
IRB Approach	68,647	10,496	397	2	1,306	80,848
Standardized Approach	9,774	57	47	47	46	9,971
Gross carrying amount	78,421	10,553	444	49	1,352	90,819
Allowances for credit losses(2)	182	194	244	−	−	620
Carrying amount	78,239	10,359	200	49	1,352	90,199
Total loans and acceptances
Gross carrying amount	190,242	21,677	1,024	560	13,124	226,627
Allowances for credit losses(2)	375	501	418	(110)	−	1,184
Carrying amount	189,867	21,176	606	670	13,124	225,443

(1)	Not subject to expected credit losses.

(2)	The allowances for credit losses do not include the amounts related to undrawn commitments reported in the Other liabilities item of the Consolidated Balance Sheet.

(3)	Includes customers’ liability under acceptances.

National Bank of Canada 2023 Annual Report	175

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

	As at October 31, 2022
	Non-impaired loans			Impaired loans	Loans at fair value
	Stage 1	Stage 2	Stage 3	POCI	through profit or loss(1)	Total
Residential mortgage
Excellent	30,465	−	−	−	−	30,465
Good	16,351	12	−	−	−	16,363
Satisfactory	10,765	3,269	−	−	−	14,034
Special mention	609	394	−	−	−	1,003
Substandard	76	140	−	−	−	216
Default	−	−	49	−	−	49
AIRB Approach	58,266	3,815	49	−	−	62,130
Standardized Approach	7,266	179	211	384	9,959	17,999
Gross carrying amount	65,532	3,994	260	384	9,959	80,129
Allowances for credit losses(2)	53	80	61	(76)	−	118
Carrying amount	65,479	3,914	199	460	9,959	80,011
Personal
Excellent	22,190	22	−	−	−	22,212
Good	8,792	479	−	−	−	9,271
Satisfactory	6,928	1,394	−	−	−	8,322
Special mention	358	775	−	−	−	1,133
Substandard	26	203	−	−	−	229
Default	−	−	130	−	−	130
AIRB Approach	38,294	2,873	130	−	−	41,297
Standardized Approach	3,837	78	36	75	−	4,026
Gross carrying amount	42,131	2,951	166	75	−	45,323
Allowances for credit losses(2)	67	113	75	(16)	−	239
Carrying amount	42,064	2,838	91	91	−	45,084
Credit card
Excellent	600	−	−	−	−	600
Good	359	−	−	−	−	359
Satisfactory	689	51	−	−	−	740
Special mention	287	178	−	−	−	465
Substandard	37	71	−	−	−	108
Default	−	−	−	−	−	−
AIRB Approach	1,972	300	−	−	−	2,272
Standardized Approach	117	−	−	−	−	117
Gross carrying amount	2,089	300	−	−	−	2,389
Allowances for credit losses(2)	31	95	−	−	−	126
Carrying amount	2,058	205	−	−	−	2,263
Business and government(3)
Excellent	6,140	2	−	−	147	6,289
Good	27,607	112	−	−	53	27,772
Satisfactory	26,567	8,803	−	−	145	35,515
Special mention	75	1,172	−	−	−	1,247
Substandard	41	272	−	−	−	313
Default	−	−	367	−	−	367
AIRB Approach	60,430	10,361	367	−	345	71,503
Standardized Approach	8,096	28	19	−	212	8,355
Gross carrying amount	68,526	10,389	386	−	557	79,858
Allowances for credit losses(2)	115	160	197	−	−	472
Carrying amount	68,411	10,229	189	−	557	79,386
Total loans and acceptances
Gross carrying amount	178,278	17,634	812	459	10,516	207,699
Allowances for credit losses(2)	266	448	333	(92)	−	955
Carrying amount	178,012	17,186	479	551	10,516	206,744

(1)	Not subject to expected credit losses.

(2)	The allowances for credit losses do not include the amounts related to undrawn commitments reported in the Other liabilities item of the Consolidated Balance Sheet.

(3)	Includes customers’ liability under acceptances.

National Bank of Canada 2023 Annual Report	176

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

The following table presents the credit risk exposures of off-balance-sheet commitments as at October 31, 2023 and 2022 according to credit quality and ECL impairment stage.

As at October 31				2023				2022
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Off-balance-sheet commitments(1)
Retail
Excellent	16,648	67	−	16,715	15,292	13	−	15,305
Good	3,485	467	−	3,952	3,316	165	−	3,481
Satisfactory	1,268	285	−	1,553	1,170	180	−	1,350
Special mention	239	93	−	332	193	68	−	261
Substandard	17	15	−	32	15	15	−	30
Default	−	−	2	2	−	−	1	1
Non-retail
Excellent	14,117	−	−	14,117	13,136	−	−	13,136
Good	21,082	−	−	21,082	18,723	24	−	18,747
Satisfactory	12,258	4,354	−	16,612	7,894	3,488	−	11,382
Special mention	17	248	−	265	12	246	−	258
Substandard	19	33	−	52	4	24	−	28
Default	−	−	10	10	−	−	18	18
IRB Approach	69,150	5,562	12	74,724	59,755	4,223	19	63,997
Standardized Approach	18,172	−	−	18,172	15,432	−	−	15,432
Total exposure	87,322	5,562	12	92,896	75,187	4,223	19	79,429
Allowances for credit losses	116	60	−	176	99	63	−	162
Total exposure, net of allowances	87,206	5,502	12	92,720	75,088	4,160	19	79,267

(1)	Represent letters of guarantee and documentary letters of credit, undrawn commitments, and backstop liquidity and credit enhancement facilities.

Loans Past Due But Not Impaired(1)

As at October 31				2023				2022
	Residential			Business and	Residential			Business and
	mortgage	Personal	Credit card	government(2)	mortgage	Personal	Credit card	government(2)
Past due but not impaired
31 to 60 days	139	102	27	38	106	105	23	23
61 to 90 days	58	65	14	21	38	30	11	9
Over 90 days(3)	−	−	30	−	−	−	22	−
	197	167	71	59	144	135	56	32

(1)	Loans less than 31 days past due are not presented as they are not considered past due from an administrative standpoint.

(2)	Includes customers’ liability under acceptances.

(3)	All loans more than 90 days past due, except for credit card receivables, are considered impaired (Stage 3).

National Bank of Canada 2023 Annual Report	177

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

Impaired Loans

As at October 31			2023			2022
	Gross	Allowances for credit losses	Net	Gross	Allowances for credit losses	Net
Loans – Stage 3
Residential mortgage	353	87	266	260	61	199
Personal	227	87	140	166	75	91
Credit card(1)	−	−	−	−	−	−
Business and government(2)	444	244	200	386	197	189
Loans – POCI	1,024	418	606	812	333	479
	560	(110)	670	459	(92)	551
	1,584	308	1,276	1,271	241	1,030

(1)	Credit card receivables are considered impaired, at the latest, when payment is 180 days past due, and they are written off at that time.

(2)	Includes customers’ liability under acceptances.

Maximum Exposure to Credit Risk of Impaired Loans

The following table presents the maximum exposure to credit risk of impaired loans, the percentage of exposure covered by guarantees, and the main types of collateral and guarantees held for each loan category.

As at October 31		2023		2022
	Gross impaired loans	Percentage covered by guarantees(1)	Gross impaired loans	Percentage covered by guarantees(1)	Types of collateral and guarantees
Loans – Stage 3
Residential mortgage	353	97%	260	100%	Residential buildings Buildings, land and automobiles
Personal	227	59%	166	56%	Buildings, land, equipment,
Business and government(2)	444	51%	386	59%	government and bank guarantees
Loans – POCI	560	36%	459	52%	Buildings and automobiles

(1)	For gross impaired loans, the ratio is calculated on a weighted average basis using the estimated value of the collateral and guarantees held for each loan category presented. The value of the collateral and guarantees held for a specific loan may exceed the balance of the loan; when this is the case, the ratio is capped at 100%.

(2)	Includes customers’ liability under acceptances.

National Bank of Canada 2023 Annual Report	178

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Allowances for Credit Losses

The following tables present a reconciliation of the allowances for credit losses by Consolidated Balance Sheet item and by type of off-balance-sheet commitment.

				Year ended October 31, 2023
	Allowances for credit losses as at October 31, 2022	Provisions for credit losses	Write-offs(1)	Disposals	Recoveries and other	Allowances for credit losses as at October 31, 2023
Balance sheet
Cash and deposits with financial institutions(2)(3)	5	5	−	−	−	10
Securities(3)
At fair value through other comprehensive income(4)	2	1	−	−	−	3
At amortized cost(2)	7	(3)	−	−	−	4
Securities purchased under reverse repurchase
agreements and securities borrowed(2)(3)	−	−	−	−	−	−
Loans(5)
Residential mortgage	118	36	(3)	−	3	154
Personal	239	114	(101)	−	19	271
Credit card	126	81	(83)	−	15	139
Business and government	418	150	(12)	−	11	567
Customers' liability under acceptances	54	(1)	−	−	−	53
	955	380	(199)	−	48	1,184
Other assets(2)(3)	−	−	−	−	−	−
Off-balance-sheet commitments(6)
Letters of guarantee and documentary letters of credit	13	3	−	−	−	16
Undrawn commitments	143	9	−	−	−	152
Backstop liquidity and credit enhancement facilities	6	2	−	−	−	8
	162	14	−	−	−	176
	1,131	397	(199)	−	48	1,377

Year ended October 31, 2022

	Allowances for credit losses as at October 31, 2021	Provisions for credit losses	Write-offs(1)	Disposals	Recoveries and other	Allowances for credit losses as at October 31, 2022
Balance sheet
Cash and deposits with financial institutions(2)(3)	5	−	−	−	−	5
Securities(3)
At fair value through other comprehensive income(4)	1	1	−	−	−	2
At amortized cost(2)	3	4	−	−	−	7
Securities purchased under reverse repurchase
agreements and securities borrowed(2)(3)	−	−	−	−	−	−
Loans(5)
Residential mortgage	71	46	(3)	−	4	118
Personal	202	69	(52)	−	20	239
Credit card	122	49	(62)	−	17	126
Business and government	515	10	(116)	−	9	418
Customers' liability under acceptances	88	(34)	−	−	−	54
	998	140	(233)	−	50	955
Other assets(2)(3)	−	−	−	−	−	−
Off-balance-sheet commitments(6)
Letters of guarantee and documentary letters of credit	13	−	−	−	−	13
Undrawn commitments	143	−	−	−	−	143
Backstop liquidity and credit enhancement facilities	6	−	−	−	−	6
	162	−	−	−	−	162
	1,169	145	(233)	−	50	1,131

(1)	The contractual amount outstanding on financial assets that were written off during the year ended October 31, 2023 and that are still subject to enforcement activity was $118 million ($91 million for the year ended October 31, 2022).

(2)	These financial assets are presented net of the allowances for credit losses on the Consolidated Balance Sheet.

(3)	As at October 31, 2023 and 2022, these financial assets were mainly classified in Stage 1 and their credit quality fell mostly within the Excellent category.

(4)	The allowances for credit losses are reported in the Accumulated other comprehensive income item of the Consolidated Balance Sheet.

(5)	The allowances for credit losses are reported in the Allowances for credit losses item of the Consolidated Balance Sheet.

(6)	The allowances for credit losses are reported in the Other liabilities item of the Consolidated Balance Sheet.

National Bank of Canada 2023 Annual Report	179

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

The following tables present the reconciliation of allowances for credit losses for each loan category at amortized cost according to ECL impairment stage.

Year ended October 31					2023					2022
	Allowances for		Allowances for			Allowances for		Allowances for
	credit losses on		credit losses on			credit losses on		credit losses on
	non-impaired loans		impaired loans			non-impaired loans		impaired loans
	Stage 1	Stage 2	Stage 3	POCI(1)	Total	Stage 1	Stage 2	Stage 3	POCI(1)	Total
Residential mortgage
Balance at beginning	53	80	61	(76)	118	50	52	29	(60)	71
Originations or purchases	18	−	−	−	18	19	−	−	−	19
Transfers(2):
to Stage 1	52	(48)	(4)	−	−	19	(17)	(2)	−	−
to Stage 2	(12)	30	(18)	−	−	(10)	13	(3)	−	−
to Stage 3	(2)	(33)	35	−	−	(1)	(7)	8	−	−
Net remeasurement of loss allowances(3)	(29)	65	21	(17)	40	(24)	39	29	(9)	35
Derecognitions(4)	(7)	(9)	(8)	−	(24)	(3)	(3)	(3)	−	(9)
Changes to models	(5)	7	−	−	2	−	1	−	−	1
Provisions for credit losses	15	12	26	(17)	36	−	26	29	(9)	46
Write-offs	−	−	(3)	−	(3)	−	−	(3)	−	(3)
Disposals	−	−	−	−	−	−	−	−	−	−
Recoveries	−	−	2	−	2	−	−	3	−	3
Foreign exchange movements and other	1	1	1	(2)	1	3	2	3	(7)	1
Balance at end	69	93	87	(95)	154	53	80	61	(76)	118
Includes:
Amounts drawn	69	93	87	(95)	154	53	80	61	(76)	118
Undrawn commitments(5)	−	−	−	−	−	−	−	−	−	−
Personal
Balance at beginning	70	117	75	(16)	246	73	103	63	(29)	210
Originations or purchases	47	−	−	−	47	45	−	−	−	45
Transfers(2):
to Stage 1	91	(82)	(9)	−	−	61	(56)	(5)	−	−
to Stage 2	(25)	30	(5)	−	−	(21)	23	(2)	−	−
to Stage 3	(2)	(88)	90	−	−	−	(31)	31	−	−
Net remeasurement of loss allowances(3)	(77)	152	23	1	99	(72)	85	28	15	56
Derecognitions(4)	(11)	(18)	(4)	−	(33)	(9)	(15)	(5)	−	(29)
Changes to models	1	3	−	−	4	(10)	6	−	−	(4)
Provisions for credit losses	24	(3)	95	1	117	(6)	12	47	15	68
Write-offs	−	−	(101)	−	(101)	−	−	(52)	−	(52)
Disposals	−	−	−	−	−	−	−	−	−	−
Recoveries	−	−	20	−	20	−	−	17	−	17
Foreign exchange movements and other	1	−	(2)	−	(1)	3	2	−	(2)	3
Balance at end	95	114	87	(15)	281	70	117	75	(16)	246
Includes:
Amounts drawn	91	108	87	(15)	271	67	113	75	(16)	239
Undrawn commitments(5)	4	6	−	−	10	3	4	−	−	7

(1)	The total amount of undiscounted initially expected credit losses on the POCI loans acquired during the year ended October 31, 2023 was $93 million ($15 million for the year ended October 31, 2022). The expected credit losses reflected in the purchase price have been discounted.

(2)	Represent stage transfers deemed to have taken place at the beginning of the quarter in which the transfer occurred.

(3)	Includes the net remeasurement of loss allowances (after transfers) attributable mainly to changes in volumes and in the credit quality of existing loans as well as to changes in risk parameters.

(4)	Represent reversals to loss allowances arising from full loan repayments (excluding write-offs and disposals).

(5)	The allowances for credit losses on undrawn commitments are reported in the Other liabilities item of the Consolidated Balance Sheet.

National Bank of Canada 2023 Annual Report	180

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Year ended October 31					2023					2022
	Allowances for		Allowances for			Allowances for		Allowances for
	credit losses on		credit losses on			credit losses on		credit losses on
	non-impaired loans		impaired loans			non-impaired loans		impaired loans
	Stage 1	Stage 2	Stage 3	POCI(1)	Total	Stage 1	Stage 2	Stage 3	POCI(1)	Total
Credit card
Balance at beginning	53	112	−	−	165	57	101	−	−	158
Originations or purchases	11	−	−	−	11	12	−	−	−	12
Transfers(2):
to Stage 1	100	(100)	−	−	−	84	(84)	−	−	−
to Stage 2	(19)	19	−	−	−	(16)	16	−	−	−
to Stage 3	−	(35)	35	−	−	(1)	(23)	24	−	−
Net remeasurement of loss allowances(3)	(83)	133	33	−	83	(80)	104	21	−	45
Derecognitions(4)	(3)	(2)	−	−	(5)	(2)	(1)	−	−	(3)
Changes to models	−	−	−	−	−	(1)	(1)	−	−	(2)
Provisions for credit losses	6	15	68	−	89	(4)	11	45	−	52
Write-offs	−	−	(83)	−	(83)	−	−	(62)	−	(62)
Disposals	−	−	−	−	−	−	−	−	−	−
Recoveries	−	−	15	−	15	−	−	17	−	17
Foreign exchange movements and other	−	−	−	−	−	−	−	−	−	−
Balance at end	59	127	−	−	186	53	112	−	−	165
Includes:
Amounts drawn	33	106	−	−	139	31	95	−	−	126
Undrawn commitments(5)	26	21	−	−	47	22	17	−	−	39
Business and government(6)
Balance at beginning	177	195	197	−	569	177	238	287	−	702
Originations or purchases	93	−	−	−	93	82	−	−	−	82
Transfers(2):
to Stage 1	54	(54)	−	−	−	67	(65)	(2)	−	−
to Stage 2	(28)	36	(8)	−	−	(27)	31	(4)	−	−
to Stage 3	(1)	(6)	7	−	−	−	(3)	3	−	−
Net remeasurement of loss allowances(3)	(24)	79	61	(7)	109	(93)	21	24	−	(48)
Derecognitions(4)	(19)	(29)	(4)	−	(52)	(29)	(27)	(4)	−	(60)
Changes to models	(2)	(1)	−	−	(3)	−	−	−	−	−
Provisions for credit losses	73	25	56	(7)	147	−	(43)	17	−	(26)
Write-offs	−	−	(12)	−	(12)	−	−	(116)	−	(116)
Disposals	−	−	−	−	−	−	−	−	−	−
Recoveries	−	−	3	7	10	−	−	3	−	3
Foreign exchange movements and other	1	−	−	−	1	−	−	6	−	6
Balance at end	251	220	244	−	715	177	195	197	−	569
Includes:
Amounts drawn	182	194	244	−	620	115	160	197	−	472
Undrawn commitments(5)	69	26	−	−	95	62	35	−	−	97
Total allowances for credit losses at end(7)	474	554	418	(110)	1,336	353	504	333	(92)	1,098
Includes:
Amounts drawn	375	501	418	(110)	1,184	266	448	333	(92)	955
Undrawn commitments(5)	99	53	−	−	152	87	56	−	−	143

(1)	The total amount of undiscounted initially expected credit losses on the POCI loans acquired during the year ended October 31, 2023 was $93 million ($15 million for the year ended October 31, 2022). The expected credit losses reflected in the purchase price have been discounted.

(2)	Represent stage transfers deemed to have taken place at the beginning of the quarter in which the transfer occurred.

(3)	Includes the net remeasurement of loss allowances (after transfers) attributable mainly to changes in volumes and in the credit quality of existing loans as well as to changes in risk parameters.

(4)	Represent reversals to loss allowances arising from full loan repayments (excluding write-offs and disposals).

(5)	The allowances for credit losses on undrawn commitments are reported in the Other liabilities item of the Consolidated Balance Sheet.

(6)	Includes customers’ liability under acceptances.

(7)	Excludes allowances for credit losses on other financial assets at amortized cost and on off-balance-sheet commitments other than undrawn commitments.

National Bank of Canada 2023 Annual Report	181

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

Distribution of Gross and Impaired Loans by Borrower Category Under the Basel Asset Classes

					2023					2022
			As at October 31	Year ended October 31				As at October 31	Year ended October 31
			Allowances					Allowances
			for credit losses					for credit losses
	Gross	Impaired	on impaired	Provisions for credit		Gross	Impaired	on impaired	Provisions for credit
	loans(1)	loans(1)	loans(1)(2)	losses	Write-offs	loans(1)	loans(1)	loans(1)(2)	losses	Write-offs
Retail
Residential mortgage(3)	99,910	405	91	28	2	95,575	299	64	31	4
Qualifying revolving retail(4)	4,000	24	18	82	96	3,801	16	12	54	72
Other retail(5)	16,696	157	67	81	88	14,899	102	58	36	41
	120,606	586	176	191	186	114,275	417	134	121	117
Non-retail
Agriculture	8,545	67	4	2	−	8,109	31	2	(1)	−
Oil and gas	1,826	−	−	(7)	−	1,435	6	6	(19)	26
Mining	1,245	−	−	(4)	−	1,049	11	4	4	−
Utilities	12,427	−	−	(35)	−	9,682	35	35	(2)	59
Non-real-estate
construction(6)	1,739	38	31	−	−	1,935	38	32	5	−
Manufacturing	7,047	76	51	41	−	7,374	21	10	(4)	14
Wholesale	3,208	51	40	15	−	3,241	35	26	2	−
Retail	3,801	29	18	(1)	−	3,494	30	19	2	−
Transportation	2,631	14	9	3	1	2,209	8	7	−	−
Communications	2,556	17	14	5	2	1,830	11	10	2	−
Financial services	11,693	22	5	6	2	10,777	5	3	−	−
Real estate services and
real estate construction(7)	25,967	19	5	−	3	22,382	26	6	1	12
Professional services	3,973	8	3	(1)	2	2,338	9	4	−	1
Education and health care	3,700	83	55	31	1	3,412	108	25	25	2
Other services	6,898	13	7	−	2	6,247	20	9	2	2
Government	1,727	−	−	−	−	1,661	−	−	−	−
Other	6,478	1	−	(1)	−	5,790	1	1	−	−
	105,461	438	242	54	13	92,965	395	199	17	116
Excluding POCI loans	226,067	1,024	418	245	199	207,240	812	333	138	233
POCI	560	560	(110)	(23)	−	459	459	(92)	6	−
	226,627	1,584	308	222	199	207,699	1,271	241	144	233
Stages 1 and 2(8)				175					1
				397	199				145	233

(1)	Includes customers’ liability under acceptances.

(2)	Allowances for credit losses on drawn amounts.

(3)	Includes residential mortgages on one-to-four-unit dwellings (Basel definition) and home equity lines of credit.

(4)	Includes lines of credit and credit card receivables.

(5)	Includes consumer loans and other retail loans but excludes SME loans.

(6)	Includes civil engineering loans, public-private partnership loans, and project finance loans.

(7)	Includes residential mortgages on dwellings of five or more units and SME loans.

(8)	Includes provisions for credit losses on other financial assets at amortized cost and on off-balance-sheet commitments.

National Bank of Canada 2023 Annual Report	182

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Main Macroeconomic Factors

The following tables show the main macroeconomic factors used to estimate the allowances for credit losses on loans. For each scenario, namely, the base scenario, upside scenario, and downside scenario, the average values of the macroeconomic factors over the next 12 months (used for Stage 1 credit loss calculations) and over the remaining forecast period (used for Stage 2 credit loss calculations) are presented.

	As at October 31, 2023
	Base scenario		Upside scenario		Downside scenario
	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period
Macroeconomic factors(1)
GDP growth(2)	-%	1.7%	0.4%	1.9%	(4.9)%	2.6%
Unemployment rate	6.3%	6.5%	5.9%	5.9%	7.7%	7.2%
Housing price index growth(2)	(1.1)%	1.9%	2.5%	2.4%	(13.9)%	0.3%
BBB spread(3)	2.4%	2.1%	1.9%	1.8%	3.1%	2.3%
S&P/TSX growth(2)(4)	(10.0)%	3.7%	4.0%	3.0%	(25.6)%	5.5%
WTI oil price(5) (US$ per barrel)	77	80	91	86	46	56

	As at July 31, 2023
	Base scenario		Upside scenario		Downside scenario
	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period
Macroeconomic factors(1)
GDP growth(2)	(0.4)%	1.7%	0.4%	1.9%	(4.9)%	2.6%
Unemployment rate	6.1%	6.5%	5.7%	5.6%	7.5%	7.0%
Housing price index growth(2)	–%	2.4%	6.1%	2.3%	(13.9)%	0.3%
BBB spread(3)	2.4%	2.1%	1.9%	1.8%	3.1%	2.4%
S&P/TSX growth(2)(4)	(5.5)%	3.7%	4.0%	3.0%	(25.6)%	5.5%
WTI oil price(5) (US$ per barrel)	67	70	82	77	41	50

	As at October 31, 2022
	Base scenario		Upside scenario		Downside scenario
	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period
Macroeconomic factors(1)
GDP growth(2)	0.6%	1.7%	1.1%	1.6%	(5.2)%	2.9%
Unemployment rate	6.0%	6.1%	5.4%	5.4%	7.4%	6.4%
Housing price index growth(2)	(11.2)%	0.7%	–%	0.2%	(13.9)%	0.3%
BBB spread(3)	2.4%	2.1%	2.0%	1.9%	3.4%	2.6%
S&P/TSX growth(2)(4)	(4.3)%	2.4%	5.1%	2.6%	(25.6)%	5.5%
WTI oil price(5) (US$ per barrel)	78	77	102	97	44	51

(1)	All macroeconomic factors are based on the Canadian economy unless otherwise indicated.
(2)	Growth rate is annualized.
(3)	Yield on corporate BBB bonds less yield on Canadian federal government bonds with a 10-year maturity.
(4)	Main stock index in Canada.
(5)	The West Texas Intermediate (WTI) index is commonly used as a benchmark for the price of oil.

The main macroeconomic factors used for the personal credit portfolio are unemployment rate and growth in the housing price index, based on the economy of Canada or Quebec. The main macroeconomic factors used for the business and government credit portfolio are unemployment rate, spread on corporate BBB bonds, S&P/TSX growth, and WTI oil price.

An increase in unemployment rate or BBB spread will generally lead to higher allowances for credit losses, whereas an increase in the other macroeconomic factors (GDP, S&P/TSX, housing price index, and WTI oil price) will generally lead to lower allowances for credit losses.

National Bank of Canada 2023 Annual Report	183

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

During the year ended October 31, 2023, the macroeconomic outlook remained essentially unchanged and uncertainty remains high.

The economic outlook is still marked by uncertainty, as central banks have become extremely determined to curb inflation, which remains too high in many countries. With interest rates rising sharply, the year ahead could prove shaky for the global economy. Geopolitical instability could keep energy prices relatively high, despite an expected economic slowdown. Our baseline forecast shows a few quarters of economic contraction in the United States and Canada over the coming year. Of all the G7 countries, Canada has the most restrictive monetary policy, and signs of fragility are emerging, in particular as GDP stagnates over the last two quarters and the unemployment rate rises. Moreover, data from household and business surveys do not suggest an upswing but rather an economy that continues to deteriorate. As for real estate, the market is showing signs of weakness after a fleeting reversal at the start of the year. In the base scenario, the unemployment rate stands at 6.5% after 12 months, up 1.0 percentage point, and house prices are down 1.1% year over year. The S&P/TSX sits at 18,145 points after one year, and the price of oil hovers around US$73.

In the upside scenario, an easing of geopolitical tensions boosts confidence. Inflation continues to subside, as the pressure on supply chains eases without the restrictive monetary policy having caused too much damage to the economy. The Canadian and U.S. governments continue to expand spending, offsetting the effects of restrictive monetary policies. With the labour market holding up, consumer spending remains relatively resilient. House prices rise at a moderate pace against a backdrop of strong demographic growth. After one year, the unemployment rate in this scenario is more favourable than in the base scenario (four-tenths lower). House prices rise 2.5%, the S&P/TSX is at 20,957 points after one year, and the price of oil hovers around US$81.

In the downside scenario, central banks have underestimated the impact of simultaneous tightening measures, and the global economy sinks into a recession as falling demand translates into reduced investment by businesses, which also lay off a large number of workers. Given budgetary constraints, governments are unable to support households and businesses as they did during the pandemic. The geopolitical situation continues to cause concern, with the risk of conflicts escalating. After 12 months, economic contraction pushes unemployment to 8.5%. House prices fall sharply (-13.9%). The S&P/TSX sits at 14,994 points after one year, and the price of oil hovers around US$40.

Given uncertainty surrounding the key inputs used to measure credit losses, the Bank has applied expert credit judgment to adjust the modelled ECL results.

Sensitivity Analysis of Allowances for Credit Losses on Non-Impaired Loans

Scenarios

The following table shows a comparison of the Bank's allowances for credit losses on non-impaired loans (Stages 1 and 2) as at October 31, 2023 based on the probability weightings of three scenarios with allowances for credit losses resulting from simulations of each scenario weighted at 100%.

Allowances for credit losses on non-impaired loans
Balance as at October 31, 2023	1,028
Simulations
100% upside scenario	716
100% base scenario	824
100% downside scenario	1,338

Migration

The following table shows a comparison of the Bank's allowances for credit losses on non-impaired loans (Stages 1 and 2) as at October 31, 2023 with the estimated allowances for credit losses that would result if all these non-impaired loans were in Stage 1.

Allowances for credit losses on non-impaired loans
Balance as at October 31, 2023	1,028
Simulations
Non-impaired loans if they were all in Stage 1	801

National Bank of Canada 2023 Annual Report	184

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 8 – Financial Assets Transferred But Not Derecognized

In the normal course of its business, the Bank enters into transactions in which it transfers financial assets such as securities or loans directly to third parties, in particular structured entities. According to the terms of some of those transactions, the Bank retains substantially all of the risks and rewards related to those financial assets. The risks include credit risk, interest rate risk, foreign exchange risk, prepayment risk, and other price risks, whereas the rewards include the income streams associated with the financial assets. As such, those financial assets are not derecognized and the transactions are treated as collateralized or secured borrowings. The nature of those transactions is described below.

Securities Sold Under Repurchase Agreements and Securities Loaned

When securities are sold under repurchase agreements and securities loaned under securities lending agreements, the Bank transfers financial assets to third parties in accordance with the standard terms for such transactions. These third parties may have an unlimited right to resell or repledge the financial assets received. If cash collateral is received, the Bank records the cash along with an obligation to return the cash, which is included in Obligations related to securities sold under repurchase agreements and securities loaned on the Consolidated Balance Sheet. Where securities are received as collateral, the Bank does not record the collateral on the Consolidated Balance Sheet.

Financial Assets Transferred to Structured Entities

Under the Canada Mortgage Bond (CMB) program, the Bank sells securities backed by insured residential mortgages and other securities to Canada Housing Trust (CHT), which finances the purchase through the issuance of insured mortgage bonds. Third-party CMB investors have legal recourse only to the transferred assets. The cash received for these transferred assets is treated as a secured borrowing, and a corresponding liability is recorded in Liabilities related to transferred receivables on the Consolidated Balance Sheet.

The following table provides additional information about the nature of the transferred financial assets that do not qualify for derecognition and the associated liabilities.

As at October 31	2023	2022
Carrying value of financial assets transferred but not derecognized
Securities(1)	91,097	76,551
Residential mortgages	23,227	24,102
	114,324	100,653
Carrying value of associated liabilities(2)	62,295	56,555
Fair value of financial assets transferred but not derecognized
Securities(1)	91,098	76,551
Residential mortgages	22,002	22,954
	113,100	99,505
Fair value of associated liabilities(2)	61,468	55,767

(1)	The amount related to the securities loaned is the maximum amount of Bank securities that can be lent. For obligations related to securities sold under repurchase agreements, the amount includes the Bank’s own financial assets as well as those of third parties.
(2)	Associated liabilities include liabilities related to transferred receivables and obligations related to securities sold under repurchase agreements before the offsetting impact of $6,994 million as at October 31, 2023 ($3,606 million as at October 31, 2022). Liabilities related to securities loaned are not included, as the Bank can lend its own financial assets and those of third parties. The carrying value and fair value of liabilities related to securities loaned stood at $10,171 million before the offsetting impact of $2,090 million as at October 31, 2023 ($8,843 million before the offsetting impact of $2,043 million as at October 31, 2022).

The following table specifies the nature of the transactions related to financial assets transferred but not derecognized.

As at October 31	2023	2022
Carrying value of financial assets transferred but not derecognized
Securities backed by insured residential mortgages and other securities sold to CHT	24,313	25,468
Securities sold under repurchase agreements	40,357	33,880
Securities loaned	49,654	41,305
	114,324	100,653

National Bank of Canada 2023 Annual Report	185

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 9 – Investments in Associates and Joint Ventures

As at October 31		2023	2022
	Business segment	Carrying value	Carrying value
Listed associate
TMX Group Limited(1)	Other	−	96
Unlisted associates		49	44
		49	140

(1)	On May 2, 2023, the Bank concluded that it had lost significant influence over TMX Group Limited (TMX) and therefore, as of this date, ceased using the equity method to account for this investment. The Bank designated its investment in TMX as a financial asset measured at fair value through other comprehensive income in an amount of $191 million. Upon the fair value measurement, a $91 million gain was recorded in the Non-interest income – Other item of the Consolidated Statement of Income, reported in the Other heading of segment results. As at October 31, 2022, the Bank was exercising significant influence over TMX, mainly through its equity interest, debt financing, and presence on TMX’s board of directors, and the Bank’s ownership interest in TMX was 2.5%. During the year ended October 31, 2023, TMX paid $3 million in dividends to the Bank ($7 million for the year ended October 31, 2022).

As at October 31, 2023 and 2022, there were no significant restrictions limiting the ability of associates to transfer funds to the Bank in the form of dividends or to repay any loans or advances. Furthermore, the Bank has not made any specific commitment or contracted any contingent liability with respect to associates.

The table below provides summarized financial information related to the Bank’s proportionate share in all unlisted associates that are not individually significant.

Year ended October 31(1)	2023	2022
Net income	6	5
Other comprehensive income	−	−
Comprehensive income	6	5

(1)	The amounts are based on the cumulative balances for the 12-month periods ended September 30, 2023 and 2022.

National Bank of Canada 2023 Annual Report	186

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 10 – Premises and Equipment

	Owned assets held							Right-of-use assets	Total
	Land	Head office building under construction(1)	Buildings	Computer equipment	Equipment and furniture	Leasehold improvements	Total	Real estate
Cost
As at October 31, 2021	71	248	68	255	110	338	1,090	732	1,822
Additions and modifications	3	183	2	53	14	46	301	69	370
Disposals	–	–	(7)	–	(3)	(2)	(12)		(12)
Transfers(2)	–	(397)	386	4	7	–	–	–	–
Fully depreciated assets			(7)	(38)	(7)	(10)	(62)	(8)	(70)
Impact of foreign currency translation	–	–	–	6	3	5	14	12	26
As at October 31, 2022	74	431	56	276	117	377	1,331	805	2,136
Additions and modifications	–	222	3	70	8	53	356	59	415
Disposals	–	–	(7)	–	(13)	(27)	(47)		(47)
Transfers(2)	–	(397)	386	4	7	-	-	-	-
Fully depreciated assets			(2)	(35)	(3)	(8)	(48)	(4)	(52)
Impact of foreign currency translation	–	–	–	2	–	1	3	3	6
As at October 31, 2023	74	256	436	317	116	396	1,595	863	2,458
Accumulated depreciation
As at October 31, 2021			47	150	55	156	408	198	606
Depreciation for the year			2	48	15	32	97	105	202
Disposals			(4)	–	(3)	(2)	(9)		(9)
Fully depreciated assets			(7)	(38)	(7)	(10)	(62)	(8)	(70)
Impact of foreign currency translation			–	2	1	3	6	4	10
As at October 31, 2022			38	162	61	179	440	299	739
Depreciation for the year			4	55	10	36	105	106	211
Disposals			(5)	–	(13)	(27)	(45)		(45)
Impairment losses(3)			–	–	–	–	–	11	11
Fully depreciated assets			(2)	(35)	(3)	(8)	(48)	(4)	(52)
Impact of foreign currency translation			–	1	–	–	1	1	2
As at October 31, 2023			35	183	55	180	453	413	866

Carrying value as at October 31, 2022	74	431	18	114	56	198	891	506	1,397
Carrying value as at October 31, 2023	74	256	401	134	61	216	1,142	450	1,592

(1)	As at October 31, 2023, contractual commitments related to the head office building under construction stood at $86 million, covering a period up to 2025.
(2)	During the year ended October 31, 2023, the Bank started occupying certain floors of the new head office building under construction. As a result, an amount related to significant components being utilized was transferred to their corresponding asset categories.
(3)	During the year ended October 31, 2023, the Bank recorded $11 million in impairment losses related to right-of-use assets (no amount was recorded during the year ended October 31, 2022). These impairment losses were recognized in the Non-interest expenses – Occupancy item of the Consolidated Statement of Income and reported in the Other heading of segment results.

Assets Leased Under Operating Leases

The Bank is a lessor under operating lease agreements for certain buildings. These leases have terms varying from one year to five years and do not contain any bargain purchase options or contingent rent.

The future minimum payments receivable under these operating leases total $6 million and include sublease revenues of $5 million related to real estate right- of-use assets.

National Bank of Canada 2023 Annual Report	187

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 10 – Premises and Equipment (cont.)

Leases Recognized in the Consolidated Statement of Income

Year ended October 31	2023	2022
Interest expense	17	16
Expense for leases of low-value assets(1)	10	9
Expense relating to variable lease payments	100	94
Income from leasing and subleasing(2)	4	4

(1)	The expense relates to lease payments for low-value assets that are part of the exemptions permitted by the practical expedients of IFRS 16.
(2)	These amounts for the years ended October 31, 2023 and 2022 include variable lease payments of $2 million.

For the year ended October 31, 2023, the cash outflows for leases amounted to $229 million (2022: $218 million).

Note 11 – Goodwill and Intangible Assets

Goodwill

The following table presents changes in the carrying amounts of goodwill by cash-generating unit (CGU) and by business segment for the years ended October 31, 2023 and 2022.

	Personal and Commercial(1)	Wealth Management				Financial Markets(1)	USSF&I			Other	Total
		Third-Party Solutions(1)	Securities Brokerage(1)	Managed Solutions(1)	Total		Credigy Ltd.(1)	Advanced Bank of Asia Limited(1)	Total	Flinks Technology Inc.(1)
Balance as at October 31, 2021	54	256	434	269	959	235	31	124	155	101	1,504
Impact of foreign currency translation	–	–	–	–	–	–	3	12	15	–	15
Balance as at October 31, 2022	54	256	434	269	959	235	34	136	170	101	1,519
Impact of foreign currency translation	–	–	–	–	–	–	–	2	2	–	2
Balance as at October 31, 2023	54	256	434	269	959	235	34	138	172	101	1,521

(1)	Constitutes a CGU.

Goodwill Impairment Testing and Significant Assumptions

For impairment testing purposes, goodwill resulting from a business combination must be allocated, as of the acquisition date, to a CGU or group of CGUs expected to benefit from the synergies of the business combination. Goodwill is tested for impairment annually or more frequently if events or circumstances indicate that the recoverable value of the CGU or group of CGUs may have fallen below its carrying amount.

Goodwill was tested for impairment during the years ended October 31, 2023 and 2022, and no impairment loss was recognized.

The recoverable value of a CGU or group of CGUs is based on the value in use that is calculated based on discounted after-tax cash flows. Future after-tax cash flows are estimated based on a five-year period, which is the reference period used for the most recent financial forecasts approved by management. Cash flows beyond that period are extrapolated using a long-term growth rate.

The discount rate used for each CGU or group of CGUs is calculated using the cost of debt financing and the cost related to the Bank’s equity. This rate corresponds to the Bank’s weighted average cost of capital and reflects the risk specific to the CGU. The long-term growth rate used in calculating discounted cash flow estimates is based on the forecasted growth rate plus a risk premium. The rate is constant over the entire five-year period for which the cash flows were determined. Growth rates are determined, among other factors, based on past growth rates, economic trends, inflation, competition, and the impact of the Bank’s strategic initiatives. As at October 31, 2023, for each CGU or CGU group, the discount rate (after tax) used was 9.78% (9.48% as at October 31, 2022), and the long-term growth rate varied between 2% and 5%, depending on the CGU, as at October 31, 2023 and 2022.

National Bank of Canada 2023 Annual Report	188

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Estimating a CGU’s value in use requires significant judgment regarding the inputs used in applying the discounted cash flow method. The Bank conducts sensitivity analyses by varying the after-tax discount rate upward by 1% and the terminal growth rates downward by 1%. Such sensitivity analyses demonstrate that a reasonable change in assumptions would not result in a CGU’s carrying value exceeding its value in use.

Intangible Assets

		Indefinite useful life					Finite useful life	Total
				Internally-		Other
	Management			generated	Other	intangible
	contracts(1)	Trademark	Total	software(2)	software	assets	Total
Cost
As at October 31, 2021	160	9	169	1,908	120	64	2,092	2,261
Acquisitions	–	–	–	346	28	–	374	374
Impairment losses(3)	(1)	(1)	(2)	(7)	–	(2)	(9)	(11)
Fully amortized intangible assets				(138)	(21)	(2)	(161)	(161)
Impact of foreign currency translation	–	–	–	–	1	–	1	1
As at October 31, 2022	159	8	167	2,109	128	60	2,297	2,464
Acquisitions	–	–	–	282	17	–	299	299
Disposals	–	–	–	(19)	–	–	(19)	(19)
Impairment losses(3)	(1)	(1)	(2)	(315)	–	–	(315)	(317)
Fully amortized intangible assets				(168)	(18)	–	(186)	(186)
As at October 31, 2023	158	7	165	1,889	127	60	2,076	2,241
Accumulated amortization
As at October 31, 2021				861	75	51	987	987
Amortization for the year				253	20	6	279	279
Impairment losses(3)				(2)	–	(1)	(3)	(3)
Fully amortized intangible assets				(138)	(21)	(2)	(161)	(161)
Impact of foreign currency translation				–	2	–	2	2
As at October 31, 2022				974	76	54	1,104	1,104
Amortization for the year				287	20	6	313	313
Disposals				(6)	–	–	(6)	(6)
Impairment losses(3)				(240)	–	–	(240)	(240)
Fully amortized intangible assets				(168)	(18)	–	(186)	(186)
As at October 31, 2023				847	78	60	985	985

Carrying value as at October 31, 2022	159	8	167	1,135	52	6	1,193	1,360
Carrying value as at October 31, 2023	158	7	165	1,042	49	-	1,091	1,256

(1)	For annual impairment testing purposes, management contracts are allocated to the Managed Solutions CGU.

(2)	The remaining amortization period for significant internally-generated software is four years.

(3)	During the year ended October 31, 2023, the Bank recorded $2 million in impairment losses resulting from the impairment test carried out on indefinite-life intangible assets ($2 million during the year ended October 31, 2022) as well as an amount of $75 million related to internally-generated software for which the Bank has decided to cease its use or development ($5 million during the year ended October 31, 2022). The impairment losses related to internally-generated software were recognized in the Non-interest expenses – Technology item of the Consolidated Statement of Income and reported in the Personal and Commercial ($59 million), Wealth Management ($8 million), Financial Markets ($7 million) segments and in the Other heading ($1 million) of segment results.

National Bank of Canada 2023 Annual Report	189

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 12 – Other Assets

As at October 31	2023	2022
Receivables, prepaid expenses and other items	3,126	2,186
Interest and dividends receivable	1,605	1,057
Due from clients, dealers and brokers	538	842
Defined benefit asset (Note 23)	356	498
Deferred tax assets (Note 24)	634	389
Current tax assets	925	471
Reinsurance assets	14	6
Insurance assets	147	104
Commodities(1)	544	405
	7,889	5,958

(1)	Commodities are recorded at fair value based on quoted prices in active markets and are classified in Level 1 of the fair value measurement hierarchy. The commodities were previously presented in Receivables, prepaid expenses and other items.

Note 13 – Deposits

As at October 31				2023	2022
	On demand(1)	After notice(2)	Fixed term(3)	Total	Total
Personal	4,335	35,289	48,259	87,883	78,811
Business and government	66,823	32,602	97,903	197,328	184,230
Deposit-taking institutions	1,579	114	1,269	2,962	3,353
	72,737	68,005	147,431	288,173	266,394

(1)	Demand deposits are deposits for which the Bank does not have the right to require notice of withdrawal and consist essentially of deposits in chequing accounts.

(2)	Notice deposits are deposits for which the Bank may legally require a notice of withdrawal and consist mainly of deposits in savings accounts.

(3)	Fixed-term deposits are deposits that can be withdrawn by the holder on a specified date and include term deposits, guaranteed investment certificates, savings accounts and plans, covered bonds, and other similar instruments.

The Deposits – Business and government item includes, among other items, covered bonds, as described below, and a $17.7 billion amount of deposits as at October 31, 2023 ($12.8 billion as at October 31, 2022) that are subject to the bank bail-in conversion regulations issued by the Government of Canada. These regulations provide certain powers to the Canada Deposit Insurance Corporation (CDIC), notably the power to convert certain eligible Bank shares and liabilities into common shares should the Bank become non-viable.

Covered Bonds

NBC Covered Bond Guarantor (Legislative) Limited Partnership

In December 2013, the Bank established the covered bond legislative program under which covered bonds are issued. It therefore created NBC Covered Bond Guarantor (Legislative) Limited Partnership (the Guarantor) to guarantee payment of the principal and interest owed to the bondholders. The Bank sold uninsured residential mortgages to the Guarantor and granted it loans to facilitate the acquisition of these assets. During the year ended October 31, 2023, the Bank issued 280 million Swiss francs and 1.0 billion euros in covered bonds, and 1.5 billion euros in covered bonds came to maturity (the Bank issued 1.3 billion euros, US$1.5 billion and 750 million pounds sterling in covered bonds, and 1.0 billion euros and US$1.0 billion in covered bonds came to maturity during the year ended October 31, 2022). The covered bonds totalled $10.9 billion as at October 31, 2023 ($10.4 billion as at October 31, 2022). For additional information, see Note 27 to these consolidated financial statements.

The Bank has limited access to the assets owned by this structured entity according to the terms of the agreements that apply to this transaction. The assets owned by this entity totalled $20.9 billion as at October 31, 2023 ($18.2 billion as at October 31, 2022), of which $20.6 billion ($17.9 billion as at October 31, 2022) is presented in Residential mortgage loans on the Bank’s Consolidated Balance Sheet.

National Bank of Canada 2023 Annual Report	190

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 14 – Other Liabilities

As at October 31	2023	2022
Accounts payable and accrued expenses	2,458	2,582
Subsidiaries’ debts to third parties	224	156
Interest and dividends payable	2,022	1,063
Lease liabilities	517	552
Due to clients, dealers and brokers	669	730
Defined benefit liability (Note 23)	94	111
Allowances for credit losses – Off-balance-sheet commitments (Note 7)	176	162
Deferred tax liabilities (Note 24)	28	14
Current tax liabilities	208	67
Insurance liabilities	11	10
Other items(1)(2)(3)	1,016	914
	7,423	6,361

(1)	As at October 31, 2023, Other items included $42 million in litigation provisions ($11 million as at October 31, 2022).

(2)	As at October 31, 2023, Other items included $31 million in provisions for onerous contracts ($33 million as at October 31, 2022).

(3)	As at October 31, 2023, Other items included the financial liability resulting from put options written to non-controlling interests of Flinks for an amount of $23 million ($33 million as at October 31, 2022).

Note 15 – Subordinated Debt

The subordinated debt represents direct unsecured obligations, in the form of notes and debentures, to the Bank’s debt holders. The rights of the Bank’s note and debenture holders are subordinate to the claims of depositors and certain other creditors. Approval from OSFI is required before the Bank can redeem its subordinated notes and debentures in whole or in part.

On February 1, 2023, the Bank redeemed $750 million of medium-term notes maturing on February 1, 2028 at a price equal to their nominal value plus accrued interest.

On August 31, 2022, the Bank had redeemed debentures denominated in a foreign currency and maturing on February 28, 2087 in an amount of US$7 million at their nominal value plus accrued interest.

On July 25, 2022, the Bank had issued medium-term notes for an amount of $750 million, bearing interest at 5.426% and maturing on August 16, 2032.

As at October 31				2023	2022
Maturity date	Interest rate		Redemption date
February 2028	3.183%		February 1, 2023	-	750
August 2032(1)	5.426	%(2)	August 16, 2027(3)	750	750
				750	1,500
Fair value hedge adjustment(4)				–	2
Unamortized issuance costs(5)				(2)	(3)
Total				748	1,499

(1)	These notes contain non-viability contingent capital (NVCC) provisions and qualify for the purposes of calculating regulatory capital under Basel III. In the case of a trigger event as defined by OSFI, each note will be automatically and immediately converted, on a full and permanent basis, without the consent of the holder, into a specified number of common shares of the Bank as determined using an automatic conversion formula with a multiplier of 1.5 and a conversion price based on the greater of: (i) a floor price of $5.00; (ii) the current market price of common shares, which represents the volume weighted average price of common shares for the ten trading days ending on the trading day preceding the date of the trigger event. If the common shares are not listed on an exchange when this price is being established, the price will be the fair value reasonably determined by the Bank’s Board. The number of shares issued is determined by dividing the par value of the note (plus accrued and unpaid interest on such note) by the conversion price and then applying the multiplier.

(2)	Bearing interest at a rate of 5.426%, payable semi-annually until August 16, 2027, and thereafter bearing interest at a floating rate equal to CORRA compounded daily plus 2.32%, payable quarterly.

(3)	With the prior approval of OSFI, the Bank may, at its option, redeem these notes in whole or in part, at their nominal value plus accrued and unpaid interest.

(4)	The fair value hedge adjustment represents the impact of the hedging transactions applied to hedge changes in the fair value of subordinated debt caused by interest rate fluctuations.

(5)	The unamortized costs related to the issuance of the subordinated debt represent the initial cost, net of accumulated amortization, calculated using the effective interest rate method.

National Bank of Canada 2023 Annual Report	191

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 16 – Derivative Financial Instruments

Derivative financial instruments are financial contracts whose value is derived from an underlying interest rate, exchange rate, equity price, commodity price, credit spread, or index.

The main types of derivative financial instruments used are presented below.

Forwards and Futures

Forwards and futures are contractual obligations to buy or sell a specified amount of currency, interest rate, commodity, or financial instrument on a specified future date at a specified price. Forwards are tailor-made agreements transacted in the over-the-counter market. Futures are traded on organized exchanges and are subject to cash margining calculated daily by clearing houses.

Swaps

Swaps are over-the-counter contracts in which two parties agree to exchange cash flows. The Bank uses the following types of swap contracts:

●	Cross-currency swaps are transactions in which counterparties exchange fixed-rate interest payments and principal payments in different currencies.

●	Interest rate swaps are transactions in which counterparties exchange fixed- and floating-rate interest payments based on the notional principal value in the same currency.
●	Commodity swaps are transactions in which counterparties exchange fixed- and floating-rate payments based on the notional principal value of a commodity.
●	Equity swaps are transactions in which counterparties agree to exchange the return on one equity or group of equities for a payment based on an interest rate benchmark.
●	Credit default swaps are transactions in which one of the parties agrees to pay returns to the other party so that the latter can make a payment if a credit event occurs.

Options

Options are agreements between two parties in which the writer of the option grants the buyer the right, but not the obligation, to buy or sell, either at a specified date or dates or at any time prior to a predetermined expiry date, a specific amount of currency, commodity, or financial instrument at an agreed-upon price upon the sale of the option. The writer receives a premium for the sale of this instrument.

National Bank of Canada 2023 Annual Report	192

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Notional Amounts(1)

As at October 31							2023	2022
			Term to maturity
		Over 3	Over 1			Contracts held	Contracts
	3 months	months to	year to	Over	Total	for trading	designated	Total
	or less	12 months	5 years	5 years	contracts	purposes	as hedges	contracts
Interest rate contracts
OTC contracts
Forward rate agreements
Not settled by central counterparties	8,077	1,035	–	–	9,112	9,112	–	8,505
Swaps
Not settled by central counterparties	3,681	10,571	72,130	54,055	140,437	138,135	2,302	121,384
Settled by central counterparties	192,142	222,675	391,902	141,129	947,848	876,491	71,357	921,657
Options purchased	–	996	4,347	2,044	7,387	7,265	122	5,919
Options written	602	785	5,126	2,106	8,619	8,088	531	9,010
	204,502	236,062	473,505	199,334	1,113,403	1,039,091	74,312	1,066,475
Exchange-traded contracts
Futures
Long positions	12,381	29,624	2,463	–	44,468	44,468	–	28,472
Short positions	24,066	30,587	8,765	–	63,418	63,418	–	62,205
Options purchased	14	–	–	–	14	14	–	3,000
Options written	14	–	–	–	14	14	–	1,362
	36,475	60,211	11,228	–	107,914	107,914	–	95,039
Foreign exchange contracts
OTC contracts
Forwards	32,985	13,430	7,590	629	54,634	54,634	–	82,172
Swaps	259,006	98,177	109,135	34,523	500,841	480,017	20,824	515,684
Options purchased	16,564	15,029	4,445	–	36,038	36,038	–	34,831
Options written	17,596	19,312	4,253	–	41,161	41,161	–	39,477
	326,151	145,948	125,423	35,152	632,674	611,850	20,824	672,164
Exchange-traded contracts
Futures
Long positions	69	–	–	–	69	69	–	72
Short positions	28	–	–	–	28	28	–	55
	97	–	–	–	97	97	–	127
Equity, commodity and
credit derivative contracts(2)
OTC contracts
Forwards	11	–	3,568	–	3,579	3,579	–	3,735
Swaps
Not settled by central counterparties	31,001	19,684	20,439	9,909	81,033	80,889	144	65,569
Settled by central counterparties	176	99	6,417	708	7,400	7,400	–	4,633
Options purchased	4,976	315	916	12	6,219	6,219	–	1,822
Options written	51	468	2,459	351	3,329	3,329	–	2,371
	36,215	20,566	33,799	10,980	101,560	101,416	144	78,130
Exchange-traded contracts
Futures
Long positions	1,913	621	411	85	3,030	3,030	–	4,789
Short positions	19,161	2,135	1,146	3	22,445	22,445	–	13,452
Options purchased	10,536	1,880	2,204	–	14,620	14,620	–	9,142
Options written	10,187	2,324	3,677	137	16,325	16,325	–	11,490
	41,797	6,960	7,438	225	56,420	56,420	–	38,873
	645,237	469,747	651,393	245,691	2,012,068	1,916,788	95,280	1,950,808

(1)	Notional amounts are not presented in assets or liabilities on the Consolidated Balance Sheet. They represent the reference amount of the contract to which a rate or price is applied to determine the amount of cash flows to be exchanged.

(2)	Includes precious metal contracts.

National Bank of Canada 2023 Annual Report	193

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 16 – Derivative Financial Instruments (cont.)

Credit Risk

Credit risk on derivative financial instruments is the risk of financial loss that the Bank will have to assume if a counterparty fails to honour its contractual obligations. Credit risk related to derivative financial instruments is subject to the same credit approval, credit limit, and credit monitoring standards as those applied to the Bank’s other credit transactions. Consequently, the Bank evaluates the creditworthiness of counterparties and manages the size of the portfolios as well as the diversification and maturity profiles of these financial instruments.

The Bank limits the credit risk of over-the-counter contracts by dealing with creditworthy counterparties and entering into contracts that provide for the exchange of collateral between parties where the fair value of the outstanding transactions exceeds an agreed threshold. The Bank also negotiates master netting agreements that provide for the simultaneous close-out and settling of all transactions with a given counterparty on a net basis in the event of default, insolvency, or bankruptcy. However, overall exposure to credit risk, reduced through master netting agreements, may change substantially after the balance sheet date because it is affected by all transactions subject to a contract as well as by changes in the market rates of the underlying instruments.

The Bank also uses financial intermediaries to have access to established clearing houses in order to minimize the settlement risk arising from financial derivative transactions. In some cases, the Bank has direct access to clearing houses for settling derivative financial instruments. In addition, certain derivative financial instruments traded over the counter are settled directly or indirectly by central counterparties.

In the case of exchange-traded contracts, exposure to credit risk is limited because these transactions are standardized contracts executed on established exchanges, each of which is associated with a well-capitalized clearing house that assumes the obligations of both counterparties and guarantees their performance obligations. All exchange-traded contracts are subject to initial margins and daily settlement.

Terms Used

Replacement Cost

Replacement cost is the Bank’s maximum credit risk associated with derivative financial instruments as at the Consolidated Balance Sheet date. This amount is the positive fair value of all derivative financial instruments, before all master netting agreements and collateral held.

Credit Risk Equivalent

The credit risk equivalent amount is the total replacement cost plus an amount representing the potential future credit risk exposure, as outlined in OSFI’s Capital Adequacy Requirements Guideline.

Risk-Weighted Amount

The risk-weighted amount is determined by applying the OSFI guidance to the credit risk equivalent.

Credit Risk Exposure of the Derivative Financial Instrument Portfolio

As at October 31			2023			2022
			Risk-			Risk-
	Replacement	Credit risk	weighted	Replacement	Credit risk	weighted
	cost	equivalent(1)	amount(1)	cost	equivalent(1)	amount(1)
Interest rate contracts	6,708	3,024	457	5,490	2,639	508
Foreign exchange contracts	7,233	5,607	1,582	8,775	5,926	1,847
Equity, commodity and credit derivative contracts	3,575	8,544	1,428	4,282	6,569	1,797
	17,516	17,175	3,467	18,547	15,134	4,152
Impact of master netting agreements	(8,032)			(9,583)
	9,484	17,175	3,467	8,964	15,134	4,152

(1)	The amounts are presented net of the Impact of master netting agreements.

Credit Risk Exposure of the Derivative Financial Instrument Portfolio by Counterparty

As at October 31		2023		2022
	Replacement	Credit risk	Replacement	Credit risk
	cost	equivalent	cost	equivalent
OECD member-country governments	928	3,052	1,342	2,700
Banks of OECD member countries	606	3,236	589	3,292
Other	7,950	10,887	7,033	9,142
	9,484	17,175	8,964	15,134

National Bank of Canada 2023 Annual Report	194

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Fair Value of Derivative Financial Instruments

As at October 31			2023			2022
	Positive	Negative	Net	Positive	Negative	Net
Contracts held for trading purposes
Interest rate contracts
Forwards	147	54	93	125	85	40
Swaps	4,753	4,700	53	3,267	3,620	(353)
Options	179	208	(29)	168	166	2
	5,079	4,962	117	3,560	3,871	(311)
Foreign exchange contracts
Forwards	878	368	510	1,426	919	507
Swaps	5,550	6,004	(454)	6,461	7,140	(679)
Options	588	544	44	707	597	110
	7,016	6,916	100	8,594	8,656	(62)
Equity, commodity and credit derivative contracts
Forwards	40	244	(204)	911	314	597
Swaps	2,573	3,741	(1,168)	1,926	3,717	(1,791)
Options	962	2,424	(1,462)	1,440	1,793	(353)
	3,575	6,409	(2,834)	4,277	5,824	(1,547)
Total – Contracts held for trading purposes	15,670	18,287	(2,617)	16,431	18,351	(1,920)
Contracts designated as hedges
Interest rate contracts
Swaps	1,629	1,384	245	1,930	1,137	793
Options	–	11	(11)	–	35	(35)
	1,629	1,395	234	1,930	1,172	758
Foreign exchange contracts
Swaps	217	181	36	182	109	73
	217	181	36	182	109	73
Equity, commodity and credit derivative contracts
Swaps	–	25	(25)	4	–	4
	–	25	(25)	4	–	4
Total – Contracts designated as hedges	1,846	1,601	245	2,116	1,281	835
Designated as fair value hedges	928	902	26	1,186	586	600
Designated as cash flow hedges	918	699	219	930	695	235
Total fair value	17,516	19,888	(2,372)	18,547	19,632	(1,085)
Impact of master netting agreements	(8,032)	(8,032)	–	(9,583)	(9,583)	–
	9,484	11,856	(2,372)	8,964	10,049	(1,085)

Note 17 – Hedging Activities

The Bank’s market risk exposure, risk management objectives, policies and procedures, and risk measurement methods are presented in the Risk Management section of the MD&A for the year ended October 31, 2023.

The Bank has elected, as permitted under IFRS 9, to continue applying the hedge accounting requirements of IAS 39. Some of the tables present information on currencies, specifically, the U.S. dollar (USD), the Australian dollar (AUD), the Canadian dollar (CAD), the Hong Kong dollar (HKD), the euro (EUR), the pound sterling (GBP) and the Swiss franc (CHF).

National Bank of Canada 2023 Annual Report	195

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 17 – Hedging Activities (cont.)

The following table shows the notional amounts and the weighted average rates by term to maturity of the designated derivative instruments and their fair value by type of hedging relationship.

As at October 31	2023							2022
	Term to maturity					Fair value			Fair value
	1 year or less	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	Total	Assets Liabilities		Total	Assets Liabilities
Fair value hedges
Interest rate risk
Interest rate swaps						928	858		1,176	527
Notional amount – CDOR reform(1)	594	2,850	3,527	638	7,609			10,730
Notional amount – Other	10,515	2,317	9,768	6,268	28,868			11,559
Average fixed interest rate – Pay fixed	0.4%	1.2%	2.2%	3.3%	2.1%			1.7%
Average fixed interest rate – Receive fixed	5.3%	3.4%	3.0%	3.3%	4.1%			2.0%
Cross-currency swaps						–	33		10	24
Notional amount	–	–	–	112	112			192
Average USD-AUD exchange rate	–	–	–	$0.6943	$0.6943			$0.7381
Average CAD-HKD exchange rate	–	–	–	–	–			$0.1621
Average USD-EUR exchange rate	–	–	–	$1.0513	$1.0513			$1.0513
Options						–	11		–	35
Notional amount – CDOR reform(1)					–			30
Notional amount – Other	–	–	122	531	653			959
Average fixed interest rate – Purchased	–	–	(1.3)%	–	(1.3)%			(1.2)%
Average fixed interest rate – Written	–	–	–	2.4%	2.4%			2.8%
	11,109	5,167	13,417	7,549	37,242	928	902	23,470	1,186	586
Cash flow hedges
Interest rate risk
Interest rate swaps						701	526		754	610
Notional amount – CDOR reform(1)	371	1,605	3,693	1,550	7,219			12,400
Notional amount – Other	6,020	3,643	18,759	1,541	29,963			20,455
Average fixed interest rate – Pay fixed	2.8%	3.5%	3.4%	3.5%	3.3%			1.9%
Average fixed interest rate – Receive fixed	3.1%	0.7%	2.5%	3.4%	2.6%			1.9%
Cross-currency swaps						217	148		172	85
Notional amount – CDOR reform(1)	391	1,225	2,297	–	3,913			3,888
Notional amount – Other	3,301	4,337	9,151	–	16,789			9,202
Average CAD-USD exchange rate	$1.3112	$1.3093	$1.3161	–	$1.3133			$1.2972
Average USD-EUR exchange rate	$1.1534	$1.1487	$1.1308	–	$1.1402			$1.1691
Average USD-GBP exchange rate	$1.2853	–	$1.1945	–	$1.2207			$1.2375
Average CHF-USD exchange rate	–	–	$1.0064	–	$1.0064
Equity price risk
Equity swaps
Notional amount – CDOR reform(1)	144	–	–	–	144	–	25	136	4	–
Average price	$101.63	–	–	–	$101.63			$86.36
	10,227	10,810	33,900	3,091	58,028	918	699	46,081	930	695
Hedges of net investments
in foreign operations(2)
Foreign exchange risk
Cross-currency swaps
Notional amount	10	–	–	–	10	–	–	10	–	–
Average CAD-USD exchange rate	$1.3209	–	–	–	$1.3209			$1.3802
Average USD-HKD exchange rate	$0.1280	–	–	–	$0.1280			$0.1275
	10	–	–	–	10	–	–	10	–	–
	21,346	15,977	47,317	10,640	95,280	1,846	1,601	69,561	2,116	1,281

(1)	Includes only contracts that reference CDOR and that mature after June 28, 2024.

(2)	As at October 31, 2023, the Bank also designated $1,892 million in foreign currency deposits denominated in U.S. dollars as net investment hedging instruments ($1,410 million as at October 31, 2022).

National Bank of Canada 2023 Annual Report	196

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Fair Value Hedges

Fair value hedge transactions consist of using derivative financial instruments (interest rate swaps and options) to hedge changes in the fair value of a financial asset or financial liability caused by interest rate fluctuations. Changes in the fair values of derivative financial instruments used as hedging instruments offset changes in the fair value of the hedged items. The Bank applies this strategy mainly to portfolios of securities measured at fair value through other comprehensive income, fixed-rate mortgage loans, fixed-rate deposits, liabilities related to transferred receivables, and subordinated debt.

In addition, when a fixed-rate asset or liability is denominated in a foreign currency, the Bank sometimes uses cross-currency swaps to hedge the associated foreign exchange risk. The Bank may designate a cross-currency swap to exchange the fixed-rate foreign currency for the functional currency at a floating rate in a single hedging relationship addressing both interest rate risk and foreign exchange risk. In certain cases, given that interest rate risk and foreign exchange risk are hedged in a single hedging relationship, the information below does not distinguish between interest rate risk and the combination of interest rate risk and foreign exchange risk as two separate risk categories. The Bank applies this strategy mainly to foreign currency fixed-rate deposits.

Regression analysis is used to assess hedge effectiveness and determine the hedge ratio. For fair value hedges, the main source of potential hedge ineffectiveness is a circumstance where the critical terms of the hedging instrument and the hedged item are not closely aligned.

The following tables show amounts related to hedged items as well as the results of the fair value hedges.

		As at October 31, 2023			Year ended October 31, 2023
		Cumulative	Cumulative	Gains (losses)	Gains (losses)
		hedge	adjustments	on the hedged	on the hedging
	Carrying value	adjustments	from	items for	instruments for
	of hedged	from active	discontinued	ineffectiveness	ineffectiveness	Hedge
	items	hedges	hedges	measurement(1)	measurement(1)	ineffectiveness(1)
Securities at fair value through other comprehensive income	6,068	(332)	(211)	(191)	189	(2)
Mortgages	2,882	(213)	(224)	(12)	28	16
Deposits	17,728	(606)	(168)	214	(219)	(5)
Liabilities related to transferred receivables	4,155	(186)	13	202	(202)	–
				213	(204)	9

		As at October 31, 2022			Year ended October 31, 2022
		Cumulative	Cumulative	Gains (losses)	Gains (losses)
		hedge	adjustments	on the hedged	on the hedging
	Carrying value	adjustments	from	items for	instruments for
	of hedged	from active	discontinued	ineffectiveness	ineffectiveness	Hedge
	items	hedges	hedges	measurement(1)	measurement(1)	ineffectiveness(1)
Securities at fair value through other comprehensive income	6,805	(529)	(53)	(588)	589	1
Mortgages	6,488	(332)	(231)	(415)	453	38
Deposits	5,803	(595)	9	682	(677)	5
Liabilities related to transferred receivables	682	(3)	68	3	(3)	–
Subordinated debt	2	–	2	–	–	–
				(318)	362	44

(1)	Amounts are presented on a pre-tax basis.

National Bank of Canada 2023 Annual Report	197

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 17 – Hedging Activities (cont.)

Cash Flow Hedges

Cash flow hedge transactions consist of using interest rate swaps to hedge the risk of changes in future cash flows caused by floating-rate assets or liabilities. In addition, the Bank sometimes uses cross-currency swaps to hedge the foreign exchange risk caused by assets or liabilities denominated in foreign currencies. In certain cases, given that interest rate risk and foreign exchange risk are hedged in a single hedging relationship, the information below does not distinguish between interest rate risk and the combination of interest rate risk and foreign exchange risk as two separate risk categories. The Bank applies this strategy mainly to its loan, personal credit line, acceptance, and deposit portfolios as well as liabilities related to transferred receivables.

The Bank also uses total return swaps to hedge the risk of changes in future cash flows related to the Restricted Stock Unit (RSU) Plan. Some of these swaps are designated as part of a cash flow hedge against a portion of the unrecognized obligation of the RSU Plan. In cash flow hedges, the derivative financial instruments used as hedging instruments reduce the variability of the future cash flows related to the hedged items.

Regression analysis is used to assess hedge effectiveness and to determine the hedge ratio. For cash flow hedges, the main source of potential hedge ineffectiveness is a circumstance where the critical terms of the hedging instrument and the hedged item are not closely aligned.

The following tables show the amounts related to hedged items as well as the results of the cash flow hedges.

	As at October 31, 2023			Year ended October 31, 2023
						Unrealized gains
						(losses) included
		Accumulated				in Other
	Accumulated	other		Gains (losses) on		comprehensive
	other	comprehensive	Gains (losses) on	hedging		income as the	Losses (gains)
	comprehensive	income from	hedged items for	instruments for		effective portion	reclassified to
	income from	discontinued	ineffectiveness	ineffectiveness	Hedge	of the hedging	Net interest
	active hedges	hedges	measurement(1)	measurement(1)	ineffectiveness(1)	instrument(1)	income(1)
Interest rate risk
Loans	(170)	(240)	127	(131)	(3)	(127)	128
Deposits	127	117	(666)	667	8	223	(17)
Acceptances	59	266	(54)	52	–	52	(52)

Liabilities related to transferred receivables	11	49	6	(6)	–	(6)	(25)
	27	192	(587)	582	5	142	34
Equity price risk
Other liabilities	(16)	–	17	(17)	–	(17)	–
	11	192	(570)	565	5	125	34

	As at October 31, 2022					Year ended October 31, 2022
						Unrealized gains
						(losses) included
		Accumulated				in Other
	Accumulated	other		Gains (losses) on		comprehensive
	other	comprehensive	Gains (losses) on	hedging		income as the	Losses (gains)
	comprehensive	income from	hedged items for	instruments for		effective portion	reclassified to
	income from	discontinued	ineffectiveness	ineffectiveness	Hedge	of the hedging	Net interest
	active hedges	hedges	measurement(1)	measurement(1)	ineffectiveness(1)	instrument(1)	income(1)
Interest rate risk
Loans	(169)	(241)	357	(356)	–	(356)	33
Deposits	28	10	257	(253)	–	62	–
Acceptances	210	115	(253)	255	2	253	23

Liabilities related to transferred receivables	64	27	(54)	55	1	54	(11)
	133	(89)	307	(299)	3	13	45
Equity price risk
Other liabilities	–	–	47	(47)	–	(47)	–
	133	(89)	354	(346)	3	(34)	45

(1)	Amounts are presented on a pre-tax basis.

National Bank of Canada 2023 Annual Report	198

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Hedges of Net Investments in Foreign Operations

The Bank’s structural foreign exchange risk arises from investments in foreign operations denominated in currencies other than the Canadian dollar. The Bank measures this risk by assessing the impact of foreign currency fluctuations and hedges it using derivative and non-derivative financial instruments (cross-currency swaps and deposits). In a hedge of a net investment in a foreign operation (net investment hedge), the financial instruments used offset the foreign exchange gains and losses on the investments. When non-derivative financial instruments are designated as foreign exchange risk hedges, only the changes in fair value that are attributable to foreign exchange risk are taken into account when assessing and calculating the effectiveness of the hedge.

Assessing the effectiveness of net investment hedges consists of comparing changes in the carrying value of the deposits or the fair value of the derivative attributable to exchange rate fluctuations with changes in the net investment in a foreign operation attributable to exchange rate fluctuations. Inasmuch as the notional amount of the hedging instruments and the hedged net investments are aligned, no ineffectiveness is expected.

The following tables present the amounts related to hedged items as well as the results of the net investment hedges.

	As at October 31, 2023					Year ended October 31, 2023
Unrealized gains
(losses) included
		Accumulated				in Other
	Accumulated	other		Gains (losses) on		comprehensive
	other	comprehensive	Gains (losses) on	hedging		income as the	Losses (gains)
	comprehensive	income from	hedged items for	instruments for		effective portion	reclassified to
	income from	discontinued	ineffectiveness	ineffectiveness	Hedge	of the hedging	the on-interest
	active hedges	hedges	measurement(1)	measurement(1)	ineffectiveness(1)	instrument(1)	income(1)
Net investments in foreign operations denominated in: USD	38	(353)	66	(66)	—	(66)	—

	As at October 31, 2022					Year ended October 31, 2022
Unrealized gains
(losses) included
		Accumulated				in Other
	Accumulated	other		Gains (losses) on		comprehensive
	other	comprehensive	Gains (losses) on	hedging		income as the	Losses (gains)
	comprehensive	income from	hedged items for	instruments for		effective portion	reclassified to the
	income from	discontinued	ineffectiveness	ineffectiveness	Hedge	of the hedging	Non-interest
	active hedges	hedges	measurement(1)	measurement(1)	ineffectiveness(1)	instrument(1)	income(1)
Net investments in foreign operations denominated in: USD	26	(276)	166	(166)	—	(166)	—

(1)	Amounts are presented on a pre-tax basis.

National Bank of Canada 2023 Annual Report	199

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 17 – Hedging Activities (cont.)

Reconciliation of Equity Components

The following table presents a reconciliation by risk category of Accumulated other comprehensive income attributable to hedge accounting.

As at October 31		2023		2022
		Net foreign currency		Net foreign currency
	Net gains (losses) on	translation	Net gains (losses)	translation
	cash flow hedges	adjustments	on cash flow hedges	adjustments
Balance at beginning	31	204	23	(129)
Hedges of net investments in foreign operations(1)
Gains (losses) included as the effective portion		(66)		(166)
Net foreign currency translation gains (losses) on investments
in foreign operations		152		458
Cash flow hedges(1)
Gains (losses) included as the effective portion
Interest rate risk	142		13
Equity price risk	(17)		(47)
Losses (gains) reclassified to Net interest income
Interest rate risk	34		45
Income taxes	(44)	17	(3)	41
Balance at end	146	307	31	204

(1)	Amounts are presented on a pre-tax basis.

National Bank of Canada 2023 Annual Report	200

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 18 – Share Capital and Other Equity Instruments

Authorized

Common Shares

An unlimited number of shares without par value.

First Preferred Shares

An unlimited number of shares, without par value, issuable for a maximum aggregate consideration of $5 billion.

First Preferred Shares and Other Equity Instruments

	As at October 31, 2023
							Dividend per
			Redemption				share ($) or		Reset premium of
	Redemption and		price per		Convertible into		interest rate per		the dividend rate or
	conversion date(1)(2)		share or LRCN ($)(1)		preferred shares 2)		LRCN(3)		interest rate
First preferred shares
issued and outstanding
Series 30(4)	May 15, 2024	(5)(6)	25.00		Series 31		0.25156	(7)	2.40%
Series 32(4)	February 15, 2025	(5)(6)	25.00		Series 33		0.23994	(7)	2.25%
Series 38(4)	November 15, 2027	(5)(6)	25.00		Series 39		0.43919	(7)	3.43%
Series 40(4)	May 15, 2028	(5)(6)	25.00		Series 41		0.36363	(7)	2.58%
Series 42(4)	November 15, 2023	(5)(6)	25.00		Series 43		0.30938	(8)	2.77%
Other equity instruments
issued and outstanding
Limited Recourse Capital Notes (LRCN)
Series 1 (LRCN – Series 1)(9)(10)	October 15, 2025	(5)	1,000.00		Series 44	(9)	4.30	%(11)	3.943%
Series 2 (LRCN – Series 2)(9)(10)	July 15, 2026	(5)	1,000.00		Series 45	(9)	4.05	%(11)	3.045%
Series 3 (LRCN – Series 3)(9)(10)	October 16, 2027	(5)	1,000.00		Series 46	(9)	7.50	%(11)	4.281%
First preferred shares
authorized but not issued
Series 31(4)	May 15, 2024	(5)	25.00	(12)	n.a.		Floating rate	(13)	2.40%
Series 33(4)	February 15, 2025	(5)	25.00	(12)	n.a.		Floating rate	(13)	2.25%
Series 39(4)	November 15, 2027	(5)	25.00	(12)	n.a.		Floating rate	(13)	3.43%
Series 41(4)	May 15, 2028	(5)	25.00	(12)	n.a.		Floating rate	(13)	2.58%
Series 43(4)	November 15, 2023	(5)	25.50	(12)	n.a.		Floating rate	(13)	2.77%

n.a.	Not applicable

(1)	Redeemable in cash at the Bank’s option, in whole or in part, subject to the provisions of the Bank Act (Canada) and to OSFI approval. For the preferred shares, the redemption prices are increased by all the declared and unpaid dividends on the preferred shares to the date fixed for redemption. In the case of LRCN, the redemption prices are increased by interest accrued and unpaid up to the redemption date.

(2)	Convertible at the option of the holders of first preferred shares issued and outstanding, subject to certain conditions.

(3)	The dividends are non-cumulative and payable quarterly, whereas interest on the LRCN is payable semi-annually.

(4)	Upon the occurrence of a trigger event, as defined by OSFI, each outstanding preferred share will be automatically and immediately converted, on a full and permanent basis, without the consent of the holder, into a number of Bank common shares determined pursuant to an automatic conversion formula. This conversion will be calculated by dividing the value of the preferred shares, i.e., $25.00 per share, plus all declared and unpaid dividends as at the date of the trigger event, by the value of the common shares. The value of the common shares will be the greater of a $5.00 floor price or the current market price of the common shares. Current market price means the volume weighted average trading price of common shares for the ten consecutive trading days ending on the trading day preceding the date of the trigger event. If the common shares are not listed on an exchange when this price is being established, the price will be the fair value reasonably determined by the Bank’s Board.
(5)	For the preferred shares, redeemable at the date fixed for redemption and on the same date every five years thereafter. In the case of LRCN, the redemption occurs automatically upon the redemption of the preferred shares issued by the Bank in conjunction with the LRCN and held in a limited recourse trust. The preferred shares issued and held in a limited recourse trust are redeemable for a period of one month from the date fixed for redemption and on the same dates every five years thereafter.

(6)	Convertible on the date fixed for conversion and on the same date every five years thereafter, subject to certain conditions.

(7)	The dividend amount is set for the five-year period commencing on May 16, 2019 for Series 30, on February 16, 2020 for Series 32, on November 16, 2022 for Series 38, and on May 16, 2023 for Series 40 and ending on the redemption date. Thereafter, these shares carry a non-cumulative quarterly fixed dividend in an amount per share determined by multiplying the rate of interest equal to the sum of the five-year Government of Canada bond yield on the applicable fixed-rate calculation date by $25.00, plus the reset premium.

(8)	The dividend amount is set for the initial period ending on the date fixed for redemption. Thereafter, these shares carry a non-cumulative quarterly fixed dividend in an amount per share determined by multiplying the rate of interest equal to the sum of the five-year Government of Canada bond yield on the applicable fixed-rate calculation date by $25.00, plus the reset premium.

National Bank of Canada 2023 Annual Report	201

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 18 – Share Capital and Other Equity Instruments (cont.)

(9)	The LRCN – Series 1, LRCN – Series 2 and LRCN – Series 3 are notes for which recourse is limited to the assets held by an independent trustee in a consolidated limited recourse trust. The trust assets consist of Series 44, Series 45 and Series 46 preferred shares issued by the Bank in conjunction with the LRCN – Series 1, LRCN – Series 2 and LRCN – Series 3. In the event of (i) non-payment of interest on any of the interest payment dates, (ii) non-payment of the redemption amount upon redemption of the LRCN, (iii) non-payment of the principal amount upon maturity of the LRCN, or (iv) an event of default in respect of the LRCN, the noteholders will have recourse only to the assets of the trust, and each noteholder will be entitled to its pro rata share of the assets of the trust. In such circumstances, delivery of the assets of the trust will eliminate all of the Bank's obligations with respect to the LRCN. The LRCN – Series 1, LRCN – Series 2 and LRCN – Series 3 are redeemable at maturity or earlier to the extent that the Bank redeems the Series 44, Series 45 and Series 46 preferred shares from the date fixed for redemption, and subject to OSFI’s consent and approval.

(10)	The Series 44, Series 45 and Series 46 preferred shares issued by the Bank in conjunction with the LRCN – Series 1, LRCN – Series 2 and LRCN – Series 3 are held by a consolidated limited recourse trust on the Bank's balance sheet and are therefore eliminated for financial reporting purposes. Upon the occurrence of a trigger event, as defined by OSFI; (i) each LRCN will be automatically redeemed and the redemption price will be covered by delivery of the trust’s assets that consist of Series 44, Series 45 and Series 46 preferred shares; (ii) each outstanding preferred share will be automatically and immediately converted on a full and permanent basis, without the consent of the holder, into a number of Bank common shares determined pursuant to an automatic conversion formula. This conversion will be calculated by dividing the value of the preferred shares, i.e., $1,000 per share, plus all accrued and unpaid interest as at the date of the trigger event, by the value of the common shares. The value of the common shares will be the greater of a $5.00 floor price or the current market price of the common shares. Current market price means the volume weighted average trading price of common shares for the ten consecutive trading days ending on the trading day preceding the date of the trigger event. If the common shares are not listed on an exchange when this price is being established, the price will be the fair value reasonably determined by the Bank’s Board.

(11)	The interest rate is set for the initial period ending on the date fixed for redemption. Every five years thereafter until November 15, 2075 for the LRCN – Series 1, until August 15, 2076 for the LRCN – Series 2 and until November 16, 2077 for the LRCN – Series 3, the interest rate on the notes will be adjusted and will be an annual interest rate equal to the five-year Government of Canada bond yield on the applicable interest rate calculation date, plus the interest rate reset premium.

(12)	As of the date fixed for redemption, and every five years thereafter, the redemption price will be $25.00 per share.

(13)	The dividend period begins as of the date fixed for redemption. The amount of the floating quarterly non-cumulative dividend is determined by multiplying by $25.00 the rate of interest equal to the sum of the 90-day Government of Canada treasury bill yield on the floating rate calculation date, plus the reset premium.

(14)	As of the date fixed for redemption, the redemption price will be $25.50 per share. Thereafter, on the same date every five years, the redemption price will be $25.00 per share.

Second Preferred Shares

15 million shares without par value, issuable for a maximum aggregate consideration of $300 million. As at October 31, 2023, no shares had been issued or traded.

Shares and Other Equity Instruments Outstanding

As at October 31		2023		2022
	Number	Shares or LRCN	Number	Shares or LRCN
	of shares or LRCN	$	of shares or LRCN	$
First Preferred Shares
Series 30	14,000,000	350	14,000,000	350
Series 32	12,000,000	300	12,000,000	300
Series 38	16,000,000	400	16,000,000	400
Series 40	12,000,000	300	12,000,000	300
Series 42	12,000,000	300	12,000,000	300
	66,000,000	1,650	66,000,000	1,650
Other equity instruments
LRCN – Series 1	500,000	500	500,000	500
LRCN – Series 2	500,000	500	500,000	500
LRCN – Series 3	500,000	500	500,000	500
	1,500,000	1,500	1,500,000	1,500
Preferred shares and other equity instruments	67,500,000	3,150	67,500,000	3,150
Common shares at beginning of year	336,582,124	3,196	337,912,283	3,160
Issued pursuant to the Stock Option Plan	1,678,321	95	1,193,663	61
Repurchase of common shares for cancellation	–	–	(2,500,000)	(24)
Impact of shares purchased or sold for trading(1)	31,975	3	(18,295)	(1)
Other	(7,791)	–	(5,527)	–
Common shares at end of year	338,284,629	3,294	336,582,124	3,196

(1)	As at October 31, 2023, a total of 26,725 shares were sold short for trading, representing an amount of $3 million (5,250 shares were held for trading, representing a negligible amount as at October 31, 2022).

National Bank of Canada 2023 Annual Report	202

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Dividends Declared and Distributions on Other Equity Instruments

Year ended October 31		2023		2022
	Dividends or interest	Dividends	Dividends or interest	Dividends
	$	per share	$	per share
First Preferred Shares
Series 30	14	1.0063	14	1.0063
Series 32	12	0.9598	12	0.9598
Series 38	28	1.7568	18	1.1125
Series 40	16	1.3023	14	1.1500
Series 42	14	1.2375	14	1.2375
	84		72
Other equity instruments
LRCN – Series 1(1)	21		21
LRCN – Series 2(2)	20		20
LRCN – Series 3(3)	38		6
	79		47
Preferred shares and other equity instruments	163		119
Common shares	1,344	3.9800	1,206	3.5800
	1,507		1,325

(1)	The LRCN – Series 1 bear interest at a fixed rate of 4.30% per annum.

(2)	The LRCN – Series 2 bear interest at a fixed rate of 4.05% per annum.

(3)	The LRCN – Series 3 bear interest at a fixed rate of 7.50% per annum.

Issuances of Other Equity Instruments

On September 8, 2022, the Bank had issued $500 million of LRCN – Series 3 for which recourse of the noteholders is limited to the assets held by an independent trustee in a consolidated limited recourse trust. The trust's assets consist of $500 million of Series 46 first preferred shares issued by the Bank in conjunction with the LRCN – Series 3. The LRCN – Series 3 sell for $1,000 each and bear interest at a fixed rate of 7.50% per annum until November 16, 2027 exclusively and, thereafter, at an annual rate equal to the five-year Government of Canada bond yield plus 4.281% until November 16, 2077. The LRCN – Series 3 mature on November 16, 2082.

In the event of (i) non-payment of interest on any of the interest payment dates, (ii) non-payment of the redemption amount upon redemption of the LRCN,

(iii) non-payment of the principal amount upon maturity of the LRCN, or (iv) an event of default in respect of the notes, the noteholders will have recourse only to the assets of the trust, and each noteholder will be entitled to its pro rata share of the assets of the trust. In such circumstances, delivery of the trust’s assets will eliminate all of the Bank’s obligations with respect to the LRCN. The LRCN – Series 3 are redeemable at maturity or earlier to the extent that the Bank redeems the Series 46 preferred shares on certain redemption dates specified in the terms and conditions of said preferred shares, and subject to OSFI’s consent and approval.

Given that the LRCN – Series 3 satisfy the non-viability contingent capital requirements, they qualify for the purposes of calculating regulatory capital under Basel III.

National Bank of Canada 2023 Annual Report	203

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 18 – Share Capital and Other Equity Instruments (cont.)

Repurchases of Common Shares

On December 12, 2022, the Bank began a normal course issuer bid to repurchase for cancellation up to 7,000,000 common shares (representing approximately 2.1% of its then outstanding common shares) over the 12-month period ending on December 11, 2023. On December 10, 2021, the Bank had begun a normal course issuer bid to repurchase for cancellation up to 7,000,000 common shares (representing approximately 2% of its then outstanding common shares) over the 12-month period ended December 9, 2022. Any repurchase through the Toronto Stock Exchange is done at market prices. The common shares may also be repurchased through other means authorized by the Toronto Stock Exchange and applicable regulations, including private agreements or share repurchase programs under issuer bid exemption orders issued by the securities regulators. A private purchase made under an exemption order issued by a securities regulator will be done at a discount to the prevailing market price. The amounts that are paid above the average book value of the common shares are charged to Retained earnings. During the year ended October 31, 2023, the Bank did not repurchase any common shares. During the year ended October 31, 2022, the Bank had repurchased 2,500,000 common shares for $245 million, which had reduced Common share capital by $24 million and Retained earnings by $221 million.

Reserved Common Shares

As at October 31, 2023 and 2022, there were 15,507,568 common shares reserved under the Dividend Reinvestment and Share Purchase Plan. As at October 31, 2023, there were 20,063,688 common shares reserved under the Stock Option Plan (21,742,009 as at October 31, 2022).

Restriction on the Payment of Dividends

The Bank is prohibited from declaring dividends on its common or preferred shares if there are reasonable grounds for believing that the Bank would, by so doing, be in contravention of the regulations of the Bank Act (Canada) or OSFI’s capital adequacy and liquidity guidelines. In addition, the ability to pay common share dividends is restricted by the terms of the outstanding preferred shares pursuant to which the Bank may not pay dividends on its common shares without the approval of the holders of the outstanding preferred shares, unless all preferred share dividends have been declared and paid or set aside for payment.

Dividend Reinvestment and Share Purchase Plan

The Bank has a Dividend Reinvestment and Share Purchase Plan for holders of its common and preferred shares under which they can acquire common shares of the Bank without paying commissions or administration fees. Participants acquire common shares through the reinvestment of cash dividends paid on the shares they hold or through optional cash payments of at least $1 per payment, up to a maximum of $5,000 per quarter. Common shares subscribed by participants are purchased on their behalf in the secondary market through the Bank’s transfer agent, Computershare Trust Company of Canada, at a price equal to the average purchase price of the common shares during the three business days immediately following the dividend payment date.

Note 19 – Non-Controlling Interests

As at October 31	2023	2022
Flinks Technology Inc.(1)	2	2

(1)	As at October 31, 2023 and 2022, the non-controlling interest in Flinks stood at 14.1%.

National Bank of Canada 2023 Annual Report	204

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 20 – Capital Disclosure

Capital Management Objectives, Policies and Procedures

Capital management has a dual role of ensuring a competitive return to the Bank’s shareholders while maintaining a solid capital foundation that covers the risks inherent to the Bank’s business, supports its business segments, and protects its clients.

The Bank’s capital management policy defines the guiding principles as well as the roles and responsibilities regarding its internal capital adequacy assessment process. This process is a key tool in establishing the Bank’s capital strategy and is subject to quarterly reviews and periodic amendments.

Capital Management

Capital ratios are obtained by dividing capital (as defined by OSFI’s Capital Adequacy Requirements Guideline) by risk-weighted assets and are expressed as percentages. Risk-weighted assets are calculated in accordance with the rules established by OSFI for on- and off-balance-sheet risks. Credit, market, and operational risks are factored into the risk-weighted assets calculation for regulatory purposes. The definition adopted by the Basel Committee on Banking Supervision (BCBS) distinguishes between three types of capital. Common Equity Tier 1 (CET1) capital consists of common shareholders’ equity less goodwill, intangible assets, and other CET1 capital deductions. Additional Tier 1 (AT1) capital consists of eligible non-cumulative preferred shares, limited recourse capital notes, and other AT1 capital adjustments. The sum of CET1 and AT1 capital forms what is known as Tier 1 capital. Tier 2 capital consists of the eligible portion of subordinated debt and certain allowances for credit losses. Total regulatory capital is the sum of Tier 1 and Tier 2 capital.

The Bank and all other major Canadian banks have to maintain the following minimum capital ratios established by OSFI: a CET1 capital ratio of at least 11.0%, a Tier 1 capital ratio of at least 12.5%, and a Total capital ratio of at least 14.5%. All of these ratios include a capital conservation buffer of 2.5% established by the Basel Committee on Banking Supervision and OSFI, a 1.0% surcharge applicable solely to Domestic Systemically Important Banks (D-SIBs), and a 3.0% domestic stability buffer. On December 8, 2022, OSFI expanded the domestic stability buffer range, setting it at 0% to 4.0% instead of the previous range of 0% to 2.5%, and it announced that the domestic stability buffer would rise from 2.5% to 3.0% effective February 1, 2023. On June 20, 2023, OSFI raised the buffer by 50 bps to 3.5% effective November 1, 2023. The domestic stability buffer must consist exclusively of CET1 capital. A D-SIB that fails to meet this buffer requirement will not be subject to automatic constraints to reduce capital distributions but must provide a remediation plan to OSFI. The Bank must also meet the requirements of an updated capital output floor that will ensure that its total calculated RWA is not below 72.5% of the total RWA as calculated under the Basel III Standardized Approaches. OSFI is allowing a phase-in of the floor factor over three years, starting at 65.0% in the second quarter of 2023 and rising 2.5% per year to reach 72.5% in fiscal 2026. If the capital requirement is less than the capital output floor requirement after applying the floor factor, the difference is added to total RWA. Lastly, OSFI requires D-SIBs to maintain a Basel III leverage ratio of at least 3.5%. Effective February 1, 2023, OSFI increased the leverage ratio minimum requirement by imposing a Tier 1 capital buffer of 0.5% applicable only to D-SIBs.

OSFI also requires D-SIBs to maintain a risk-based total loss-absorbing capacity (TLAC) ratio of at least 24.5% (including the domestic stability buffer) of risk-weighted assets and a TLAC leverage ratio of at least 7.25% (increase of 0.5% since February 1, 2023). The purpose of TLAC is to ensure that a D-SIB has sufficient loss-absorbing capacity to support its recapitalization in the unlikely event it becomes non-viable.

In the second quarter of 2023, the Bank implemented OSFI’s finalized guidance relating to the Basel III reforms, consisting primarily of:

●	a revised Standardized Approach and Internal Ratings-Based (IRB) Approach for credit risk;
●	a revised Standardized Approach for operational risk;
●	a revised capital output floor;
●	a revised Leverage Ratio Framework; and
●	revised Pillar 3 disclosure requirements.

The Basel III reforms also affected the market risk and credit valuation adjustment (CVA) risk frameworks, which will be implemented in the first quarter of 2024.

During the years ended October 31, 2023 and 2022, the Bank was in compliance with all of OSFI’s regulatory capital, leverage, and TLAC requirements.

National Bank of Canada 2023 Annual Report	205

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 20 – Capital Disclosure (cont.)

Regulatory Capital(1), Leverage Ratio(1) and TLAC(2)

As at October 31	2023	2022
Capital
CET1	16,920	14,818
Tier 1	20,068	17,961
Total	21,056	19,727
Risk-weighted assets	125,592	116,840
Total exposure	456,478	401,780
Capital ratios
CET1	13.5%	12.7%
Tier 1	16.0%	15.4%
Total	16.8%	16.9%
Leverage ratio	4.4%	4.5%
Available TLAC	36,732	32,351
TLAC ratio	29.2%	27.7%
TLAC leverage ratio	8.0%	8.1%

(1)	Capital, risk-weighted assets, total exposure, the capital ratios, and the leverage ratio are calculated in accordance with the Basel III rules, as set out in OSFI's Capital Adequacy Requirements Guideline and Leverage Requirements Guideline. The calculation of the figures as at October 31, 2022 had included the transitional measure applicable to expected credit loss provisioning and the temporary measure regarding the exclusion of central bank reserves implemented by OSFI in response to the COVID-19 pandemic. These provisions ceased to apply on November 1, 2022 and April 1, 2023, respectively.

(2)	Available TLAC, the TLAC ratio, and the TLAC leverage ratio are calculated in accordance with OSFI's Total Loss Absorbing Capacity Guideline.

Note 21 – Trading Activity Revenues

Trading activity revenues consist of the net interest income and the non-interest income related to trading activities.

Net interest income comprises dividends related to financial assets and liabilities associated with trading activities and certain interest income related to the financing of these financial assets and liabilities, net of interest expenses.

Non-interest income consists of realized and unrealized gains and losses as well as interest income on securities measured at fair value through profit or loss, income from held-for-trading derivative financial instruments, changes in the fair value of loans at fair value through profit or loss, changes in the fair value of financial instruments designated at fair value through profit or loss, realized and unrealized gains and losses as well as interest expenses on obligations related to securities sold short, certain commission income as well as other income related to trading activities, and any applicable transaction costs.

Year ended October 31	2023	2022
Net interest income (loss)	(1,816)	682
Non-interest income
Trading revenues (losses)	2,677	543
Other revenues	19	5
	2,696	548
	880	1,230

National Bank of Canada 2023 Annual Report	206

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 22 – Share-Based Payments

The compensation expense information provided below excludes the impact of hedging.

Stock Option Plan

The Bank’s Stock Option Plan is for officers and other designated persons of the Bank and its subsidiaries. Under this plan, options are awarded annually and provide participants with the right to purchase common shares at an exercise price equal to the closing price of the Bank’s common share on the Toronto Stock Exchange on the day preceding the award. The options vest evenly over a four-year period and expire ten years from the award date or, in certain circumstances set out in the plan, within specified time limits. The Stock Option Plan contains provisions for retiring employees that allow the participant’s rights to continue vesting in accordance with the stated terms of the award agreement. The maximum number of common shares that may be issued under the Stock Option Plan was 20,063,688 as at October 31, 2023 (21,742,009 as at October 31, 2022). The number of common shares reserved for a participant may not exceed 5% of the total number of Bank shares issued and outstanding.

As at October 31		2023		2022
		Weighted		Weighted
	Number of	average	Number of	average
	options	exercise price	options	exercise price
Stock Option Plan
Outstanding at beginning	11,861,749	$64.80	11,348,680	$57.93
Awarded	1,416,060	$94.05	1,771,588	$96.35
Exercised	(1,678,321)	$50.43	(1,193,663)	$45.73
Cancelled(1)	(52,800)	$87.49	(64,856)	$76.10
Outstanding at end	11,546,688	$70.37	11,861,749	$64.80
Exercisable at end	7,471,041	$61.18	7,344,536	$55.50

(1)	Includes 8,096 expired options during the year ended October 31, 2023 (27,714 expired options during the year ended October 31, 2022).

	Options	Options
Exercise price	outstanding	exercisable	Expiry date
$44.96	368,469	368,469	December 2023
$47.93	813,888	813,888	December 2024
$42.17	727,265	727,265	December 2025
$54.69	770,928	770,928	December 2026
$64.14	1,063,142	1,063,142	December 2027
$58.79	1,341,590	1,341,590	December 2028
$71.86	1,478,183	1,075,695	December 2029
$71.55	1,857,658	884,810	December 2030
$96.35	1,728,733	425,254	December 2031
$94.05	1,396,832	−	December 2032
	11,546,688	7,471,041

During the year ended October 31, 2023, the Bank awarded 1,416,060 stock options (1,771,588 stock options during the year ended October 31, 2022) with an average fair value of $14.76 per option ($13.24 for the year ended October 31, 2022).

The average fair value of options awarded was estimated on the award date using the Black-Scholes model as well as the following assumptions.

Year ended October 31	2023	2022
Risk-free interest rate	3.25%	1.79%
Expected life of options	7 years	7 years
Expected volatility	23.13%	22.68%
Expected dividend yield	4.23%	3.88%

National Bank of Canada 2023 Annual Report	207

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 22 – Share-Based Payments (cont.)

The expected life of the options is based on historical data and is not necessarily representative of how the options will be exercised in the future. Expected volatility is extrapolated from the implied volatility of the Bank’s share price and observable market inputs, which are not necessarily representative of actual results. The expected dividend yield represents the annualized dividend divided by the Bank’s share price at the award date. The risk-free interest rate is based on the Canadian dollar swap curve at the award date. The exercise price is equal to the Bank’s share price at the award date. No other market parameter has been included in the fair value measurement of the options.

For the year ended October 31, 2023, an $18 million compensation expense related to this plan was recognized in the Consolidated Statement of Income ($17 million for the year ended October 31, 2022).

Stock Appreciation Rights (SAR) Plan

The SAR Plan is for officers and other designated persons of the Bank and its subsidiaries. Under this plan, participants receive, upon exercising the right, a cash amount equal to the difference between the closing price of the Bank’s common share on the Toronto Stock Exchange on the day preceding the exercise date and the closing price on the day preceding the award date. SARs vest evenly over a four-year period and expire ten years after the award date or, in certain circumstances set out in the plan, within specified time limits. The SAR Plan contains provisions for retiring employees that allow the participant’s rights to continue vesting in accordance with the stated terms of the award agreement. For the years ended October 31, 2023 and 2022, a negligible compensation expense related to this plan was recognized in the Consolidated Statement of Income.

As at October 31		2023		2022
		Weighted		Weighted
	Number	average	Number	average
	of SARs	exercise price	of SARs	exercise price
SAR Plan(1)
Outstanding at beginning	207,841	$60.73	266,075	$57.61
Awarded	19,072	$94.05	21,464	$96.35
Exercised	(41,241)	$55.64	(79,698)	$59.89
Outstanding at end	185,672	$65.29	207,841	$60.73
Exercisable at end	124,531	$55.53	130,319	$51.31

(1)	No SARs cancelled or expired during the years ended October 31, 2023 and 2022.

	SARs	SARs
Exercise price	outstanding	exercisable	Expiry date
$44.96	9,886	9,886	December 2023
$47.93	28,824	28,824	December 2024
$42.17	19,748	19,748	December 2025
$54.69	16,320	16,320	December 2026
$64.14	16,236	16,236	December 2027
$58.79	16,604	16,604	December 2028
$71.86	22,266	11,547	December 2029
$71.55	15,252	−	December 2030
$96.35	21,464	5,366	December 2031
$94.05	19,072	−	December 2032
	185,672	124,531

Deferred Stock Unit (DSU) Plans

The DSU Plans are for officers and other designated persons of the Bank and its subsidiaries as well as for directors. These plans allow the Bank to tie a portion of the value of the compensation of participants to the future value of the Bank’s common shares. A DSU is a right that has a value equal to the closing price of a common share of the Bank on the Toronto Stock Exchange on the day preceding the award. DSUs generally vest evenly over four years. Additional DSUs are credited to the accounts of participants in an amount equal to the dividends declared on Bank common shares and vest evenly over the same period as the reference DSUs. DSUs may be cashed only when participants retire or leave the Bank or, for directors, when their term ends. The DSU Plans contain provisions for retiring employees whereby participants may continue vesting all units in accordance with the stated terms of the award agreement.

During the year ended October 31, 2023, the Bank awarded 37,477 DSUs at a weighted average price of $97.45 (39,227 DSUs at a weighted average price of $97.10 for the year ended October 31, 2022). A total of 483,735 DSUs were outstanding as at October 31, 2023 (551,539 DSUs as at October 31, 2022). For the year ended October 31, 2023, a $3 million compensation expense related to these plans was recognized in the Consolidated Statement of Income ($1 million for the year ended October 31, 2022).

National Bank of Canada 2023 Annual Report	208

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Restricted Stock Unit (RSU) Plan

The RSU Plan is for certain officers and other designated persons of the Bank and its subsidiaries. The objective of this plan is to ensure that the compensation of certain officers and other designated persons is competitive and to foster retention. An RSU represents a right that has a value equal to the average closing price of the Bank’s common share, as published by the Toronto Stock Exchange, over the ten trading days preceding the sixth business day in December. RSUs generally vest evenly over three years, although some RSUs vest on the sixth business day of December of the third year following the award date, i.e., the date on which all RSUs expire. Additional RSUs are credited to the accounts of participants in an amount equal to the dividends declared on the Bank’s common shares and vest over the same period as the reference RSUs. The RSU Plan contains provisions for retiring employees whereby participants may continue vesting units in accordance with the stated terms of the award agreement.

During the year ended October 31, 2023, the Bank awarded 2,058,936 RSUs at a weighted average price of $96.42 (1,895,489 RSUs at a weighted average price of $99.59 for the year ended October 31, 2022). As at October 31, 2023, a total of 4,382,431 RSUs were outstanding (4,203,383 RSUs as at October 31, 2022). For the year ended October 31, 2023, a $173 million compensation expense related to this plan was recognized in the Consolidated Statement of Income ($172 million for the year ended October 31, 2022).

Performance Stock Unit (PSU) Plan

The PSU Plan is for officers and other designated persons of the Bank. The objective of this plan is to tie a portion of the value of the compensation of these officers and other designated persons to the future value of the Bank’s common shares. A PSU represents a right that has a value equal to the average closing price of the Bank’s common share, as published by the Toronto Stock Exchange, over the ten trading days preceding the sixth business day in December, adjusted upward or downward according to performance criteria, which is based on the Bank’s total shareholder return (TSR) growth index over three years compared to the average TSR growth index of the comparator group composed of Canadian banks over three years. PSUs vest on the sixth business day of December of the third year following the award date, i.e., the date on which all PSUs expire. Additional PSUs are credited to the accounts of participants in an amount equal to the dividends declared on the Bank’s common shares and vest over the same period as the reference PSUs. The PSU Plan contains provisions for retiring employees whereby participants may continue vesting units in accordance with the stated terms of the award agreement.

During the year ended October 31, 2023, the Bank awarded 234,706 PSUs at a weighted average price of $96.42 (238,082 PSUs at a weighted average price of $99.59 for the year ended October 31, 2022). As at October 31, 2023, a total of 745,764 PSUs were outstanding (739,359 PSUs as at October 31, 2022). For the year ended October 31, 2023, a $27 million compensation expense related to this plan was recognized in the Consolidated Statement of Income ($30 million for the year ended October 31, 2022).

Deferred Compensation Plan

This plan is exclusively for key employees of the Wealth Management segment. The purpose of this plan is to foster the retention of key employees and promote revenue growth and continuous profitability improvement within the Wealth Management segment. Under this plan, participants can defer a portion of their annual compensation, and the Bank may pay a contribution to key employees when certain financial objectives are met. Amounts awarded by the Bank and the compensation deferred by participants are invested in, among other items, Bank common share units. These share units represent a right that has a value equal to the closing price of the Bank’s common share on the Toronto Stock Exchange on the award date. Additional units are credited to the accounts of participants in an amount equal to the dividends declared on the Bank’s common shares. Share units representing the amounts awarded by the Bank vest evenly over four years. When a participant retires, or in certain cases when the participant’s employment ceases, the participant receives a cash amount representing the value of the vested share units.

During the year ended October 31, 2023, the Bank awarded 161,713 share units at a weighted average price of $94.90 (129,464 share units at a weighted average price of $94.87 for the year ended October 31, 2022). As at October 31, 2023, a total of 2,229,248 share units were outstanding (2,036,524 share units as at October 31, 2022). For the year ended October 31, 2023, a $3 million compensation expense related to this plan was recognized in the Consolidated Statement of Income (a $19 million reversal of the compensation expense for the year ended October 31, 2022).

Employee Share Ownership Plan

Under the Bank’s Employee Share Ownership Plan, employees who meet the eligibility criteria can contribute up to 8% of their annual gross salary by way of payroll deductions. The Bank matches 25% of the employee contribution up to a maximum of $1,500 per annum. Bank contributions vest to the employee after one year of uninterrupted participation in the plan. Subsequent contributions vest immediately. The Bank’s contributions, amounting to $16 million for the year ended October 31, 2023 ($15 million for the year ended October 31, 2022), were recognized when paid in the Compensation and employee benefits item of the Consolidated Statement of Income. As at October 31, 2023, a total of 6,392,648 common shares were held for this plan (6,304,689 common shares as at October 31, 2022).

Plan shares are purchased on the open market and are considered to be outstanding for earnings per share calculations. Dividends paid on the Bank’s common shares held for the Employee Share Ownership Plan are used to purchase other common shares on the open market.

Plan Liabilities and Intrinsic Value

Total liabilities arising from the Bank’s share-based compensation plans amounted to $686 million as at October 31, 2023 ($716 million as at October 31, 2022). The intrinsic value of these liabilities that had vested as at October 31, 2023 was $345 million ($359 million as at October 31, 2022).

National Bank of Canada 2023 Annual Report	209

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 23 – Employee Benefits – Pension Plans and Other Post-Employment Benefit Plans

The Bank offers pension plans that have a defined benefit component and a defined contribution component. The Bank also offers other post-employment benefit plans to eligible employees. The defined benefit component of the pension plans provides benefits based on years of plan participation and average earnings at retirement. The other post-employment benefits include post-employment medical, dental, and life insurance coverage. Since September 19, 2022, the Bank has been offering a new defined contribution component that is available to all new employees upon hiring as well as to current participants of the defined benefit component. Therefore, as of that date, the defined benefit component is no longer offered to new employees. For the defined contribution component, the Bank's base contribution equals a percentage of annual salary and the Bank’s additional contribution varies according to the employee’s contributions, and the sum of the employee’s age and years of continuous service. The defined benefit component of the pension plans is funded, whereas the defined contribution component and the other post-employment benefit plans are not funded. The fair value of the defined benefit component and the present value of the defined benefit obligations were measured as at October 31.

The Bank’s most significant pension plan is the Employee Pension Plan of the National Bank of Canada; it is registered with OSFI and the Canada Revenue Agency and subject to the Pension Benefits Standards Act, 1985 and the Income Tax Act.

The defined benefit component of the pension plans and the other post-employment benefit plans exposes the Bank to specific risks such as investment performance, changes to the discount rate used to calculate the obligation, the longevity of plan participants, and future inflation. While management believes that the assumptions used in the actuarial valuation process are reasonable, there remains a degree of risk and uncertainty that may cause future results to differ significantly from these assumptions, which could give rise to gains or losses.

According to the Bank’s governance rules, the policies and risk management related to the defined benefit component of the pension plans are overseen at different levels by the pension committees, the Bank’s management, and the Board’s Human Resources Committee. The defined benefit component of the pension plans are examined on an ongoing basis in order to monitor the funding and investment policies, the financial status of the plans, and the Bank’s funding requirements.

The Bank’s funding policy for the defined benefit component of the pension plans is to make at least the minimum annual contributions required by pension regulators.

For funded plans, the Bank determines whether an economic benefit exists in the form of potential reductions in future contributions and in the form of refunds from the plan surplus, where permitted by applicable regulations and plan provisions.

Defined Benefit Obligation, Assets of the Plans, and Funded Status

As at October 31

	Pension plans – Defined		Other post-employment
	benefit component		benefit plans
	2023	2022	2023	2022
Defined benefit obligation
Balance at beginning	3,971	4,745	111	143
Current service cost	92	129	-	1
Interest cost	218	171	6	5
Remeasurements
Actuarial (gains) losses arising from changes in demographic assumptions	(40)	55	1	1
Actuarial (gains) losses arising from changes in financial assumptions	(163)	(1,063)	(3)	(24)
Actuarial (gains) losses arising from experience adjustments	71	95	(12)	(6)
Employee contributions	72	65
Benefits paid	(201)	(226)	(9)	(9)
Balance at end	4,020	3,971	94	111
Plan assets
Fair value at beginning	4,469	5,436
Interest income	242	191
Administration cost	(3)	(3)
Remeasurements
Return on plan assets (excluding interest income)	(329)	(1,113)
Bank contributions(1)	126	119
Employee contributions	72	65
Benefits paid	(201)	(226)
Fair value at end	4,376	4,469
Defined benefit asset (liability) at end	356	498	(94)	(111)

(1)	For fiscal 2024, the Bank expects to pay an employer contribution of $122 million to the defined benefit component of the pension plans.

National Bank of Canada 2023 Annual Report	210

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Defined Benefit Asset (Liability)

As at October 31
	Pension plans – Defined		Other post-employment
	benefit component		benefit plans
	2023	2022	2023	2022
Defined benefit asset included in Other assets	356	498
Defined benefit liability included in Other liabilities	−	−	(94)	(111)
	356	498	(94)	(111)

Cost for Pension Plans and Other Post-Employment Benefit Plans

Year ended October 31

		Pension plans	Other post-employment benefit plans
	2023	2022	2023	2022
Current service cost	92	129	-	1
Interest expense (income), net	(24)	(20)	6	5
Administration costs	3	3
Expense of the defined benefit component	71	112	6	6
Expense of the defined contribution component	11			-
Expense recognized in Net income	82	112	6	6
Remeasurements(1)
Actuarial (gains) losses on the defined benefit obligation	(132)	(913)	(14)	(29)
Return on plan assets(2)	329	1,113
Remeasurements recognized in Other comprehensive income	197	200	(14)	(29)
	279	312	(8)	(23)

(1)	Changes related to the discount rate and to the return on plan assets are reviewed and updated on a quarterly basis. All other assumptions are updated annually.

(2)	Excludes interest income.

Allocation of the Fair Value of the Assets of the Defined Benefit Component of the Pensions Plans

As at October 31			2023			2022
	Quoted	Not quoted		Quoted	Not quoted
	in an active	in an active		in an active	in an active
	market(1)	market	Total	market(1)	market	Total
Asset classes
Cash and cash equivalents	-	378	378	-	273	273
Equity securities	841	1,300	2,141	988	1,150	2,138
Debt securities
Canadian government(2)	(237)	-	(237)	114	-	114
Canadian provincial and municipal governments	-	2,128	2,128	-	1,769	1,769
Other issuers	-	171	171	-	264	264
Other	-	(205)	(205)	-	(89)	(89)
	604	3,772	4,376	1,102	3,367	4,469

(1)	Unadjusted quoted prices in active markets for identical assets that the Bank can access at the measurement date.

(2)	Includes obligations related to securities sold short.

The Bank’s investment strategy for plan assets considers several factors, including the time horizon of pension plan obligations and investment risk. For each plan, an allocation range per asset class is defined using a mix of equity and debt securities to optimize the risk-return profile of plan assets and minimize asset/liability mismatching.

The assets of the pension plans may include investment securities issued by the Bank. As at October 31, 2023 and 2022, the assets of the pension plans do not include any securities issued by the Bank.

For fiscal 2023, the Bank and its related entities received $20 million ($21 million in fiscal 2022) in fees from the pension plans for related management, administration, and custodial services.

National Bank of Canada 2023 Annual Report	211

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 23 – Employee Benefits – Pension Plans and Other Post-Employment Benefit Plans (cont.)

Allocation of the Defined Benefit Obligation by the Status of the Participants in the Defined Benefit Component of the Pension Plans

As at October 31
	Pension plans – Defined benefit component		Other post-employment benefit plans
	2023	2022	2023	2022
Active employees	41%	41%	3%	7%
Retirees	54%	53%	97%	93%
Participants with deferred vested benefits	5%	6%
	100%	100%	100%	100%
Weighted average duration of the defined benefit obligation (in years)	14	14	10	10

Significant Actuarial Assumptions (Weighted Average)

Discount Rate

The discount rate assumption is based on an interest rate curve that represents the yields on corporate AA bonds. Short-term maturities are obtained using a curve based on observed data from corporate AA bonds. Long-term maturities are obtained using a curve based on actual data and extrapolated data.

To measure the obligation related to the defined benefit component of the pension plans and related to the other post-employment benefit plans, the vested benefits that the Bank expects to pay in each future period are discounted to the measurement date using the spot rate associated with each of the respective periods based on the yield curve derived using the above methodology. The sum of discounted benefit amounts represents the defined benefit obligation. An average discount rate that replicates this obligation is then computed.

To better reflect current service cost, a separate discount rate was determined to account for the timing of future benefit payments associated with the additional year of service to be earned by the plan’s active participants. Since these benefits are, on average, being paid at a later date than the benefits already earned by participants as a whole (i.e., longer duration), this method results in the use of a generally higher discount rate for calculating current service cost than that used to measure obligations where the yield curve is positively sloped. The methodology used to determine this discount rate is the same as the one used to establish the discount rate for measuring the obligation.

Other Assumptions

For measurement purposes, the estimated annual growth rate for health care costs was 4.94% as at October 31, 2023 (4.77% as at October 31, 2022). Based on the assumption retained, this rate is expected to decrease gradually to 3.57% in 2040 and remain steady thereafter.

Mortality assumptions are a determining factor when measuring the defined benefit obligation. Determining the expected benefit payout period is based on best estimate assumptions regarding mortality. Mortality tables are reviewed at least once a year, and the assumptions made are in accordance with accepted actuarial practice. New results regarding the plans are reviewed and used in calculating best estimates of future mortality.

As at October 31
	Pension plans – Defined benefit component		Other post-employment benefit plans
	2023	2022	2023	2022
Defined benefit obligation
Discount rate	5.65%	5.45%	5.65%	5.45%
Rate of compensation increase	4.00%	3.00%	2.00%	3.00%
Health care cost trend rate			4.94%	4.77
Life expectancy (in years) at 65 for a participant currently at
Age 65
Men	22.4	22.4	22.4	22.4
Women	24.8	24.7	24.8	24.7
Age 45
Men	23.4	23.4	23.4	23.4
Women	25.7	25.6	25.7	25.6

National Bank of Canada 2023 Annual Report	212

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Year ended October 31
	Pension plans – Defined benefit component		Other post-employment benefit plans
	2023	2022	2023	2022
Pension plan expense
Discount rate – Current service	5.45%	3.70%	5.45%	3.70%
Discount rate – Interest expense (income), net	5.45%	3.55%	5.45%	3.55%
Rate of compensation increase	4.00%	3.00%	2.00%	3.00%
Health care cost trend rate			4.77%	4.52%
Life expectancy (in years) at 65 for a participant currently at
Age 65
Men	22.4	21.4	22.4	21.4
Women	24.7	23.7	24.7	23.7
Age 45
Men	23.4	22.4	23.4	22.4
Women	25.6	24.7	25.6	24.7

Sensitivity of Significant Assumptions for 2023

The following table shows the potential impacts of changes to key assumptions on the defined benefit obligation of the pension plans and other post-employment benefit plans as at October 31, 2023. These impacts are hypothetical and should be interpreted with caution, as changes in each significant assumption may not be linear.

As at October 31, 2023

	Pension plans – Defined	Other post-employment
	benefit component	benefit plans
	Change in the obligation	Change in the obligation
Impact of a 1.00% increase in the discount rate	(509)	(3)
Impact of a 1.00% decrease in the discount rate	642	3
Impact of a 0.25% increase in the rate of compensation increase	26
Impact of a 0.25% decrease in the rate of compensation increase	(25)
Impact of a 1.00% increase in the health care cost trend rate		4
Impact of a 1.00% decrease in the health care cost trend rate		(3)
Impact of an increase in the age of participants by one year	(81)	(1)
Impact of a decrease in the age of participants by one year	78	1

Projected Benefit Payments

Year ended October 31

	Pension plans – Defined	Other post-employment
	benefit component	benefit plans
2024	209	10
2025	217	9
2026	226	9
2027	233	8
2028	239	8
2029 to 2033	1,310	41

National Bank of Canada 2023 Annual Report	213

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 24 – Income Taxes

The Bank’s income tax expense reported in the consolidated financial statements is as follows.

Year ended October 31	2023	2022
Consolidated Statement of Income
Current taxes
Current year	776	803
Canada Recovery Dividend(1)	32
Change in income tax rate(1)	10
Prior period adjustments	48	(19)
	866	784
Deferred taxes
Origination and reversal of temporary differences	(148)	110
Change in income tax rate(1)	(18)
Prior period adjustments	(63)	—
	(229)	110
	637	894
Consolidated Statement of Changes in Equity
Share issuance expenses, other equity instruments and other	(23)	(14)
Consolidated Statement of Comprehensive Income
Remeasurements of pension plans and other post-employment benefit plans	(43)	(45)
Net change in cash flow hedges	44	3
Net fair value change attributable to credit risk on financial liabilities designated at fair value through profit or loss	(63)	216
Other	(9)	(90)
	(71)	84
Income taxes	543	964

The breakdown of the income tax expense is as follows.

Year ended October 31	2023	2022
Current taxes	774	933
Deferred taxes	(231)	31
	543	964

(1)	During the year ended October 31, 2023, the Bank recorded a $32 million tax expense with respect to the Canada Recovery Dividend, i.e., a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion, as well as an $8 million tax recovery related to the 1.5% increase in the statutory tax rate, which includes the impact related to current and deferred taxes for fiscal 2022.

National Bank of Canada 2023 Annual Report	214

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

The temporary differences and tax loss carryforwards resulting in deferred tax assets and liabilities are as follows.

		As at October 31	Year ended October 31		Year ended October 31
		Consolidated	Consolidated Statement		Consolidated Statement
		Balance Sheet		of Income	of Comprehensive Income
	2023	2022	2023	2022	2023	2022
Deferred tax assets
Allowances for credit losses	314	235	79	10	−	−
Deferred charges	362	317	45	(37)	−	−
Defined benefit liability – Other post-employment
benefit plans	36	38	2	(1)	(4)	(8)
Investments in associates	−	23	(23)	(34)	−	−
Leases liabilities	108	118	(10)	(14)	−	−
Deferred revenue	91	62	29	11	−	−
Tax loss carryforwards	50	35	15	2	−	−
Other items(1)	31	32	(1)	1	−	−
	992	860	136	(62)	(4)	(8)
Deferred tax liabilities
Premises and equipment and intangible assets	(225)	(312)	87	(13)	−	−
Defined benefit asset – Pension plans	(89)	(127)	(3)	(2)	41	53
Investments in associates	(12)	(2)	(2)	(2)	(8)	−
Other items	(60)	(44)	11	(31)	(27)	32
	(386)	(485)	93	(48)	6	85
Net deferred tax assets (liabilities)	606	375	229	(110)	2	77

(1)	As at October 31, 2023, the Consolidated Balance Sheet included a negligible amount of deferred tax asset related to share issuance costs ($2 million as at October 31, 2022) reported in Retained earnings on the Consolidated Statement of Changes in Equity.

Net deferred tax assets are included in Other assets and net deferred tax liabilities are included in Other liabilities.

As at October 31	2023	2022
Deferred tax assets	634	389
Deferred tax liabilities	(28)	(14)
	606	375

According to forecasts, which are based on information available as at October 31, 2023, the Bank believes that the results of future operations will likely generate sufficient taxable income to utilize all the deferred tax assets before they expire.

As at October 31, 2023, the total amount of temporary differences, unused tax loss carryforwards, and unused tax credits for which no deferred tax asset has been recognized was $536 million ($561 million as at October 31, 2022).

As at October 31, 2023, the total amount of temporary differences related to investments in subsidiaries, associates, and joint ventures for which no deferred tax liability has been recognized was $5,762 million ($5,636 million as at October 31, 2022).

National Bank of Canada 2023 Annual Report	215

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 24 – Income Taxes (cont.)

The following table provides a reconciliation of the Bank’s income tax rate.

Year ended October 31		2023		2022
	$	%	$	%
Income before income taxes	3,972	100.0	4,277	100.0
Income taxes at Canadian statutory income tax rate	1,112	28.0	1,133	26.5
Reduction in income tax rate due to
Tax-exempt income from securities	(310)	(7.8)	(191)	(4.5)
Non-taxable portion of capital gains	(1)	−	(1)	−
Impact of enacted tax measures(1)	24	0.6
Tax rates of subsidiaries, foreign entities and associates	(178)	(4.5)	(71)	(1.7)
Other items	(10)	(0.3)	24	0.6
	(475)	(12.0)	(239)	(5.6)
Income taxes reported in the Consolidated Statement of Income and
effective income tax rate	637	16.0	894	20.9

(1)	During the year ended October 31, 2023, the Bank recorded a $32 million tax expense with respect to the Canada Recovery Dividend, i.e., a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion, as well as an $8 million tax recovery related to the 1.5% increase in the statutory tax rate, which includes the impact related to current and deferred taxes for fiscal 2022.

Notice of Assessment

In March 2023, the Bank was reassessed by the Canada Revenue Agency (CRA) for additional income tax and interest of approximately $90 million (including estimated provincial tax and interest) in respect of certain Canadian dividends received by the Bank during the 2018 taxation year.

In prior fiscal years, the Bank had been reassessed for additional income tax and interest of approximately $875 million (including provincial tax and interest) in respect of certain Canadian dividends received by the Bank during the 2012-2017 taxation years.

In the reassessments, the CRA alleges that the dividends were received as part of a “dividend rental arrangement”.

In October 2023, the Bank filed a notice of appeal with the Tax Court of Canada, and the matter is now in litigation. The CRA may issue reassessments to the Bank for taxation years subsequent to 2018 in regard to certain activities similar to those that were the subject of the above-mentioned reassessments. The Bank remains confident that its tax position was appropriate and intends to vigorously defend its position. As a result, no amount has been recognized in the consolidated financial statements as at October 31, 2023.

Canadian Government’s 2022 Tax Measures

On November 4, 2022, the Government of Canada introduced Bill C-32 – An Act to implement certain provisions of the fall economic statement tabled in Parliament on November 3, 2022 and certain provisions of the budget tabled in Parliament on April 7, 2022 to implement tax measures applicable to certain entities of banking and life insurer groups, as presented in its April 7, 2022 budget. These tax measures include the Canada Recovery Dividend (CRD), which is a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion, as well as a 1.5% increase in the statutory tax rate. On December 15, 2022, Bill C-32 received royal assent. Given that these tax measures were in effect at the financial reporting date, a $32 million tax expense for the CRD and an $8 million tax recovery for the tax rate increase, including the impact related to current and deferred taxes for fiscal 2022, were recognized in the consolidated financial statements for the year ended October 31, 2023.

Proposed Legislation

On November 28, 2023, the Government of Canada released draft legislation entitled An Act to implement certain provisions of the fall economic statement tabled in Parliament on November 21, 2023 and certain provisions of the budget tabled in Parliament on March 28, 2023 to implement tax measures applicable to the Bank. The measures include the denial of the deduction in respect of dividends received after 2023 on shares that are mark-to-market property for tax purposes (except for dividends received on “taxable preferred shares” as defined in the Income Tax Act), as well as the application of a 2% tax on the net value of equity repurchases occurring as of January 1, 2024.

In its March 28, 2023 budget, the Government of Canada also proposed to implement the Pillar 2 rules (global minimum tax) published by the Organisation for Economic Co-operation and Development (OECD) for fiscal years beginning as of December 31, 2023. To date, the Pillar 2 rules have not yet been included in a bill in Canada. During fiscal 2023, the Pillar 2 rules were included in a bill in certain jurisdictions where the Bank operates.

National Bank of Canada 2023 Annual Report	216

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 25 – Earnings Per Share

Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding after taking into account the dilution effect of stock options using the treasury stock method and any gain (loss) on the redemption of preferred shares.

Year ended October 31	2023	2022
Basic earnings per share
Net income attributable to the Bank’s shareholders and holders of other equity instruments	3,337	3,384
Dividends on preferred shares and distributions on other equity instruments	141	107
Net income attributable to common shareholders	3,196	3,277
Weighted average basic number of common shares outstanding (thousands)	337,660	337,099
Basic earnings per share (dollars)	9.47	9.72
Diluted earnings per share
Net income attributable to common shareholders	3,196	3,277
Weighted average basic number of common shares outstanding (thousands)	337,660	337,099
Adjustment to average number of common shares (thousands)
Stock options(1)	3,108	3,738
Weighted average diluted number of common shares outstanding (thousands)	340,768	340,837
Diluted earnings per share (dollars)	9.38	9.61

(1)	For the year ended October 31, 2023, given that the exercise price of the options was lower than the average price of the Bank’s common shares, no options were excluded from the diluted earnings per share calculation. For the year ended October 31, 2022, the calculation of diluted earnings per share excluded an average number of 1,575,093 options outstanding with a weighted average exercise price of $96.35, given that the exercise price of these options was greater than the average price of the Bank’s common shares.

Note 26 – Guarantees, Commitments and Contingent Liabilities

Guarantees

The maximum potential amount of future payments represents the maximum risk of loss if there were a total default by the guaranteed parties, without consideration of recoveries under recourse provisions or insurance policies or from collateral held or pledged. The maximum potential amount of future payments under significant guarantees issued by the Bank is presented in the following table.

As at October 31	2023	2022
Letters of guarantee(1)	8,339	6,618
Backstop liquidity, credit enhancement facilities and other(1)	10,101	8,707
Securities lending	147	180

(1)	For additional information on allowances for credit losses related to off-balance-sheet commitments, see Note 7 to these consolidated financial statements.

Letters of Guarantee

In the normal course of business, the Bank issues letters of guarantee. These letters of guarantee represent irrevocable commitments that the Bank will make payments in the event that a client cannot meet its obligations to third parties. The Bank’s policy for requiring collateral security with respect to letters of guarantee is similar to that for loans. Generally, the term of these letters of guarantee is less than two years.

Backstop Liquidity and Credit Enhancement Facilities

Facilities to Multi-Seller Conduits

The Bank administers multi-seller conduits that purchase financial assets from clients and finance those purchases by issuing asset-backed commercial paper. The Bank provides backstop liquidity facilities to these multi-seller conduits. As at October 31, 2023, the notional amount of the global-style backstop liquidity facilities totalled $4.6 billion ($3.2 billion as at October 31, 2022), representing the total amount of commercial paper outstanding.

These backstop liquidity facilities can be drawn if the conduits are unable to access the commercial paper market, even if there is no general market disruption. These facilities have terms of less than one year and can be periodically renewed. The terms and conditions of these backstop liquidity facilities do not require the Bank to advance money to the conduits if the conduits are insolvent or involved in bankruptcy proceedings or to fund non-performing assets beyond the amount of the available credit enhancements. The backstop liquidity facilities provided by the Bank have not been drawn to date.

National Bank of Canada 2023 Annual Report	217

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 26 – Guarantees, Commitments and Contingent Liabilities (cont.)

The Bank also provides credit enhancement facilities to these multi-seller conduits. These facilities have terms of less than one year and are automatically renewable unless the Bank sends a non-renewal notice. As at October 31, 2023 and 2022, the committed notional value for these facilities was $30 million. To date, the credit enhancement facilities provided by the Bank have not been drawn.

The maximum risk of loss for the Bank cannot exceed the total amount of commercial paper outstanding, i.e., $4.6 billion as at October 31, 2023 ($3.2 billion as at October 31, 2022). As at October 31, 2023, the Bank held $67 million ($35 million as at October 31, 2022) of this commercial paper and, consequently, the maximum potential amount of future payments, taking into account the credit enhancement facilities, was $4.5 billion ($3.2 billion as at October 31, 2022).

CDCC Overnight Liquidity Facility

Canadian Derivatives Clearing Corporation (CDCC) acts as a central clearing counterparty for multiple financial instrument transactions in Canada. Certain fixed-income clearing members of CDCC have provided an equally shared committed and uncommitted global overnight liquidity facility for the purpose of supporting CDCC in its clearing activities of securities purchased under reverse repurchase agreements or sold under repurchase agreements. The objective of this facility is to maintain sufficient liquidity in the event of a clearing member’s default. As a fixed-income clearing member providing support to CDCC, the Bank provided a liquidity facility. As at October 31, 2023, the notional amount of the overnight uncommitted liquidity facility amounted to $5.6 billion ($5.6 billion as at October 31, 2022). As at October 31, 2023 and 2022, no amount had been drawn.

Securities Lending

Under securities lending agreements that the Bank has entered into with certain clients who have entrusted it with the safekeeping of their securities, the Bank lends the securities to third parties and indemnifies its clients in the event of loss. To protect itself against any contingent loss, the Bank obtains, as security from the borrower, a cash amount or extremely liquid marketable securities with a fair value greater than that of the securities loaned. No amount has been recognized on the Consolidated Balance Sheet with respect to potential indemnities resulting from securities lending agreements.

Other Indemnification Agreements

In the normal course of business, including securitization transactions and discontinuances of businesses and operations, the Bank enters into numerous contractual agreements under which it undertakes to compensate the counterparty for costs incurred as a result of litigation, changes in laws and regulations (including tax legislation), claims with respect to past performance, incorrect representations or the non-performance of certain restrictive covenants. The Bank also undertakes to indemnify any person acting as a director or officer or performing a similar function within the Bank or one of its subsidiaries or another entity, at the request of the Bank, for all expenses incurred by that person in proceedings or investigations to which he or she is party in that capacity. Moreover, as a member of a securities transfer network and pursuant to the membership agreement and the regulations governing the operation of the network, the Bank granted collateral in favour of the Bank of Canada to guarantee any obligation of the Bank towards the Bank of Canada that could result from the Bank’s participation in the securities transfer network. The durations of the indemnification agreements vary according to circumstance; as at October 31, 2023 and 2022, given the nature of the agreements, the Bank is unable to make a reasonable estimate of the maximum potential liability it could be required to pay to counterparties. No amount related to these agreements has been recognized on the Consolidated Balance Sheet.

Commitments

Credit Instruments

In the normal course of business, the Bank enters into various off-balance-sheet commitments. The credit instruments used to meet the financing needs of its clients represent the maximum amount of additional credit that the Bank could be obligated to extend if the commitments were fully drawn.

As at October 31	2023	2022
Letters of guarantee(1)	8,339	6,618
Documentary letters of credit(2)	157	161
Credit card receivables(3)	9,802	9,337
Commitments to extend credit(3)	90,706	82,117

(1)	See the Letters of Guarantee item on the previous page.

(2)	Documentary letters of credit are documents issued by the Bank and used in international trade to enable a third party to present a payment request to the Bank for up to an amount established under specific terms and conditions; these instruments are collateralized by the delivery of the goods to which they are related.

(3)	Credit card receivables and commitments to extend credit represent unused portions of authorizations to extend credit, under certain conditions, in the form of loans or bankers’ acceptances.

Financial Assets Received as Collateral

As at October 31, 2023, the fair value of financial assets received as collateral that the Bank was authorized to sell or repledge was $87.9 billion ($92.3 billion as at October 31, 2022). These financial assets received as collateral consist of securities related to securities financing and derivative transactions as well as securities purchased under reverse repurchase agreements and securities borrowed.

National Bank of Canada 2023 Annual Report	218

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Other Commitments

The Bank acts as an investor in investment banking activities whereby it enters into agreements to finance external private equity funds and investments in equity and debt securities at market value at the time the agreements are signed. In connection with these activities, the Bank had commitments to invest up to $127 million as at October 31, 2023 ($102 million as at October 31, 2022). In addition, through one of its subsidiaries, the Bank purchases retail loans originated by other financial institutions at market value at the time of purchase. As at October 31, 2023, the Bank had commitments to purchase loans of a negligible amount ($60 million as at October 31, 2022).

Pledged Assets

In the normal course of business, the Bank pledges securities and other assets as collateral. A breakdown of encumbered assets pledged as collateral is provided in the following table. These transactions are concluded in accordance with standard terms and conditions.

As at October 31	2023	2022
Assets pledged to
Bank of Canada	300	325
Direct clearing organizations(1)	3,046	1,634
Assets pledged in relation to
Derivative financial instrument transactions	6,628	5,368
Borrowing, securities lending and securities sold under reverse repurchase agreements	85,673	68,458
Securitization transactions	25,088	26,361
Covered bonds(2)	12,120	11,590
Other	752	159
Total	133,607	113,895

(1)	Includes assets pledged as collateral for activities in the systemically important payment system (designated as Lynx) as at October 31, 2023 and 2022.

(2)	The Bank has a covered bond program. For additional information, see Notes 13 and 27 to these consolidated financial statements.

Contingent Liabilities

Litigation

In the normal course of business, the Bank and its subsidiaries are involved in various claims relating, among other matters, to loan portfolios, investment portfolios, and supplier agreements, including court proceedings, investigations or claims of a regulatory nature, class actions, or other legal remedies of varied natures.

More specifically, the Bank is involved as a defendant in class actions instituted by consumers contesting, inter alia, certain transaction fees or who wish to avail themselves of certain legislative provisions relating to consumer protection. The recent developments in the main legal proceeding involving the Bank are as follows:

Defrance

On January 21, 2019, the Quebec Superior Court authorized a class action against the National Bank and several other Canadian financial institutions. The originating application was served to the Bank on April 23, 2019. The class action was initiated on behalf of consumers residing in Quebec. The plaintiffs allege that non-sufficient funds charges, billed by all of the defendants when a payment order is refused due to non-sufficient funds, are illegal and prohibited by the Consumer Protection Act. The plaintiffs are claiming, in the form of damages, the repayment of these charges as well as punitive damages.

It is impossible to determine the outcome of the claims instituted or which may be instituted against the Bank and its subsidiaries. The Bank estimates, based on the information at its disposal, that while the amount of contingent liabilities pertaining to these claims, taken individually or in the aggregate, could have a material impact on the Bank’s consolidated results of operations for a particular period, it would not have a material adverse impact on the Bank’s consolidated financial position.

National Bank of Canada 2023 Annual Report	219

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 27 – Structured Entities

A structured entity is an entity created to accomplish a narrow and well-defined objective and is designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when any voting rights relate solely to administrative tasks and the relevant activities are directed by means of contractual arrangements. Structured entities are assessed for consolidation in accordance with the accounting treatment described in Note 1 to these consolidated financial statements. The Bank’s maximum exposure to loss resulting from its interests in these structured entities consists primarily of the investments in these entities, the fair value of derivative financial instrument contracts entered into with them, and the backstop liquidity and credit enhancement facilities granted to certain structured entities.

In the normal course of business, the Bank may enter into financing transactions with third-party structured entities, including commercial loans, reverse repurchase agreements, prime brokerage margin lending, and similar collateralized lending transactions. While such transactions expose the Bank to the counterparty credit risk of the structured entities, this exposure is mitigated by the collateral related to these transactions. The Bank typically has neither power nor significant variable returns resulting from financing transactions with structured entities and does not consolidate such entities. Financing transactions with third-party-sponsored structured entities are included in the Bank's consolidated financial statements and are not included in the table accompanying this note on the next page.

Non-Consolidated Structured Entities

Multi-Seller Conduits

The Bank administers multi-seller conduits that purchase financial assets from clients and finance those purchases by issuing commercial paper backed by the assets acquired. Clients use these multi-seller conduits to diversify their funding sources and reduce borrowing costs, while continuing to manage the financial assets and providing some amount of first-loss protection. Notes issued by the conduits and held by third parties provide additional credit loss protection. The Bank acts as a financial agent and provides these conduits with administrative and transaction structuring services as well as backstop liquidity and credit enhancement facilities under the commercial paper program. These facilities are presented and described in Note 26. The Bank has concluded derivative financial instrument contracts with these conduits, the fair value of which is presented on the Bank’s Consolidated Balance Sheet. Although the Bank has the ability to direct the relevant activities of these conduits, it cannot use its power to affect the amount of the returns it obtains, as it acts as an agent. Consequently, the Bank does not control these conduits and does not consolidate them.

Investment Funds

The Bank enters into derivative or other financial instrument contracts with third parties to provide them with the desired exposure to certain investment funds. The Bank economically hedges the risks related to these derivatives by investing in those investment funds. The Bank can also hold economic interests in certain investment funds as part of its investing activities. In addition, the Bank is sponsor and investment manager of mutual funds in which it has insignificant or no interest. The Bank does not control the funds where its holdings are not significant given that, in these circumstances, the Bank either acts only as an agent or does not have any power over the relevant activities. In both cases, it does not have significant exposure to the variable returns of the funds. Therefore, the Bank does not consolidate these funds.

Private Investments

The Bank invests in several limited liability partnerships and other incorporated entities. These investment companies in turn invest in operating companies with a view to reselling these investments at a profit over the medium or long term. The Bank does not intervene in the operations of these entities; its only role is that of an investor. Consequently, it does not control these companies and does not consolidate them.

Third-Party Structured Entities

The Bank has invested in third-party structured entities, some of which are asset-backed. The underlying assets consist of residential mortgages, consumer loans, equipment loans, leases, and securities. The Bank does not have the ability to direct the relevant activities of these structured entities and has no exposure to their variable returns, other than the right to receive interest income and dividend income from its investments. Consequently, the Bank does not control these structured entities and does not consolidate them.

National Bank of Canada 2023 Annual Report	220

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

The following table presents the carrying amounts of the assets and liabilities relating to the Bank’s interests in non-consolidated structured entities, the Bank’s maximum exposure to loss from these interests, as well as the total assets of these structured entities. The structured entity Canada Housing Trust is not presented. For additional information, see Note 8 to these consolidated financial statements.

	As at October 31, 2023
				Third-party
	Multi-seller	Investment	Private	structured
	conduits(1)	funds(2)	investments(3)	entities(4)
Assets on the Consolidated Balance Sheet
Securities at fair value through profit or loss	67	1,042	92	−
Securities at amortized cost	−	−	−	3,106
Derivative financial instruments	−	−	−	341
	67	1,042	92	3,447
As at October 31, 2022	35	335	77	5,201
Liabilities on the Consolidated Balance Sheet
Derivative financial instruments	(82)	−	−	(90)
	(82)	−	−	(90)
As at October 31, 2022	(71)	−	−	(91)
Maximum exposure to loss
Securities	67	1,042	92	3,447
Liquidity, credit enhancement facilities and commitments	4,549	–	–	469
	4,616	1,042	92	3,916
As at October 31, 2022	3,190	335	77	5,669
Total assets of the structured entities	4,587	2,583	651	11,390
As at October 31, 2022	3,183	1,772	535	11,197

(1)	The main underlying assets, located in Canada, are residential mortgages, automobile loans, automobile inventory financings, and other receivables. As at October 31, 2023, the notional committed amount of the global-style liquidity facilities totalled $4.6 billion ($3.2 billion as at October 31, 2022), representing the total amount of commercial paper outstanding. The Bank also provides series-wide credit enhancement facilities for a notional committed amount of $30 million ($30 million as at October 31, 2022). The maximum exposure to loss cannot exceed the amount of commercial paper outstanding. As at October 31, 2023, the Bank held $67 million in commercial paper ($35 million as at October 31, 2022) and, consequently, the maximum potential amount of future payments as at October 31, 2023 was limited to $4.5 billion ($3.2 billion as at October 31, 2022), which represents the undrawn liquidity and credit enhancement facilities.
(2)	The underlying assets are various financial instruments and are presented on a net asset basis. Certain investment funds are in a trading portfolio.

(3)	The underlying assets are private investments. The amount of total assets of the structured entities corresponds to the amount for the most recent available period.

(4)	The underlying assets are residential mortgages, consumer loans, equipment loans, leases, and securities.

Consolidated Structured Entities

Securitization Entity for the Bank’s Credit Card Receivables

In April 2015, the Bank set up Canadian Credit Card Trust II (CCCT II) to continue its credit card securitization program on a revolving basis and to use the entity for capital management and funding purposes.

The Bank provides first-loss protection against the losses, since it retains the excess spread from the portfolio of sold receivables. The excess spread represents the residual net interest income after all the expenses related to this structure have been paid. The Bank also provides second-loss protection as it holds subordinated notes issued by CCCT II. In addition, the Bank acts as an administrative agent and servicer and as such is responsible for the daily administration and management of CCCT II’s credit card receivables. The Bank therefore has the ability to direct the relevant activities of CCCT II and can exercise its power to affect the amount of returns it obtains. Consequently, the Bank controls CCCT II and consolidates it.

Multi-Seller Conduit

The Bank administers a multi-seller conduit that purchases various financial assets from clients and finances those purchases by issuing debt securities (including commercial paper) backed by the assets acquired. The clients use this multi-seller conduit to diversify their funding sources and reduce borrowing costs, while continuing to manage the financial assets and providing some amount of first-loss protection. The Bank holds the sole note issued by the conduit and has concluded a derivative financial instrument contract with the conduit. The Bank controls the relevant activities of this conduit through its involvement as a financial agent, agent for administrative and transaction structuring services as well as investor in the conduit’s sole note. The Bank’s functions and investment in the conduit confer to it decision-making power over the composition of assets acquired by the conduit and the selection of the seller as well as some exposure to the conduit’s variable returns. Therefore, the Bank consolidates this conduit.

National Bank of Canada 2023 Annual Report	221

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 27 – Structured Entities (cont.)

Investment Funds

The Bank enters into derivative or other financial instrument contracts with third parties to provide them with the desired exposure to certain investment funds. The Bank economically hedges the risks related to these derivatives by investing in those investment funds. The Bank can also hold economic interests in certain investment funds as part of its investing activities. The Bank controls the relevant activities of certain funds through its involvement as an investor and its significant exposure to their variable returns. Therefore, the Bank consolidates these funds.

Covered Bonds

NBC Covered Bond Guarantor (Legislative) Limited Partnership

In December 2013, the Bank established the covered bond legislative program under which covered bonds are issued. It therefore created NBC Covered Bond Guarantor (Legislative) Limited Partnership (the Guarantor) to guarantee payment of the principal and interest owed to the bondholders. The Bank sold uninsured residential mortgages to the Guarantor and granted it loans to facilitate the acquisition of these assets. The Bank acts as manager of the partnership and has decision-making authority over its relevant activities in accordance with the contractual terms governing the covered bond legislative program. In addition, the Bank is able, in accordance with the contractual terms governing the covered bond legislative program, to affect the variable returns of the partnership, which are directly related to the return on the mortgage loan portfolio and the interest on the loans from the Bank. Consequently, the Bank controls the partnership and consolidates it.

Third-Party Structured Entities

In 2018, the Bank, through one of its subsidiaries, provided financing to a third-party structured entity in exchange for a 100% interest in a loan portfolio, the sole asset held by that entity. The Bank controls and therefore consolidates the structured entity, as it has the ability to direct the entity’s relevant activities through its involvement in the decision-making process. The Bank is also exposed to the entity’s variable returns.

The following table presents the Bank’s investments and other assets in the consolidated structured entities as well as the total assets of these entities.

As at October 31		2023		2022
	Investments	Total	Investments	Total
	and other assets	assets(1)	and other assets	assets(1)
Consolidated structured entities
Securitization entity for the Bank’s credit card receivables(2)(3)	2,176	2,272	1,916	2,073
Multiseller conduit(4)	1,655	1,655	802	802
Investment funds(5)	26	26	56	56
Covered bonds(6)	20,458	20,869	17,900	18,237
Third-party structured entities(7)	147	147	166	166
	24,462	24,969	20,840	21,334

(1)	There are restrictions, arising essentially from regulatory requirements, corporate or securities laws, and contractual arrangements, that limit the ability of some of the Bank’s consolidated structured entities to transfer funds to the Bank.

(2)	The underlying assets are credit card receivables.

(3)	The Bank’s investment is presented net of third-party holdings.

(4)	The underlying assets, located in Canada, are mainly residential mortgages.

(5)	The underlying assets are various financial instruments and are presented on a net asset basis. Certain investment funds are in a trading portfolio.

(6)	The underlying assets are uninsured residential mortgage loans of the Bank. The average maturity of these underlying assets is two years. As at October 31, 2023, the total amount of transferred mortgage loans was $20.6 billion ($17.9 billion as at October 31, 2022), and the total amount of covered bonds of $10.9 billion was recognized in Deposits on the Consolidated Balance Sheet ($10.4 billion as at October 31, 2022). For additional information, see Note 13 to these consolidated financial statements.

(7)	The underlying assets consist of a loan portfolio.

National Bank of Canada 2023 Annual Report	222

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 28 – Related Party Disclosures

In the normal course of business, the Bank provides various banking services to related parties and enters into contractual agreements and other operations with related parties. The Bank considers the following to be related parties:

●	its key officers and directors and members of their immediate family, i.e., spouses and children under 18 living in the same household;
●	entities over which its key officers and directors and their immediate family have control or significant influence through their significant voting power;
●	the Bank’s associates and joint ventures;
●	the Bank’s pension plans (for additional information, see Note 23 to these consolidated financial statements).

According to the established definition, the Bank’s key officers are those persons having authority and responsibility for planning, directing, and controlling the Bank’s activities, directly or indirectly.

Related Party Transactions

As at October 31

		Key officers
		and directors(1)			Related entities
	2023	2022	2023		2022
Assets				(2)		(2)
Mortgage loans and other loans	24	22	223		449
Liabilities				(3)		(3)
Deposits	45	58	230		80
Other	−	−	3		6

(1)	As at October 31, 2023, key officers and directors and their immediate family members were holding $28 million of the Bank’s common and preferred shares ($68 million as at October 31, 2022).

(2)	As at October 31, 2023, mortgage loans and other loans consisted of: (i) $7 million in loans to the Bank’s associates ($1 million as at October 31, 2022) and (ii) $216 million in loans to entities over which the Bank’s key officers or directors or their immediate family members exercise control or significant influence through significant voting power ($448 million as at October 31, 2022).

(3)	As at October 31, 2023, deposits consisted of: (i) $1 million in deposits to the Bank’s associates (nil as at October 31, 2022) and (ii) $229 million in deposits from entities over which the Bank’s key officers or directors and their immediate family members exercise control or significant influence through significant voting power ($80 million as at October 31, 2022).

The contractual agreements and other transactions with related entities as well as with directors and key officers are entered into under conditions similar to those offered to non-related third parties. These agreements did not have a significant impact on the Bank’s results. The Bank also offers a deferred stock unit plan to directors who are not Bank employees. For additional information, see Notes 9, 22 and 27 to these consolidated financial statements.

Compensation of Key Officers and Directors

Year ended October 31	2023	2022
Compensation and other short-term and long-term benefits	24	24
Share-based payments	26	21

National Bank of Canada 2023 Annual Report	223

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 28 – Related Party Disclosures (cont.)

Principal Subsidiaries of the Bank(1)

As at October 31, 2023

			Voting	Investment
Name	Business activity	Principal office address	shares(2)	at cost
Canada and United States
National Bank Acquisition Holding Inc.	Holding company	Montreal, Canada	100%	1,785
National Bank Financial Inc.	Investment dealer	Montreal, Canada	100%
NBF International Holdings Inc.	Holding company	Montreal, Canada	100%
National Bank of Canada Financial Group Inc.	Holding company	New York, NY, United States	100%
Credigy Ltd.	Holding company	Atlanta, GA, United States	100%
National Bank of Canada Financial Inc.	Investment dealer	New York, NY, United States	100%
National Bank Investments Inc.	Mutual funds dealer	Montreal, Canada	100%	441
National Bank Life Insurance Company	Insurance	Montreal, Canada	100%
Natcan Trust Company	Trustee	Montreal, Canada	100%	238
National Bank Trust Inc.	Trustee	Montreal, Canada	100%	195
National Bank Realty Inc.	Real estate	Montreal, Canada	100%	80
NatBC Holding Corporation	Holding company	Hollywood, FL, United States	100%	44
Natbank, National Association	Commercial bank	Hollywood, FL, United States	100%
Flinks Technology Inc.	Information technology	Montreal, Canada	86%	144

Other countries
Natcan Global Holdings Ltd.	Holding company	Sliema, Malta	100%	22
NBC Global Finance Limited	Investment services	Dublin, Ireland	100%
NBC Financial Markets Asia Limited	Investment dealer	Hong Kong, China	100%	5
Advanced Bank of Asia Limited	Commercial bank	Phnom Penh, Cambodia	100%	941
ATA IT Ltd.	Information technology	Bangkok, Thailand	100%	3

(1)	Excludes consolidated structured entities. For additional information, see Note 27 to these consolidated financial statements.

(2)	The Bank’s percentage of voting rights in these subsidiaries.

Note 29 – Management of the Risks Associated With Financial Instruments

The Bank is exposed to credit risk, market risk, and liquidity and funding risk. The Bank’s objectives, policies, and procedures for managing risk and the risk measurement methods are presented in the Risk Management section of the MD&A for the year ended October 31, 2023. Text in grey shading and tables identified with an asterisk (*) in the Risk Management section of the MD&A for the year ended October 31, 2023 are integral parts of these consolidated financial statements.

Residual Contractual Maturities of Balance Sheet Items and Off-Balance-Sheet Commitments

The following tables present balance sheet items and off-balance-sheet commitments by residual contractual maturity as at October 31, 2023 and 2022. The information gathered from this maturity analysis is a component of liquidity and funding management. However, this maturity profile does not represent how the Bank manages its interest rate risk nor its liquidity risk and funding needs. The Bank considers factors other than contractual maturity when assessing liquid assets or determining expected future cash flows.

In the normal course of business, the Bank enters into various off-balance-sheet commitments. The credit instruments used to meet the funding needs of its clients represent the maximum amount of additional credit that the Bank could be obligated to extend if the commitments were fully drawn.

The Bank also has future minimum commitments under leases for premises as well as under other contracts, mainly commitments to purchase loans and contracts for outsourced information technology services. Most of the lease commitments are related to operating leases.

National Bank of Canada 2023 Annual Report	224

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

					As at October 31, 2023
		Over 1	Over 3	Over 6	Over 9	Over 1	Over 2		No
	1 month	month to	months to	months to	months to	year to	years to	Over 5	specified
	or less	3 months	6 months	9 months	12 months	2 years	5 years	years	maturity	Total
Assets
Cash and deposits with financial institutions
	25,374	448	354	50	216	−	−	−	8,792	35,234
Securities
At fair value through profit or loss
	694	258	1,663	1,758	2,260	3,667	10,823	12,813	66,058	99,994
At fair value through other comprehensive income
	3	30	154	224	426	538	4,548	2,660	659	9,242
At amortized cost	4	158	508	338	1,399	4,110	4,713	1,352	−	12,582
	701	446	2,325	2,320	4,085	8,315	20,084	16,825	66,717	121,818
Securities purchased under reverse repurchase agreements and securities borrowed	2,275	1,641	716	72	416	693	–	–	5,447	11,260
Loans(1)
Residential mortgage	1,409	1,250	1,990	3,126	2,990	15,339	51,112	9,089	542	86,847
Personal	613	637	1,060	1,271	1,396	6,258	15,656	5,713	13,754	46,358
Credit card									2,603	2,603
Business and government	21,406	4,262	4,007	3,204	2,783	6,695	11,322	5,414	25,099	84,192
Customers’ liability under acceptances
	6,191	373	50	13	−	−	−	−	−	6,627
Allowances for credit losses									(1,184)	(1,184)
	29,619	6,522	7,107	7,614	7,169	28,292	78,090	20,216	40,814	225,443
Other
Derivative financial instruments	2,040	1,982	1,367	1,197	611	1,696	2,399	6,224	−	17,516
Investments in associates and joint ventures
									49	49
Premises and equipment									1,592	1,592
Goodwill									1,521	1,521
Intangible assets									1,256	1,256
Other assets(1)	2,639	746	166	1,206	546	597	249	659	1,081	7,889
	4,679	2,728	1,533	2,403	1,157	2,293	2,648	6,883	5,499	29,823
	62,648	11,785	12,035	12,459	13,043	39,593	100,822	43,924	127,269	423,578

(1)	Amounts collectible on demand are considered to have no specified maturity.

National Bank of Canada 2023 Annual Report	225

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 29 – Management of the Risks Associated With Financial Instruments (cont.)

	As at October 31, 2023
		Over 1	Over 3	Over 6	Over 9	Over 1	Over 2		No
	1 month	month to	months to	months to	months to	year to	years to	Over 5	specified
	or less	3 months	6 months	9 months	12 months	2 years	5 years	years	maturity	Total
Liabilities and equity
Deposits(1)(2)
Personal	4,648	3,722	4,491	6,056	5,145	8,398	11,635	4,164	39,624	87,883
Business and government	32,642	10,044	17,495	4,271	3,498	9,127	15,768	5,058	99,425	197,328
Deposit-taking institutions	646	408	32	109	18	8	15	33	1,693	2,962
	37,936	14,174	22,018	10,436	8,661	17,533	27,418	9,255	140,742	288,173
Other
Acceptances	6,191	373	50	13	−	−	−	−	−	6,627
Obligations related
to securities sold short(3)	35	155	129	73	76	347	2,332	4,123	6,390	13,660
Obligations related to securities sold under repurchase agreements and securities loaned	23,041	2,719	1,040	3,467	−	274	−	−	7,806	38,347
Derivative financial instruments	1,912	2,697	1,186	1,086	467	2,415	3,068	7,057	−	19,888
Liabilities related to transferred
receivables(4)	−	1,760	829	2,142	618	3,915	8,678	7,092	−	25,034
Securitization – Credit card(5)	−	−	−	−	−	48	−	−	−	48
Lease liabilities(5)	9	28	25	24	23	83	197	128	−	517
Other liabilities – Other items(1)(5)	1,417	309	174	7	27	37	58	105	4,724	6,858
	32,605	8,041	3,433	6,812	1,211	7,119	14,333	18,505	18,920	110,979
Subordinated debt	−	−	−	−	−	−	−	748	−	748
Equity									23,678	23,678
	70,541	22,215	25,451	17,248	9,872	24,652	41,751	28,508	183,340	423,578
Off-balance-sheet commitments
Letters of guarantee and documentary letters of credit	89	1,287	1,975	2,185	1,490	1,165	255	50	−	8,496
Credit card receivables(6)									9,802	9,802
Backstop liquidity and credit enhancement facilities(7)	−	15	5,552	15	−	−	−	−	4,519	10,101
Commitments to extend credit(8)	3,186	10,675	8,445	7,562	4,316	4,579	3,312	39	48,592	90,706
Obligations related to:
Lease commitments(9)	1	1	1	2	2	6	7	1	−	21
Other contracts(10)	11	22	34	33	36	46	138	13	127	460

(1)	Amounts payable upon demand or notice are considered to have no specified maturity.

(2)	The Deposits item is presented in greater detail than it is on the Consolidated Balance Sheet.

(3)	Amounts are disclosed according to the residual contractual maturity of the underlying security.

(4)	These amounts mainly include liabilities related to the securitization of mortgage loans.

(5)	The Other liabilities item is presented in greater detail than it is on the Consolidated Balance Sheet.

(6)	These amounts are unconditionally revocable at the Bank’s discretion at any time.

(7)	In the event of payment on one of the backstop liquidity facilities, the Bank will receive as collateral government bonds in an amount up to $5.6 billion.

(8)	These amounts include $46.7 billion that is unconditionally revocable at the Bank’s discretion at any time.

(9)	These amounts include leases for which the underlying asset is of low value and leases other than for real estate of less than one year.

(10)	These amounts include $0.1 billion in contractual commitments related to the portion of the head office building under construction.

National Bank of Canada 2023 Annual Report	226

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

				As at October 31, 2022
		Over 1	Over 3	Over 6	Over 9	Over 1	Over 2		No
	1 month	month to	months to	months to	months to	year to	years to	Over 5	specified
	or less	3 months	6 months	9 months	12 months	2 years	5 years	years	maturity	Total
Assets
Cash and deposits
with financial institutions	23,141	142	311	18	685	−	−	−	7,573	31,870
Securities
At fair value through profit or loss	1,527	6,450	5,405	2,267	2,337	3,369	8,634	10,661	46,725	87,375
At fair value through other comprehensive income	5	30	13	20	46	952	4,910	2,296	556	8,828
At amortized cost	602	196	1,876	1,032	95	2,840	5,802	1,073	−	13,516
	2,134	6,676	7,294	3,319	2,478	7,161	19,346	14,030	47,281	109,719
Securities purchased under
reverse repurchase
agreements and
securities borrowed	12,489	1,231	890	−	409	1,044	−	−	10,423	26,486
Loans(1)
Residential mortgage	1,155	1,124	1,899	2,716	2,364	8,910	53,335	8,059	567	80,129
Personal	423	449	878	1,208	1,036	3,701	17,792	5,085	14,751	45,323
Credit card									2,389	2,389
Business and government	19,980	3,491	3,971	3,586	2,604	6,167	11,452	2,985	19,081	73,317
Customers’ liability under acceptances	5,967	554	20	−	−	−	−	−	−	6,541
Allowances for credit losses									(955)	(955)
	27,525	5,618	6,768	7,510	6,004	18,778	82,579	16,129	35,833	206,744
Other
Derivative financial instruments	2,046	2,804	1,853	1,190	698	1,742	5,182	3,032	−	18,547
Investments in associates and joint ventures									140	140
Premises and equipment									1,397	1,397
Goodwill									1,519	1,519
Intangible assets									1,360	1,360
Other assets(1)	2,228	527	472	161	94	502	107	491	1,376	5,958
	4,274	3,331	2,325	1,351	792	2,244	5,289	3,523	5,792	28,921
	69,563	16,998	17,588	12,198	10,368	29,227	107,214	33,682	106,902	403,740

(1)	Amounts collectible on demand are considered to have no specified maturity.

National Bank of Canada 2023 Annual Report	227

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 29 – Management of the Risks Associated With Financial Instruments (cont.)

					As at October 31, 2022
		Over 1	Over 3	Over 6	Over 9	Over 1	Over 2		No
	1 month	month to	months to	months to	months to	year to	years to	Over 5	specified
	or less	3 months	6 months	9 months	12 months	2 years	5 years	years	maturity	Total
Liabilities and equity
Deposits(1)(2)
Personal	1,482	1,493	2,955	6,013	6,141	6,418	7,942	4,252	42,115	78,811
Business and government	36,864	11,605	10,644	4,875	3,728	5,988	13,659	4,227	92,640	184,230
Deposit-taking institutions	724	624	54	122	30	−	7	36	1,756	3,353
	39,070	13,722	13,653	11,010	9,899	12,406	21,608	8,515	136,511	266,394
Other
Acceptances	5,967	554	20	−	−	−	−	−	−	6,541
Obligations related to securities sold short(3)	428	394	634	74	920	1,493	3,948	6,386	7,540	21,817
Obligations related to securities sold under repurchase agreements and securities loaned	16,233	5,445	1,567	3,406	−	22	−	−	6,800	33,473
Derivative financial instruments	2,584	2,302	1,640	1,009	595	2,047	3,570	5,885	−	19,632
Liabilities related to transferred receivables(4)	−	2,672	422	1,329	2,288	4,558	9,612	5,396	−	26,277
Securitization – Credit card(5)	−	−	−	29	−	−	49	−	−	78
Lease liabilities(5)	8	16	23	23	24	87	219	152	−	552
Other liabilities – Other items(1)(5)	1,076	46	99	23	39	27	42	92	4,287	5,731
	26,296	11,429	4,405	5,893	3,866	8,234	17,440	17,911	18,627	114,101
Subordinated debt	−	−	−	−	−	−	−	1,499	−	1,499
Equity									21,746	21,746
	65,366	25,151	18,058	16,903	13,765	20,640	39,048	27,925	176,884	403,740
Off-balance-sheet commitments

Letters of guarantee and documentary letters of credit	180	1,451	1,338	982	1,398	1,292	138	−	−	6,779
Credit card receivables(6)									9,337	9,337
Backstop liquidity and credit enhancement facilities(7)	−	15	5,552	15	−	−	−	−	3,125	8,707
Commitments to extend credit(8)	3,126	9,205	6,179	6,678	3,270	4,066	3,186	39	46,368	82,117
Obligations related to:
Lease commitments(9)	1	1	2	2	2	6	9	8	−	31
Other contracts(10)	38	42	47	46	47	21	34	−	102	377

(1)	Amounts payable upon demand or notice are considered to have no specified maturity.

(2)	The Deposits item is presented in greater detail than it is on the Consolidated Balance Sheet.

(3)	Amounts have been disclosed according to the residual contractual maturity of the underlying security.

(4)	These amounts mainly include liabilities related to the securitization of mortgage loans.

(5)	The Other liabilities item is presented in greater detail than it is on the Consolidated Balance Sheet.

(6)	These amounts are unconditionally revocable at the Bank’s discretion at any time.

(7)	In the event of payment on one of the backstop liquidity facilities, the Bank will receive as collateral government bonds in an amount up to $5.6 billion.

(8)	These amounts include $44.8 billion that is unconditionally revocable at the Bank’s discretion at any time.

(9)	These amounts include leases for which the underlying asset is of low value and leases other than for real estate of less than one year.

(10)	These amounts include $0.2 billion in contractual commitments related to the head office building under construction.

National Bank of Canada 2023 Annual Report	228

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 30 – Segment Disclosures

The Bank carries out its activities in four business segments, which are defined below. For presentation purposes, other activities are grouped in the Other heading. Each reportable segment is distinguished by services offered, type of clientele, and marketing strategy. The presentation of segment disclosures is consistent with the presentation adopted by the Bank for the fiscal year beginning November 1, 2022. This presentation reflects a revision to the method used for the sectoral allocation of technology investment expenses, which are now immediately allocated to the various business segments, whereas certain expenses, notably costs incurred during the research phase of projects, had previously been recorded in the Other heading of segment results. This revision is consistent with the accounting policy change applied in fiscal 2022 related to cloud computing arrangements.

Personal and Commercial

The Personal and Commercial segment encompasses the banking, financing, and investing services offered to individuals, advisors and businesses as well as insurance operations.

Wealth Management

The Wealth Management segment comprises investment solutions, trust services, banking services, lending services and other wealth management solutions offered through internal and third-party distribution networks.

Financial Markets

The Financial Markets segment encompasses corporate banking and investment banking and financial solutions for large and mid-size corporations, public sector organizations, and institutional investors.

U.S. Specialty Finance and International (USSF&I)

The USSF&I segment encompasses the specialty finance expertise provided by the Credigy subsidiary; the activities of the ABA Bank subsidiary, which offers financial products and services to individuals and businesses in Cambodia; and the activities of targeted investments in certain emerging markets.

Other

This heading encompasses treasury activities; liquidity management; Bank funding; asset/liability management activities; the activities of the Flinks subsidiary, a fintech company specialized in financial data aggregation and distribution; certain specified items; and the unallocated portion of corporate units.

The segment disclosures are prepared in accordance with the accounting policies described in Note 1 to these consolidated financial statements, except for the net interest income, non-interest income, and income taxes (recovery) of the operating segments, which are presented on a taxable equivalent basis. Taxable equivalent basis is a calculation method that consists of grossing up certain revenues taxed at lower rates (notably dividends) by the income tax to a level that would make it comparable to revenues from taxable sources in Canada. An equivalent amount is added to income taxes (recovery). The effect of these adjustments is reversed under the Other heading. Operations support charges are allocated to each operating segment presented in the business segment results. The Bank assesses performance based on the net income attributable to the Bank’s shareholders and holders of other equity instruments. Intersegment revenues are recognized at the exchange amount.

National Bank of Canada 2023 Annual Report	229

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 30 – Segment Disclosures (cont.)

Results by Business Segment

Year ended October 31(1)

	Personal and			Wealth		Financial
		Commercial	Management			Markets		USSF&I		Other		Total
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
Net interest income(2)	3,321	2,865	778	594	(1,054)	1,258	1,132	1,090	(591)	(536)	3,586	5,271
Non-interest income(2)(3)	1,195	1,169	1,743	1,781	3,710	1,210	77	20	(141)	201	6,584	4,381
Total revenues	4,516	4,034	2,521	2,375	2,656	2,468	1,209	1,110	(732)	(335)	10,170	9,652
Non-interest expenses(4)(5)(6)(7)	2,510	2,241	1,534	1,417	1,161	1,029	402	344	194	199	5,801	5,230
Income before provisions for
credit losses and income taxes	2,006	1,793	987	958	1,495	1,439	807	766	(926)	(534)	4,369	4,422
Provisions for credit losses	238	97	2	3	39	(23)	113	66	5	2	397	145
Income before income taxes
(recovery)	1,768	1,696	985	955	1,456	1,462	694	700	(931)	(536)	3,972	4,277
Income taxes (recovery)(2)(8)	486	449	271	254	401	388	146	143	(667)	(340)	637	894
Net income	1,282	1,247	714	701	1,055	1,074	548	557	(264)	(196)	3,335	3,383
Non-controlling interests	−	−	−	−	−	−	−	−	(2)	(1)	(2)	(1)
Net income attributable to the
Bank’s shareholders and
holders of other equity
instruments	1,282	1,247	714	701	1,055	1,074	548	557	(262)	(195)	3,337	3,384
Average assets(9)	148,511	140,300	8,560	8,440	180,837	154,349	23,007	18,890	69,731	71,868	430,646	393,847
Total assets	154,728	146,668	8,666	8,486	178,784	157,803	25,308	21,217	56,092	69,566	423,578	403,740

(1)	For the year ended October 31, 2022, certain amounts were reclassified, notably due to a revised method for the sectoral allocation of technology investment expenses.

(2)	For the year ended October 31, 2023, Net interest income was grossed up by $332 million ($234 million in 2022), Non-interest income was grossed up by $247 million ($48 million in 2022), and an equivalent amount was recognized in Income taxes (recovery). The effects of these adjustments have been reversed under the Other heading.

(3)	For the year ended October 31, 2023, the Bank concluded that it had lost significant influence over TMX and therefore ceased using the equity method to account for this investment. The Bank designated its investment in TMX as a financial asset measured at fair value through other comprehensive income in an amount of $191 million. Upon the fair value measurement, a $91 million gain was recorded in the Non-interest income item of the Other heading.

(4)	For the year ended October 31, 2023, the Bank recorded $75 million in intangible asset impairment losses on technology development in the Non-interest expenses item of the following segments: Personal and Commercial ($59 million), Wealth Management ($8 million), Financial Markets ($7 million), and in the Other heading ($1 million). Moreover, it recorded $11 million in premises and equipment impairment losses related to right-of-use assets in the Non-interest expenses item of the Other heading.

(5)	For the year ended October 31, 2023, the Bank recorded $35 million in litigation expenses to resolve litigations and other disputes arising from various ongoing or potential claims against the Bank in the Non-interest expenses item of the Wealth Management segment.

(6)	For the year ended October 31, 2023, the Non-interest expenses item of the Other heading included an expense of $25 million related to the retroactive impact of the changes to the Excise Tax Act, indicating that payment card clearing services rendered by a payment card network operator are subject to the goods and services tax (GST) and the harmonized sales tax (HST).

(7)	For the year ended October 31, 2023, the Bank recorded in the Non-interest expenses item $15 million in charges for (i) contract termination penalties (Personal and Commercial segment: $9 million) and for (ii) provisions for onerous contracts (Other heading: $6 million).

(8)	For the year ended October 31, 2023, the Bank recorded a $32 million tax expense with respect to the Canada Recovery Dividend, i.e., a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion, as well as an $8 million tax recovery related to a 1.5% increase in the statutory tax rate, which includes the impact related to current and deferred taxes for fiscal 2022. These items are recorded in the Other heading. For additional information on these tax measures, see Note 24.

(9)	Represents an average of the daily balances for the period, which is also the basis on which sectoral assets are reported in the business segments.

National Bank of Canada 2023 Annual Report	230

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Results by Geographic Segment

Year ended October 31

		Canada	United States			Other		Total
	2023	2022	2023	2022	2023	2022	2023	2022
Net interest income	1,901	3,758	1,051	773	634	740	3,586	5,271
Non-interest income(1)	5,812	4,299	98	18	674	64	6,584	4,381
Total revenues	7,713	8,057	1,149	791	1,308	804	10,170	9,652
Non-interest expenses(2)(3)(4)(5)	5,261	4,760	226	209	314	261	5,801	5,230
Income before provisions for credit losses and income taxes	2,452	3,297	923	582	994	543	4,369	4,422
Provisions for credit losses	284	79	81	35	32	31	397	145
Income before income taxes	2,168	3,218	842	547	962	512	3,972	4,277
Income taxes(6)	371	723	68	67	198	104	637	894
Net income	1,797	2,495	774	480	764	408	3,335	3,383
Non-controlling interests	(2)	(1)	-	-	-	-	(2)	(1)
Net income attributable to the Bank’s shareholders and
holders of other equity instruments	1,799	2,496	774	480	764	408	3,337	3,384
Average assets(7)	355,337	324,415	29,116	29,988	46,193	39,444	430,646	393,847
Total assets	348,073	336,215	29,968	27,986	45,537	39,539	423,578	403,740

(1)	For the year ended October 31, 2023, the Bank concluded that it had lost significant influence over TMX and therefore ceased using the equity method to account for this investment. The Bank designated its investment in TMX as a financial asset measured at fair value through other comprehensive income in an amount of $191 million. Following the fair value measurement, a $91 million gain was recorded in the Non-interest income item in Canada.

(2)	For the year ended October 31, 2023, the Bank recorded $75 million in intangible asset impairment losses on technology development, and it recorded $11 million in premises and equipment impairment losses related to right-of-use assets in the Non-interest expenses item in Canada.

(3)	For the year ended October 31, 2023, the Bank recorded $35 million in litigation expenses to resolve litigations and other disputes arising from various ongoing or potential claims against the Bank in the Non-interest expenses item in Canada.

(4)	For the year ended October 31, 2023, the Non-interest expenses item in Canada included an expense of $25 million related to the retroactive impact of the changes to the Excise Tax Act, indicating that payment card clearing services rendered by a payment card network operator are subject to the goods and services tax (GST) and the harmonized sales tax (HST).

(5)	For the year ended October 31, 2023, the Bank recorded, in the Non-interest expenses item in Canada, $15 million in charges for (i) contract termination penalties and for (ii) provisions for onerous contracts.

(6)	For the year ended October 31, 2023, the Bank recorded a $32 million tax expense with respect to the Canada Recovery Dividend, i.e., a one-time, 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion, as well as an $8 million tax recovery related to a 1.5% increase in the statutory tax rate, which includes the impact related to current and deferred taxes for fiscal 2022. These items are recorded in Canada. For additional information on these tax measures, see Note 24.

(7)	Represents an average of the daily balances for the period.

Note 31 – Event After the Consolidated Balance Sheet Date

Repurchase of Common Shares

On November 30, 2023, the Bank’s Board of Directors approved a normal course issuer bid, beginning December 12, 2023, to repurchase for cancellation up to 7,000,000 common shares (representing approximately 2.07% of its then outstanding common shares) over the 12-month period ending December 11, 2024. Any repurchase through the Toronto Stock Exchange will be done at market prices. The common shares may also be repurchased through other means authorized by the Toronto Stock Exchange and applicable regulations, including private agreements or share repurchase programs under issuer bid exemption orders issued by the securities regulators. A private purchase made under an exemption order issued by a securities regulator will be done at a discount to the prevailing market price. The amounts that are paid above the average book value of the common shares are charged to Retained earnings. This normal course issuer bid is subject to the approval of OSFI and the Toronto Stock Exchange (TSX).

National Bank of Canada 2023 Annual Report	231

Supplementary Information

Statistical Review 234
Information for Shareholders 236

Supplementary Information

Statistical Review

As at October 31 or
for the year ended October 31(1)
(millions of Canadian dollars)	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014
Consolidated Balance Sheet data
Cash and deposits with financial institutions	35,234	31,870	33,879	29,142	13,698	12,756	8,802	8,183	7,567	8,086
Securities	121,818	109,719	106,304	102,131	82,226	69,783	65,343	64,541	56,040	52,953
Securities purchased under reverse
repurchase agreements and
securities borrowed	11,260	26,486	7,516	14,512	17,723	18,159	20,789	13,948	17,702	24,525
Loans and acceptances, net of allowances	225,443	206,744	182,689	164,740	153,251	146,082	136,457	128,036	116,676	106,959
Other assets	29,823	28,921	25,233	20,963	14,475	15,661	14,433	17,498	18,105	12,906
Total assets	423,578	403,740	355,621	331,488	281,373	262,441	245,824	232,206	216,090	205,429
Deposits	288,173	266,394	240,938	215,878	189,566	170,830	156,671	142,066	130,458	119,883
Other liabilities	110,979	114,101	95,233	98,589	75,983	76,539	75,589	77,026	72,755	73,163
Subordinated debt	748	1,499	768	775	773	747	9	1,012	1,522	1,881
Share capital and other equity instruments
Preferred shares and other equity instruments	3,150	3,150	2,650	2,950	2,450	2,450	2,050	1,650	1,023	1,223
Common shares	3,294	3,196	3,160	3,057	2,949	2,822	2,768	2,645	2,614	2,293
Contributed surplus	68	56	47	47	51	57	58	73	67	52
Retained earnings	16,744	15,140	12,854	10,307	9,227	8,442	7,703	6,706	6,705	5,850
Accumulated other comprehensive income	420	202	(32)	(118)	16	175	168	218	145	289
Non-controlling interests	2	2	3	3	358	379	808	810	801	795
Total liabilities and equity	423,578	403,740	355,621	331,488	281,373	262,441	245,824	232,206	216,090	205,429
Average assets(2)	430,646	393,847	363,506	318,087	286,162	265,940	248,351	235,913	222,929	206,680

Net impaired loans excluding POCI loans(3)(4)
under IFRS 9	606	479	283	465	450	404
Net impaired loans excluding POCI loans(4)
under IAS 39							206	281	254	248

Consolidated Statement of Income data
Net interest income	3,586	5,271	4,783	4,255	3,596	3,382	3,436	3,205	2,929	2,761
Non-interest income	6,584	4,381	4,144	3,672	3,836	3,784	3,173	2,635	2,817	2,703
Total revenues	10,170	9,652	8,927	7,927	7,432	7,166	6,609	5,840	5,746	5,464
Non-interest expenses	5,801	5,230	4,903	4,616	4,375	4,100	3,861	3,875	3,665	3,423
Income before provisions for credit losses
and income taxes	4,369	4,422	4,024	3,311	3,057	3,066	2,748	1,965	2,081	2,041
Provisions for credit losses	397	145	2	846	347	327	244	484	228	208
Income taxes	637	894	882	434	443	534	483	225	234	295
Net income	3,335	3,383	3,140	2,031	2,267	2,205	2,021	1,256	1,619	1,538
Non-controlling interests	(2)	(1)	−	42	66	87	84	75	70	69
Net income attributable to the Bank’s
shareholders and holders of other equity
instruments	3,337	3,384	3,140	1,989	2,201	2,118	1,937	1,181	1,549	1,469

(1)	Certain amounts from fiscal years 2017 to 2021 were adjusted in 2022 to reflect an accounting policy change applicable to cloud computing arrangements, aside from the average assets figures for fiscal years 2017 to 2019.

(2)	Represents an average of the daily balances for the period.

(3)	Given the adoption of IFRS 9, all loans classified in Stage 3 of the expected credit loss model are impaired loans. Under IAS 39, loans were considered impaired according to different criteria. Net impaired loans are presented net of allowances for credit losses on Stage 3 loan amounts drawn and, in this table, the net impaired loans presented exclude POCI loans.

(4)	Includes customers’ liability under acceptances.

National Bank of Canada 2023 Annual Report	234

Supplementary Information

Statistical Review

As at October 31(1)	2023	2022	2021	2020	2019	2018	2017		2016	2015		2014
Number of common shares(2)
(thousands)	338,285	336,582	337,912	335,998	334,172	335,071	339,592		338,053	337,236		329,297
Basic earnings per share(2)	$9.47	$9.72	$8.95	$5.57	$6.22	$5.93	$5.43		$3.31	$4.56		$4.36
Diluted earnings per share(2)	$9.38	$9.61	$8.85	$5.54	$6.17	$5.86	$5.37		$3.29	$4.51		$4.32
Dividend per share(2)	$3.98	$3.58	$2.84	$2.84	$2.66	$2.44	$2.28		$2.18	$2.04		$1.88
Share price(2)
High	$103.58	$105.44	$104.32	$74.79	$68.02	$65.63	$62.74		$47.88	$55.06		$53.88
Low	$84.97	$83.12	$65.54	$38.73	$54.97	$58.69	$46.83		$35.83	$40.75		$41.60
Close	$86.22	$92.76	$102.46	$63.94	$68.02	$59.76	$62.61		$47.88	$43.31		$52.68
Book value(2)(3)	$60.68	$55.24	$47.44	$39.56	$36.64	$34.31	$31.50		$28.52	$28.26		$25.76
Dividends on preferred
shares
Series 16	–	–	–	–	–	–	–		–	–		$1.2125
Series 20	–	–	–	–	–	–	–		–	$1.5000		$1.5000
Series 24	–	–	–	–	–	–	–		–	–		$0.4125
Series 26	–	–	–	–	–	–	–		–	–		$0.4125
Series 28	–	–	–	–	–	–	$0.9500		$0.9500	$0.9500		$0.9500
Series 30	$1.0063	$1.0063	$1.0063	$1.0063	$1.0156	$1.0250	$1.0250		$1.0250	$1.0250		$0.7849
Series 32	$0.9598	$0.9598	$0.9598	$0.9636	$0.9750	$0.9750	$0.9750		$0.9750	$1.0760		–
Series 34	–	–	$0.7000	$1.4000	$1.4000	$1.4000	$1.4000		$1.1373	–		–
Series 36	–	–	$1.0125	$1.3500	$1.3500	$1.3500	$1.3500		$0.5733	–		–
Series 38	$1.7568	$1.1125	$1.1125	$1.1125	$1.1125	$1.1125	$0.4724		–	–		–
Series 40	$1.3023	$1.1500	$1.1500	$1.1500	$1.1500	$0.9310	–		–	–		–
Series 42	$1.2375	$1.2375	$1.2375	$1.2375	$1.2375	$0.5323	–		–	–		–
LRCN interests
Series 1	4.30%	4.30%	4.30%	4.30%	–	–	–		–	–		–
Series 2	4.05%	4.05%	4.05%	–	–	–	–		–	–		–
Series 3	7.50%	7.50%	–	–	–	–	–		–	–		–
Financial ratios
Return on common
shareholders’ equity(3)	16.5%	18.8%	20.7%	14.6%	18.0%	18.4%	18.1%		11.7%	16.9%		17.9%
Return on average assets(3)	0.77%	0.86%	0.86%	0.64%	0.81%	0.84%	0.81%		0.53%	0.73%		0.74%
Regulatory ratios under
Basel III(4)
Capital ratios
CET1	13.5%	12.7%	12.4%	11.8%	11.7%	11.7%	11.2%		10.1%	9.9%		9.2%
Tier 1	16.0%	15.4%	15.0%	14.9%	15.0%	15.5%	14.9	%(5)	13.5%	12.5	%(6)	12.3	%(7)
Total	16.8%	16.9%	15.9%	16.0%	16.1%	16.8%	15.1	%(5)	15.3%	14.0	%(8)	15.1	%(7)
Leverage ratio	4.4%	4.5%	4.4%	4.4%	4.0%	4.0%	4.0%		3.7%	4.0%
TLAC ratio(9)	29.2%	27.7%	26.3%	23.7%
TLAC leverage ratio(9)	8.0%	8.1%	7.8%	7.0%
Liquidity coverage ratio
(LCR)(10)	155%	140%	154%	161%	146%	147%	132%		134%	131%
Net stable funding ratio
(NSFR)(10)	118%	117%	117%
Other information
Number of employees(11)	28,916	27,103	24,495	25,604	24,557	22,426	20,584		20,600	19,026		18,725
Branches in Canada	368	378	384	403	422	428	429		450	452		452
Banking machines in Canada	944	939	927	940	939	937	931		938	930		935

(1)	Certain amounts from fiscal years 2017 to 2021 have been adjusted to reflect an accounting policy change in 2022 applicable to cloud computing arrangements, aside from the return on common shareholders’ equity and return on average assets figures for fiscal years 2017 to 2019.

(2)	The figures for 2014 have been adjusted to reflect the stock dividend paid in 2014.

(3)	See the Glossary section on pages 124 to 127 for details on the composition of these measures.

(4)	Ratios as at October 31, 2022, 2021 and 2020 are calculated in accordance with the Basel III rules, as set out in OSFI’s Capital Adequacy Requirements Guideline and Leverage Requirements Guideline, and reflect the transitional measures granted by OSFI.

(5)	Taking into account the redemption of the Series 28 preferred shares on November 15, 2017.

(6)	Taking into account the redemption of the Series 20 preferred shares on November 15, 2015.

(7)	Taking into account the redemption of the Series 16 preferred shares on November 15, 2014.

(8)	Taking into account the redemption of the Series 20 preferred shares on November 15, 2015 and the $500 million redemption of notes on November 2, 2015.

(9)	The TLAC ratio and the TLAC leverage ratio are calculated in accordance with OSFI’s Total Loss Absorbing Capacity Guideline.

(10)	The LCR ratio and the NSFR ratio are calculated in accordance with OSFI’s Liquidity Adequacy Requirements Guideline.

(11)	Full-time equivalent. The methodology was refined during fiscal 2023 and the fiscal 2022 and 2021 figures have been restated.

National Bank of Canada 2023 Annual Report	235

Supplementary Information

Information for Shareholders

Description of Share Capital

The authorized share capital of the Bank consists of an unlimited number of common shares, without par value, an unlimited number of first preferred shares, without par value, issuable for a maximum aggregate consideration of $5 billion, and 15 million second preferred shares, without par value, issuable for a maximum aggregate consideration of $300 million. As at October 31, 2023, the Bank had a total of 338,284,629 common shares and 66,000,000 first preferred shares issued and outstanding.

Stock Exchange Listings

The Bank’s common shares and Series 30, 32, 38, 40 and 42 First Preferred Shares are listed on the Toronto Stock Exchange in Canada.

Issue or class	Ticker symbol
Common shares	NA
First Preferred Shares
Series 30	NA.PR.S
Series 32	NA.PR.W
Series 38	NA.PR.C
Series 40	NA.PR.E
Series 42	NA.PR.G

Number of Registered Shareholders

As at October 31, 2023, there were 19,881 common shareholders recorded in the Bank’s common share register.

Dividends

Dividend Dates in Fiscal 2024

(subject to approval by the Board of Directors of the Bank)

Record date	Payment date
Common shares
December 25, 2023	February 1, 2024
March 25, 2024	May 1, 2024
June 24, 2024	August 1, 2024
September 30, 2024	November 1, 2024
Preferred shares,
Series 30, 32, 38, 40 and 42
January 8, 2024	February 15, 2024
April 5, 2024	May 15, 2024
July 8, 2024	August 15, 2024
October 7, 2024	November 15, 2024

Dividends Declared on Common Shares During Fiscal 2023

Record date		Payment date		Dividend per share ($)
December 26, 2022		February 1, 2023				0.97
March 27, 2023		May 1, 2023				0.97
June 26, 2023		August 1, 2023				1.02
September 25, 2023		November 1, 2023				1.02

Dividends Declared on Preferred Shares During Fiscal 2023

				Dividend per share ($)
Record	Payment	Series	Series	Series	Series	Series
date	date	30	32	38	40	42
January 6, 2023	February 15, 2023	0.2516	0.2399	0.4392	0.2875	0.3094
April 5, 2023	May 15, 2023	0.2515	0.2400	0.4392	0.2875	0.3094
July 6, 2023	August 15, 2023	0.2516	0.2399	0.4392	0.3636	0.3093
October 6, 2023	November 15, 2023	0.2516	0.2400	0.4392	0.3637	0.3094

Dividends paid are “eligible dividends” in accordance with the Income Tax Act (Canada).

Dividend Reinvestment and Share Purchase Plan

National Bank has a Dividend Reinvestment and Share Purchase Plan for holders of its common and preferred shares under which they can acquire common shares of the Bank without paying commissions or administration fees. Participants acquire common shares through the reinvestment of cash dividends paid on the shares they hold or through optional cash payments of at least $1 per payment, up to a maximum of $5,000 per quarter.

For additional information, shareholders may contact National Bank’s registrar and transfer agent, Computershare Trust Company of Canada, at 1-888-838-1407. To participate in the plan, National Bank’s beneficial or non-registered common shareholders must contact their financial institution or broker.

Direct Deposit

Shareholders may elect to have their dividend payments deposited directly via electronic funds transfer to their bank account at any financial institution that is a member of the Canadian Payments Association. To do so, they must send a written request to the transfer agent, Computershare Trust Company of Canada.

National Bank of Canada 2023 Annual Report	236

Head Office
National Bank of Canada
600 De La Gauchetière Street West, 4th Floor
Montreal, Quebec H3B 4L2 Canada

Telephone: 514-394-5000
Website: nbc.ca

Annual Meeting
The Annual Meeting of Holders of Common Shares of the Bank will be held on April 19, 2024.

Corporate Social Responsibility Statement
The information will be available in March 2024 on the Bank's website at nbc.ca.

Communication with Shareholders
For information about stock transfers, address changes, dividends, lost certificates, tax forms and estate transfers, shareholders of record may contact the transfer agent at the following address:

Computershare Trust Company of Canada
Share Ownership Management
100 University Avenue, 8th Floor
Toronto, Ontario M5J 2Y1 Canada

Telephone: 1-888-838-1407
Fax: 1-888-453-0330
E-mail: *service@computershare.com*
Website: computershare.com

Shareholders whose shares are held by a market intermediary are asked to contact the market intermediary concerned.

Other shareholder inquiries can be addressed to:
Investor Relations
National Bank of Canada
600 De La Gauchetière Street West, 7th Floor
Montreal, Quebec H3B 4L2 Canada

Telephone: 1-866-517-5455
E-mail: investorrelations@nbc.ca
Website: nbc.ca/investorrelations

Caution Regarding Forward-Looking Statements
From time to time, National Bank of Canada makes written and oral forward-looking statements, including in this Annual Report, in other filings with Canadian regulators, in reports to shareholders, in press releases and in other communications. These statements are made pursuant to the Canadian and American securities legislation.

The Caution Regarding Forward-Looking Statements section can be found on page 13 of this Annual Report.

Trademarks
The trademarks belonging to National Bank of Canada and used in this report include National Bank of Canada, National Bank, NBC, NBC Financial Markets, National Bank Financial, NAventures, National Bank Financial-Wealth Management, Private Banking 1859, National Bank Direct Brokerage, National Bank Investments, NBI, National Bank Independent Network, National Bank Trust, National Bank Life Insurance, Natcan Trust Company, National Bank Realty, Natbank and their respective logos. Certain trademarks owned by third parties are also mentioned in this report.

Pour obtenir une version française du Rapport annuel, veuillez vous adresser à :
Relations avec les investisseurs
Banque Nationale du Canada
600, rue De La Gauchetière Ouest, 7e étage
Montréal (Québec) H3B 4L2 Canada

Téléphone : 1 866 517-5455
Adresse électronique : relationsinvestisseurs@bnc.ca

Legal Deposit
ISBN 978-2-921835-79-4
Legal deposit – Bibliothèque et Archives nationales du Québec, 2023
Legal deposit – Library and Archives Canada, 2023

Printing
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® NATIONAL BANK and the NATIONAL BANK logo are registered trademarks of National Bank of Canada.

© NATIONAL BANK OF CANADA, 2023. All rights reserved. Any reproduction, in whole or in part, is strictly prohibited without prior written consent of National Bank of Canada.

Audited Consolidated Financial Statements

Management's Responsibility for Financial Reporting 128
Independent Auditor's Report 129
Consolidated Balance Sheets 132
Consolidated Statements of Income 133
Consolidated Statements of Comprehensive Income 134
Consolidated Statements of Changes in Equity 136
Consolidated Statements of Cash Flows 137
Notes to the Audited Consolidated Financial Statements 138

Management’s Responsibility for Financial Reporting

The consolidated financial statements of National Bank of Canada (the Bank) have been prepared in accordance with section 308(4) of the Bank Act (Canada), which states that, except as otherwise specified by the Office of the Superintendent of Financial Institutions (Canada) (OSFI), the financial statements are to be prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB). IFRS represent Canadian generally accepted accounting principles (GAAP). None of the OSFI accounting requirements are exceptions to IFRS.

Management maintains the accounting and internal control systems needed to discharge its responsibility, which is to provide reasonable assurance that the financial accounts are accurate and complete and that the Bank’s assets are adequately safeguarded. Controls that are currently in place include quality standards on staff hiring and training; the implementation of organizational structures with clear divisions of responsibility and accountability for performance; the Code of Professional Conduct; and the communication of operating policies and procedures.

As Chief Executive Officer and as Chief Financial Officer, we have overseen the evaluation of the design and operation of the Bank’s internal control over financial reporting in accordance with National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings released by the Canadian Securities Administrators. Based on the evaluation work performed, we have concluded that the internal control over financial reporting and the disclosure controls and procedures were effective as at October 31, 2022 and that they provide reasonable assurance that the Bank’s financial information is reliable and that its consolidated financial statements have been prepared in accordance with IFRS.

The Board of Directors (the Board) is responsible for reviewing and approving the financial information contained in the Annual Report. Acting through the Audit Committee, the Board also oversees the presentation of the consolidated financial statements and ensures that accounting and control systems are maintained. Composed of directors who are neither officers nor employees of the Bank, the Audit Committee is responsible, through Internal Audit, for performing an independent and objective review of the Bank’s internal control effectiveness, i.e., governance processes, risk management processes and control measures. Furthermore, the Audit Committee reviews the consolidated financial statements and recommends their approval to the Board.

The control systems are further supported by the presence of the Compliance Service, which exercises independent oversight and evaluation in order to assist managers in effectively managing regulatory compliance risk and to obtain reasonable assurance that the Bank is compliant with regulatory requirements.

Both the Senior Vice-President, Internal Audit and the Senior Vice-President, Chief Compliance Officer and Chief Anti-Money Laundering Officer have a direct functional link to the Chair of the Audit Committee and to the Chair of the Risk Management Committee. They both also have direct access to the President and Chief Executive Officer.

In accordance with the Bank Act (Canada), OSFI is mandated to protect the rights and interests of depositors. Accordingly, OSFI examines and enquires into the business and affairs of the Bank, as deemed necessary, to ensure that the provisions of the Bank Act (Canada) are being satisfied and that the Bank is in sound financial condition.

The independent auditor, Deloitte LLP, whose report follows, was appointed by the shareholders at the recommendation of the Board. The auditor has full and unrestricted access to the Audit Committee to discuss audit and financial reporting matters.

Laurent Ferreira	Marie Chantal Gingras
President and Chief Executive Officer	Chief Financial Officer and Executive Vice-President, Finance

Montreal, Canada, November 29, 2022

National Bank of Canada 2022 Annual Report	128

Independent Auditor’s Report

To the Shareholders of National Bank of Canada

Opinion

We have audited the consolidated financial statements of National Bank of Canada (the Bank), which comprise the consolidated balance sheets as at October 31, 2022 and 2021, and the consolidated statements of income, the consolidated statements of comprehensive income, the consolidated statements of changes in equity and the consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Bank as at October 31, 2022 and 2021, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards (Canadian GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Bank in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for the year ended October 31, 2022. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Allowances for Credit Losses — Refer to Notes 1 and 7 to the Financial Statements

Key Audit Matter Description

The allowances for credit losses represent management’s estimate of expected credit losses (ECL) on financial assets calculated under the IFRS 9 – Financial Instruments ECL framework. The calculation of ECL is based on the probability of default (PD), loss given default (LGD), and exposure at default (EAD) of the underlying assets and represents an unbiased and probability-weighted estimate of losses expected to occur in the future based on forecasts of macroeconomic variables for three scenarios. Lifetime ECL is recorded for financial assets that have experienced significant increases in credit risk (SICR) since initial recognition or that are impaired; otherwise, 12-month ECL is recorded. Given uncertainty surrounding the key inputs used to measure credit losses, the Bank has applied expert credit judgment to adjust the modelled ECL results.

We have identified the allowances for credit losses as a key audit matter due to the inherent complexity of the ECL models used and the significant judgment required by management in relation to the forward-looking nature of some key assumptions, including the impact of a possible recession on the economy. Significant auditor judgment was required in evaluating: (i) the models and methodologies used to measure ECL; (ii) the forecasts of macroeconomic scenarios and their probability weighting; (iii) the determination of SICR; and (iv) the adjustments to the modelled ECL results representing management’s expert credit judgment. Auditing the ECL models and the key judgments and assumptions required a high degree of auditor judgment and an increased extent of audit effort, including the involvement of professionals with specialized skills in credit risk and economics.

How the Key Audit Matter Was Addressed in the Audit

Our audit procedures related to the models and the key judgments and assumptions used by management to estimate the ECL included the following, among others:

●	With the assistance of professionals with specialized skills in credit risk or economics:

o	For a selection of ECL models, evaluated the appropriateness of the models used to estimate ECL;
o	Evaluated the forecasts of macroeconomic scenarios and their probability weighting by comparing them against independently developed forecasts and publicly available industry data, including the impact of a possible recession;
o	Assessed management’s determination of SICR and the appropriateness of the related model’s programming;
o	Assessed the adjustments to the modelled ECL results by evaluating management’s expert credit judgment.

National Bank of Canada 2022 Annual Report	129

Independent Auditor’s Report (cont.)

Income Taxes – Uncertain Tax Positions — Refer to Notes 1 and 24 to the Financial Statements

Key Audit Matter Description

In the normal course of its business, the Bank is involved in a number of transactions for which the tax impacts are uncertain. The Bank accounts for provisions for uncertain tax positions that adequately represent the risk stemming from tax matters under discussion or being audited by tax authorities or from other matters involving uncertainty. These provisions reflect management’s best possible estimate of the amounts that may have to be paid based on qualitative assessments of all relevant factors. As disclosed in Note 24, the Bank was reassessed by the tax authorities for additional income taxes and interest in respect of certain Canadian dividends received by the Bank for certain taxation years and may be reassessed for subsequent taxation years in regard to similar activities. The Bank has not recognized any tax liability related to these uncertain tax positions.

We have identified the assessment of the accounting of the uncertain tax positions related to certain Canadian dividends as a key audit matter given the significant judgment made by management when evaluating the probability of acceptance of the Bank’s tax positions and when interpreting relevant tax and case law and administrative positions. Auditing these judgments required a high degree of auditor judgment and resulted in an increased extent of audit effort, including the involvement of tax specialists.

How the Key Audit Matter Was Addressed in the Audit

Our audit procedures pertaining to the assessment of the accounting of the uncertain tax positions related to certain Canadian dividends included the following, among others:

●	With the assistance of tax specialists, evaluated management’s assessment of the probability of acceptance of the Bank’s tax positions by assessing:

o	The Bank’s interpretations of relevant tax and case law and administrative positions;
o	The correspondence with the relevant tax authorities; and
o	The advice and legal opinions obtained by the Bank’s external tax advisors.

Other Information

Management is responsible for the other information. The other information comprises:

●	Management’s Discussion and Analysis; and
●	The information, other than the financial statements and our auditor’s report thereon, in the Annual Report.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis and the Annual Report prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

National Bank of Canada 2022 Annual Report	130

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian GAAS, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.
●	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Bank to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Carl Magnan.

/s/ Deloitte LLP1

November 29, 2022

Montreal, Quebec

[1]	CPA auditor, public accountancy permit No. A121501

National Bank of Canada 2022 Annual Report	131

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Consolidated Balance Sheets

As at October 31		2022	2021(1)
Assets
Cash and deposits with financial institutions		31,870	33,879
Securities	Notes 3, 4 and 6
At fair value through profit or loss		87,375	84,811
At fair value through other comprehensive income		8,828	9,583
At amortized cost		13,516	11,910
		109,719	106,304
Securities purchased under reverse repurchase agreements and securities borrowed		26,486	7,516
Loans	Note 7
Residential mortgage		80,129	72,542
Personal		45,323	41,053
Credit card		2,389	2,150
Business and government		73,317	61,106
		201,158	176,851
Customers’ liability under acceptances		6,541	6,836
Allowances for credit losses		(955)	(998)
		206,744	182,689
Other
Derivative financial instruments	Note 16	18,547	16,484
Investments in associates and joint ventures	Note 9	140	225
Premises and equipment	Note 10	1,397	1,216
Goodwill	Note 11	1,519	1,504
Intangible assets	Notes 1 and 11	1,360	1,274
Other assets	Notes 1 and 12	5,958	4,530
		28,921	25,233
		403,740	355,621
Liabilities and equity Deposits	Notes 4 and 13	266,394	240,938
Other
Acceptances		6,541	6,836
Obligations related to securities sold short		21,817	20,266
Obligations related to securities sold under repurchase agreements and securities loaned	Note 8	33,473	17,293
Derivative financial instruments	Note 16	19,632	19,367
Liabilities related to transferred receivables	Notes 4 and 8	26,277	25,170
Other liabilities	Note 14	6,361	6,301
		114,101	95,233
Subordinated debt	Note 15	1,499	768
Equity
Equity attributable to the Bank’s shareholders and holders of other equity instruments	Notes 18 and 22
Preferred shares and other equity instruments		3,150	2,650
Common shares		3,196	3,160
Contributed surplus		56	47
Retained earnings	Note 1	15,140	12,854
Accumulated other comprehensive income		202	(32)
		21,744	18,679
Non-controlling interests	Note 19	2	3
		21,746	18,682
		403,740	355,621

The accompanying notes are an integral part of these audited consolidated financial statements.

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these audited consolidated financial statements.

Laurent Ferreira	Karen Kinsley
President and Chief Executive Officer	Director

National Bank of Canada 2022 Annual Report	132

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Consolidated Statements of Income

Year ended October 31		2022	2021(1)
Interest income
Loans		7,136	5,460
Securities at fair value through profit or loss		1,548	1,092
Securities at fair value through other comprehensive income		163	181
Securities at amortized cost		263	178
Deposits with financial institutions		435	76
		9,545	6,987
Interest expense
Deposits		3,291	1,635
Liabilities related to transferred receivables		472	372
Subordinated debt		28	17
Other		483	180
		4,274	2,204
Net interest income(2)		5,271	4,783
Non-interest income
Underwriting and advisory fees		324	415
Securities brokerage commissions		204	238
Mutual fund revenues		587	563
Investment management and trust service fees		997	900
Credit fees		490	506
Card revenues		186	148
Deposit and payment service charges		298	274
Trading revenues (losses)	Note 21	543	268
Gains (losses) on non-trading securities, net		113	151
Insurance revenues, net		158	131
Foreign exchange revenues, other than trading		211	202
Share in the net income of associates and joint ventures	Note 9	28	23
Other		242	325
		4,381	4,144
Total revenues		9,652	8,927
Non-interest expenses
Compensation and employee benefits		3,284	3,027
Occupancy		312	299
Technology	Notes 1, 10 and 11	915	871
Communications		57	53
Professional fees		249	246
Other		413	407
		5,230	4,903
Income before provisions for credit losses and income taxes		4,422	4,024
Provisions for credit losses	Note 7	145	2
Income before income taxes		4,277	4,022
Income taxes	Notes 1 and 24	894	882
Net income	Note 1	3,383	3,140
Net income attributable to
Preferred shareholders and holders of other equity instruments		107	123
Common shareholders	Note 1	3,277	3,017
Bank shareholders and holders of other equity instruments		3,384	3,140
Non-controlling interests		(1)	−
		3,383	3,140
Earnings per share (dollars)	Notes 1 and 25
Basic		9.72	8.95
Diluted		9.61	8.85
Dividends per common share (dollars)	Note 18	3.58	2.84

The accompanying notes are an integral part of these audited consolidated financial statements.

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these audited consolidated financial statements.
(2)	Net interest income includes dividend income. For additional information, see Note 1 to these audited consolidated financial statements.

National Bank of Canada 2022 Annual Report	133

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Consolidated Statements of Comprehensive Income

Year ended October 31	2022	2021(1)
Net income	3,383	3,140
Other comprehensive income, net of income taxes
Items that may be subsequently reclassified to net income
Net foreign currency translation adjustments
Net unrealized foreign currency translation gains (losses) on investments in foreign operations	471	(314)
Net foreign currency translation (gains) losses on investments in foreign operations reclassified to net income	−	16
Impact of hedging net foreign currency translation gains (losses)	(138)	95
	333	(203)
Net change in debt securities at fair value through other comprehensive income
Net unrealized gains (losses) on debt securities at fair value through other comprehensive income	(197)	6
Net (gains) losses on debt securities at fair value through other comprehensive income reclassified to net income	91	(34)
Change in allowances for credit losses on debt securities at fair value through other comprehensive income reclassified to net income	1	(2)
	(105)	(30)
Net change in cash flow hedges
Net gains (losses) on derivative financial instruments designated as cash flow hedges	(25)	280
Net (gains) losses on designated derivative financial instruments reclassified to net income	33	26
	8	306
Share in the other comprehensive income of associates and joint ventures	(2)	−
Items that will not be subsequently reclassified to net income
Remeasurements of pension plans and other post-employment benefit plans	(126)	475
Net gains (losses) on equity securities designated at fair value through other comprehensive income	(27)	64
Net fair value change attributable to credit risk on financial liabilities designated at fair value through profit or loss	601	(12)
	448	527
Total other comprehensive income, net of income taxes	682	600
Comprehensive income	4,065	3,740
Comprehensive income attributable to
Bank shareholders and holders of other equity instruments	4,066	3,753
Non-controlling interests	(1)	(13)
	4,065	3,740

The accompanying notes are an integral part of these audited consolidated financial statements.

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these audited consolidated financial statements.

National Bank of Canada 2022 Annual Report	134

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Consolidated Statements of Comprehensive Income (cont.)

Income Taxes – Other Comprehensive Income

The following table presents the income tax expense or recovery for each component of other comprehensive income.

Year ended October 31	2022	2021
Items that may be subsequently reclassified to net income
Net foreign currency translation adjustments
Net unrealized foreign currency translation gains (losses) on investments in foreign operations	(13)	10
Net foreign currency translation (gains) losses on investments in foreign operations reclassified to net income	−	2
Impact of hedging net foreign currency translation gains (losses)	(28)	24
	(41)	36
Net change in debt securities at fair value through other comprehensive income
Net unrealized gains (losses) on debt securities at fair value through other comprehensive income	(71)	2
Net (gains) losses on debt securities at fair value through other comprehensive income reclassified to net income	32	(12)
Change in allowances for credit losses on debt securities at fair value through other comprehensive income reclassified to net income	−	−
	(39)	(10)
Net change in cash flow hedges
Net gains (losses) on derivative financial instruments designated as cash flow hedges	(9)	100
Net (gains) losses on designated derivative financial instruments reclassified to net income	12	9
	3	109
Share in the other comprehensive income of associates and joint ventures	−	−
Items that will not be subsequently reclassified to net income
Remeasurements of pension plans and other post-employment benefit plans	(45)	170
Net gains (losses) on equity securities designated at fair value through other comprehensive income	(10)	24
Net fair value change attributable to credit risk on financial liabilities designated at fair value through profit or loss	216	(5)
	161	189
	84	324

The accompanying notes are an integral part of these audited consolidated financial statements.

National Bank of Canada 2022 Annual Report	135

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Consolidated Statements of Changes in Equity

Year ended October 31		2022	2021(1)
Preferred shares and other equity instruments at beginning	Note 18	2,650	2,950
Issuances of preferred shares and other equity instruments		500	500
Redemptions of preferred shares and other equity instruments for cancellation		−	(800)
Preferred shares and other equity instruments at end		3,150	2,650
Common shares at beginning	Note 18	3,160	3,057
Issuances of common shares pursuant to the Stock Option Plan		61	104
Repurchases of common shares for cancellation		(24)	−
Impact of shares purchased or sold for trading		(1)	(1)
Common shares at end		3,196	3,160
Contributed surplus at beginning		47	47
Stock option expense	Note 22	17	11
Stock options exercised		(7)	(11)
Other		(1)	−
Contributed surplus at end		56	47
Retained earnings at beginning		12,854	10,444
Impact of an accounting policy change as at November 1, 2020	Note 1	−	(137)
Net income attributable to the Bank’s shareholders and holders of other equity instruments	Note 1	3,384	3,140
Dividends on preferred shares and distributions on other equity instruments	Note 18	(119)	(131)
Dividends on common shares	Note 18	(1,206)	(958)
Premium paid on common shares repurchased for cancellation	Note 18	(221)	−
Issuance expenses for shares and other equity instruments, net of income taxes		(4)	(4)
Remeasurements of pension plans and other post-employment benefit plans		(126)	475
Net gains (losses) on equity securities designated at fair value through other comprehensive income		(27)	64
Net fair value change attributable to the credit risk on financial liabilities designated at fair value
through profit or loss		601	(12)
Impact of a financial liability resulting from put options written to non-controlling interests	Note 14	(8)	(25)
Other		12	(2)
Retained earnings at end		15,140	12,854
Accumulated other comprehensive income at beginning		(32)	(118)
Net foreign currency translation adjustments		333	(190)
Net change in unrealized gains (losses) on debt securities at fair value through other comprehensive income		(105)	(30)
Net change in gains (losses) on cash flow hedges		8	306
Share in the other comprehensive income of associates and joint ventures		(2)	−
Accumulated other comprehensive income at end		202	(32)
Equity attributable to the Bank’s shareholders and holders of other equity instruments		21,744	18,679
Non-controlling interests at beginning	Note 19	3	3
Non-controlling interest from the acquisition of Flinks Technology Inc.	Note 31	−	3
Purchase of the non-controlling interest of the Credigy Ltd. subsidiary		−	10
Net income attributable to non-controlling interests		(1)	−
Other comprehensive income attributable to non-controlling interests		−	(13)
Non-controlling interests at end		2	3
Equity		21,746	18,682

Accumulated Other Comprehensive Income

As at October 31	2022	2021
Accumulated other comprehensive income
Net foreign currency translation adjustments	204	(129)
Net unrealized gains (losses) on debt securities at fair value through other comprehensive income	(34)	71
Net gains (losses) on instruments designated as cash flow hedges	31	23
Share in the other comprehensive income of associates and joint ventures	1	3
	202	(32)

The accompanying notes are an integral part of these audited consolidated financial statements.

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these audited consolidated financial statements.

National Bank of Canada 2022 Annual Report	136

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Consolidated Statements of Cash Flows

Year ended October 31		2022	2021(1)
Cash flows from operating activities
Net income	Note 1	3,383	3,140
Adjustments for
Provisions for credit losses		145	2
Depreciation of premises and equipment, including right-of-use assets		202	195
Amortization of intangible assets	Note 1	279	261
Impairment losses on premises and equipment and on intangible assets	Notes 10 and 11	8	16
Gain on remeasurement of the previously held equity interest in Flinks Technology Inc.	Note 31	−	(33)
Remeasurement at fair value of an investment	Note 6	−	30
Deferred taxes	Note 1	110	106
Losses (gains) on sales of non-trading securities, net		(113)	(151)
Share in the net income of associates and joint ventures		(28)	(23)
Stock option expense		17	11
Change in operating assets and liabilities
Securities at fair value through profit or loss		(2,564)	(6,485)
Securities purchased under reverse repurchase agreements and securities borrowed		(18,970)	6,996
Loans and acceptances, net of securitization		(23,354)	(15,661)
Deposits		25,456	25,060
Obligations related to securities sold short		1,551	3,898
Obligations related to securities sold under repurchase agreements and securities loaned		16,180	(16,566)
Derivative financial instruments, net		(1,798)	3,382
Securitization – Credit cards		(37)	49
Interest and dividends receivable and interest payable		150	(186)
Current tax assets and liabilities		(437)	272
Other items		(2,102)	1,725
		(1,922)	6,038
Cash flows from financing activities
Issuances of preferred shares and other equity instruments		500	500
Redemptions of preferred shares and other equity instruments for cancellation		−	(800)
Issuances of common shares (including the impact of shares purchased for trading)		53	92
Repurchases of common shares for cancellation		(245)	−
Issuance of subordinated debt		739	−
Purchase of the non-controlling interest of the Credigy Ltd. subsidiary		−	(300)
Investment in the Flinks Technology Inc. subsidiary	Note 31	−	(30)
Issuance expenses for shares and other equity instruments		(4)	(4)
Repayments of lease liabilities		(99)	(96)
Dividends paid on shares and distributions on other equity instruments		(1,325)	(1,101)
		(381)	(1,739)
Cash flows from investing activities
Acquisition of Flinks Technology Inc.	Note 31	−	(73)
Net change in investments in associates and joint ventures		202	225
Purchases of non-trading securities		(9,307)	(7,348)
Maturities of non-trading securities		2,050	2,500
Sales of non-trading securities		6,269	6,655
Net change in premises and equipment, excluding right-of-use assets		(296)	(217)
Net change in intangible assets	Note 1	(374)	(275)
		(1,456)	1,467
Impact of currency rate movements on cash and cash equivalents		1,750	(1,029)
Increase (decrease) in cash and cash equivalents		(2,009)	4,737
Cash and cash equivalents at beginning		33,879	29,142
Cash and cash equivalents at end(2)		31,870	33,879
Supplementary information about cash flows from operating activities
Interest paid		3,763	2,261
Interest and dividends received		9,184	6,858
Income taxes paid		1,118	542

The accompanying notes are an integral part of these audited consolidated financial statements.

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these audited consolidated financial statements.
(2)	This item is the equivalent of Consolidated Balance Sheet item Cash and deposits with financial institutions. It includes an amount of $7.7 billion as at October 31, 2022 ($6.8 billion as at October 31, 2021) for which there are restrictions and of which $5.3 billion ($4.9 billion as at October 31, 2021) represent the balances that the Bank must maintain with central banks, other regulatory agencies, and certain counterparties.

National Bank of Canada 2022 Annual Report	137

Audited Consolidated Financial Statements

(millions of Canadian dollars)

Notes to the Audited Consolidated Financial Statements

Note 1	Basis of Presentation and Summary of Significant Accounting Policies	138	Note 18	Share Capital and Other Equity Instruments	199
Note 2	Future Accounting Policy Changes	155	Note 19	Non-Controlling Interests	202
Note 3	Fair Value of Financial Instruments	156	Note 20	Capital Disclosure	203
Note 4	Financial Instruments Designated at Fair Value Through Profit or Loss	167	Note 21	Trading Activity Revenues	204
Note 5	Offsetting Financial Assets and Financial Liabilities	168	Note 22	Share-Based Payments	205
Note 6	Securities	169	Note 23	Employee Benefits – Pension Plans and Other
Note 7	Loans and Allowances for Credit Losses	171		Post-Employment Benefit Plans	208
Note 8	Financial Assets Transferred But Not Derecognized	183	Note 24	Income Taxes	212
Note 9	Investments in Associates and Joint Ventures	184	Note 25	Earnings Per Share	215
Note 10	Premises and Equipment	185	Note 26	Guarantees, Commitments and Contingent Liabilities	215
Note 11	Goodwill and Intangible Assets	186	Note 27	Structured Entities	218
Note 12	Other Assets	188	Note 28	Related Party Disclosures	221
Note 13	Deposits	188	Note 29	Management of the Risks Associated With Financial Instruments	222
Note 14	Other Liabilities	189	Note 30	Segment Disclosures	227
Note 15	Subordinated Debt	189	Note 31	Acquisition	229
Note 16	Derivative Financial Instruments	190	Note 32	Event After the Consolidated Balance Sheet Date	229
Note 17	Hedging Activities	193

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies

National Bank of Canada (the Bank) is a financial institution incorporated and domiciled in Canada and whose shares are listed on the Toronto Stock Exchange. Its head office is located at 600 De La Gauchetière Street West in Montreal, Quebec, Canada. The Bank is a chartered bank under Schedule 1 of the Bank Act (Canada) and is regulated by the Office of the Superintendent of Financial Institutions (Canada) (OSFI). The Bank offers financial services to individuals, businesses, institutional clients, and governments throughout Canada as well as specialized services at the international level. It operates four business segments: the Personal and Commercial segment, the Wealth Management segment, the Financial Markets segment, and the U.S. Specialty Finance and International (USSF&I) segment. Its full line of services includes banking and investing solutions for individuals and businesses, corporate banking and investment banking services, securities brokerage, insurance, and wealth management.

On November 29, 2022, the Board of Directors (the Board) authorized the publication of the Bank’s audited annual consolidated financial statements (the consolidated financial statements) for the year ended October 31, 2022.

Basis of Presentation

The Bank’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB). The financial statements also comply with section 308(4) of the Bank Act (Canada), which states that, except as otherwise specified by OSFI, the consolidated financial statements are to be prepared in accordance with IFRS. IFRS represent Canadian generally accepted accounting principles (GAAP). None of the OSFI accounting requirements are exceptions to IFRS. The accounting policies described in the Summary of Significant Accounting Policies section have been applied consistently to all periods presented, except for the change described hereafter in the Accounting Policy Changes section, which were applied retrospectively during the year ended October 31, 2022 as a result of a final agenda decision made by the International Financial Reporting Interpretations Committee (IFRIC) regarding the costs of configuring or customizing a supplier’s software application as part of a cloud computing arrangement. To reflect this change in accounting policy, figures from the year ended October 31, 2021 have been adjusted.

Unless otherwise indicated, all amounts are expressed in Canadian dollars, which is the Bank’s functional and presentation currency.

Interest Rate Benchmark Reform

The reform of interbank offered rates (IBORs) and other interest rate benchmarks is a global initiative being coordinated and led by central banks and governments around the world, including those in Canada. This reform has been unfolding for several years, with the IASB monitoring developments. To minimize the financial statement impacts arising from replacing current interest rate benchmarks with alternative benchmarks, the IASB amended certain IFRS standards and allowed for some temporary exemptions, notably in the area of hedge accounting.

During fiscal 2022, the Bank transitioned its LIBOR-related (London Interbank Offered Rates) contracts that involve pound sterling (GBP), the euro (EUR), the Japanese yen (JPY), and the Swiss franc (CHF), for which the cessation or loss of representativeness was December 31, 2021. As for USD LIBOR, for which the cessation or loss of representativeness is planned for June 30, 2023, the Bank included rate replacement clauses in contracts negotiated during 2021 and, since January 1, 2022, the Bank has no longer been using USD LIBOR in new contracts except in circumstances compliant with regulatory guidance. On December 16, 2021, the Bank of Canada announced that a white paper published by the Canadian Alternative Reference Rate (CARR) Working Group was recommending that CDOR (Canadian Dollar Offered Rate) be declared unrepresentative by its administrator, namely, Refinitiv Benchmark Services (UK) Limited (Refinitiv) and that CDOR cease to exist as of June 30, 2024 (including a recommendation to cease using CDOR on the derivative financial instrument market as of June 30, 2023).

National Bank of Canada 2022 Annual Report	138

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

On January 31, 2022, Refinitiv launched a public consultation on the future of CDOR. The consultation ended on March 2, 2022, after which Refinitiv published an update to the consultation on April 14, 2022. On May 16, 2022, Refinitiv published the consultation conclusions and announced that the publication of CDOR would cease as of June 28, 2024. Following this announcement, the CARR Working Group welcomed Refinitiv’s decision and, at the same time, OSFI published its prudential expectations regarding the cessation of CDOR. First, OSFI expects all new derivative contracts and securities to transition to alternative reference rates by June 30, 2023, with no new CDOR exposure being recorded after that date, with limited exceptions for risk mitigation requirements. Thereafter, by June 28, 2024, OSFI expects federally regulated financial institutions to have transitioned all loan agreements referencing CDOR to alternative reference rates.

To prepare for the interest rate benchmark reform, the Bank developed an enterprise-wide project, put together a dedicated team of experts, established a formal governance structure, and prepared a training plan, and several committees were created to ensure the success of the project. The project team is made up of qualified resources from various fields of expertise to ensure a comprehensive analysis of all aspects of the changes as well as the financial, legal, operational, and technological impacts. Many of these experts, who have in-depth knowledge of accounting standards and reform-related activities, are involved in various working groups and participate in meetings with OSFI. The project team regularly reports on the project’s progress to the project steering committee and the Financial Markets Risk Committee. As at October 31, 2022, the project was progressing according to schedule. The Bank is exposed to several risks, including interest rate risk and operational risk, which arise from non-derivative financial assets, non-derivative financial liabilities, and derivative financial instruments. The project team ensures that risks are mitigated while ensuring a positive experience for its clients. The Bank is taking all necessary steps to identify, measure, and control all of the risks to ensure a smooth transition throughout the interest rate benchmark reform.

The following table discloses the non-derivative financial assets, non-derivative financial liabilities, and derivative financial instruments subject to the interest rate benchmark reform as at October 31, 2022 that have not yet transitioned to alternative benchmark rates.

	As at October 31, 2022
	CDOR	USD LIBOR
	Maturing after June 28, 2024	Maturing after June 30, 2023
Non-derivative financial assets(1)	13,989	5,565
Non-derivative financial liabilities(2)	11,107	36
Notional amount of derivative financial instruments	379,539	175,489

(1)	Non-derivative financial assets include the carrying value of securities as well as the outstanding balances on loans and the customers’ liability under acceptances.
(2)	Non-derivative financial liabilities include the nominal amounts of deposits and subordinated debt as well as the carrying value of acceptances.

Accounting Policy Changes

Cloud Computing Arrangements – Final Agenda Decision by IFRIC

In April 2021, IFRIC issued a final agenda decision on accounting for the costs of configuring or customizing a supplier’s software as part of a cloud computing or SaaS (Software as a Service) arrangement. The main conclusion was that, if the incurred configuration or customization costs do not give rise to an intangible asset that is separate from the software or if the services received are distinct from the software, those costs are expensed as incurred. IFRIC decided that the relevant accounting standards (IAS 38 – Intangible Assets and IFRS 15 – Revenue From Contracts With Customers) contain sufficient guidance and that the conclusions, as indicated in the final agenda decision, are part of the interpretation of IFRS. As such, any change arising from these interpretations must be accounted for as a retrospectively applied accounting policy change in accordance with IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors.

During fiscal 2022, the Bank completed an assessment of the impacts of this change in accounting policy. The change was applied retrospectively and had the following impacts on the consolidated financial statements:

•	As at November 1, 2020: A $186 million decrease in Intangible assets, a $49 million increase in Other assets – Deferred tax assets, and a $137 million decrease in Retained earnings;
•	As at October 31, 2021: A $50 million decrease in Intangible assets and a $13 million increase in Other assets – Deferred tax assets;
•	For the year ended October 31, 2021: A $50 million increase in Non-interest expenses – Technology, a $13 million decrease in Income taxes, a $37 million decrease in Net income and Net income attributable to common shareholders, and a $0.11 decrease in Earnings per share – Basic and diluted.

For the year ended October 31, 2022, the impacts of this accounting policy change on the Consolidated Statement of Income consisted of a $10 million increase in Non-interest expenses – Technology and a $3 million decrease in Income taxes.

National Bank of Canada 2022 Annual Report	139

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Summary of Significant Accounting Policies

Judgments, Estimates and Assumptions

In preparing consolidated financial statements in accordance with IFRS, management must exercise judgment and make estimates and assumptions that affect the reporting date carrying amounts of assets and liabilities, net income, and related information. Furthermore, certain accounting policies require complex judgments and estimates because they apply to matters that are inherently uncertain, in particular accounting policies applicable to the following: the fair value determination of financial instruments, the impairment of financial assets, the impairment of non-financial assets, pension plans and other post- employment benefits, income taxes, provisions, the consolidation of structured entities, and the classification of debt instruments. Descriptions of these judgments and estimates are provided in each of the notes related thereto in the consolidated financial statements. Actual results could therefore differ from these estimates, in which case the impacts are recognized in the consolidated financial statements of future fiscal periods. The accounting policies described in this note provide greater detail about the use of estimates and assumptions and reliance on judgment.

The effects of the COVID-19 pandemic, the geopolitical context, disrupted supply chains, and rising inflation are persisting and creating uncertainty. Therefore, developing reliable estimates and applying judgment continue to be substantially complex. The uncertainty surrounding certain key inputs used in measuring expected credit losses is described in Note 7 to these consolidated financial statements.

Basis of Consolidation

Subsidiaries

These consolidated financial statements include all the assets, liabilities, operating results and cash flows of the Bank and its subsidiaries, after elimination of intercompany transactions and balances. Subsidiaries are entities, including structured entities, controlled by the Bank. A structured entity is an entity created to accomplish a narrow and well-defined objective and is designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when voting rights relate solely to administrative tasks and the relevant activities are directed by means of contractual arrangements.

Management must exercise judgment in determining whether the Bank must consolidate an entity. The Bank controls an entity only if the following three conditions are met:

•	it has decision-making authority regarding the entity’s relevant activities;
•	it has exposure or rights to variable returns from its involvement with the entity;
•	it has the ability to use its power to affect the amount of the returns.

When determining decision-making authority, the Bank considers many factors, including the existence and effect of actual and potential voting rights held by the Bank that can be exercised as well as the holding of instruments that are convertible into voting shares. In addition, the Bank must determine whether, as an investor with decision-making rights, it acts as a principal or agent.

Based on these principles, an assessment of control is performed at the inception of a relationship between any entity and the Bank. When performing this assessment, the Bank considers all facts and circumstances, and it must reassess whether it still controls an investee if facts and circumstances indicate that one or more of the three conditions of control have changed.

The Bank consolidates the entities it controls from the date on which control is obtained and ceases to consolidate them from the date control ceases. The Bank uses the acquisition method to account for the acquisition of a subsidiary from a third party on the date control is obtained.

Non-Controlling Interests

Non-controlling interests in subsidiaries represent the equity interests held by third parties in the Bank’s subsidiaries and are presented in total Equity, separately from Equity attributable to the Bank’s shareholders and holders of other equity instruments. The non-controlling interests’ proportionate shares of the net income and other comprehensive income of the Bank’s subsidiaries are presented separately in the Consolidated Statement of Income and in the Consolidated Statement of Comprehensive Income, respectively.

With respect to units issued to third parties by mutual funds and certain other funds that are consolidated, they are presented at fair value in Other liabilities on the Consolidated Balance Sheet. Lastly, changes in ownership interests in subsidiaries that do not result in a loss of control are recognized as equity transactions. The difference between the adjustment in the carrying value of the non-controlling interest and the fair value of the consideration paid or received is recognized directly in Equity attributable to the Bank’s shareholders and holders of other equity instruments.

National Bank of Canada 2022 Annual Report	140

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Investments in Associates and Joint Ventures

The Bank exercises significant influence over an entity when it has the power to participate in the financial and operating policy decisions of the investee. The Bank has joint control when there is a contractually agreed sharing of control of an entity, and joint control exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

Investments in associates, i.e., entities over which the Bank exercises significant influence, and investments in joint ventures, i.e., entities over which the Bank has rights to the net assets and exercises joint control, are accounted for using the equity method. Under the equity method, the investment is initially recorded at cost and, following acquisition, the Bank’s proportionate shares in the net income and in the other comprehensive income are recognized, respectively, in Non-interest income in the Consolidated Statement of Income and in Other comprehensive income in the Consolidated Statement of Comprehensive Income. The carrying value of the investment is adjusted by an equivalent amount on the Consolidated Balance Sheet and reduced by distributions received.

Translation of Foreign Currencies

The consolidated financial statements are presented in Canadian dollars, which is the Bank’s functional and presentation currency. Each foreign operation within the Bank’s scope of consolidation determines its own functional currency, and the items reported in the financial statements of each foreign operation are measured using that currency.

Monetary items and non-monetary items measured at fair value and denominated in foreign currencies are translated into the functional currency at exchange rates prevailing at the Consolidated Balance Sheet date. Non-monetary items not measured at fair value are translated into the functional currency at historical rates. Revenues and expenses denominated in foreign currencies are translated at the average exchange rates for the period. Translation gains and losses are recognized in Non-interest income in the Consolidated Statement of Income, except for equity instruments designated at fair value through other comprehensive income, for which unrealized gains and losses are recorded in Other comprehensive income and will not be subsequently reclassified to net income.

In the consolidated financial statements, the assets and liabilities of all foreign operations are translated into the Bank’s functional currency at the exchange rates prevailing at the Consolidated Balance Sheet date, whereas the revenues and expenses of such foreign operations are translated into the Bank’s functional currency at the average exchange rates for the period. Any goodwill resulting from the acquisition of a foreign operation that does not have the same functional currency as the parent company, and any fair value adjustments to the carrying amounts of assets and liabilities resulting from the acquisition, are treated as assets and liabilities of the foreign operation and translated at the exchange rates prevailing at the Consolidated Balance Sheet date. Unrealized translation gains and losses related to foreign operations, including the impact of hedges and income taxes on the related results, are presented in Other comprehensive income. Upon disposal of a foreign operation, any accumulated translation gains and losses, along with the related hedges, recorded in the Accumulated other comprehensive income item of this foreign operation, are reclassified to Non-interest income in the Consolidated Statement of Income.

Classification and Measurement of Financial Instruments

At initial recognition, all financial instruments are recorded at fair value on the Consolidated Balance Sheet. At initial recognition, financial assets must be classified as subsequently measured at fair value through other comprehensive income, at amortized cost, or at fair value through profit or loss. The Bank determines the classification based on the contractual cash flow characteristics of the financial assets and on the business model it uses to manage these financial assets. At initial recognition, financial liabilities are classified as subsequently measured at amortized cost or as at fair value through profit or loss.

For the purpose of classifying a financial asset, the Bank must determine whether the contractual cash flows associated with the financial asset are solely payments of principal and interest on the principal amount outstanding. The principal is generally the fair value of the financial asset at initial recognition. The interest consists of consideration for the time value of money, for the credit risk associated with the principal amount outstanding during a particular period, and for other basic lending risks and costs as well as of a profit margin. If the Bank determines that the contractual cash flows associated with a financial asset are not solely payments of principal and interest, the financial assets must be classified as measured at fair value through profit or loss.

When classifying financial assets, the Bank determines the business model used for each portfolio of financial assets that are managed together to achieve a same business objective. The business model reflects how the Bank manages its financial assets and the extent to which the financial asset cash flows are generated by the collection of the contractual cash flows, the sale of the financial assets, or both. The Bank determines the business model using scenarios that it reasonably expects to occur. Consequently, the business model determination is a matter of fact and requires the use of judgment and consideration of all the relevant evidence available to the Bank at the date of determination.

National Bank of Canada 2022 Annual Report	141

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

A financial asset portfolio falls within a “hold to collect” business model when the Bank’s primary objective is to hold these financial assets in order to collect contractual cash flows from them and not to sell them. When the Bank’s objective is achieved both by collecting contractual cash flows and by selling the financial assets, the financial asset portfolio falls within a “hold to collect and sell” business model. In this type of business model, collecting contractual cash flows and selling financial assets are both integral components to achieving the Bank’s objective for this financial asset portfolio. Financial assets are mandatorily measured at fair value through profit or loss if they do not fall within either a “hold to collect” business model or a “hold to collect and sell” business model.

Financial Instruments Designated at Fair Value Through Profit or Loss

A financial asset may be irrevocably designated at fair value through profit or loss at initial recognition if certain conditions are met. The Bank may apply this option if, consistent with a documented risk management strategy, doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring financial assets or liabilities or recognizing gains and losses on them on different bases, and if the fair values are reliable. Financial assets thus designated are recognized at fair value, and any change in fair value is recorded in Non-interest income in the Consolidated Statement of Income. Interest income arising from these financial instruments designated at fair value through profit or loss is recorded in Net interest income in the Consolidated Statement of Income.

A financial liability may be irrevocably designated at fair value through profit or loss when it is initially recognized. Financial liabilities thus designated are recognized at fair value, and any changes in fair value attributable to changes in the Bank's own credit risk are recognized in Other comprehensive income unless these changes create or enlarge an accounting mismatch in Net income. Fair value changes not attributable to the Bank's own credit risk are recognized in Non-interest income in the Consolidated Statement of Income. The amounts recognized in Other comprehensive income will not be subsequently reclassified to Net income. Interest expense arising from these financial liabilities designated at fair value through profit or loss is recorded in the Net interest income item of the Consolidated Statement of Income. The Bank may use this option in the following cases:

•	if, consistent with a documented risk management strategy, using this option allows the Bank to eliminate or significantly reduce a measurement or recognition inconsistency that would otherwise arise from measuring financial assets or liabilities on different bases, and if the fair values are reliable;
•	if a group of financial assets and financial liabilities to which an instrument belongs is managed and its performance is evaluated on a fair value basis, in accordance with the Bank’s documented risk management or investment strategy, and information is provided on that basis to senior management. Consequently, the Bank may use this option if it has implemented a documented risk management strategy to manage a group of financial instruments together on the fair value basis, if it can demonstrate that significant financial risks are eliminated or significantly reduced, and if the fair values are reliable;
•	for hybrid financial instruments with one or more embedded derivatives that would significantly modify the cash flows of the financial instruments and that would otherwise be bifurcated and accounted for separately.

Financial Instruments Designated at Fair Value Through Other Comprehensive Income

At initial recognition, an investment in an equity instrument that is neither held for trading nor a contingent consideration recognized in a business combination may be irrevocably designated as being at fair value through other comprehensive income. In accordance with this designation, any change in fair value is recognized in Other comprehensive income with no subsequent reclassification to net income. Dividend income is recorded in Interest income in the Consolidated Statement of Income.

Securities Measured at Fair Value Through Other Comprehensive Income

Securities measured at fair value through other comprehensive income include: (i) debt securities for which the contractual terms of the financial asset give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal amount outstanding and that fall within a “hold to collect and sell” business model and (ii) equity securities designated at fair value through other comprehensive income with no subsequent reclassification of gains and losses to net income.

The Bank recognizes securities transactions at fair value through other comprehensive income on the trade date, and the transaction costs are capitalized. Interest income and dividend income are recognized in Interest income in the Consolidated Statement of Income.

Debt Securities Measured at Fair Value Through Other Comprehensive Income

Debt securities measured at fair value through other comprehensive income are recognized at fair value. Unrealized gains and losses are recognized, net of expected credit losses and income taxes, and provided that they are not hedged by derivative financial instruments in a fair value hedging relationship, in Other comprehensive income. When the securities are sold, realized gains or losses, determined on an average cost basis, are reclassified to Non-interest income – Gains (losses) on non-trading securities, net in the Consolidated Statement of Income. Premiums, discounts and related transaction costs are amortized to interest income over the expected life of the instrument using the effective interest rate method.

National Bank of Canada 2022 Annual Report	142

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Equity Securities Designated at Fair Value Through Other Comprehensive Income

Equity securities designated at fair value through other comprehensive income are recognized at fair value. Unrealized gains and losses are presented, net of income taxes, in Other comprehensive income with no subsequent reclassification of realized gains and losses to net income. Transaction costs incurred upon the purchase of such equity securities are not reclassified to net income upon the sale of the securities.

Securities Measured at Amortized Cost

Securities measured at amortized cost include debt securities for which the contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal amount outstanding and that fall within a “hold to collect” business model.

The Bank recognizes these securities transactions at fair value on the trade date, and the transaction costs are capitalized. After initial recognition, debt securities in this category are recorded at amortized cost. Interest income is recognized in Interest income in the Consolidated Statement of Income.

Premiums, discounts and related transaction costs are amortized to interest income over the expected life of the instrument using the effective interest rate method. Securities measured at amortized cost are presented net of allowances for credit losses on the Consolidated Balance Sheet.

Securities Measured at Fair Value Through Profit or Loss

Securities not classified or designated as measured at fair value through other comprehensive income or at amortized cost are classified as measured at fair value through profit or loss.

Securities measured at fair value through profit or loss include (i) securities held for trading, (ii) securities designated at fair value through profit or loss, (iii) all equity securities other than those designated as measured at fair value through other comprehensive income with no subsequent reclassifications of gains and losses to net income, and (iv) debt securities for which the contractual cash flows are not solely payments of principal and any interest on any principal amount outstanding.

The Bank recognizes securities transactions at fair value through profit or loss on the settlement date on the Consolidated Balance Sheet. Changes in fair value between the trade date and the settlement date are recognized in Non-interest income in the Consolidated Statement of Income.

Securities at fair value through profit or loss are recognized at fair value. Interest income, any transaction costs, as well as realized and unrealized gains or losses on securities held for trading are recognized in Non-interest income – Trading revenues (losses) in the Consolidated Statement of Income. Dividend income is recorded in Interest income in the Consolidated Statement of Income. Interest income on securities designated at fair value through profit or loss is recorded in Interest income in the Consolidated Statement of Income. Realized and unrealized gains or losses on these securities are recognized in

Non-interest income – Trading revenues (losses) in the Consolidated Statement of Income.

Realized and unrealized gains or losses on equity securities at fair value through profit or loss, other than those held for trading, as well as debt securities for which the contractual cash flows are not solely payments of principal and interest on the principal amount outstanding, are recognized in Non-interest income – Gains (losses) on non-trading securities, net in the Consolidated Statement of Income. The dividend income and interest income on these financial assets are recognized in Interest income in the Consolidated Statement of Income.

Securities Purchased Under Reverse Repurchase Agreements, Obligations Related to Securities Sold

Under Repurchase Agreements, and Securities Borrowed and Loaned

The Bank recognizes these transactions at amortized cost using the effective interest rate method, except when they are designated at fair value through profit or loss and are recorded at fair value. These transactions are held within a business model whose objective is to collect contractual cash flows, i.e., cash flows that are solely payments of principal and interest on the principal amount outstanding. Securities sold under repurchase agreements remain on the Consolidated Balance Sheet, whereas securities purchased under reverse repurchase agreements are not recognized. Reverse repurchase agreements and repurchase agreements are treated as collateralized lending and borrowing transactions.

The Bank also borrows and lends securities. Securities loaned remain on the Consolidated Balance Sheet, while securities borrowed are not recognized. As part of these transactions, the Bank pledges or receives collateral in the form of cash or securities. Collateral pledged in the form of securities remains on the Consolidated Balance Sheet. Collateral received in the form of securities is not recognized on the Consolidated Balance Sheet. Collateral pledged or received in the form of cash is recognized in financial assets or liabilities on the Consolidated Balance Sheet.

When the collateral is pledged or received in the form of cash, the interest income and expense are recorded in Net interest income in the Consolidated Statement of Income.

National Bank of Canada 2022 Annual Report	143

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Loans

Loans Measured at Amortized Cost

Loans classified as measured at amortized cost include loans originated or purchased by the Bank that are not classified as measured at fair value through profit or loss or designated at fair value through profit or loss. These loans are held within a business model whose objective is to collect contractual cash flows, i.e., cash flows that are solely payments of principal and interest on the principal amount outstanding. All loans originated by the Bank are recognized when cash is advanced to a borrower. Purchased loans are recognized when the cash consideration is paid by the Bank.

All loans are initially recognized at fair value plus directly attributable costs and are subsequently measured at amortized cost using the effective interest rate method, net of allowances for expected credit losses. For purchased performing loans, the acquisition date fair value adjustment on each loan is amortized to interest income over the expected remaining life of the loan using the effective interest rate method. For purchased credit-impaired loans, the acquisition date fair value adjustment on each loan consists of management’s estimate of the shortfall of principal and interest cash flows that the Bank expects to collect and of the time value of money. The time value of money component of the fair value adjustment is amortized to interest income over the remaining life of the loan using the effective interest rate method. Loans are presented net of allowances for credit losses on the Consolidated Balance Sheet.

Loans Measured at Fair Value Through Profit or Loss

Loans classified as measured at fair value through profit or loss, loans designated at fair value through profit or loss, and loans for which the contractual cash flows are not solely payments of principal and interest on the principal amount outstanding are recognized at fair value on the Consolidated Balance Sheet. The interest income on loans at fair value through profit or loss is recorded in Interest income in the Consolidated Statement of Income.

Changes in the fair value of loans classified as at fair value through profit or loss and loans designated at fair value through profit or loss are recognized in Non-interest income – Trading revenues (losses) in the Consolidated Statement of Income. With respect to loans whose contractual cash flows are not solely payments of principal and interest on the principal amount outstanding, changes in fair value are recognized in Non-interest income – Other in the Consolidated Statement of Income.

Reclassification of Financial Assets

A financial asset, other than a derivative financial instrument or a financial asset that, at initial recognition, was designated as measured at fair value through profit or loss, is reclassified only in rare situations, i.e., when there is a change in the business model used to manage the financial asset. The reclassification is applied prospectively from the reclassification date.

Establishing Fair Value

The fair value of a financial instrument is the price that would be received to sell a financial asset or paid to transfer a financial liability in an orderly transaction in the principal market at the measurement date under current market conditions (i.e., an exit price).

Unadjusted quoted prices in active markets, based on bid prices for financial assets and offered prices for financial liabilities, provide the best evidence of fair value. A financial instrument is considered quoted in an active market when prices in exchange, dealer, broker or principal-to-principal markets are accessible at the measurement date. An active market is one where transactions occur with sufficient frequency and volume to provide quoted prices on an ongoing basis.

When there is no quoted price in an active market, the Bank uses another valuation technique that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs. The chosen valuation technique incorporates all the factors that market participants would consider when pricing a transaction. Judgment is required when applying a large number of acceptable valuation techniques and estimates to determine fair value. The estimated fair value reflects market conditions on the valuation date and, consequently, may not be indicative of future fair value.

The best evidence of the fair value of a financial instrument at initial recognition is the transaction price, i.e., the fair value of the consideration received or paid. If there is a difference between the fair value at initial recognition and the transaction price, and the fair value is determined using a valuation technique based on observable market inputs or, in the case of a derivative, if the risks are fully offset by other contracts entered into with third parties, this difference is recognized in the Consolidated Statement of Income. In other cases, the difference between the fair value at initial recognition and the transaction price is deferred on the Consolidated Balance Sheet. The amount of the deferred gain or loss is recognized over the term of the financial instrument. The unamortized balance is immediately recognized in net income when (i) observable market inputs can be obtained and support the fair value of the transaction, (ii) the risks associated with the initial contract are substantially offset by other contracts entered into with third parties, (iii) the gain or loss is realized through a cash receipt or payment, or (iv) the transaction matures or is terminated before maturity.

National Bank of Canada 2022 Annual Report	144

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

In certain cases, measurement adjustments are recognized to address factors that market participants would use at the measurement date to determine fair value but that are not included in the measurement techniques due to system limitations or uncertainty surrounding the measure. These factors include, but are not limited to, the unobservable nature of the inputs used in the valuation model, assumptions about risk such as market risk, credit risk, or valuation model risk, and future administration costs. The Bank may also consider market liquidity risk when determining the fair value of financial instruments when it believes these instruments could be disposed of for a consideration that is below the fair value otherwise determined due to a lack of market liquidity or an insufficient volume of transactions in a given market. The measurement adjustments also include the funding valuation adjustment applied to derivative financial instruments to reflect the market implied cost or benefits of funding collateral for uncollateralized or partly collateralized transactions.

As permitted when certain criteria are met, the Bank has elected to determine fair value based on net exposure to credit risk or market risk for certain portfolios of financial instruments, mainly derivative financial instruments.

Impairment of Financial Assets

At the end of each reporting period, the Bank applies a three-stage impairment approach to measure the expected credit losses (ECL) on all debt instruments measured at amortized cost or at fair value through other comprehensive income and on loan commitments and financial guarantees that are not measured at fair value. The ECL model is forward looking. Measurement of ECLs at each reporting period reflects reasonable and supportable information about past events, current conditions, and forecasts of future events and future economic conditions.

Determining the Stage

The ECL three-stage impairment approach is based on the change in the credit quality of financial assets since initial recognition. If, at the reporting date, the credit risk of non-impaired financial instruments has not increased significantly since initial recognition, these financial instruments are classified in Stage 1, and an allowance for credit losses that is measured, at each reporting date, in an amount equal to 12-month expected credit losses, is recorded. When there is a significant increase in credit risk since initial recognition, these non-impaired financial instruments are migrated to Stage 2, and an allowance for credit losses that is measured, at each reporting date, in an amount equal to lifetime expected credit losses, is recorded. In subsequent reporting periods, if the credit risk of a financial instrument improves such that there is no longer a significant increase in credit risk since initial recognition, the ECL model requires reverting to Stage 1, i.e., recognition of 12-month expected credit losses. When one or more events that have a detrimental impact on the estimated future cash flows of a financial asset occurs, the financial asset is considered credit-impaired and is migrated to Stage 3, and an allowance for credit losses equal to lifetime expected credit losses continues to be recorded or the financial asset is written off. Interest income is calculated on the gross carrying amount for financial assets in Stages 1 and 2 and on the net carrying amount for financial assets in Stage 3.

Assessment of Significant Increase in Credit Risk

In determining whether credit risk has increased significantly, the Bank uses an internal credit risk grading system, external risk ratings, and forward-looking information to assess deterioration in the credit quality of a financial instrument. To assess whether or not the credit risk of a financial instrument has increased significantly, the Bank compares the probability of default (PD) occurring over its expected life as at the reporting date with the PD occurring over its expected life on the date of initial recognition and considers reasonable and supportable information indicative of a significant increase in credit risk since initial recognition. The Bank includes relative and absolute thresholds in the definition of significant increase in credit risk and a backstop of 30 days past due. All financial instruments that are 30 days past due are migrated to Stage 2 even if other metrics do not indicate that a significant increase in credit risk has occurred. The assessment of a significant increase in credit risk requires significant judgment.

Measurement of Expected Credit Losses

ECLs are measured as the probability-weighted present value of all expected cash shortfalls over the remaining expected life of the financial instrument, and reasonable and supportable information about past events, current conditions, and forecasts of future events and economic conditions is considered. The estimation and application of forward-looking information requires significant judgment. Cash shortfalls represent the difference between all contractual cash flows owed to the Bank and all cash flows that the Bank expects to receive.

The measurement of ECLs is primarily based on the product of the financial instrument’s PD, loss given default (LGD), and exposure at default (EAD). Forward- looking macroeconomic factors such as unemployment rates, housing price indices, interest rates, and gross domestic product (GDP) are incorporated into the risk parameters. The estimate of expected credit losses reflects an unbiased and probability-weighted amount that is determined by evaluating a range of possible outcomes. The Bank incorporates three forward-looking macroeconomic scenarios in its ECL calculation process: a base scenario, an upside scenario, and a downside scenario. Probability weights are assigned to each scenario. The scenarios and probability weights are reassessed quarterly and subject to management review. The Bank applies experienced credit judgment to adjust the modelled ECL results when it becomes evident that known or expected risk factors and information were not considered in the credit risk rating and modelling process.

National Bank of Canada 2022 Annual Report	145

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

ECLs for all financial instruments are recognized in Provisions for credit losses in the Consolidated Statement of Income. In the case of debt instruments measured at fair value through other comprehensive income, ECLs are recognized in Provisions for credit losses in the Consolidated Statement of Income, and a corresponding amount is recognized in Other comprehensive income with no reduction in the carrying amount of the asset on the Consolidated Balance Sheet. As for debt instruments measured at amortized cost, they are presented net of the related allowances for credit losses on the Consolidated Balance Sheet. Allowances for credit losses for off-balance-sheet credit exposures that are not measured at fair value are included in Other liabilities on the Consolidated Balance Sheet.

Purchased or Originated Credit-Impaired Financial Assets

On initial recognition of a financial asset, the Bank determines whether the asset is credit-impaired. For financial assets that are credit-impaired upon purchase or origination, the lifetime expected credit losses are reflected in the initial fair value. In subsequent reporting periods, the Bank recognizes only the cumulative changes in these lifetime ECLs since initial recognition as an allowance for credit losses. The Bank recognizes changes in ECLs in Provisions for credit losses in the Consolidated Statement of Income, even if the lifetime ECLs are less than the ECLs that were included in the estimated cash flows on initial recognition.

Definition of Default

The definition of default used by the Bank to measure ECLs and transfer financial instruments between stages is consistent with the definition of default used for internal credit risk management purposes. The Bank considers a financial asset, other than a credit card receivable, to be credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred or when contractual payments are 90 days past due. Credit card receivables are considered credit-impaired and are fully written off at the earlier of the following dates: when a notice of bankruptcy is received, a settlement proposal is made, or contractual payments are 180 days past due.

Write-Offs

A financial asset and its related allowance for credit losses are normally written off in whole or in part when the Bank considers the probability of recovery to be non-existent and when all guarantees and other remedies available to the Bank have been exhausted or if the borrower is bankrupt or winding up and balances owing are not likely to be recovered.

Derecognition of Financial Assets and Securitization

A financial asset is considered for derecognition when the Bank has transferred contractual rights to receive the cash flows or assumed an obligation to transfer these cash flows to a third party. The Bank derecognizes a financial asset when it considers that substantially all the risks and rewards of ownership of the asset have been transferred or when the contractual rights to the cash flows of the financial asset expire. When the Bank considers that it has retained substantially all the risks and rewards of ownership of the transferred asset, it continues to recognize the financial asset and, if applicable, recognizes a financial liability on the Consolidated Balance Sheet. If, due to a derivative financial instrument, the transfer of a financial asset does not result in derecognition, the derivative financial instrument is not recognized on the Consolidated Balance Sheet.

When the Bank has neither transferred nor retained substantially all the risks and rewards of ownership of the financial asset, it derecognizes the financial asset it no longer controls. Any rights and obligations retained following the asset transfer are recognized separately as an asset or liability. If the Bank retains control of the financial asset, it continues to recognize the asset to the extent of its continuing involvement in that asset, i.e., the extent to which it is exposed to changes in the value of the transferred asset.

To diversify its funding sources, the Bank participates in two Canada Mortgage and Housing Corporation (CMHC) securitization programs: the Mortgage- Backed Securities Program under the National Housing Act (Canada) (NHA) and Canada Mortgage Bond (CMB) program. Under the first program, the Bank issues NHA securities backed by insured residential mortgages and, under the second, the Bank sells NHA securities to Canada Housing Trust (CHT). As part of these transactions, the Bank retains substantially all the risks and rewards related to ownership of the mortgage loans sold. Therefore, the insured mortgage loans securitized under the CMB program continue to be recognized in the Loans item of the Bank’s Consolidated Balance Sheet, and the liabilities for the considerations received from the transfer are recognized in Liabilities related to transferred receivables on the Consolidated Balance Sheet. Moreover, insured mortgage loans securitized and retained by the Bank continue to be recognized in Loans on the Consolidated Balance Sheet.

Derecognition of Financial Liabilities

A financial liability is derecognized when the obligation is discharged, cancelled, or expires. The difference between the carrying value of the financial liability transferred and the consideration paid is recognized in the Consolidated Statement of Income.

Cash and Deposits With Financial Institutions

Cash and deposits with financial institutions consist of cash and cash equivalents, amounts pledged as collateral as well as amounts placed in escrow. Cash and cash equivalents consist of cash, bank notes, deposits with the Bank of Canada and other financial institutions, including net receivables related to cheques, and other items in the clearing process.

National Bank of Canada 2022 Annual Report	146

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Acceptances and Customers’ Liability Under Acceptances

The potential liability of the Bank under acceptances is recorded as a customer commitment liability on the Consolidated Balance Sheet. The Bank’s potential recourse vis à vis clients is recorded as an equivalent offsetting asset. Fees are recorded in Non-interest income in the Consolidated Statement of Income.

Obligations Related to Securities Sold Short

This financial liability represents the Bank’s obligation to deliver the securities it sold but did not own at the time of sale. Obligations related to securities sold short are recorded at fair value and presented as liabilities on the Consolidated Balance Sheet. Realized and unrealized gains and losses are recognized in Non-interest income in the Consolidated Statement of Income.

Derivative Financial Instruments

In the normal course of business, the Bank uses derivative financial instruments to meet the needs of its clients, to generate trading activity revenues, and to manage its exposure to interest rate risk, foreign exchange risk, credit risk, and other market risks.

All derivative financial instruments are measured at fair value on the Consolidated Balance Sheet. Derivative financial instruments with a positive fair value are included in assets, whereas derivative financial instruments with a negative fair value are included in liabilities on the Consolidated Balance Sheet. Where there are offsetting financial assets and financial liabilities, the net fair value of certain derivative financial instruments is reported either as an asset or as a liability, depending on the circumstance.

Embedded Derivative Financial Instruments

An embedded derivative is a component of a hybrid contract that also includes a non-derivative host, the effect being that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative. An embedded derivative causes some or all of the cash flows that otherwise would be required by the contract to be modified according to a specified interest rate, financial instrument price, commodity price, foreign exchange rate, index of prices or rates, credit rating or credit index, or other variable, provided, in the case of a non-financial variable, that the variable is not specific to one of the parties to the contract.

A derivative embedded in a financial liability is separated from the host contract and treated as a separate derivative if, and only if, the following three conditions are met: the economic characteristics and risks of the embedded derivative are not closely related to those of the host contract, the embedded derivative is a separate instrument that meets the definition of a derivative financial instrument, and the hybrid contract is not measured at fair value through profit or loss.

Embedded derivatives that are separately accounted for are measured at fair value on the Consolidated Balance Sheet, and subsequent changes in fair value are recognized in Non-interest income in the Consolidated Statement of Income. In general, all embedded derivatives are presented on a combined basis with the host contract. However, certain embedded derivatives that are separated from the host contract are presented in Derivative financial instruments on the Consolidated Balance Sheet.

Held-for-Trading Derivative Financial Instruments

Derivative financial instruments are recognized at fair value, and the realized and unrealized gains and losses (including interest income and expense) are recorded in Non-interest income in the Consolidated Statement of Income.

Derivative Financial Instruments Designated as Hedging Instruments

Policy

The purpose of a hedging transaction is to modify the Bank’s exposure to one or more risks by creating an offset between changes in the fair value of, or the cash flows attributable to, the hedged item and the hedging instrument. Hedge accounting ensures that offsetting gains, losses, revenues and expenses are recognized in the Consolidated Statement of Income in the same period or periods.

Documenting and Assessing Effectiveness

The Bank designates and formally documents each hedging relationship, at its inception, by detailing the risk management objective and the hedging strategy. The documentation identifies the specific asset, liability, or cash flows being hedged, the related hedging instrument, the nature of the specific risk exposure or exposures being hedged, the intended term of the hedging relationship, and the method for assessing the effectiveness or ineffectiveness of the hedging relationship. At the inception of the hedging relationship, and for every financial reporting period for which the hedge has been designated, the Bank ensures that the hedging relationship is highly effective and consistent with its originally documented risk management objective and strategy. When a hedging relationship meets the hedge accounting requirements, it is designated as either a fair value hedge, a cash flow hedge or a foreign exchange hedge of a net investment in a foreign operation.

National Bank of Canada 2022 Annual Report	147

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Interest Rate Benchmark Reform

A hedging relationship is directly affected by interest rate benchmark reform such as Interbank Offered Rates (IBORs) only if the reform gives rise to uncertainties about (a) the interest rate benchmark (contractually or non-contractually specified) designated as a hedged risk; and/or (b) the timing or the amount of the interest-rate-benchmark-based cash flows of the hedged item or of the hedging instrument.

For such hedging relationships, the following temporary exceptions apply during the period of uncertainty:

●	when determining whether a forecast transaction is highly probable or expected to occur, it is assumed that the interest rate benchmark on which the hedged cash flows (contractually or non-contractually specified) are based is not altered as a result of interest rate benchmark reform;
●	when assessing whether a hedge is expected to be highly effective, it is assumed that the interest rate benchmark on which the hedged cash flows and/or the hedged risk (contractually or non-contractually specified) are based, or the interest rate benchmark on which the cash flows of the hedging instrument are based, is not altered as a result of interest rate benchmark reform;
●	a hedge is not required to be discontinued if the actual results of the hedge are outside an effectiveness range of 80% to 125% as a result of interest rate benchmark reform;
●	for a hedge of a non-contractually specified benchmark portion of interest rate risk, the requirement that the designated portion be separately identifiable need only be met at the inception of the hedging relationship.

Fair Value Hedges

For fair value hedges, the Bank mainly uses interest rate swaps to hedge changes in the fair value of a hedged item. The carrying amount of the hedged item is adjusted based on the effective portion of the gains or losses attributable to the hedged risk, which are recognized in the Consolidated Statement of Income, as well as the change in the fair value of the hedging instrument. The resulting ineffective portion is recognized in Non-interest income in the Consolidated Statement of Income.

The Bank prospectively discontinues hedge accounting if the hedging instrument is sold or expires or if the hedging relationship no longer qualifies for hedge accounting or if the Bank revokes the designation. When the designation is revoked, the hedged item is no longer adjusted to reflect changes in fair value, and the amounts previously recorded as cumulative adjustments with respect to the effective portion of gains and losses attributable to the hedged risk are amortized using the effective interest rate method and recognized in the Consolidated Statement of Income over the remaining useful life of the hedged item. If the hedged item is sold or terminated before maturity, the cumulative adjustments with respect to the effective portion of gains and losses attributable to the hedged risk are immediately recorded in the Consolidated Statement of Income.

Cash Flow Hedges

For cash flow hedges, the Bank mainly uses interest rate swaps and total return swaps to hedge variable cash flows attributable to the hedged risk related to a financial asset or liability (or to a group of financial assets or liabilities). The effective portion of changes in fair value of the hedging instrument is recognized in Other comprehensive income, whereas the ineffective portion is recognized in Non-interest income in the Consolidated Statement of Income.

The amounts previously recorded in Accumulated other comprehensive income are reclassified to the Consolidated Statement of Income of the period or periods during which the cash flows of the hedged item affect the Consolidated Statement of Income. If the hedging instrument is sold or expires or if the hedging relationship no longer qualifies for hedge accounting or if the Bank cancels that designation, then the amounts previously recognized in Accumulated other comprehensive income are reclassified to the Consolidated Statement of Income in the period or periods during which the cash flows of the hedged item affect the Consolidated Statement of Income.

Hedges of Net Investments in Foreign Operations

Derivative and non-derivative financial instruments are used to hedge foreign exchange risk related to investments made in foreign operations whose functional currency is not the Canadian dollar. The effective portion of the gains and losses on the hedging instrument is recognized in Other comprehensive income, whereas the ineffective portion is recognized in Non-interest income in the Consolidated Statement of Income. Upon the total or partial sale of a net investment in a foreign operation, amounts reported in Accumulated other comprehensive income are reclassified, in whole or in part, to Non-interest income in the Consolidated Statement of Income.

Offsetting of Financial Assets and Liabilities

Financial assets and liabilities are offset, and the net amount is presented on the Consolidated Balance Sheet when the Bank has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the asset and settle the liability simultaneously.

National Bank of Canada 2022 Annual Report	148

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Premises and Equipment

Premises and equipment, except for land and the head office building under construction, are recognized at cost less accumulated depreciation and accumulated impairment losses, if any. Land and the head office building under construction are recorded at cost less any accumulated impairment losses. Right-of-use assets are presented in Premises and equipment on the Consolidated Balance Sheet. For additional information about the accounting treatment of right-of-use assets, see the Leases section presented below.

Buildings, computer equipment, and equipment and furniture are systematically depreciated over their estimated useful lives. The depreciation period for leasehold improvements is the lesser of the estimated useful life of the leasehold improvements or the non-cancellable period of the lease. Depreciation methods and estimated useful lives are reviewed on an annual basis. The depreciation expense is recorded in Non-interest expenses in the Consolidated Statement of Income.

	Method	Useful life
Buildings	5% declining balance
Computer equipment	Straight-line	3-7 years
Equipment and furniture	Straight-line	8 years
Leasehold improvements	Straight-line	(1)

(1)	The depreciation period is the lesser of the estimated useful life or the lease term.

Leases

At the inception date of a contract, the Bank assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. When the Bank is a lessee, it recognizes a right-of-use asset and a corresponding lease liability at the lease commencement date except for short-term leases (defined as leases with terms of 12 months or less) other than real estate leases and leases for which the underlying asset is of low value. For such leases, the Bank recognizes the lease payments as a non-interest expense on a straight-line basis over the lease term. As a practical expedient, the Bank elected, for real estate leases, not to separate non-lease components from lease components and instead account for them as a single lease component. When the Bank is the lessor, the leased assets remain on the Consolidated Balance Sheet and are reported in Premises and equipment, and the rental income is recognized net of related expenses in Non-interest income in the Consolidated Statement of Income.

Right-of-use assets are initially measured at cost and subsequently measured at cost less accumulated depreciation and accumulated impairment losses, if any, and adjusted for certain remeasurements of lease liabilities. The cost of a right-of-use asset comprises the amount of the initial measurement of the lease liability, any lease payments made at or before the commencement date, any initial direct costs incurred when entering into the lease, and an estimate of costs to dismantle the asset or restore the site, less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the lesser of the lease term and the estimated useful life of the asset. Right-of-use assets are presented in Premises and equipment on the Consolidated Balance Sheet. The depreciation expense and impairment losses, if any, are recorded in Non-interest expenses in the Consolidated Statement of Income.

The lease liability is initially measured at the present value of future lease payments net of lease incentives not yet received. The present value of lease payments is determined using the Bank’s incremental borrowing rate. The lease liability is subsequently measured at amortized cost using the effective interest method. In determining the lease term, the Bank considers all the facts and circumstances that create an economic incentive to exercise an extension option or not to exercise a termination option. The lease term determined by the Bank comprises the non-cancellable period of lease contracts, the periods covered by an option to extend the lease if the Bank is reasonably certain to exercise that option, and the periods covered by an option to terminate the lease if the Bank is reasonably certain not to exercise that option. The Bank reassesses the lease term if a significant event or change in circumstances occurs and that is within its control. The Bank applies judgment to determine the lease term when the lease contains extension and termination options. Lease liabilities are presented in Other liabilities on the Consolidated Balance Sheet, and the interest expense is presented in the Interest expense – Other item of the Consolidated Statement of Income.

National Bank of Canada 2022 Annual Report	149

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Goodwill

The Bank uses the acquisition method to account for business combinations. The consideration transferred in a business combination is measured at the acquisition-date fair value, and the transaction costs related to the acquisition are expensed as incurred. When the Bank acquires control of a business, all of the identifiable assets and liabilities of the acquiree, including intangible assets, are recorded at fair value. The interests previously held in the acquiree are also measured at fair value. Goodwill represents the excess of the purchase consideration and all previously held interests over the fair value of the identifiable net assets of the acquiree. If the fair value of the identifiable net assets exceeds the purchase consideration and all previously held interests, the difference is immediately recognized in income as a gain on a bargain purchase.

Non-controlling interests in the net assets of consolidated subsidiaries are identified separately from the Bank’s ownership interest and can be initially measured at either fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. The measurement basis is selected on a case-by-case basis. Following an acquisition, non-controlling interests consist of the value assigned to those interests at initial recognition plus the non-controlling interests’ share of changes in equity since the date of the acquisition.

Intangible Assets

Intangible Assets With Finite Useful Lives

Software that is not part of a cloud computing arrangement and certain other intangible assets are recognized at cost less accumulated amortization and accumulated impairment losses. These intangible assets are systematically amortized on a straight-line basis over their useful lives, which vary between four and ten years. The amortization expense is recorded in Non-interest expenses in the Consolidated Statement of Income.

Intangible Assets With Indefinite Useful Lives

The Bank’s intangible assets with indefinite useful lives come from the acquisition of subsidiaries or groups of assets and consist of management contracts and a trademark. They are recognized at the acquisition-date fair value. The management contracts are for the management of open-ended funds. At the end of each reporting period, the Bank reviews the useful lives to determine whether facts and circumstances continue to support an indefinite useful life assessment. Intangible assets are deemed to have an indefinite useful life following an examination of all relevant factors, in particular: (a) the contracts do not have contractual maturities; (b) the stability of the business segment to which the intangible assets belong; (c) the Bank’s capacity to control the future economic benefits of the intangible assets; and (d) the continued economic benefits generated by the intangible assets.

Impairment of Non-Financial Assets

Premises and equipment and intangible assets with finite useful lives are tested for impairment when events or changes in circumstances indicate that their carrying value may not be recoverable. At the end of each reporting period, the Bank determines whether there is an indication that premises and equipment or intangible assets with finite useful lives may be impaired. Goodwill and intangible assets that are not available for use or that have indefinite useful lives are tested for impairment annually or more frequently if there is an indication that the asset might be impaired.

An asset is tested for impairment by comparing its carrying amount with its recoverable amount. The recoverable amount must be estimated for the individual asset. Where it is not possible to estimate the recoverable amount of an individual asset, the recoverable amount of the cash-generating unit (CGU) to which the asset belongs will be determined. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The Bank uses judgment to identify CGUs.

An asset’s recoverable amount is the higher of fair value less costs to sell and the value in use of the asset or CGU. Value in use is the present value of expected future cash flows from the asset or CGU. The recoverable amount of the CGU is determined using valuation models that consider various factors such as projected future cash flows, discount rates, and growth rates. The use of different estimates and assumptions in applying the impairment tests could have a significant impact on income.

Corporate assets, such as the head office building and computer equipment, do not generate cash inflows that are largely independent of the cash inflows generated by other assets or groups of assets. Therefore, the recoverable amount of an individual corporate asset cannot be determined unless management has decided to dispose of the asset. However, if there is an indication that a corporate asset may be impaired, the recoverable amount is determined for the CGU or group of CGUs to which the corporate asset belongs, and that recoverable amount is compared with the carrying amount of this CGU or group of CGUs.

National Bank of Canada 2022 Annual Report	150

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Goodwill is always tested for impairment at the level of a CGU or group of CGUs. For impairment testing purposes, from the acquisition date, goodwill resulting from a business combination must be allocated to the CGU or group of CGUs expected to benefit from the synergies of the business combination. Each CGU or group of CGUs to which goodwill is allocated must represent the lowest level for which the goodwill is monitored internally at the Bank and must not be larger than an operating segment. The allocation of goodwill to a CGU or group of CGUs involves management’s judgment. If an impairment loss is to be recognized, the Bank does so by first reducing the carrying amount of goodwill allocated to the CGU or group of CGUs and then reducing the carrying amounts of the other assets of the CGU or group of CGUs in proportion to the carrying amount of each asset in the CGU or group of CGUs.

If the recoverable amount of an asset or a CGU is less than its carrying amount, the carrying amount is reduced to its recoverable amount and an impairment loss is recognized in Non-interest expenses in the Consolidated Statement of Income. An impairment loss recognized in prior periods for an asset other than goodwill must be reversed if, and only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment was recognized. If this is the case, the carrying amount of the asset is increased, given that the impairment loss was reversed, but shall not exceed the carrying amount that would have been determined, net of amortization, had no impairment loss been recognized for this asset in previous years.

Provisions

Provisions are liabilities of uncertain timing and amount. A provision is recognized when the Bank has a present obligation (legal or constructive) arising from a past event, when it is probable that an outflow of economic resources will be required to settle the obligation and when the amount of the obligation can be reliably estimated. Provisions are based on the Bank’s best estimates of the economic resources required to settle the present obligation, given all relevant risks and uncertainties, and, when it is significant, the effect of the time value of money. Provisions are reviewed at the end of each reporting period. Provisions are presented in Other liabilities on the Consolidated Balance Sheet.

Interest Income and Expense

Interest income and expense, except for the interest income on securities classified as at fair value through profit or loss, are recognized in Net interest income and calculated using the effective interest rate method.

The effective interest rate is the rate that exactly discounts estimated future cash inflows and outflows through the expected life of a financial asset or financial liability to the gross carrying amount of a financial asset or to the amortized cost of a financial liability. When calculating the effective interest rate, the Bank estimates expected cash flows by considering all the contractual terms of the financial instrument but does not consider expected credit losses. The calculation includes all fees and points paid or received between the parties to the contract that are an integral part of the effective interest rate, transaction costs, and all other premiums or discounts. Interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset except for purchased or originated credit-impaired financial assets and financial assets that were not impaired upon their purchase or origination but became impaired thereafter. For purchased or originated credit-impaired financial assets, the Bank applies the credit-adjusted effective interest rate to the amortized cost of the financial asset from initial recognition. The credit-adjusted effective interest rate reflects expected credit losses. As for loans that have subsequently become credit-impaired, interest income is calculated by applying the effective interest rate to the net carrying amount (net of allowances for credit losses) rather than to the carrying amount.

Loan origination fees, including commitment, restructuring, and renegotiation fees, are considered an integral part of the yield earned on the loan. They are deferred and amortized using the effective interest rate method, and the amortization is recognized in Interest income over the term of the loan. Direct costs for originating a loan are netted against the loan origination fees. If it is likely that a commitment will result in a loan, commitment fees receive the same accounting treatment, i.e., they are deferred and amortized using the effective interest rate method and the amortization is recognized in Interest income over the term of the loan. Otherwise, they are recorded in Non-interest income over the term of the commitment.

Loan syndication fees are recorded in Non-interest income unless the yield on the loan retained by the Bank is less than that of other comparable lenders involved in the financing. In such cases, an appropriate portion of the fees is deferred and amortized using the effective interest rate method, and the amortization is recognized in Interest income over the term of the loan. Certain mortgage loan prepayment fees are recognized in Interest income in the Consolidated Statement of Income when earned.

Dividend Income

Dividends from an equity instrument are recognized in Net interest income in the Consolidated Statement of Income when the Bank’s right to receive payment is established.

National Bank of Canada 2022 Annual Report	151

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Fee and Commission Income

Fee and commission income is recognized when, or as, a performance obligation is satisfied, i.e., when control of a promised service is transferred to a customer and in an amount that reflects the consideration that the entity expects to be entitled to receive in exchange for the service. The revenue may therefore be recognized at a point in time, upon completion of the service, or over time as services are provided.

The Bank must also determine whether its performance obligation is to provide the service itself or to arrange for another party to provide the service (in other words, whether the Bank is acting as a principal or agent). A principal may itself satisfy its performance obligation to provide the specified good or service or it may engage another party to satisfy some or all of the performance obligation on its behalf. A principal also has the primary responsibility for fulfilling the promise to provide the good or service to the customer and has discretion in establishing the price for the service. If the Bank is acting as a principal, revenue is recognized on a gross basis in an amount corresponding to the consideration to which the Bank expects to be entitled. If the Bank is acting as an agent, then revenue is recognized net of the service fees and other costs incurred in relation to the commission and fees earned.

Underwriting and Advisory Fees

Underwriting and advisory fees include underwriting fees, financial advisory fees, and loan syndication fees. These fees are mainly earned in the Financial Markets segment and are recognized at a point in time as revenue upon successful completion of the engagement. Financial advisory fees are fees earned for assisting customers with transactions related to mergers and acquisitions and financial restructurings. Loan syndication fees represent fees earned as the agent or lead lender responsible for structuring, arranging, and administering a loan syndication and are recorded in Non-interest income unless the yield on the loan retained by the Bank is less than that of other comparable lenders involved in the financing. In such cases, an appropriate portion of the fees is deferred and amortized using the effective interest rate method, and the amortization is recognized in Interest income over the term of the loan.

Securities Brokerage Commissions

Securities brokerage commissions are earned in the Wealth Management segment and are recognized when the transaction is executed.

Mutual Fund Revenues

Mutual fund revenues include management fees earned in the Wealth Management segment. Management fees are primarily calculated based on a fund’s net asset value and are recorded in the period the services are performed.

Investment Management and Trust Service Fees

Investment management and trust service fees include management fees, trust service fees, and fees for other investment services provided to clients and earned in the Wealth Management segment. Generally, these fees are calculated using the balances of assets under administration and assets under management. Such fees are recognized in the period the service is performed.

Card Revenues

Card revenues are earned in the Personal and Commercial segment and include card fees such as annual and transactional fees as well as interchange fees. Interchange fees are recognized when a card transaction is settled. Card fees are recognized on the transaction date except for annual fees, which are recorded evenly throughout the year. Reward costs are recorded as a reduction to interchange fees.

Credit Fees and Deposit and Payment Service Charges

Credit fees and deposit and payment service charges are earned in the Personal and Commercial, Financial Markets, and U.S. Specialty Finance and International segments. Credit fees include commissions earned by providing services for loan commitments, financial guarantee contracts, bankers’ acceptances, and letters of credit and guarantee, and they are generally recognized in income over the period the services are provided. Deposit and payment service charges include fees related to account maintenance activities and transaction-based service charges. Fees related to account maintenance activities are recognized in the period the services are provided, whereas transaction-based service charges are recognized when the transaction is executed.

Insurance Revenues

Insurance contracts, including reinsurance contracts, are arrangements under which one party accepts significant insurance risk by agreeing to compensate the policyholder if a specified uncertain future event was to occur. Gross premiums, net of premiums transferred under reinsurance contracts, are recognized when they become due. Royalties received from reinsurers are recognized when earned. Claims are recognized when received and an amount is estimated as they are being processed. All these amounts are recognized on a net basis in Non-interest income in the Consolidated Statement of Income.

Upon recognition of a premium, a reinsurance asset and insurance liability are recognized, respectively, in Other assets and in Other liabilities on the Consolidated Balance Sheet. Subsequent changes in the carrying values of the reinsurance asset and insurance liability are recognized on a net basis in Non-interest income in the Consolidated Statement of Income.

National Bank of Canada 2022 Annual Report	152

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Income Taxes

Income taxes include current taxes and deferred taxes and are recorded in net income except for income taxes generated by items recognized in Other comprehensive income or directly in equity.

Current tax is the amount of income tax payable on the taxable income for a period. It is calculated using the enacted or substantively enacted tax rates prevailing on the reporting date, and any adjustments recognized in the period for the current tax of prior periods. Current tax assets and liabilities are offset, and the net balance is presented in either Other assets or Other liabilities on the Consolidated Balance Sheet when the Bank has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to simultaneously realize the asset and settle the liability.

Deferred tax is established based on temporary differences between the carrying values and the tax bases of assets and liabilities, in accordance with enacted or substantively enacted income tax laws and rates that will apply on the date the differences reverse. Deferred tax is not recognized for temporary differences related to the following:

●	the initial accounting of goodwill;
●	the initial accounting of an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither accounting income nor taxable income;
●	investments in subsidiaries, associates and joint ventures when it is probable that the temporary difference will not reverse in the foreseeable future and that the Bank controls the timing of the reversal of the temporary difference;
●	investments in subsidiaries, associates and joint ventures when it is probable that the temporary difference will not reverse in the foreseeable future and that there will not be taxable income to which the temporary difference can be recognized.

Deferred tax assets are tax benefits in the form of deductions that the Bank may claim to reduce its taxable income in future years. At the end of each reporting period, the carrying amount of deferred tax assets is revised, and it is reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow the benefit of the deferred tax asset to be utilized.

Deferred tax assets and liabilities are offset, and the net balance is presented in either Other assets or Other liabilities on the Consolidated Balance Sheet when the Bank has a legally enforceable right to set off the current tax assets and liabilities and if the deferred tax assets and liabilities relate to taxes levied by the same taxation authority on the same taxable entity or on different taxable entities that intend to settle current tax assets and liabilities based on their net amount.

The Bank makes assumptions to estimate income taxes as well as deferred tax assets and liabilities. This process involves estimating the actual amount of current taxes and evaluating tax loss carryforwards and temporary differences arising from differences between the values of items reported for accounting and for income tax purposes. Deferred tax assets and liabilities presented on the Consolidated Balance Sheet are calculated according to the tax rates to be applied in future periods. Previously recorded deferred tax assets and liabilities must be adjusted when the date of the future event is revised based on current information.

The Bank is subject to the jurisdictions of various tax authorities. In the normal course of its business, the Bank is involved in a number of transactions for which the tax impacts are uncertain. As a result, the Bank accounts for provisions for uncertain tax positions that adequately represent the tax risk stemming from tax matters under discussion or being audited by tax authorities or from other matters involving uncertainty. The amounts of these provisions reflect the best possible estimates of the amounts that may have to be paid based on qualitative assessments of all relevant factors. The provisions are estimated at the end of each reporting period. However, it is possible that, at a future date, a provision might need to be adjusted following an audit by the tax authorities. When the final assessment differs from the initially provisioned amounts, the difference will impact the income taxes of the period in which the assessment was made.

Financial Guarantee Contracts

A financial guarantee contract is a contract or indemnification agreement that could require the Bank to make specified payments (in cash, financial instruments, other assets, Bank shares, or provisions of services) to reimburse a beneficiary in the event of a loss resulting from a debtor defaulting on the original or amended terms of a debt instrument.

To reflect the fair value of an obligation assumed at the inception of a financial guarantee, a liability is recorded in Other liabilities on the Consolidated Balance Sheet. After initial recognition, the Bank must measure financial guarantee contracts at the higher of the allowance for credit losses, determined using the ECL model, and of the initially recognized amount less, where applicable, the cumulative amount of revenue recognized. This revenue is recognized in Credit fees in the Consolidated Statement of Income.

National Bank of Canada 2022 Annual Report	153

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Employee Benefits – Pension Plans and Other Post-Employment Benefit Plans

The Bank offers pension plans that have a defined benefit component and a defined contribution component. The Bank also offers other post-employment benefit plans to eligible employees. The other post-employment benefit plans include post-employment medical, dental, and life insurance coverage. The defined benefit component of the pension plans is funded, whereas the defined contribution component of the pension plans and of the other post- employment benefit plans are not funded.

Defined Benefit Component of the Pension Plans and Other Post-Employment Benefit Plans

Plan expenses and obligations are actuarially determined based on the projected benefit method prorated on service. The calculations incorporate management’s best estimates of various actuarial assumptions such as discount rates, rates of compensation increase, health care cost trend rates, mortality rates, and retirement age.

The net asset or net liability related to these plans are calculated separately for each plan as the difference between the present value of the future benefits earned by employees for current and prior-period service and the fair value of plan assets. The net asset or net liability is included in either the Other assets or Other liabilities item of the Consolidated Balance Sheet.

The expense related to these plans consists of the following items: current service cost, net interest on the net plan asset or liability, administration costs, and past service cost, if any, recognized when a plan is amended. This expense is recognized in Compensation and employee benefits in the Consolidated Statement of Income. The net amount of interest income and expense is determined by applying a discount rate to the net plan asset or liability amount.

Remeasurements of defined benefit pension plans and other post-employment benefit plans represent actuarial gains and losses related to the defined benefit obligation and the actual return on plan assets, excluding net interest determined by applying a discount rate to the net plan asset or liability amount. Remeasurements are immediately recognized in Other comprehensive income and are not subsequently reclassified to net income; these cumulative gains and losses are reclassified to Retained earnings.

Defined Contribution Component of the Pension Plans

The expense for these plans is equivalent to the Bank’s contributions during the period and is recognized in Compensation and employee benefits in the Consolidated Statement of Income.

Share-Based Payments

The Bank has several share-based compensation plans: the Stock Option Plan, the Stock Appreciation Rights (SAR) Plan, the Deferred Stock Unit (DSU) Plan, the Restricted Stock Unit (RSU) Plan, the Performance Stock Unit (PSU) Plan, the Deferred Compensation Plan (DCP) of National Bank Financial, and the Employee Share Ownership Plan.

Compensation expense is recognized over the service period required for employees to become fully entitled to the award. This period is generally the same as the vesting period, except where the required service period begins before the award date. Compensation expense related to awards granted to employees eligible to retire on the award date is immediately recognized on the award date. Compensation expense related to awards granted to employees who will become eligible to retire during the vesting period is recognized over the period from the award date to the date the employee becomes eligible to retire. For all of these plans, as of the first year of recognition, the expense includes cancellation and forfeiture estimates. These estimates are subsequently revised, as necessary. The Bank uses derivative financial instruments to hedge the risks associated with some of these plans. The compensation expense for these plans, net of related hedges, is recognized in the Consolidated Statement of Income.

Under the Stock Option Plan, the Bank uses the fair value method to account for stock options awarded. The options vest at 25% per year, and each tranche is treated as though it was a separate award. The fair value of each of the tranches is measured on the award date using the Black-Scholes model, and this fair value is recognized in Compensation and employee benefits and Contributed surplus. When the options are exercised, the Contributed surplus amount is credited to Equity – Common shares on the Consolidated Balance Sheet. The proceeds received from the employees when these options are exercised are also credited to Equity – Common shares on the Consolidated Balance Sheet.

SARs are recorded at fair value when awarded, and their fair value is remeasured at the end of each reporting period until they are exercised. The cost is recognized in Compensation and employee benefits in the Consolidated Statement of Income and in Other liabilities on the Consolidated Balance Sheet. The obligation that results from the change in fair value at each period is recognized in net income gradually over the vesting period, and periodically thereafter, until the SARs are exercised. When a SAR is exercised, the Bank makes a cash payment equal to the increase in the stock price since the date of the award.

National Bank of Canada 2022 Annual Report	154

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

The obligation that results from the award of a DSU, RSU, PSU and DCP unit is recognized in net income, and the corresponding amount is included in Other liabilities on the Consolidated Balance Sheet. For the DSU, RSU and DCP plans, the change in the obligation attributable to changes in the share price and dividends paid on the common shares of these plans is recognized in Compensation and employee benefits in the Consolidated Statement of Income for the period in which the changes occur. On the redemption date, the Bank makes a cash payment equal to the value of the common shares on that date. For the PSU Plan, the change in the obligation attributable to changes in the share price, adjusted upward or downward depending on the relative result of the performance criteria, and the change in the obligation attributable to dividends paid on the shares awarded under the plan, are recognized in Compensation and employee benefits in the Consolidated Statement of Income for the period in which the changes occur. On the redemption date, the Bank makes a cash payment equal to the value of the common shares on that date, adjusted upward or downward according to the performance criteria.

The Bank’s contributions to the employee share ownership plan are expensed as incurred.

Note 2 – Future Accounting Policy Changes

The Bank closely monitors both new accounting standards and amendments to existing accounting standards issued by the IASB. The following standard has been issued but is not yet in effect. The Bank is currently assessing the impacts of applying this standard on the consolidated financial statements.

Effective Date – November 1, 2023

IFRS 17 – Insurance Contracts

In May 2017, the IASB issued IFRS 17 – Insurance Contracts (IFRS 17), a new standard that replaces IFRS 4, the current insurance contract accounting standard. IFRS 17 introduces a new accounting framework that will improve the comparability and quality of financial information. IFRS 17 provides guidance on the recognition, measurement, presentation and disclosure of insurance contracts. IFRS 17 will affect how an entity accounts for its insurance contracts and how it reports financial performance in the consolidated income statement, in particular the timing of revenue recognition for insurance contracts. In June 2020, the IASB issued amendments to IFRS 17 that included a two-year deferral of the effective date along with other changes aimed at addressing concerns and implementation challenges identified after IFRS 17 was published in 2017. IFRS 17, as amended, is to be applied retrospectively for annual periods beginning on or after January 1, 2023. If full retrospective application to a group of insurance contracts is impracticable, the modified retrospective approach or the fair value approach may be used.

To prepare for the application of IFRS 17, the Bank developed a project, set up a specialized team, and established a formal governance structure. It also started executing a detailed plan for the project that defines key activities and the timing of those activities. The project is progressing according to schedule. The Bank is continuing to assess all of the impacts of applying IFRS 17 on its consolidated financial statements as well as on the financial statements of its insurance subsidiary.

National Bank of Canada 2022 Annual Report	155

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 3 – Fair Value of Financial Instruments

Fair Value and Carrying Value of Financial Instruments by Category

Financial assets and financial liabilities are recognized on the Consolidated Balance Sheet at fair value or at amortized cost in accordance with the categories set out in the accounting framework for financial instruments.

				As at October 31, 2022
				Carrying value	Carrying	Fair
				and fair value	value	value
	Financial	Financial	Debt securities	Equity securities
	instruments	instruments	classified as at	designated at
	classified as	designated	fair value	fair value	Financial	Financial
	at fair value	at fair value	through other	through other	instruments	instruments	Total	Total
	through profit	through profit	comprehensive	comprehensive	at amortized	at amortized	carrying	fair
	or loss	or loss	income	income	cost, net	cost, net	value	value
Financial assets
Cash and deposits with financial institutions	−	−	−	−	31,870	31,870	31,870	31,870

Securities	86,338	1,037	8,272	556	13,516	13,007	109,719	109,210
Securities purchased under reverse repurchase agreements and securities borrowed	−	−	−	−	26,486	26,486	26,486	26,486

Loans and acceptances, net of allowances	10,516	−	−	−	196,228	190,955	206,744	201,471

Other
Derivative financial instruments	18,547	−	−	−	−	−	18,547	18,547
Other assets	87	−	−	−	3,221	3,221	3,308	3,308
Financial liabilities
Deposits(1)	−	15,355			251,039	249,937	266,394	265,292

Other
Acceptances	−	−			6,541	6,541	6,541	6,541
Obligations related to securities sold short	21,817	−			−	−	21,817	21,817
Obligations related to securities sold under repurchase agreements and securities loaned	−	−			33,473	33,473	33,473	33,473
Derivative financial instruments	19,632	−			−	−	19,632	19,632
Liabilities related to transferred receivables	−	11,352			14,925	14,137	26,277	25,489
Other liabilities	−	−			2,632	2,627	2,632	2,627

Subordinated debt	−	−			1,499	1,478	1,499	1,478

(1)	Includes embedded derivative financial instruments.

National Bank of Canada 2022 Annual Report	156

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

As at October 31, 2021

				Carrying value and fair value	Carrying value	Fair value
	Financial instruments classified as at fair value through profit or loss	Financial instruments designated at fair value through profit or loss	Debt securities classified as at fair value through other comprehensive income	Equity securities designated at fair value through other comprehensive income	Financial instruments at amortized cost, net	Financial instruments at amortized cost, net	Total carrying value	Total fair value
Financial assets
Cash and deposits with financial institutions	-	-	-	-	33,879	33,879	33,879	33,879

Securities	83,464	1,347	8,966	617	11,910	11,897	106,304	106,291

Securities purchased under reverse repurchase agreements and securities borrowed	-	-	-	-	7,516	7,516	7,516	7,516

Loans and acceptances, net of allowances	8,539	-	-	-	174,150	173,769	182,689	182,308

Other
Derivative financial instruments	16,484	-	-	-	-	-	16,484	16,484
Other assets	-	-	-	-	2,244	2,244	2,244	2,244
Financial liabilities
Deposits(1)	-	14,018			226,920	227,054	240,938	241,072

Other
Acceptances	-	-			6,836	6,836	6,836	6,836
Obligations related to securities sold short	20,266	-			-	-	20,266	20,266
Obligations related to securities sold under repurchase agreements and securities loaned	-	-			17,293	17,293	17,293	17,293
Derivative financial instruments	19,367	-			-	-	19,367	19,367
Liabilities related to transferred receivables	-	11,398			13,772	13,724	25,170	25,122
Other liabilities	-	-			2,101	2,101	2,101	2,101

Subordinated debt	-	-			768	773	768	773

(1)	Includes embedded derivative financial instruments.

Establishing Fair Value

The fair value of a financial instrument is the price that would be received to sell a financial asset or paid to transfer a financial liability in an orderly transaction in the principal market at the measurement date under current market conditions (i.e., an exit price).

Unadjusted quoted prices in active markets provide the best evidence of fair value. When there is no quoted price in an active market, the Bank applies other valuation techniques that maximize the use of relevant observable inputs and that minimize the use of unobservable inputs. Such valuation techniques include the following: using information available from recent market transactions, referring to the current fair value of a comparable financial instrument, applying discounted cash flow analysis, applying option pricing models, or relying on any other valuation technique that is commonly used by market participants and has proven to yield reliable estimates. Judgment is required when applying many of the valuation techniques. The Bank’s valuation was based on its assessment of the conditions prevailing as at October 31, 2022 and may change in the future. Furthermore, there may be measurement uncertainty resulting from the choice of valuation model used.

National Bank of Canada 2022 Annual Report	157

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 3 – Fair Value of Financial Instruments (cont.)

Valuation Governance

Fair value is established in accordance with a rigorous control framework. The Bank has policies and procedures that govern the process for determining fair value. These policies are documented and periodically reviewed by the Risk Management Group. All valuation models are validated, and controls have been implemented to ensure that they are applied.

The fair value of existing or new products is determined and validated by functions independent of the risk-taking team. Complex fair value matters are reviewed by valuation committees made up of experts from various specialized functions.

For financial instruments classified in Level 3 of the fair value hierarchy, the Bank has documented the hierarchy classification policies, and controls are in place to ensure that fair value is measured appropriately, reliably, and consistently. Valuation methods and the underlying assumptions are regularly reviewed.

Valuation Methods and Assumptions

Financial Instruments Whose Fair Value Equals Carrying Value

The carrying value of the following financial instruments is a reasonable approximation of fair value:

●	cash and deposits with financial institutions;
●	securities purchased under reverse repurchase agreements and securities borrowed;
●	obligations related to securities sold under repurchase agreements and securities loaned;
●	customers’ liability under acceptances;
●	acceptances;
●	certain items of other assets and other liabilities.

Securities and Obligations Related to Securities Sold Short

These financial instruments, except for securities at amortized cost, are recognized at fair value on the Consolidated Balance Sheet. Their fair value is based on quoted prices in active markets, i.e., bid prices for financial assets and offered prices for financial liabilities. If there are no quoted prices in an active market, fair value is estimated using prices for securities that are substantially the same. If such prices are not available, fair value is determined using valuation techniques that incorporate assumptions based primarily on observable market inputs such as current market prices, the contractual prices of the underlying instruments, the time value of money, credit risk, interest rate yield curves, and currency rates.

When one or more significant inputs are not observable in the markets, fair value is established primarily using internal estimates and data that consider the valuation policies in effect at the Bank, economic conditions, the characteristics specific to the financial asset or liability, and other relevant factors.

Securities Issued or Guaranteed by Governments

Securities issued or guaranteed by governments include government debt securities of the governments of Canada (federal, provincial and municipal) as well as debt securities of the U.S. government (U.S. Treasury), of other U.S. agencies, and of other foreign governments. The fair value of these securities is based on unadjusted quoted prices in active markets. For those classified in Level 2, quoted prices for identical or similar instruments in active markets are used to determine fair value. In the absence of an observable market, a valuation technique such as the discounted cash flow method could be used, incorporating assumptions on benchmark yields (CDOR, LIBOR and other) and the risk spreads of similar securities.

Equity Securities and Other Debt Securities

The fair value of equity securities is determined primarily by using quoted prices in active markets. For equity securities and other debt securities classified in Level 2, a valuation technique based on quoted prices of identical and similar instruments in an active market is used to determine fair value. In the absence of observable inputs, a valuation technique such as the discounted cash flow method could be used, incorporating assumptions on benchmark yields (CDOR, LIBOR and other) and the risk spreads of similar securities. For those classified in Level 3, fair value can be determined based on net asset value, which represents the estimated value of a security based on valuations received from investment or fund managers or the general partners of limited partnerships. Fair value can also be determined using internal valuation techniques adjusted to reflect financial instrument risk factors and economic conditions.

National Bank of Canada 2022 Annual Report	158

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Derivative Financial Instruments

Derivative financial instruments are recorded at fair value on the Consolidated Balance Sheet. For exchange-traded derivative financial instruments, fair value is based on quoted prices in an active market.

For over-the-counter (OTC) derivative financial instruments, fair value is determined using well established valuation techniques that incorporate assumptions based primarily on observable market inputs such as current market prices and the contractual prices of the underlying instruments, the time value of money, interest rate yield curves, credit curves, currency rates as well as price and rate volatility factors. In establishing the fair value of OTC derivative financial instruments, the Bank also incorporates the following factors:

Credit Valuation Adjustment (CVA)

The CVA is a valuation adjustment applied to derivative financial instruments to reflect the credit risk of the counterparty. For each counterparty, the CVA is based on the expected positive exposure and probabilities of default through time. The exposures are determined by using relevant factors such as current and potential future market values, master netting agreements, collateral agreements, and expected recovery rates. The default probabilities are inferred using credit default swap (CDS) spreads. When such information is unavailable, relevant proxies are used. While the general methodology currently assumes independence between expected positive exposures and probabilities of default, adjustments are applied to certain types of transactions where there is a direct link between the exposure at default and the default probabilities.

Funding Valuation Adjustment (FVA)

The FVA is a valuation adjustment applied to derivative financial instruments to reflect the market-implied cost or benefits of funding collateral for uncollateralized or partly collateralized transactions. The expected exposures are determined using methodologies consistent with the CVA framework. The funding level used to determine the FVA is based on the average funding level of relevant market participants.

When the valuation techniques incorporate one or more significant inputs that are not observable in the markets, the fair value of OTC derivative financial instruments is established primarily on the basis of internal estimates and data that consider the valuation policies in effect at the Bank, economic conditions, the characteristics specific to the financial asset or financial liability, and other relevant factors.

Loans

The fair value of fixed-rate mortgage loans is determined by discounting expected future contractual cash flows, adjusted for several factors, including prepayment options, current market interest rates for similar loans, and other relevant variables where applicable. The fair value of variable-rate mortgage loans is deemed to equal carrying value.

The fair value of other fixed-rate loans is determined by discounting expected future contractual cash flows using current market interest rates charged for similar new loans. The fair value of other variable-rate loans is deemed to equal carrying value.

Deposits

The fair value of fixed-term deposits is determined primarily by discounting expected future contractual cash flows and considering several factors such as redemption options and market interest rates currently offered for financial instruments with similar conditions. For certain term funding instruments, fair value is determined using market prices for similar instruments. The fair value of demand deposits and notice deposits is deemed to equal carrying value.

The fair value of structured deposit notes is established using valuation models that maximize the use of observable inputs when available, such as benchmark indices, and also incorporates the Bank’s own credit risk. In calculating the Bank’s own credit risk, the market implied spreads of the Bank are used to infer its probabilities of default. Lastly, when fair value is determined using option pricing models, the valuation techniques are similar to those described for derivative financial instruments.

Liabilities Related to Transferred Receivables

These liabilities arise from sale transactions to Canada Housing Trust (CHT) of securities backed by insured residential mortgages and other securities under the Canada Mortgage Bond (CMB) program. These transactions do not qualify for derecognition. They are recorded as guaranteed borrowings, which results in the recording of liabilities on the Consolidated Balance Sheet. The fair value of these liabilities is established using valuation techniques based on observable market inputs such as Canada Mortgage Bond prices.

National Bank of Canada 2022 Annual Report	159

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 3 – Fair Value of Financial Instruments (cont.)

Other Liabilities and Subordinated Debt

The fair value of these financial liabilities is based on quoted market prices in an active market. If there is no active market, fair value is determined by discounting contractual cash flows using the current market interest rates offered for similar financial instruments that have the same term to maturity.

Hierarchy of Fair Value Measurements

Determining the Levels of the Fair Value Measurement Hierarchy

IFRS establishes a fair value measurement hierarchy that classifies the inputs used in financial instrument fair value measurement techniques according to three levels. This fair value hierarchy requires observable market inputs to be used whenever such inputs exist. According to the hierarchy, the highest level of inputs are unadjusted quoted prices in active markets for identical instruments and the lowest level of inputs are unobservable inputs. If inputs from different levels of the hierarchy are used, the financial instrument is classified in the same level as the lowest level input that is significant to the fair value measurement. The fair value measurement hierarchy has the following levels:

Level 1

Inputs corresponding to unadjusted quoted prices in active markets for identical assets and liabilities and accessible to the Bank at the measurement date. These instruments consist primarily of equity securities, derivative financial instruments traded in active markets, and certain highly liquid debt securities actively traded in over-the-counter markets.

Level 2

Valuation techniques based on inputs, other than the quoted prices included in Level 1 inputs, that are directly or indirectly observable in the market for the asset or liability. These inputs are quoted prices of similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices used in a valuation model that are observable for that instrument; and inputs that are derived principally from or corroborated by observable market inputs by correlation or other means. These instruments consist primarily of certain loans, certain deposits, derivative financial instruments traded in over-the-counter markets, certain debt securities, certain equity securities whose value is not directly observable in an active market, liabilities related to transferred receivables, and certain other liabilities.

Level 3

Valuation techniques based on one or more significant inputs that are not observable in the market for the asset or liability. The Bank classifies financial instruments in Level 3 when the valuation technique is based on at least one significant input that is not observable in the markets. The valuation technique may also be partly based on observable market inputs.

Financial instruments whose fair values are classified in Level 3 consist of the following:

●	financial instruments measured at fair value through profit or loss: investments in hedge funds for which there are certain restrictions on unit or security redemptions, equity securities and debt securities of private companies, as well as certain derivative financial instruments whose fair value is established using internal valuation models that are based on significant unobservable market inputs;
●	securities at fair value through other comprehensive income: equity and debt securities of private companies;
●	certain loans and certain deposits (structured deposit notes) whose fair value is established using internal valuation models that are based on significant unobservable market inputs;
●	certain other assets for which fair value is established using internal valuation models that are based on significant unobservable market inputs.

Transfers Between the Fair Value Hierarchy Levels

Transfers of financial instruments between Levels 1 and 2 and transfers to (or from) Level 3 are deemed to have taken place at the beginning of the quarter in which the transfer occurred. Significant transfers can occur between the fair value hierarchy levels due to new information on inputs used to determine fair value and the observable nature of those inputs.

During fiscal 2022, $41 million in securities classified as at fair value through profit or loss and $3 million in obligations related to securities sold short were transferred from Level 2 to Level 1 as a result of changing market conditions ($31 million in securities classified as at fair value through profit or loss and $2 million in obligations related to securities sold short in fiscal 2021). In addition, during fiscal 2022, $26 million in securities classified as at fair value through profit or loss and $2 million in obligations related to securities sold short were transferred from Level 1 to Level 2 as a result of changing market conditions (for fiscal 2021, $30 million in securities classified as at fair value through profit or loss).

During fiscal years 2022 and 2021, financial instruments were transferred to (or from) Level 3 due to changes in the availability of observable market inputs as a result of changing market conditions.

National Bank of Canada 2022 Annual Report	160

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Financial Instruments Recorded at Fair Value on the Consolidated Balance Sheet

The following tables show financial instruments recorded at fair value on the Consolidated Balance Sheet according to the fair value hierarchy.

			As at October 31, 2022
	Level 1	Level 2	Level 3	Total financial assets/liabilities at fair value
Financial assets
Securities
At fair value through profit or loss
Securities issued or guaranteed by
Canadian government	4,736	8,186	−	12,922
Canadian provincial and municipal governments	−	9,260	−	9,260
U.S. Treasury, other U.S. agencies and other foreign governments	10,639	4,445	−	15,084
Other debt securities	−	3,324	60	3,384
Equity securities	45,805	504	416	46,725
	61,180	25,719	476	87,375
At fair value through other comprehensive income
Securities issued or guaranteed by
Canadian government	21	3,191	−	3,212
Canadian provincial and municipal governments	−	1,970	−	1,970
U.S. Treasury, other U.S. agencies and other foreign governments	1,687	191	−	1,878
Other debt securities	−	1,212	−	1,212
Equity securities	−	236	320	556
	1,708	6,800	320	8,828
Loans	−	10,272	244	10,516

Other
Derivative financial instruments	342	18,204	1	18,547
Other assets – Other items	−	−	87	87
	63,230	60,995	1,128	125,353
Financial liabilities
Deposits	−	15,424	8	15,432

Other
Obligations related to securities sold short	15,213	6,604	−	21,817
Derivative financial instruments	625	18,989	18	19,632
Liabilities related to transferred receivables	−	11,352	−	11,352
	15,838	52,369	26	68,233

National Bank of Canada 2022 Annual Report	161

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 3 – Fair Value of Financial Instruments (cont.)

As at October 31, 2021

	Level 1	Level 2	Level 3	Total financial assets/liabilities at fair value
Financial assets
Securities
At fair value through profit or loss
Securities issued or guaranteed by
Canadian government	2,661	6,716	–	9,377
Canadian provincial and municipal governments	–	8,998	–	8,998
U.S. Treasury, other U.S. agencies and other foreign governments	2,547	1,878	–	4,425
Other debt securities	–	2,484	47	2,531
Equity securities	58,539	517	424	59,480
	63,747	20,593	471	84,811
At fair value through other comprehensive income
Securities issued or guaranteed by
Canadian government	19	4,214	–	4,233
Canadian provincial and municipal governments	–	2,313	–	2,313
U.S. Treasury, other U.S. agencies and other foreign governments	1,384	252	–	1,636
Other debt securities	–	784	–	784
Equity securities	–	311	306	617
	1,403	7,874	306	9,583
Loans	–	8,242	297	8,539

Other
Derivative financial instruments	203	16,278	3	16,484
	65,353	52,987	1,077	119,417

Financial liabilities
Deposits	–	14,215	–	14,215

Other
Obligations related to securities sold short	15,546	4,720	–	20,266
Derivative financial instruments	693	18,673	1	19,367
Liabilities related to transferred receivables	–	11,398	–	11,398
	16,239	49,006	1	65,246

National Bank of Canada 2022 Annual Report	162

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Financial Instruments Classified in Level 3

The Bank classifies financial instruments in Level 3 when the valuation technique is based on at least one significant input that is not observable in the markets. The valuation technique may also be based, in part, on observable market inputs. The following table shows the significant unobservable inputs used for the fair value measurements of financial instruments classified in Level 3 of the hierarchy.

As at October 31, 2022

	Fair	Primary	Significant	Range of input values
	value	valuation techniques	unobservable inputs	Low	High
Financial assets
Securities
Equity securities and other debt securities	796	Net asset value	Net asset value	100%	100%
		Market comparable	EV/EBITDA(1) multiple	18 x	21 x
		Discounted cash flows	Discount rate	4.50%	19.00%
Loans
Loans at fair value through profit or loss	244	Discounted cash flows	Discount rate	7.06%	15.09%
		Discounted cash flows	Liquidity premium	2.62%	10.49%
Other
Derivative financial instruments
Equity contracts	1	Option pricing model	Long-term volatility	21%	54%
			Market correlation	38%	95%
Other assets – Other items	87	Discounted cash flows	Discount rate	9%	9%
	1,128
Financial liabilities
Deposits
Structured deposit notes(2)	8	Option pricing model	Long-term volatility	10%	35%
			Market correlation	(3) %	94%
Other
Derivative financial instruments Interest rate contracts	8	Discounted cash flows	Discount rate	2.20%	2.20%
Equity contracts	10	Option pricing model	Long-term volatility	9%	51%
			Market correlation	1%	95%
	26

As at October 31, 2021

	Fair	Primary	Significant	Range of input values
	value	valuation techniques	unobservable inputs	Low		High
Financial assets
Securities
Equity securities and other debt securities	777	Net asset value	Net asset value	100%		100%
		Market comparable	EV/EBITDA(1) multiple	18	x	20	x
		Discounted cash flows	Credit spread	560	Bps(3)	560	Bps(3)
		Discounted cash flows	Discount rate	4.50%		19.00%
Loans
Loans at fair value through profit or loss	297	Discounted cash flows	Discount rate	3.25%		7.09%
		Discounted cash flows	Liquidity premium	1.98%		6.27%
Other
Derivative financial instruments
Interest rate contracts	3	Discounted cash flows	Discount rate	2.20%		2.20%
	1,077
Financial liabilities
Other
Derivative financial instruments
Equity contracts	1	Option pricing model	Long-term volatility	6%		86%
			Market correlation	(5)%		90%
	1

(1)	EV/EBITDA means Enterprise Value/Earnings Before Interest, Taxes, Depreciation and Amortization.
(2)	Includes embedded derivative financial instruments.
(3)	Bps or basis point is a unit of measure equal to 0.01%.

National Bank of Canada 2022 Annual Report	163

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 3 – Fair Value of Financial Instruments (cont.)

Significant Unobservable Inputs Used for Fair Value Measurements of Financial Instruments Classified in Level 3

Net Asset Value

Net asset value is the estimated value of a security based on valuations received from the investment or fund managers, the administrators of the conduits, or the general partners of limited partnerships. The net asset value of a fund is the total fair value of assets less liabilities.

EV/EBITDA (Enterprise Value/Earnings Before Interest, Taxes, Depreciation and Amortization) Multiple and Price Equivalent

Private equity valuation inputs include earnings multiples, which are determined based on comparable companies, and a higher multiple will translate into a higher fair value. Price equivalent is a percentage of the market price based on the liquidity of the security.

Discount Rate

The discount rate is the input used to bring future cash flows to their present value. A higher discount rate will translate into a lower fair value.

Liquidity Premium

A liquidity premium may be applied when few or no transactions exist to support the valuations. A higher liquidity premium will result in a lower value.

Long-Term Volatility

Volatility is a measure of the expected future variability of market prices. Volatility is generally observable in the market through options prices. However, the long-term volatility of options with a longer maturity might not be observable. An increase (decrease) in long-term volatility is generally associated with an increase (decrease) in long-term correlation. Higher long-term volatility may increase or decrease an instrument’s fair value depending on its terms.

Market Correlation

Correlation is a measure of the inter-relationship between two different variables. A positive correlation means that the variables tend to move in the same direction; a negative correlation means that the variables tend to move in opposite directions. Correlation is used to measure financial instruments whose future returns depend on several variables. Changes in correlation will either increase or decrease a financial instrument’s fair value depending on the terms of its contractual payout.

Credit Spread

A credit spread (yield) is the difference between the instrument’s yield and a benchmark yield. Benchmark instruments have high credit quality ratings with similar maturities. The credit spread therefore represents the discount rate used to determine the present value of future cash flows of an asset to reflect the market return required for credit quality in the estimated cash flows. A higher credit spread will result in a lower value.

Sensitivity Analysis of Financial Instruments Classified in Level 3

The Bank performs sensitivity analyses for the fair value measurements of Level 3 financial instruments, substituting unobservable inputs with one or more reasonably possible alternative assumptions.

For equity securities and other debt securities, the Bank varies significant unobservable inputs such as net asset values, EV/EBITDA multiples, or price equivalents and establishes a reasonable fair value range that could result in a $126 million increase or decrease in the fair value recorded as at October 31, 2022 (a $115 million increase or decrease as at October 31, 2021).

For loans, the Bank varies unobservable inputs such as a liquidity premium and establishes a reasonable fair value range that could result in a $31 million increase or decrease in the fair value recorded as at October 31, 2022 (a $28 million increase or decrease as at October 31, 2021).

For derivative financial instruments and embedded derivative financial instruments related to structured deposit notes, the Bank varies long-term volatility and market correlation inputs and establishes a reasonable fair value range. As at October 31, 2022, for derivative financial instruments, the net fair value could result in a $5 million increase or decrease (a $1 million increase or decrease as at October 31, 2021), whereas for structured deposit notes, the net fair value could result in a $1 million increase or decrease (no sensitivity analysis as at October 31, 2021 since there were no structured deposit notes classified in Level 3).

For other assets, the Bank varies unobservable inputs such as discount rates and establishes a reasonable fair value range that could result in a $10 million increase or decrease in the fair value recorded as at October 31, 2022 (no sensitivity analysis as at October 31, 2021 since there were no other assets classified in Level 3).

For all Level 3 financial instruments, the reasonable fair value ranges could result in a 5% increase or decrease in net income as at October 31, 2022 (a 5% increase or decrease in net income as at October 31, 2021).

National Bank of Canada 2022 Annual Report	164

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Change in the Fair Value of Financial Instruments Classified in Level 3

The Bank may hedge the fair value of financial instruments classified in the various levels through offsetting hedge positions. Gains and losses for financial instruments classified in Level 3 presented in the following tables do not reflect the inverse gains and losses on financial instruments used for economic hedging purposes that may have been classified in Level 1 or 2 by the Bank. In addition, the Bank may hedge the fair value of financial instruments classified in Level 3 using other financial instruments classified in Level 3. The effect of these hedges is not included in the net amount presented in the following tables. The gains and losses presented hereafter may comprise changes in fair value based on observable and unobservable inputs.

	Year ended October 31, 2022
	Securities at fair value through profit or loss	Securities at fair value through other comprehensive income	Loans and other assets	Derivative financial instruments(1)	Deposits (2)

Fair value as at October 31, 2021	471	306	297	2	-
Total realized and unrealized gains (losses) included in Net income(3)	21	-	(50)	(19)	3
Total realized and unrealized gains (losses) included in
Other comprehensive income	-	7	-	-	-
Purchases	60	7	71	-	-
Sales	(64)	-	-	-	-
Issuances	-	-	22	-	(3)
Settlements and other	-	-	(9)	(1)	-
Financial instruments transferred into Level 3	-	-	-	1	(8)
Financial instruments transferred out of Level 3	(12)	-	-	-	-
Fair value as at October 31, 2022	476	320	331	(17)	(8)
Change in unrealized gains and losses included in Net income with respect to financial assets and financial liabilities held as at October 31, 2022(4)	3	-	(50)	(19)	3

Year ended October 31, 2021

	Securities at fair value through profit or loss	Securities at fair value through other comprehensive income	Loans and other assets	Derivative financial instruments(1)	Deposits(2)

Fair value as at October 31, 2020	457	373	372	29	2
Total realized and unrealized gains (losses) included in Net income(5)	13	-	24	(28)	-
Total realized and unrealized gains (losses) included in Other comprehensive income	-	(10)	-	-	-
Purchases	43	-	-	-	-
Sales	(42)	(113)	-	-	-
Issuances	-	-	12	-	-
Settlements and other(6)	-	56	(111)	(1)	-
Financial instruments transferred into Level 3	-	-	-	(1)	-
Financial instruments transferred out of Level 3	-	-	-	3	(2)
Fair value as at October 31, 2021	471	306	297	2	-
Change in unrealized gains and losses included in Net income with respect to financial assets and financial liabilities held as at October 31, 2021(7)	14	-	24	(28)	-

(1)	The derivative financial instruments include assets and liabilities presented on a net basis.
(2)	The amounts include the fair value of embedded derivative financial instruments in deposits.
(3)	Total gains (losses) included in Non-interest income was a loss of $45 million.
(4)	Total unrealized gains (losses) included in Non-interest income was an unrealized loss of $63 million.
(5)	Total gains (losses) included in Non-interest income was a gain of $9 million.
(6)	On October 31, 2021, the Bank concluded that it had lost significant influence over AfrAsia Bank Limited (AfrAsia) and therefore ceased using the equity method to account for this investment. The Bank designated its investment in AfrAsia as a financial asset measured at fair value through other comprehensive income in an amount of $56 million.
(7)	Total unrealized gains (losses) included in Non-interest income was an unrealized gain of $10 million.

National Bank of Canada 2022 Annual Report	165

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 3 – Fair Value of Financial Instruments (cont.)

Financial Instruments Not Recorded at Fair Value on the Consolidated Balance Sheet

The following tables show the financial instruments that have not been recorded at fair value on the Consolidated Balance Sheet according to the fair value hierarchy, except for those whose carrying value is a reasonable approximation of fair value.

			As at October 31, 2022
	Level 1	Level 2	Level 3	Total
Financial assets
Securities at amortized cost
Securities issued or guaranteed by
Canadian government	−	5,439	−	5,439
Canadian provincial and municipal governments	−	1,708	−	1,708
U.S. Treasury, other U.S. agencies and other foreign governments	−	140	−	140
Other debt securities	−	5,720	−	5,720
	−	13,007	−	13,007
Loans, net of allowances	−	81,828	102,640	184,468
Financial liabilities
Deposits	−	249,937	−	249,937
Other
Liabilities related to transferred receivables	−	14,137	−	14,137
Other liabilities	−	73	−	73
Subordinated debt	−	1,478	−	1,478
	−	265,625	−	265,625

			As at October 31, 2021
	Level 1	Level 2	Level 3	Total
Financial assets
Securities at amortized cost
Securities issued or guaranteed by
Canadian government	−	5,793	−	5,793
Canadian provincial and municipal governments	−	2,227	−	2,227
U.S. Treasury, other U.S. agencies and other foreign governments	−	−	−	−
Other debt securities	−	3,877	−	3,877
	−	11,897	−	11,897
Loans, net of allowances	−	67,149	99,872	167,021
Financial liabilities
Deposits	−	227,054	−	227,054
Other
Liabilities related to transferred receivables	−	13,724	−	13,724
Other liabilities	−	114	−	114
Subordinated debt	−	773	−	773
	−	241,665	−	241,665

National Bank of Canada 2022 Annual Report	166

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 4 – Financial Instruments Designated at Fair Value Through Profit or Loss

The Bank chose to designate certain financial instruments at fair value through profit or loss according to the criteria presented in Note 1 to these consolidated financial statements. Consistent with its risk management strategy and in accordance with the fair value option, which permits the designation if it eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring financial assets and liabilities or recognizing the gains and losses thereon on different bases, the Bank designated certain securities and certain liabilities related to transferred receivables at fair value through profit or loss. The fair value of liabilities related to transferred receivables does not include credit risk, as the holders of these liabilities are not exposed to the Bank’s credit risk. The Bank also designated certain deposits that include embedded derivative financial instruments at fair value through profit or loss.

To determine a change in fair value arising from a change in the credit risk of deposits designated at fair value through profit or loss, the Bank calculates, at the beginning of the period, the present value of the instrument’s contractual cash flows using the following rates: first, an observed discount rate for similar securities that reflects the Bank’s credit spread and, then, a rate that excludes the Bank’s credit spread. The difference obtained between the two values is then compared to the difference obtained using the same rates at the end of the period.

Information about the financial assets and financial liabilities designated at fair value through profit or loss is provided in the following tables.

			Unrealized
		Unrealized	gains (losses)
	Carrying	gains (losses)	since the initial
	value as at	for the year ended	recognition of
	October 31, 2022	October 31, 2022	the instrument

Financial assets designated at fair value through profit or loss
Securities	1,037	(21)	(7)
	1,037	(21)	(7)

Financial liabilities designated at fair value through profit or loss
Deposits(1)(2)	15,355	2,888	3,062
Liabilities related to transferred receivables	11,352	513	533
	26,707	3,401	3,595

			Unrealized
		Unrealized	gains (losses)
	Carrying	gains (losses)	since the initial
	value as at	for the year ended	recognition of
	October 31, 2021	October 31, 2021	the instrument

Financial assets designated at fair value through profit or loss
Securities	1,347	(55)	27
	1,347	(55)	27

Financial liabilities designated at fair value through profit or loss
Deposits(1)(2)	14,018	(636)	(316)
Liabilities related to transferred receivables	11,398	253	27
	25,416	(383)	(289)

(1)	For the year ended October 31, 2022, the change in the fair value of deposits designated at fair value through profit or loss attributable to credit risk, and recorded in Other comprehensive income, resulted in a gain of $817 million ($17 million loss for the year ended October 31, 2021).
(2)	The amount at maturity that the Bank will be contractually required to pay to the holders of these deposits varies and will differ from the reporting date fair value.

National Bank of Canada 2022 Annual Report	167

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 5 – Offsetting Financial Assets and Financial Liabilities

Financial assets and liabilities are offset, and the net amount is presented on the Consolidated Balance Sheet when the Bank has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the asset and settle the liability simultaneously.

Generally, over-the-counter derivatives financial instruments subject to master netting agreements of the International Swaps & Derivatives Association, Inc. or other similar agreements do not meet the offsetting criteria on the Consolidated Balance Sheet, because the right of set-off is legally enforceable only in the event of default, insolvency, or bankruptcy.

Generally, securities purchased under reverse repurchase agreements and securities borrowed as well as obligations related to securities sold under repurchase agreements and securities loaned, subject to master agreements, do not meet the offsetting criteria if they confer only a right of set-off that is enforceable only in the event of default, insolvency, or bankruptcy.

However, the above-mentioned transactions may be subject to contractual netting agreements concluded with clearing houses. If the offsetting criteria are met, these transactions are netted on the Consolidated Balance Sheet. In addition, as part of these transactions, the Bank may pledge or receive cash or other financial instruments used as collateral.

The following tables present information on financial assets and financial liabilities that are netted on the Consolidated Balance Sheet, because they meet the offsetting criteria as well as information on those that are not netted and are subject to an enforceable master netting agreement or similar agreement.

	As at October 31, 2022
				Associated amounts
			Net amounts	not set off on the
		Amounts	reported	Consolidated Balance Sheet
		set off on the	on the		Financial assets
	Gross amounts	Consolidated	Consolidated	Financial	received/pledged	Net
	recognized	Balance Sheet	Balance Sheet	instruments(1)	as collateral(2)	amounts
Financial assets
Securities purchased under reverse repurchase
agreements and securities borrowed	32,134	5,648	26,486	1,887	24,459	140
Derivative financial instruments	33,112	14,565	18,547	9,583	6,062	2,902
	65,246	20,213	45,033	11,470	30,521	3,042
Financial liabilities
Obligations related to securities sold under repurchase agreements and securities loaned	39,121	5,648	33,473	1,887	31,440	146
Derivative financial instruments	34,197	14,565	19,632	9,583	4,089	5,960
	73,318	20,213	53,105	11,470	35,529	6,106

	As at October 31, 2021
				Associated amounts
			Net amounts	not set off on the
		Amounts	reported	Consolidated Balance Sheet
		set off on the	on the		Financial assets
	Gross amounts	Consolidated	Consolidated	Financial	received/pledged	Net
	recognized	Balance Sheet	Balance Sheet	instruments(1)	as collateral(2)(3)	amounts
Financial assets
Securities purchased under reverse repurchase agreements and securities borrowed	15,216	7,7700	7,516	1,413	6,042	61
Derivative financial instruments	20,936	4,452	16,484	9,398	2,475	4,611
	36,152	12,152	24,000	10,811	8,517	4,672
Financial liabilities
Obligations related to securities sold under repurchase agreements and securities loaned	24,993	7,700	17,293	1,413	15,759	121
Derivative financial instruments	23,819	4,452	19,367	9,398	4,015	5,954
	48,812	12,152	36,660	10,811	19,774	6,075

(1)	Carrying amount of financial instruments that are subject to an enforceable master netting agreement or similar agreement but that do not satisfy offsetting criteria.
(2)	Excludes collateral in the form of non-financial instruments.
(3)	The financial assets pledged as collateral to the Bank of Canada included covered bonds issued by the Bank.

National Bank of Canada 2022 Annual Report	168

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 6 – Securities

Residual Contractual Maturities of Securities

As at October 31					2022	2021
		Over 1		No
	1 year	year to	Over	specified
	or less	5 years	5 years	maturity	Total	Total
Securities at fair value through profit or loss
Securities issued or guaranteed by
Canadian government	2,563	7,609	2,750	–	12,922	9,377
Canadian provincial and municipal governments	1,126	1,725	6,409	–	9,260	8,998
U.S. Treasury, other U.S. agencies
and other foreign governments	13,927	848	309	–	15,084	4,425
Other debt securities	370	1,821	1,193	–	3,384	2,531
Equity securities	–	–	–	46,725	46,725	59,480
	17,986	12,003	10,661	46,725	87,375	84,811
Securities at fair value through other comprehensive income
Securities issued or guaranteed by
Canadian government	106	3,071	35	–	3,212	4,233
Canadian provincial and municipal governments	2	569	1,399	–	1,970	2,313
U.S. Treasury, other U.S. agenciesand other foreign governments	–	1,597	281	–	1,878	1,636
Other debt securities	6	625	581	–	1,212	784
Equity securities	–	-	-	556	556	617
	114	5,862	2,296	556	8,828	9,583
Securities at amortized cost(1)
Securities issued or guaranteed by
Canadian government	670	5,037	30	–	5,737	5,811
Canadian provincial and municipal governments	279	643	904	–	1,826	2,225
U.S. Treasury, other U.S. agencies
and other foreign governments	2	148	–	–	150	-
Other debt securities	2,850	2,814	139	–	5,803	3,874
	3,801	8,642	1,073	–	13,516	11,910

(1)	As at October 31, 2022, securities at amortized cost are presented net of $7 million in allowances for credit losses ($3 million as at October 31, 2021).

Credit Quality

As at October 31, 2022 and 2021, securities at fair value through other comprehensive income and securities at amortized cost were mainly classified in Stage 1, with their credit quality falling mostly in the “Excellent” category according to the Bank’s internal risk-rating categories. For additional information on the reconciliation of allowances for credit losses, see Note 7 to these consolidated financial statements.

National Bank of Canada 2022 Annual Report	169

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 6 – Securities (cont.)

Unrealized Gross Gains (Losses) on Securities at Fair Value Through
Other Comprehensive Income

	As at October 31, 2022
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Carrying value(1)
Securities issued or guaranteed by
Canadian government	3,386	1	(175)	3,212
Canadian provincial and municipal governments	2,129	1	(160)	1,970
U.S. Treasury, other U.S. agencies and other foreign governments	2,022	−	(144)	1,878
Other debt securities	1,355	−	(143)	1,212
Equity securities	570	21	(35)	556
	9,462	23	(657)	8,828

	As at October 31, 2021
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Carrying value(1)
Securities issued or guaranteed by
Canadian government	4,241	30	(38)	4,233
Canadian provincial and municipal governments	2,345	27	(59)	2,313
U.S. Treasury, other U.S. agencies and other foreign governments	1,648	−	(12)	1,636
Other debt securities	782	9	(7)	784
Equity securities	569	57	(9)	617
	9,585	123	(125)	9,583

(1)	The allowances for credit losses on securities at fair value through other comprehensive income (excluding equity securities), representing $2 million as at October 31, 2022 ($1 million as at October 31, 2021), are reported in Other comprehensive income. For additional information, see Note 7 to these consolidated financial statements.

Equity Securities Designated at Fair Value Through Other Comprehensive Income

The Bank designated certain equity securities, the main business objective of which is to generate dividend income, at fair value through other comprehensive income without subsequent reclassification of gains and losses to net income. During the year ended October 31, 2022, a dividend income amount of $14 million was recognized for these investments ($34 million for the year ended October 31, 2021), including an amount of $4 million in dividend income for investments that were sold during the year ended October 31, 2022 ($17 million for investments sold during the year ended October 31, 2021).

	Year ended October 31, 2022			Year ended October 31, 2021
	Equity securities	Equity securities		Equity securities	Equity securities
	of private companies	of public companies	Total	of private companies	of public companies	Total
Fair value at beginning	306	311	617	373	246	619
Change in fair value	7	(44)	(37)	(10)	98	88
Designated at fair value through other comprehensive income(1)	7	143	150	56	71	127
Sales(2)	−	(174)	(174)	(113)	(104)	(217)
Fair value at end	320	236	556	306	311	617

(1)	On October 31, 2021, the Bank concluded that it had lost significant influence over AfrAsia Bank Limited (AfrAsia) and therefore ceased using the equity method to account for this investment. The Bank designated its investment in AfrAsia as a financial asset measured at fair value through other comprehensive income in an amount of $56 million. Following the fair value measurement, a $30 million loss was recorded in the Non-interest income – Other item of the Consolidated Statement of Income and reported in the Other heading of segment results.
(2)	The Bank disposed of private and public company equity securities for economic reasons.

Gains (Losses) on Disposals of Securities at Amortized Cost

During the years ended October 31, 2022 and 2021, the Bank sold certain debt securities measured at amortized cost. The carrying value of these securities upon disposal was $337 million for the year ended October 31, 2022 ($179 million for the year ended October 31, 2021), and the Bank recognized gains of $4 million for the year ended October 31, 2022 (negligible amount for the year ended October 31, 2021) in Non-interest income – Gains (losses) on non-trading securities, net in the Consolidated Statement of Income.

National Bank of Canada 2022 Annual Report	170

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses

Loans are recognized either at fair value through profit or loss or at amortized cost using the financial asset classification criteria defined in IFRS 9.

Determining and Measuring Expected Credit Losses (ECL)

Determining Expected Credit Losses

Expected credit losses are determined using a three-stage impairment approach that is based on the change in the credit quality of financial assets since initial recognition.

Non-impaired loans

Stage 1

Financial assets that have experienced no significant increase in credit risk between initial recognition and the reporting date, and for which 12-month expected credit losses are recorded at the reporting date, are classified in Stage 1.

Stage 2

Financial assets that have experienced a significant increase in credit risk between initial recognition and the reporting date, and for which lifetime expected credit losses are recorded at the reporting date, are classified in Stage 2.

Impaired loans

Stage 3

Financial assets for which there is objective evidence of impairment, for which one or more events have had a detrimental impact on the estimated future cash flows of these financial assets at the reporting date, and for which lifetime expected credit losses are recorded, are classified in Stage 3.

POCI

Financial assets that are credit-impaired when purchased or originated (POCI) are classified in the POCI category.

Impairment Governance

A rigorous control framework is applied to the determination of expected credit losses. The Bank has policies and procedures that govern impairments arising from credit risk. These policies are documented and periodically reviewed by the Risk Management Group. All models used to calculate expected credit losses are validated, and controls are in place to ensure they are applied.

These models are validated by groups that are independent of the team that prepares the calculations. Complex questions on measurement methodologies and assumptions are reviewed by a group of experts from various functions. Furthermore, the inputs and assumptions used to determine expected credit losses are regularly reviewed.

Measurement of Expected Credit Losses (ECL)

Expected credit losses are estimated using three main variables: (1) probability of default (PD), (2) loss given default (LGD) and (3) exposure at default (EAD). For accounting purposes, 12-month PD and lifetime PD are the probabilities of a default occurring over the next 12 months or over the life of a financial instrument, respectively, based on conditions existing at the balance sheet date and on future economic conditions that have, or will have, an impact on credit risk. LGD reflects the losses expected should default occur and considers such factors as the mitigating effects of collateral, the realizable value thereof, and the time value of money. EAD is the expected balance owing at default and considers such factors as repayments of principal and interest between the balance sheet date and the time of default as well as any amounts expected to be drawn on a committed facility. Twelve-month expected credit losses are estimated by multiplying 12-month PD by LGD and by EAD. Lifetime expected credit losses are estimated using the lifetime PD.

For most financial instruments, expected credit losses are measured on an individual basis. Financial instruments that have credit losses measured on a collective basis are grouped according to similar credit risk characteristics such as type of instrument, geographic location, comparable risk level, and business sector or industry.

Inputs, Assumptions and Estimation Techniques

The Bank’s approach to calculating expected credit losses consists essentially of leveraging existing regulatory models and then adjusting their parameters for IFRS 9 purposes. These models have the advantage of having been thoroughly tested and validated. In addition, using the same base models, regardless of the purpose, provides consistency across risk assessments. These models use inputs, assumptions and estimation techniques that require a high degree of management judgment. The main factors that contribute to changes in ECL that are subject to significant judgment include the following:

•	calibration of regulatory parameters in order to obtain point-in-time and forward-looking parameters;
•	forecasts of macroeconomic variables for multiple scenarios and the probability weighting of the scenarios;
•	determination of the significant increases in credit risk (SICR) of a loan.

National Bank of Canada 2022 Annual Report	171

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

Main Parameters

PD Estimates

Since the objective of the regulatory calibration of PD is to align historical data to the long-run default rate, adjustments are required to obtain a point-in-time, forward-looking PD, as required by IFRS 9. The Bank performs the following: (1) A point-in-time calibration, where the PD of the portfolio is aligned with the appropriate default rate. The resulting PD estimate generally equals the prior-year default rate. The prior-year default rate is selected for the calibration performed at this stage, as it often reflects one of the most accurate and appropriate estimates of the current-year default rate; (2) Forward-looking adjustments are incorporated through, among other measures, a calibration factor based on forecasts produced by the stress testing team's analyses. The team considers three macroeconomic scenarios, and, for each scenario, produces a forward-looking assessment covering the three upcoming years.

LGD Estimates

The LGD estimation method consists of using, for each of the three macroeconomic scenarios, expected LGD based on the LGD values observed using backtesting, the economic LGD estimated and used to calculate economic capital, and lastly, the estimated downturn LGD used to calculate regulatory capital.

EAD Estimates

For term loans, the Bank uses expected EAD, which is the outstanding balance anticipated at each point in time. Expected EAD decreases over time according to contractual repayments and to prepayments. For revolving loans, the EAD percentage is based on the percentage estimated by the corresponding regulatory model and, thereafter, is converted to dollars according to the authorized balance.

Expected Life

For most financial instruments, the expected life used when measuring expected credit losses is the remaining contractual life. For revolving financial instruments where there is no contractual maturity, such as credit cards or lines of credit, the expected life is based on the behavioural life of clients who have defaulted or closed their account.

Incorporation of Forward-Looking Information

The Bank’s Economy and Strategy Group is responsible for developing three macroeconomic scenarios and for recommending probability weights for each scenario. Macroeconomic scenarios are not developed for specific portfolios, as the Economy and Strategy Group provides a set of variables for each of the defined scenarios for the next three years. The PDs are also adjusted to incorporate economic assumptions (interest rates, unemployment rates, GDP forecasts, oil prices, housing price indices, etc.) that can be statistically tied to PD changes that will have an impact beyond the next 12 months. These statistical relationships are determined using the processes developed for stress testing. In addition, the group considers other relevant factors that may not be adequately reflected in the information used to calculate the PDs (including late payments and whether the financial asset is subject to additional monitoring within the watchlist process for business and government loan portfolios).

Determination of a Significant Increase in the Credit Risk of a Financial Instrument

At each reporting period, the Bank determines whether credit risk has increased significantly since initial recognition by examining the change in the risk of default occurring over the remaining life of the financial instrument. First, the Bank compares the point-in-time forward-looking remaining lifetime PD at the reporting date with the expected point-in-time forward-looking remaining lifetime PD established at initial recognition. Based on this comparison, the Bank determines whether the loan has deteriorated when compared to the initial conditions. Because the comparison includes an adjustment based on origination-date forward-looking information and reporting-date forward-looking information, the deterioration may be caused by the following factors: (i) deterioration of the economic outlook used in the forward-looking assessment; (ii) deterioration of the borrower’s conditions (payment defaults, worsening financial ratios, etc.); or (iii) a combination of both factors. The quantitative criteria used to determine a significant increase in credit risk are a series of relative and absolute thresholds, and a backstop is also applied. All financial instruments that are over 30 days past due but below 90 days past due are migrated to Stage 2, even if the other criteria do not indicate a significant increase in credit risk.

Credit Quality of Loans

The following tables present the gross carrying amounts of loans as at October 31, 2022 and 2021, according to credit quality and ECL impairment stage of each loan category at amortized cost, and according to credit quality for loans at fair value through profit or loss. For additional information on credit quality according to the Advanced Internal Ratings-Based (AIRB) categories, see the Internal Default Risk Ratings table on page 78 in the Credit Risk section of the MD&A for the year ended October 31, 2022.

National Bank of Canada 2022 Annual Report	172

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

	As at October 31, 2022
	Non-impaired loans		Impaired loans		Loans at fair value
	Stage 1	Stage 2	Stage 3	POCI	through profit or loss(1)	Total
Residential mortgage
Excellent	30,465	−	−	−	−	30,465
Good	16,351	12	−	−	−	16,363
Satisfactory	10,765	3,269	−	−	−	14,034
Special mention	609	394	−	−	−	1,003
Substandard	76	140	−	−	−	216
Default	−	−	49	−	−	49
AIRB Approach	58,266	3,815	49	−	−	62,130
Standardized Approach	7,266	179	211	384	9,959	17,999
Gross carrying amount	65,532	3,994	260	384	9,959	80,129
Allowances for credit losses(2)	53	80	61	(76)	−	118
Carrying amount	65,479	3,914	199	460	9,959	80,011
Personal
Excellent	22,190	22	−	−	−	22,212
Good	8,792	479	−	−	−	9,271
Satisfactory	6,928	1,394	−	−	−	8,322
Special mention	358	775	−	−	−	1,133
Substandard	26	203	−	−	−	229
Default	−	−	130	−	−	130
AIRB Approach	38,294	2,873	130	−	−	41,297
Standardized Approach	3,837	78	36	75	−	4,026
Gross carrying amount	42,131	2,951	166	75	−	45,323
Allowances for credit losses(2)	67	113	75	(16)	−	239
Carrying amount	42,064	2,838	91	91	−	45,084
Credit card
Excellent	600	−	−	−	−	600
Good	359	−	−	−	−	359
Satisfactory	689	51	−	−	−	740
Special mention	287	178	−	−	−	465
Substandard	37	71	−	−	−	108
Default	−	−	−	−	−	−
AIRB Approach	1,972	300	−	−	−	2,272
Standardized Approach	117	−	−	−	−	117
Gross carrying amount	2,089	300	−	−	−	2,389
Allowances for credit losses(2)	31	95	−	−	−	126
Carrying amount	2,058	205	−	−	−	2,263
Business and government(3)
Excellent	6,140	2	−	−	147	6,289
Good	27,607	112	−	−	53	27,772
Satisfactory	26,567	8,803	−	−	145	35,515
Special mention	75	1,172	−	−	−	1,247
Substandard	41	272	−	−	−	313
Default	−	−	367	−	−	367
AIRB Approach	60,430	10,361	367	−	345	71,503
Standardized Approach	8,096	28	19	−	212	8,355
Gross carrying amount	68,526	10,389	386	−	557	79,858
Allowances for credit losses(2)	115	160	197	−	−	472
Carrying amount	68,411	10,229	189	−	557	79,386
Total loans and acceptances
Gross carrying amount	178,278	17,634	812	459	10,516	207,699
Allowances for credit losses(2)	266	448	333	(92)	−	955
Carrying amount	178,012	17,186	479	551	10,516	206,744

(1)	Not subject to expected credit losses.
(2)	The allowances for credit losses do not include the amounts related to undrawn commitments reported in the Other liabilities item of the Consolidated Balance Sheet.
(3)	Includes customers’ liability under acceptances.

National Bank of Canada 2022 Annual Report	173

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

	As at October 31, 2021
	Non-impaired loans			Impaired loans	Loans at fair value
	Stage 1	Stage 2	Stage 3	POCI	through profit or loss(1)	Total
Residential mortgage
Excellent	28,911	1	−	−	−	28,912
Good	17,083	53	−	−	−	17,136
Satisfactory	9,165	2,318	−	−	−	11,483
Special mention	314	266	−	−	−	580
Substandard	83	128	−	−	−	211
Default	−	−	82	−	−	82
AIRB Approach	55,556	2,766	82	−	−	58,404
Standardized Approach	5,803	129	57	332	7,817	14,138
Gross carrying amount	61,359	2,895	139	332	7,817	72,542
Allowances for credit losses(2)	50	52	29	(60)	−	71
Carrying amount	61,309	2,843	110	392	7,817	72,471
Personal
Excellent	16,211	57	−	−	−	16,268
Good	11,439	1,041	−	−	−	12,480
Satisfactory	4,665	1,580	−	−	−	6,245
Special mention	336	483	−	−	−	819
Substandard	121	129	−	−	−	250
Default	−	−	101	−	−	101
AIRB Approach	32,772	3,290	101	−	−	36,163
Standardized Approach	4,692	51	15	132	−	4,890
Gross carrying amount	37,464	3,341	116	132	−	41,053
Allowances for credit losses(2)	70	98	63	(29)	−	202
Carrying amount	37,394	3,243	53	161	−	40,851
Credit card
Excellent	559	−	−	−	−	559
Good	322	−	−	−	−	322
Satisfactory	623	38	−	−	−	661
Special mention	294	149	−	−	−	443
Substandard	38	62	−	−	−	100
Default	−	−	−	−	−	−
AIRB Approach	1,836	249	−	−	−	2,085
Standardized Approach	65	−	−	−	−	65
Gross carrying amount	1,901	249	−	−	−	2,150
Allowances for credit losses(2)	33	89	−	−	−	122
Carrying amount	1,868	160	−	−	−	2,028
Business and government(3)
Excellent	5,086	−	−	−	269	5,355
Good	24,395	131	−	−	53	24,579
Satisfactory	22,808	6,254	−	−	140	29,202
Special mention	128	1,509	−	−	−	1,637
Substandard	45	194	−	−	−	239
Default	−	−	326	−	−	326
AIRB Approach	52,462	8,088	326	−	462	61,338
Standardized Approach	6,179	84	81	−	260	6,604
Gross carrying amount	58,641	8,172	407	−	722	67,942
Allowances for credit losses(2)	111	205	287	−	−	603
Carrying amount	58,530	7,967	120	−	722	67,339
Total loans and acceptances
Gross carrying amount	159,365	14,657	662	464	8,539	183,687
Allowances for credit losses(2)	264	444	379	(89)	−	998
Carrying amount	159,101	14,213	283	553	8,539	182,689

(1)	Not subject to expected credit losses.
(2)	The allowances for credit losses do not include the amounts related to undrawn commitments reported in the Other liabilities item of the Consolidated Balance Sheet.
(3)	Includes customers’ liability under acceptances.

National Bank of Canada 2022 Annual Report	174

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

The following table presents the credit risk exposures of off-balance-sheet commitments as at October 31, 2022 and 2021 according to credit quality and ECL impairment stage.

As at October 31				2022				2021
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Off-balance-sheet commitments(1)
Retail
Excellent	15,292	13	−	15,305	17,053	72	−	17,125
Good	3,316	165	−	3,481	3,750	323	−	4,073
Satisfactory	1,170	180	−	1,350	1,085	229	−	1,314
Special mention	193	68	−	261	197	57	−	254
Substandard	15	15	−	30	16	13	−	29
Default	−	−	1	1	−	−	3	3
Non-retail
Excellent	13,136	−	−	13,136	14,097	−	−	14,097
Good	18,723	24	−	18,747	17,497	2	−	17,499
Satisfactory	7,894	3,488	−	11,382	7,575	2,377	−	9,952
Special mention	12	246	−	258	14	336	−	350
Substandard	4	24	−	28	5	38	−	43
Default	−	−	18	18	−	−	3	3
AIRB Approach	59,755	4,223	19	63,997	61,289	3,447	6	64,742
Standardized Approach	15,432	−	−	15,432	14,872	−	1	14,873
Total exposure	75,187	4,223	19	79,429	76,161	3,447	7	79,615
Allowances for credit losses	99	63	−	162	104	58	−	162
Total exposure, net of allowances	75,088	4,160	19	79,267	76,057	3,389	7	79,453

(1)	Represent letters of guarantee and documentary letters of credit, undrawn commitments, and backstop liquidity and credit enhancement facilities.

Loans Past Due But Not Impaired(1)

As at October 31				2022				2021
	Residential			Business and	Residential			Business and
	mortgage	Personal	Credit card	government(2)	mortgage	Personal	Credit card	government(2)
Past due but not impaired
31 to 60 days	106	105	23	23	48	71	20	24
61 to 90 days	38	30	11	9	18	21	9	13
Over 90 days(3)	−	−	22	−	−	−	21	−
	144	135	56	32	66	92	50	37

(1)	Loans less than 31 days past due are not presented as they are not considered past due from an administrative standpoint.
(2)	Includes customers’ liability under acceptances.
(3)	All loans more than 90 days past due, except for credit card receivables, are considered impaired (Stage 3).

National Bank of Canada 2022 Annual Report	175

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

Impaired Loans

As at October 31			2022			2021
	Gross	Allowances for credit losses	Net	Gross	Allowances for credit losses	Net
Loans – Stage 3
Residential mortgage	260	61	199	139	29	110
Personal	166	75	91	116	63	53
Credit card(1)	−	−	−	−	−	−
Business and government(2)	386	197	189	407	287	120
	812	333	479	662	379	283
Loans – POCI	459	(92)	551	464	(89)	553
	1,271	241	1,030	1,126	290	836

(1)	Credit card receivables are considered impaired, at the latest, when payment is 180 days past due, and they are written off at that time.
(2)	Includes customers’ liability under acceptances.

Maximum Exposure to Credit Risk of Impaired Loans

The following table presents the maximum exposure to credit risk of impaired loans, the percentage of exposure covered by guarantees, and the main types of collateral and guarantees held for each loan category.

As at October 31		2022		2021
	Gross impaired loans	Percentage covered by guarantees(1)	Gross impaired loans	Percentage covered by guarantees(1)	Types of collateral and guarantees
Loans – Stage 3
Residential mortgage	260	100%	139	100%	Residential buildings Buildings, land and automobiles
Personal	166	56%	116	47%	Buildings, land, equipment,
Business and government(2)	386	59%	407	62%	government and bank guarantees
Loans – POCI	459	52%	464	36%	Buildings and automobiles

(1)	For gross impaired loans, the ratio is calculated on a weighted average basis using the estimated value of the collateral and guarantees held for each loan category presented. The value of the collateral and guarantees held for a specific loan may exceed the balance of the loan; when this is the case, the ratio is capped at 100%.
(2)	Includes customers’ liability under acceptances.

National Bank of Canada 2022 Annual Report	176

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Allowances for Credit Losses

The following tables present a reconciliation of the allowances for credit losses by Consolidated Balance Sheet item and by type of off-balance-sheet commitment.

	Year ended October 31, 2022
	Allowances for credit losses as at October 31, 2021	Provisions for credit losses	Write-offs(1)	Disposals	Recoveries and other	Allowances for credit losses as at October 31, 2022
Balance sheet
Cash and deposits with financial institutions(2)(3)	5	−	−	−	−	5
Securities(3)
At fair value through other comprehensive income(4)	1	1	−	−	−	2
At amortized cost(2)	3	4	−	−	−	7
Securities purchased under reverse repurchase
agreements and securities borrowed(2)(3)	−	−	−	−	−	−
Loans(5)
Residential mortgage	71	46	(3)	−	4	118
Personal	202	69	(52)	−	20	239
Credit card	122	49	(62)	−	17	126
Business and government	515	10	(116)	−	9	418
Customers’ liability under acceptances	88	(34)	−	−	−	54
	998	140	(233)	−	50	955
Other assets(2)(3)	−	−	−	−	−	−
Off-balance-sheet commitments(6)
Letters of guarantee and documentary letters of credit	13	−	−	−	−	13
Undrawn commitments	143	−	−	−	−	143
Backstop liquidity and credit enhancement facilities	6	−	−	−	−	6
	162	−	−	−	−	162
	1,169	145	(233)	−	50	1,131

Year ended October 31, 2021

	Allowances for credit losses as at October 31, 2020	Provisions for credit losses	Write-offs(1)	Disposals	Recoveries and other	Allowances for credit losses as at October 31, 2021
Balance sheet
Cash and deposits with financial institutions(2)(3)	5	−	−	−	−	5
Securities(3)
At fair value through other comprehensive income(4)	3	(2)	−	−	−	1
At amortized cost(2)	1	2	−	−	−	3
Securities purchased under reverse repurchase
agreements and securities borrowed(2)(3)	−	−	−	−	−	−
Loans(5)
Residential mortgage	65	12	(6)	−	−	71
Personal	298	(29)	(69)	(14)	16	202
Credit card	169	(5)	(59)	−	17	122
Business and government	533	43	(58)	−	(3)	515
Customers' liability under acceptances	93	(5)	−	(14)	−	88
	1,158	16	(192)	−	30	998
Other assets(2)(3)	−	−	−	−	−	−
Off-balance-sheet commitments(6)
Letters of guarantee and documentary letters of credit	15	(2)	−	−	−	13
Undrawn commitments	157	(14)	−	−	−	143
Backstop liquidity and credit enhancement facilities	4	2	−	−	−	6
	176	(14)	−	−	−	162
	1,343	2	(192)	(14)	30	1,169

(1)	The contractual amount outstanding on financial assets that were written off during the year ended October 31, 2022 and that are still subject to enforcement activity was $91 million ($105 million for the year ended October 31, 2021).
(2)	These financial assets are presented net of the allowances for credit losses on the Consolidated Balance Sheet.
(3)	As at October 31, 2022 and 2021, these financial assets were mainly classified in Stage 1 and their credit quality fell mostly within the Excellent category.
(4)	The allowances for credit losses are reported in the Accumulated other comprehensive income item of the Consolidated Balance Sheet.
(5)	The allowances for credit losses are reported in the Allowances for credit losses item of the Consolidated Balance Sheet.
(6)	The allowances for credit losses are reported in the Other liabilities item of the Consolidated Balance Sheet.

National Bank of Canada 2022 Annual Report	177

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

The following tables present the reconciliation of allowances for credit losses for each loan category at amortized cost according to ECL impairment stage.

Year ended October 31					2022					2021
	Allowances for		Allowances for			Allowances for		Allowances for
	credit losses on		credit losses on			credit losses on		credit losses on
	non-impaired loans		impaired loans			non-impaired loans		impaired loans
	Stage 1	Stage 2	Stage 3	POCI(1)	Total	Stage 1	Stage 2	Stage 3	POCI(1)	Total
Residential mortgage	Stage 1	Stage 2	Stage 3	POCI(1)	Total	Stage 1	Stage 2	Stage 3	POCI(1)	Total
Balance at beginning	50	52	29	(60)	71	63	23	35	(56)	65
Originations or purchases	19	−	–	−	19	12	−	–	−	12
Transfers(2):
to Stage 1	19	(17)	(2)	−	–	18	(13)	(5)	−	−
to Stage 2	(10)	13	(3)	−	–	(4)	5	(1)	−	−
to Stage 3	(1)	(7)	8	−	–	−	(1)	1	−	−
Net remeasurement of loss allowances(3)	(24)	39	29	(9)	35	(33)	39	6	(7)	5
Derecognitions(4)	(3)	(3)	(3)	−	(9)	(3)	(1)	(1)	−	(5)
Changes to models	−	1	–	−	1	−	−	–	−	−
Provisions for credit losses	−	26	29	(9)	46	(10)	29	–	(7)	12
Write-offs	−	−	(3)	−	(3)	−	−	(6)	−	(6)
Disposals	−	−	–	−	–	−	−	–	−	−
Recoveries	−	−	3	−	3	−	−	2	−	2
Foreign exchange movements and other	3	2	3	(7)	1	(3)	−	(2)	3	(2)
Balance at end	53	80	61	(76)	118	50	52	29	(60)	71
Includes:
Amounts drawn	53	80	61	(76)	118	50	52	29	(60)	71
Undrawn commitments(5)	−	−	−	−	−	–	−	−	−	−
Personal Balance at beginning	73	103	63	(29)	210	89	148	76	(10)	303
Originations or purchases	45	−	–	−	45	41	−	–	−	41
Transfers(2):
to Stage 1	61	(56)	(5)	−	–	73	(66)	(7)	−	−
to Stage 2	(21)	23	(2)	−	–	(12)	14	(2)	−	−
to Stage 3	−	(31)	31	−	–	−	(27)	27	−	−
Net remeasurement of loss allowances(3)	(72)	85	28	15	56	(96)	58	19	(19)	(38)
Derecognitions(4)	(9)	(15)	(5)	−	(29)	(12)	(15)	(2)	−	(29)
Changes to models	(10)	6	–	−	(4)	−	−	–	−	−
Provisions for credit losses	(6)	12	47	15	68	(6)	(36)	35	(19)	(26)
Write-offs	−	−	(52)	−	(52)	−	−	(69)	−	(69)
Disposals	−	−	–	−	–	(8)	(6)	–	−	(14)
Recoveries	−	−	17	−	17	−	−	21	−	21
Foreign exchange movements and other	3	2	–	(2)	3	(2)	(3)	–	−	(5)
Balance at end	70	117	75	(16)	246	73	103	63	(29)	210
Includes:
Amounts drawn	67	113	75	(16)	239	70	98	63	(29)	202
Undrawn commitments(5)	3	4	−	−	7	3	5	−	−	8

(1)	The total amount of undiscounted initially expected credit losses on the POCI loans acquired during the year ended October 31, 2022 was $15 million ($11 million for the year ended October 31, 2021). The expected credit losses reflected in the purchase price have been discounted.
(2)	Represent stage transfers deemed to have taken place at the beginning of the quarter in which the transfer occurred.
(3)	Includes the net remeasurement of loss allowances (after transfers) attributable mainly to changes in volumes and in the credit quality of existing loans as well as to changes in risk parameters.
(4)	Represent reversals to loss allowances arising from full loan repayments (excluding write-offs and disposals).
(5)	The allowances for credit losses on undrawn commitments are reported in the Other liabilities item of the Consolidated Balance Sheet.

National Bank of Canada 2022 Annual Report	178

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Year ended October 31					2022					2021
	Allowances for		Allowances for			Allowances for		Allowances for
	credit losses on		credit losses on			credit losses on		credit losses on
	non-impaired loans		impaired loans			non-impaired loans		impaired loans
	Stage 1	Stage 2	Stage 3	POCI(1)	Total	Stage 1	Stage 2	Stage 3	POCI(1)	Total
Residential mortgage	Stage 1	Stage 2	Stage 3	POCI(1)	Total	Stage 1	Stage 2	Stage 3	POCI(1)	Total
Credit card
Balance at beginning	57	101	−	−	158	68	137	−	−	205
Originations or purchases	12	−	−	−	12	10	−	−	−	10
Transfers(2):
to Stage 1	84	(84)	−	−	−	100	(100)	−	−	−
to Stage 2	(16)	16	−	−	−	(15)	15	−	−	−
to Stage 3	(1)	(23)	24	−	−	(1)	(29)	30	−	−
Net remeasurement of loss allowances(3)	(80)	104	21	−	45	(100)	84	12	−	(4)
Derecognitions(4)	(2)	(1)	−	−	(3)	(2)	(2)	−	−	(4)
Changes to models	(1)	(1)	−	−	(2)	(3)	(4)	−	−	(7)
Provisions for credit losses	(4)	11	45	−	52	(11)	(36)	42	−	(5)
Write-offs	−	−	(62)	−	(62)	−	−	(59)	−	(59)
Disposals	−	−	−	−	−	−	−	−	−	−
Recoveries	−	−	17	−	17	−	−	17	−	17
Foreign exchange movements and other	−	−	−	−	−	−	−	−	−	−
Balance at end	53	112	−	−	165	57	101	−	−	158
Includes:
Amounts drawn	31	95	−	−	126	33	89	−	−	122
Undrawn commitments(5)	22	17	−	−	39	24	12	−	−	36
Business and government(6)
Balance at beginning	177	238	287	−	702	214	287	241	−	742
Originations or purchases	82	−	−	−	82	116	−	−	−	116
Transfers(2):
to Stage 1	67	(65)	(2)	−	−	60	(58)	(2)	−	−
to Stage 2	(27)	31	(4)	−	−	(43)	48	(5)	−	−
to Stage 3	−	(3)	3	−	−	−	(21)	21	−	−
Net remeasurement of loss allowances(3)	(93)	21	24	−	(48)	(131)	24	98	−	(9)
Derecognitions(4)	(29)	(27)	(4)	−	(60)	(38)	(42)	(6)	−	(86)
Changes to models	−	−	−	−	−	−	−	−	−	−
Provisions for credit losses	−	(43)	17	−	(26)	(36)	(49)	106	−	21
Write-offs	−	−	(116)	−	(116)	−	−	(58)	−	(58)
Disposals	−	−	−	−	−	−	−	−	−	−
Recoveries	−	−	3	−	3	−	−	4	−	4
Foreign exchange movements and other	−	−	6	−	6	(1)	−	(6)	−	(7)
Balance at end	177	195	197	−	569	177	238	287	−	702
Includes:
Amounts drawn	115	160	197	−	472	111	205	287	−	603
Undrawn commitments(5)	62	35	−	−	97	66	33	−	−	99
Total allowances for credit losses at end(7)	353	504	333	(92)	1,098	357	494	379	(89)	1,141
Includes:
Amounts drawn	266	448	333	(92)	955	264	444	379	(89)	998
Undrawn commitments(5)	87	56	−	−	143	93	50	−	−	143

(1)	The total amount of undiscounted initially expected credit losses on the POCI loans acquired during the year ended October 31, 2022 was $15 million ($11 million for the year ended October 31, 2021). The expected credit losses reflected in the purchase price have been discounted.
(2)	Represent stage transfers deemed to have taken place at the beginning of the quarter in which the transfer occurred.
(3)	Includes the net remeasurement of loss allowances (after transfers) attributable mainly to changes in volumes and in the credit quality of existing loans as well as to changes in risk parameters.
(4)	Represent reversals to loss allowances arising from full loan repayments (excluding write-offs and disposals).
(5)	The allowances for credit losses on undrawn commitments are reported in the Other liabilities item of the Consolidated Balance Sheet.
(6)	Includes customers’ liability under acceptances.
(7)	Excludes allowances for credit losses on other financial assets at amortized cost and on off-balance-sheet commitments other than undrawn commitments.

National Bank of Canada 2022 Annual Report	179

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

Distribution of Gross and Impaired Loans by Borrower Category Under the Basel Asset Classes

					2022					2021
			As at October 31	Year ended October 31				As at October 31	Year ended October 31
			Allowances					Allowances
			for credit losses	Provisions				for credit losses	Provisions
	Gross	Impaired	on impaired	for credit		Gross	Impaired	on impaired	for credit
	loans(1)	loans(1)	loans(1)(2)	losses	Write-offs	loans(1)	loans(1)	loans(1)(2)	losses	Write-offs
Retail
Residential mortgage(3)	95,575	299	64	31	4	89,035	153	31	(2)	6
Qualifying revolving retail(4)	3,801	16	12	54	72	3,589	12	10	48	77
Other retail(5)	14,899	102	58	36	41	12,949	67	49	32	51
	114,275	417	134	121	117	105,573	232	90	78	134
Non-retail
Agriculture	8,109	31	2	(1)	−	7,357	30	4	(5)	1
Oil and gas(6)	1,435	6	6	(19)	26	1,807	55	49	3	9
Mining	1,049	11	4	4	−	529	−	−	−	−
Utilities(6)	9,682	35	35	(2)	59	7,687	102	93	73	−
Non-real-estate construction(7)	1,935	38	32	5	−	1,541	37	27	11	−
Manufacturing(6)	7,374	21	10	(4)	14	5,720	40	25	3	2
Wholesale	3,241	35	26	2	−	2,598	29	23	10	3
Retail	3,494	30	19	2	−	2,978	27	18	2	1
Transportation	2,209	8	7	−	−	1,811	8	7	−	−
Communications	1,830	11	10	2	−	1,441	19	8	2	10
Financial services(6)	10,777	5	3	−	−	8,870	7	2	1	−
Real estate services and
real estate construction(8)	22,382	26	6	1	12	18,195	36	16	1	2
Professional services	2,338	9	4	−	1	1,872	8	4	−	5
Education and health care	3,412	108	25	25	2	4,073	5	3	5	4
Other services	6,247	20	9	2	2	5,875	26	9	(1)	21
Government	1,661	−	−	−	−	1,159	−	−	−	−
Other(6)	5,790	1	1	−	−	4,137	1	1	−	−
	92,965	395	199	17	116	77,650	430	289	105	58
Excluding POCI loans	207,240	812	333	138	233	183,223	662	379	183	192
POCI	459	459	(92)	6		464	464	(89)	(26)
	207,699	1,271	241	144	233	183,687	1,126	290	157	192
Stages 1 and 2(9)				1					(155)
				145	233				2	192

(1)	Includes customers’ liability under acceptances.
(2)	Allowances for credit losses on drawn amounts.
(3)	Includes residential mortgages on one-to-four-unit dwellings (Basel definition) and home equity lines of credit.
(4)	Includes lines of credit and credit card receivables.
(5)	Includes consumer loans and other retail loans but excludes SME loans.
(6)	In fiscal 2022, the presentation was changed to better align borrower categories with their definitions. Comparative figures have been reclassified.
(7)	Includes civil engineering loans, public-private partnership loans, and project finance loans.
(8)	Includes residential mortgages on dwellings of five or more units and SME loans.
(9)	Includes provisions for credit losses on other financial assets at amortized cost and on off-balance-sheet commitments.

National Bank of Canada 2022 Annual Report	180

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Main Macroeconomic Factors

The following tables show the main macroeconomic factors used to estimate the allowances for credit losses on loans. For each scenario, namely, the base scenario, upside scenario, and downside scenario, the average values of the macroeconomic factors over the next 12 months (used for Stage 1 credit loss calculations) and over the remaining forecast period (used for Stage 2 credit loss calculations) are presented.

	As at October 31, 2022
	Base scenario		Upside scenario		Downside scenario
	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period
Macroeconomic factors(1)
GDP growth(2)	0.6%	1.7%	1.1%	1.6%	(5.2)%	2.9%
Unemployment rate	6.0%	6.1%	5.4%	5.4%	7.4%	6.4%
Housing price index growth(2)	(11.2)%	0.7%	–%	0.2%	(13.9)%	0.3%
BBB spread(3)	2.4%	2.1%	2.0%	1.9%	3.4%	2.6%
S&P/TSX growth(2)(4)	(4.3)%	2.4%	5.1%	2.6%	(25.6)%	5.5%
WTI oil price(5) (US$ per barrel)	78	77	102	97	44	51

	As at October 31, 2021
	Base scenario		Upside scenario		Downside scenario
	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period	Next 12 months	Remaining forecast period
Macroeconomic factors(1)
GDP growth(2)	4.2%	1.6%	4.7%	1.9%	(5.5)%	3.7%
Unemployment rate	6.6%	6.3%	6.3%	5.6%	9.5%	7.8%
Housing price index growth(2)	2.0%	0.2%	4.0%	1.9%	(11.5)%	1.2%
BBB spread(3)	1.7%	1.9%	1.6%	1.7%	3.1%	2.2%
S&P/TSX growth(2)(4)	4.8%	2.1%	8.6%	3.1%	(25.6)%	5.5%
WTI oil price(5) (US$ per barrel)	70	65	77	77	35	34

(1)	All macroeconomic factors are based on the Canadian economy unless otherwise indicated.
(2)	Growth rate is annualized.
(3)	Yield on corporate BBB bonds less yield on Canadian federal government bonds with a 10-year maturity.
(4)	Main stock index in Canada.
(5)	The West Texas Intermediate (WTI) index is commonly used as a benchmark for the price of oil.

The main macroeconomic factors used for the personal credit portfolio are unemployment rate and growth in the housing price index, based on the economy of Canada or Quebec. The main macroeconomic factors used for the business and government credit portfolio are unemployment rate, spread on corporate BBB bonds, S&P/TSX growth, and WTI oil price.

An increase in unemployment rate or BBB spread will generally lead to higher allowances for credit losses, whereas an increase in the other macroeconomic factors (GDP, S&P/TSX, housing price index, and WTI oil price) will generally lead to lower allowances for credit losses.

National Bank of Canada 2022 Annual Report	181

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 7 – Loans and Allowances for Credit Losses (cont.)

During the year ended October 31, 2022, the macroeconomic outlook generally deteriorated.

In the base scenario, the global economy faces a cycle of synchronized monetary tightening designed to curb inflation in a still uncertain geopolitical environment. The Canadian economy is relatively well positioned thanks to a resource sector that is benefitting from higher commodity prices. However, as is the case in other countries, higher interest rates slow the economy. The labour market already shows signs of cooling, and lower hiring intentions do not point to a short-term turnaround. In the housing resale market, a noticeable downtrend persists and home prices continue to decline. In such a scenario, inflation decelerates significantly, enabling the central bank to cease raising its policy rate. All in all, a significant economic slowdown occurs in the coming quarters, as consumers simultaneously deal with a loss in purchasing power, a negative wealth effect, and interest payment shock. After 12 months, the unemployment rate rises a full percentage point to 6.2%. Housing prices slide 11.2% year over year, the S&P/TSX is at 18,500 points after one year, and the price of oil hovers around US$77.

In the upside scenario, the economy surprises slightly in a positive direction owing to a resilient labour market. Governments continue to support the Canadian and U.S. economies. Consumer spending also surprises to the upside given the excess savings accumulated since the start of the pandemic. While the economy remains solid, the central bank does not need to significantly tighten monetary policy as inflation stabilizes given a normalization of supply chains and easing geopolitical tensions. After one year, the unemployment rate is more favourable than that of the base scenario (seven-tenths lower).

Housing prices remain unchanged, the S&P/TSX is at 20,300 points after one year, and the price of oil hovers around US$102.

In the downside scenario, supply chain issues persist and the geopolitical landscape remains highly uncertain. The global economy stagnates with several countries seeing a drop in economic activity. In addition, central banks underestimated the impact of rising interest rates in a context of persistent supply shock. Given budgetary constraints, governments have a limited capacity to support households and businesses. After 12 months, the economic contraction pushes the unemployment rate to 8.2%. Housing prices decrease considerably, the S&P/TSX slides to 14,380 points after one year, and the price of oil falls to US$36.

Given uncertainty surrounding the key inputs used to measure credit losses, the Bank has applied expert credit judgment to adjust the modelled ECL results.

Sensitivity Analysis of Allowances for Credit Losses on Non-Impaired Loans

Scenarios

The following table shows a comparison of the Bank's allowances for credit losses on non-impaired loans (Stages 1 and 2) as at October 31, 2022 based on the probability weightings of three scenarios with allowances for credit losses resulting from simulations of each scenario weighted at 100%.

Allowances for credit losses on non-impaired loans
Balance as at October 31, 2022	857
Simulations
100% upside scenario	603
100% base scenario	693
100% downside scenario	1,123

Migration

The following table shows a comparison of the Bank's allowances for credit losses on non-impaired loans (Stages 1 and 2) as at October 31, 2022 with the estimated allowances for credit losses that would result if all these non-impaired loans were in Stage 1.

Allowances for credit losses on non-impaired loans
Balance as at October 31, 2022	857
Simulations Non-impaired loans if they were all in Stage 1	664

National Bank of Canada 2022 Annual Report	182

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 8 – Financial Assets Transferred But Not Derecognized

In the normal course of its business, the Bank enters into transactions in which it transfers financial assets such as securities or loans directly to third parties, in particular structured entities. According to the terms of some of those transactions, the Bank retains substantially all of the risks and rewards related to those financial assets. The risks include credit risk, interest rate risk, foreign exchange risk, prepayment risk, and other price risks, whereas the rewards include the income streams associated with the financial assets. As such, those financial assets are not derecognized and the transactions are treated as collateralized or secured borrowings. The nature of those transactions is described below.

Securities Sold Under Repurchase Agreements and Securities Loaned

When securities are sold under repurchase agreements and securities loaned under securities lending agreements, the Bank transfers financial assets to third parties in accordance with the standard terms for such transactions. These third parties may have an unlimited right to resell or repledge the financial assets received. If cash collateral is received, the Bank records the cash along with an obligation to return the cash, which is included in Obligations related to securities sold under repurchase agreements and securities loaned on the Consolidated Balance Sheet. Where securities are received as collateral, the Bank does not record the collateral on the Consolidated Balance Sheet.

Financial Assets Transferred to Structured Entities

Under the Canada Mortgage Bond (CMB) program, the Bank sells securities backed by insured residential mortgages and other securities to Canada Housing Trust (CHT), which finances the purchase through the issuance of insured mortgage bonds. Third-party CMB investors have legal recourse only to the transferred assets. The cash received for these transferred assets is treated as a secured borrowing, and a corresponding liability is recorded in Liabilities related to transferred receivables on the Consolidated Balance Sheet.

The following table provides additional information about the nature of the transferred financial assets that do not qualify for derecognition and the associated liabilities.

As at October 31	2022	2021

Carrying value of financial assets transferred but not derecognized
Securities(1)	76,551	68,296
Residential mortgages	24,102	22,413
	100,653	90,709
Carrying value of associated liabilities(2)
	56,555	40,779
Fair value of financial assets transferred but not derecognized
Securities(1)	76,551	68,296
Residential mortgages	22,954	22,249
	99,505	90,545

Fair value of associated liabilities(2)	55,767	40,731

(1)	The amount related to the securities loaned is the maximum amount of Bank securities that can be lent. For obligations related to securities sold under repurchase agreements, the amount includes the Bank’s own financial assets as well as those of third parties and excludes covered bonds issued by the Bank.
(2)	Associated liabilities include liabilities related to transferred receivables and obligations related to securities sold under repurchase agreements before the offsetting impact of $3,606 million as at October 31, 2022 ($3,367 million as at October 31, 2021) excluding repurchase agreements guaranteed by covered bonds issued by the Bank. Liabilities related to securities loaned are not included, as the Bank can lend its own financial assets and those of third parties. The carrying value and fair value of liabilities related to securities loaned stood at $8,843 million before the offsetting impact of $2,043 million as at October 31, 2022 ($7,993 million before the offsetting impact of $4,333 million as at October 31, 2021).

The following table specifies the nature of the transactions related to financial assets transferred but not derecognized.

As at October 31	2022	2021
Carrying value of financial assets transferred but not derecognized
Securities backed by insured residential mortgages and other securities sold to CHT	25,468	24,034
Securities sold under repurchase agreements	33,880	17,553
Securities loaned	41,305	49,122
	100,653	90,709

National Bank of Canada 2022 Annual Report	183

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 9 – Investments in Associates and Joint Ventures

As at October 31		2022	2021
	Business	Carrying	Carrying
	segment	value	value
Listed associate
TMX Group Limited(1)	Other	96	184
Unlisted associates		44	41
		140	225

(1)	The Bank exercises significant influence over TMX Group Limited (TMX) mainly through its equity interest, debt financing, and presence on TMX’s board of directors. As at October 31, 2022, the Bank’s ownership interest in TMX was 2.5% (5.2% as at October 31, 2021), and the fair value of this investment based on quoted prices in active markets was $178 million ($390 million as at October 31, 2021).

As at October 31, 2022 and 2021, there were no significant restrictions limiting the ability of associates to transfer funds to the Bank in the form of dividends or to repay any loans or advances. Furthermore, the Bank has not made any specific commitment or contracted any contingent liability with respect to associates.

TMX Group Limited

TMX is a Canadian corporation that directly or indirectly controls a number of entities that operate stock exchanges and clearing houses and provide clearing and settlement services. During the year ended October 31, 2022, TMX paid $7 million in dividends to the Bank ($12 million for the year ended October 31, 2021). The following table provides summarized financial information on TMX.

As at October 31 or for the year ended October 31(1)	2022	2021
Balance sheet
Current assets	56,811	36,077
Non-current assets	5,671	5,387
Current liabilities	56,382	35,817
Non-current liabilities	1,992	1,971

Income statement
Total revenues	1,095	948
Net income	559	322
Other comprehensive income	(49)	(1)
Comprehensive income	510	321

(1)	The balance sheet amounts are the balances reported in the unaudited financial statements as at September 30, 2022 and 2021, i.e., the most recent available, and the income statement amounts are based on the cumulative balances for the 12-month periods ended September 30, 2022 and 2021.

The table below provides summarized financial information related to the Bank’s proportionate share in all unlisted associates that are not individually significant.

Year ended October 31(1)	2022	2021
Net income	5	1
Other comprehensive income	−	−
Comprehensive income	5	1

(1)	The amounts are based on the cumulative balances for the 12-month periods ended September 30, 2022 and 2021.

National Bank of Canada 2022 Annual Report	184

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 10 – Premises and Equipment

								Right-of-use
				Owned assets held				assets	Total

	Land	Head office building under construction(1)	Buildings	Computer equipment	Equipment and furniture	Leasehold improvements	Total	Real estate
Cost
As at October 31, 2020	71	120	71	340	112	331	1,045	698	1,743
Additions and modifications	-	128	6	44	13	32	223	48	271
Disposals	-	-	(3)	(3)	(2)	(4)	(12)		(12)
Impairment losses	-	-	-	-	-	-	-	(5)	(5)
Fully depreciated assets			(6)	(124)	(10)	(18)	(158)	(3)	(161)
Impact of foreign currency translation	-	-	-	(2)	(3)	(3)	(8)	(6)	(14)
As at October 31, 2021	71	248	68	255	110	338	1,090	732	1,822
Additions and modifications	3	183	2	53	14	46	301	69	370
Disposals	-	-	(7)	-	(3)	(2)	(12)		(12)
Fully depreciated assets			(7)	(38)	(7)	(10)	(62)	(8)	(70)
Impact of foreign currency translation	-	-	-	6	3	5	14	12	26
As at October 31, 2022	74	431	56	276	117	377	1,331	805	2,136
Accumulated amortization
As at October 31, 2020			54	230	56	149	489	99	588
Depreciation for the year			2	48	12	30	92	103	195
Disposals			(3)	(3)	(2)	(4)	(12)		(12)
Impairment losses			-	-	-	-	-	(1)	(1)
Fully depreciated assets			(6)	(124)	(10)	(18)	(158)	(3)	(161)
Impact of foreign currency translation			-	(1)	(1)	(1)	(3)	-	(3)
As at October 31, 2021			47	150	55	156	408	198	606
Depreciation for the year			2	48	15	32	97	105	202
Disposals			(4)	-	(3)	(2)	(9)		(9)
Fully depreciated assets			(7)	(38)	(7)	(10)	(62)	(8)	(70)
Impact of foreign currency translation			-	2	1	3	6	4	10
As at October 31, 2022			38	162	61	179	440	299	739

Carrying value as at October 31, 2021	71	248	21	105	55	182	682	534	1,216
Carrying value as at October 31, 2022	74	431	18	114	56	198	891	506	1,397

(1)	As at October 31, 2022, contractual commitments related to the head office building under construction stood at $197 million, covering a period up to 2023.

Assets Leased Under Operating Leases

The Bank is a lessor under operating lease agreements for certain buildings. These leases have terms varying from one year to five years and do not contain any bargain purchase options or contingent rent.

The following table breaks down the future minimum payments receivable under these operating leases. These amounts include sublease revenues of$6 million related to real estate right-of-use assets.

As at October 31, 2022
1 year or less	2
Over 1 year to 2 years	2
Over 2 years to 3 years	1
Over 3 years to 4 years	1
Over 4 years to 5 years	1
Over 5 years	−
7

National Bank of Canada 2022 Annual Report	185

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 10 – Premises and Equipment (cont.)

Leases Recognized in the Consolidated Statement of Income

As at October 31, 2022
Interest expense	16
Expense for leases of low-value assets(1)	9
Expense relating to variable lease payments	94
Income from leasing and subleasing(2)	4

(1)	The expense relates to lease payments for low-value assets that are part of the exemptions permitted by the practical expedients of IFRS 16.
(2)	This amount includes variable lease payments of $2 million.

For the year ended October 31, 2022, the cash outflows for leases amounted to $218 million (2021: $214 million).

Note 11 – Goodwill and Intangible Assets

Goodwill

The following table presents changes in the carrying amounts of goodwill by cash-generating unit (CGU) and by business segment for the years ended October 31, 2022 and 2021.

	Personal and Commercial(1)	Wealth Management				Financial Markets(1)	USSF&I			Other	Total
		Third-Party Solutions(1)	Securities Brokerage(1)	Managed Solutions(1)	Total		Credigy Ltd.(1)	Advanced Bank of Asia Limited(1)	Total	Flinks Technology Inc.(1)
Balance as at October 31, 2020	54	256	434	269	959	235	33	133	166	-	1,414
Acquisition of Flinks(2)										101	101
Impact of foreign currency translation	-	-	-	-	-	-	(2)	(9)	(11)	-	(11)
Balance as at October 31, 2021	54	256	434	269	959	235	31	124	155	101	1,504
Impact of foreign currency translation	-	-	-	-	-	-	3	12	15	-	15
Balance as at October 31, 2022	54	256	434	269	959	235	34	136	170	101	1,519

(1)	Constitutes a CGU.
(2)	On September 8, 2021, the Bank finalized the acquisition of Flinks. For additional information, see Note 31 to these consolidated financial statements.

Goodwill Impairment Testing and Significant Assumptions

For impairment testing purposes, goodwill resulting from a business combination must be allocated, as of the acquisition date, to a CGU or group of CGUs expected to benefit from the synergies of the business combination. Goodwill is tested for impairment annually or more frequently if events or circumstances indicate that the recoverable value of the CGU or group of CGUs may have fallen below its carrying amount.

Goodwill was tested for impairment during the years ended October 31, 2022 and 2021, and no impairment loss was recognized.

The recoverable value of a CGU or group of CGUs is based on the value in use that is calculated based on discounted pre-tax cash flows. Future pre-tax cash flows are estimated based on a five-year period, which is the reference period used for the most recent financial forecasts approved by management. Cash flows beyond that period are extrapolated using a long-term growth rate.

The discount rate used for each CGU or group of CGUs is calculated using the cost of debt financing and the cost related to the Bank’s equity. This rate corresponds to the Bank’s weighted average cost of capital and reflects the risk specific to the CGU. The long-term growth rate used in calculating discounted cash flow estimates is based on the forecasted growth rate plus a risk premium. The rate is constant over the entire five-year period for which the cash flows were determined. Growth rates are determined, among other factors, based on past growth rates, economic trends, inflation, competition and the impact of the Bank’s strategic initiatives. As at October 31, 2022, for each CGU or CGU group, the discount rate used was 12.9% (13.2% as at October 31, 2021), and the long-term growth rate varied between 2% and 5%, depending on the CGU, as at October 31, 2022 and 2021.

National Bank of Canada 2022 Annual Report	186

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Estimating a CGU’s value in use requires significant judgment regarding the inputs used in applying the discounted cash flow method. The Bank conducts sensitivity analyses by varying the after-tax discount rate upward by 1% and the terminal growth rates downward by 1%. Such sensitivity analyses demonstrate that a reasonable change in assumptions would not result in a CGU’s carrying value exceeding its value in use.

Intangible Assets

		Indefinite useful life					Finite useful life	Total
				Internally-		Other
	Management			generated	Other	intangible
	contracts(1)	Trademark	Total	software(2)	software	assets	Total
Cost
As at October 31, 2020	161	11	172	1,922	169	69	2,160	2,332
Impact of an accounting policy change as at November 1, 2020(3)				(192)			(192)	(192)
Acquisitions	-	-	-	354	20	-	374	374
Impact of an accounting policy change for the fiscal year(3)				(75)			(75)	(75)
Impairment losses(4)	(1)	(2)	(3)	(9)	-	-	(9)	(12)
Fully amortized intangible assets				(92)	(69)	(5)	(166)	(166)
As at October 31, 2021	160	9	169	1,908	120	64	2,092	2,261
Acquisitions	-	-	-	346	28	-	374	374
Impairment losses(4)	(1)	(1)	(2)	(7)	-	(2)	(9)	(11)
Fully amortized intangible assets				(138)	(21)	(2)	(161)	(161)
Impact of foreign currency translation	-	-	-	-	1	-	1	1
As at October 31, 2022	159	8	167	2,109	128	60	2,297	2,464
Accumulated amortization
As at October 31, 2020				724	125	49	898	898
Impact of an accounting policy change as at November 1, 2020(3)				(6)			(6)	(6)
Amortization for the fiscal year				260	19	7	286	286
Impact of an accounting policy change for the fiscal year(3)				(25)			(25)	(25)
Fully amortized intangible assets				(92)	(69)	(5)	(166)	(166)
As at October 31, 2021				861	75	51	987	987
Amortization for the fiscal year				253	20	6	279	279
Impairment losses(4)				(2)	-	(1)	(3)	(3)
Fully amortized intangible assets				(138)	(21)	(2)	(161)	(161)
Impact of foreign currency translation				-	2	-	2	2
As at October 31, 2022				974	76	54	1,104	1,104

Carrying value as at October 31, 2021	160	9	169	1,047	45	13	1,105	1,274
Carrying value as at October 31, 2022	159	8	167	1,135	52	6	1,193	1,360

(1)	For annual impairment testing purposes, management contracts are allocated to the Managed Solutions CGU.
(2)	The remaining amortization period for significant internally-generated software is four years.
(3)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these consolidated financial statements.
(4)	During the year ended October 31, 2022, the Bank recorded $2 million in impairment losses resulting from the impairment test carried out on indefinite-life intangible assets ($3 million during the year ended October 31, 2021) as well as an amount of $5 million related to internally-generated software for which the Bank has decided to cease its use or development ($9 million during the year ended October 31, 2021). These impairment losses were recognized in the Non-interest expenses – Technology item of the Consolidated Statement of Income and reported in the Other heading of segment results.

National Bank of Canada 2022 Annual Report	187

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 12 – Other Assets

As at October 31	2022	2021	(1)

Receivables, prepaid expenses and other items	2,591	1,228
Interest and dividends receivable	1,057	696
Due from clients, dealers and brokers	842	988
Defined benefit asset (Note 23)	498	691
Deferred tax assets (Notes 1 and 24)	389	416
Current tax assets	471	445
Reinsurance assets	6	28
Insurance assets	104	38
	5,958	4,530

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these consolidated financial statements.

Note 13 – Deposits

As at October 31	2022				2021
	On demand(1)	After notice(2)	Fixed term(3)	Total	Total

Personal	5,539	36,576	36,696	78,811	70,076
Business and government	60,579	32,061	91,590	184,230	167,870
Deposit-taking institutions	1,557	199	1,597	3,353	2,992
	67,675	68,836	129,883	266,394	240,938

(1)	Demand deposits are deposits for which the Bank does not have the right to require notice of withdrawal and consist essentially of deposits in chequing accounts.
(2)	Notice deposits are deposits for which the Bank may legally require a notice of withdrawal and consist mainly of deposits in savings accounts.
(3)	Fixed-term deposits are deposits that can be withdrawn by the holder on a specified date and include term deposits, guaranteed investment certificates, savings accounts and plans, covered bonds, and other similar instruments.

The Deposits – Business and government item includes, among other items, covered bonds, as described below, and a $13.9 billion amount of deposits as at October 31, 2022 ($11.9 billion as at October 31, 2021) that are subject to the bank bail-in conversion regulations issued by the Government of Canada. These regulations provide certain powers to the Canada Deposit Insurance Corporation (CDIC), notably the power to convert certain eligible Bank shares and liabilities into common shares should the Bank become non-viable.

Covered Bonds

NBC Covered Bond Guarantor (Legislative) Limited Partnership

In December 2013, the Bank established the covered bond legislative program under which covered bonds are issued. It therefore created NBC Covered Bond Guarantor (Legislative) Limited Partnership (the Guarantor) to guarantee payment of the principal and interest owed to the bondholders. The Bank sold uninsured residential mortgages to the Guarantor and granted it loans to facilitate the acquisition of these assets. During the year ended October 31, 2022, an amount of 1.0 billion euros and US$1.0 billion in covered bonds reached maturity, and the Bank issued 1.3 billion euros, US$1.5 billion, and 750 million pounds sterling in covered bonds (US$470 million, 1.0 billion euros, and 250 million pounds sterling in covered bonds reached maturity, and the Bank issued 1.25 billion euros in covered bonds during the year ended October 31, 2021). The covered bonds totalled $10.4 billion as at October 31, 2022 ($8.8 billion as at October 31, 2021). For additional information, see Note 27 to these consolidated financial statements.

The Bank has limited access to the assets owned by this structured entity according to the terms of the agreements that apply to this transaction. The assets owned by this entity totalled $18.2 billion as at October 31, 2022 ($16.0 billion as at October 31, 2021), of which $17.9 billion ($15.7 billion as at October 31, 2021) is presented in Residential mortgage loans on the Bank’s Consolidated Balance Sheet.

National Bank of Canada 2022 Annual Report	188

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 14 – Other Liabilities

As at October 31	2022	2021

Accounts payable and accrued expenses	2,582	2,469
Subsidiaries’ debts to third parties	156	437
Interest and dividends payable	1,063	552
Lease liabilities	552	575
Due to clients, dealers and brokers	730	735
Defined benefit liability (Note 23)	111	143
Allowances for credit losses – Off-balance-sheet commitments (Note 7)	162	162
Deferred tax liabilities (Note 24)	14	10
Current tax liabilities	67	478
Insurance liabilities	10	11
Other items(1)(2)(3)	914	729
	6,361	6,301

(1)	As at October 31, 2022, Other items included $11 million in litigation provisions ($12 million as at October 31, 2021).
(2)	As at October 31, 2022, Other items included $33 million in provisions for onerous contracts ($33 million as at October 31, 2021).
(3)	As at October 31, 2022, Other items included the financial liability resulting from put options written to non-controlling interests of Flinks for an amount of $33 million ($25 million as at October 31, 2021).

Note 15 – Subordinated Debt

The subordinated debt represents direct unsecured obligations, in the form of notes and debentures, to the Bank’s debt holders. The rights of the Bank’s note and debenture holders are subordinate to the claims of depositors and certain other creditors. Approval from OSFI is required before the Bank can redeem its subordinated notes and debentures in whole or in part.

On August 31, 2022, the Bank redeemed debentures denominated in a foreign currency and maturing on February 28, 2087 in an amount of US$7 million at their nominal value plus accrued interest.

On July 25, 2022, the Bank issued medium-term notes for an amount of $750 million, bearing interest at 5.426% and maturing on August 16, 2032. The interest on these notes will be payable semi-annually at 5.426% per annum until August 16, 2027 and, thereafter, at a floating rate equal to the Canadian Overnight Repo Rate (CORRA) compounded daily plus 2.32% and payable quarterly. With the prior approval of OSFI, the Bank may, at its option, redeem these notes as of August 16, 2027, in whole or in part, at their nominal value plus accrued and unpaid interest. Since the medium-term notes satisfy the non-viability contingent capital requirements, they qualify for the purposes of calculating regulatory capital under Basel III.

As at October 31			2022	2021
Maturity date	Interest rate	Redemption date

February 2028(1)	3.183%(2)	February 1, 2023(3)	750	750
August 2032(1)	5.426%(4)	August 16, 2027(3)	750	−
February 2087	Variable	Redeemable at the Bank’s option since February 28, 1993	−	9
			1,500	759
Fair value hedge adjustment(5)			2	10
Unamortized issuance costs(6)			(3)	(1)
Total			1,499	768

(1)	These notes contain non-viability contingent capital (NVCC) provisions and qualify for the purposes of calculating regulatory capital under Basel III. In the case of a trigger event as defined by OSFI, each note will be automatically and immediately converted, on a full and permanent basis, without the consent of the holder, into a specified number of common shares of the Bank as determined using an automatic conversion formula with a multiplier of 1.5 and a conversion price based on the greater of: (i) a floor price of $5.00; (ii) the current market price of common shares, which represents the volume weighted average price of common shares for the ten trading days ending on the trading day preceding the date of the trigger event. If the common shares are not listed on an exchange when this price is being established, the price will be the fair value reasonably determined by the Bank’s Board. The number of shares issued is determined by dividing the par value of the note (plus accrued and unpaid interest on such note) by the conversion price and then applying the multiplier.
(2)	Bearing interest at a rate of 3.183%, payable semi-annually until February 1, 2023, and thereafter bearing interest at a floating rate equal to three-month CDOR plus 0.72%, payable quarterly.
(3)	With the prior approval of OSFI, the Bank may, at its option, redeem these notes in whole or in part, at their nominal value plus accrued and unpaid interest.
(4)	Bearing interest at a rate of 5.426%, payable semi-annually until August 16, 2027, and thereafter bearing interest at a floating rate equal to CORRA compounded daily plus 2.32%, payable quarterly.
(5)	The fair value hedge adjustment represents the impact of the hedging transactions applied to hedge changes in the fair value of subordinated debt caused by interest rate fluctuations.
(6)	The unamortized costs related to the issuance of the subordinated debt represent the initial cost, net of accumulated amortization, calculated using the effective interest rate method.

National Bank of Canada 2022 Annual Report	189

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 16 – Derivative Financial Instruments

Derivative financial instruments are financial contracts whose value is derived from an underlying interest rate, exchange rate, equity price, commodity price, credit spread, or index.

The main types of derivative financial instruments used are presented below.

Forwards and Futures

Forwards and futures are contractual obligations to buy or sell a specified amount of currency, interest rate, commodity, or financial instrument on a specified future date at a specified price. Forwards are tailor-made agreements transacted in the over-the-counter market. Futures are traded on organized exchanges and are subject to cash margining calculated daily by clearing houses.

Swaps

Swaps are over-the-counter contracts in which two parties agree to exchange cash flows. The Bank uses the following types of swap contracts:

●	Cross-currency swaps are transactions in which counterparties exchange fixed-rate interest payments and principal payments in different currencies.
●	Interest rate swaps are transactions in which counterparties exchange fixed- and floating-rate interest payments based on the notional principal value in the same currency.
●	Commodity swaps are transactions in which counterparties exchange fixed- and floating-rate payments based on the notional principal value of a commodity.
●	Equity swaps are transactions in which counterparties agree to exchange the return on one equity or group of equities for a payment based on an interest rate benchmark.
●	Credit default swaps are transactions in which one of the parties agrees to pay returns to the other party so that the latter can make a payment if a credit event occurs.

Options

Options are agreements between two parties in which the writer of the option grants the buyer the right, but not the obligation, to buy or sell, either at a specified date or dates or at any time prior to a predetermined expiry date, a specific amount of currency, commodity, or financial instrument at an agreed- upon price upon the sale of the option. The writer receives a premium for the sale of this instrument.

National Bank of Canada 2022 Annual Report	190

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Notional Amounts(1)

As at October 31							2022	2021
			Term to maturity
		Over 3	Over 1			Contracts held	Contracts
	3 months	months to	year to	Over	Total	for trading	designated	Total
	or less	12 months	5 years	5 years	contracts	purposes	as hedges	contracts
Interest rate contracts
OTC contracts
Forward rate agreements
Not settled by central counterparties	7,873	632	−	−	8,505	8,505	−	6,058
Settled by central counterparties	−	−	−	−	−	−	−	495
Swaps
Not settled by central counterparties	4,665	10,513	56,972	49,234	121,384	119,504	1,880	119,380
Settled by central counterparties	314,872	168,685	316,246	121,854	921,657	868,393	53,264	690,197
Options purchased	150	513	3,961	1,295	5,919	5,824	95	4,833
Options written	652	1,804	5,167	1,387	9,010	8,116	894	6,471
	328,212	182,147	382,346	173,770	1,066,475	1,010,342	56,133	827,434
Exchange-traded contracts
Futures
Long positions	10,758	12,115	5,599	−	28,472	28,472	−	56,893
Short positions	42,455	15,160	4,590	−	62,205	62,205	−	49,631
Options purchased	3,000	−	−	−	3,000	3,000	−	15,974
Options written	1,362	−	−	−	1,362	1,362	−	8,882
	57,575	27,275	10,189	−	95,039	95,039	−	131,380
Foreign exchange contracts
OTC contracts
Forwards	58,344	14,829	8,412	587	82,172	82,172	−	78,401
Swaps	301,820	82,772	98,472	32,620	515,684	502,392	13,292	447,547
Options purchased	12,875	17,441	4,515	−	34,831	34,831	−	17,295
Options written	13,351	23,013	3,113	−	39,477	39,477	−	18,924
	386,390	138,055	114,512	33,207	672,164	658,872	13,292	562,167
Exchange-traded contracts
Futures
Long positions	72	−	−	−	72	72	−	54
Short positions	42	13	−	−	55	55	−	83
	114	13	−	−	127	127	−	137
Equity, commodity and
credit derivative contracts(2)
OTC contracts
Forwards	−	3	3,471	261	3,735	3,735	−	4,288
Swaps
Not settled by central counterparties	20,331	19,572	17,298	8,368	65,569	65,433	136	80,067
Settled by central counterparties	310	258	3,250	815	4,633	4,633	−	3,713
Options purchased	549	404	869	−	1,822	1,822	−	1,625
Options written	443	240	1,425	263	2,371	2,371	−	1,966
	21,633	20,477	26,313	9,707	78,130	77,994	136	91,659
Exchange-traded contracts
Futures
Long positions	3,650	697	403	39	4,789	4,789	−	7,173
Short positions	10,121	2,686	645	−	13,452	13,452	−	13,659
Options purchased	6,255	1,906	981	−	9,142	9,142	−	23,110
Options written	6,332	2,866	2,292	−	11,490	11,490	−	24,522
	26,358	8,155	4,321	39	38,873	38,873	−	68,464
	820,282	376, 122	537,681	216,723	1,950,808	1,881,247	69,561	1,681,241

(1)	Notional amounts are not presented in assets or liabilities on the Consolidated Balance Sheet. They represent the reference amount of the contract to which a rate or price is applied to determine the amount of cash flows to be exchanged.
(2)	Includes precious metal contracts.

National Bank of Canada 2022 Annual Report	191

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 16 – Derivative Financial Instruments (cont.)

Credit Risk

Credit risk on derivative financial instruments is the risk of financial loss that the Bank will have to assume if a counterparty fails to honour its contractual obligations. Credit risk related to derivative financial instruments is subject to the same credit approval, credit limit, and credit monitoring standards as those applied to the Bank’s other credit transactions. Consequently, the Bank evaluates the creditworthiness of counterparties and manages the size of the portfolios as well as the diversification and maturity profiles of these financial instruments.

The Bank limits the credit risk of over-the-counter contracts by dealing with creditworthy counterparties and entering into contracts that provide for the exchange of collateral between parties where the fair value of the outstanding transactions exceeds an agreed threshold. The Bank also negotiates master netting agreements that provide for the simultaneous close-out and settling of all transactions with a given counterparty on a net basis in the event of default, insolvency, or bankruptcy. However, overall exposure to credit risk, reduced through master netting agreements, may change substantially after the balance sheet date because it is affected by all transactions subject to a contract as well as by changes in the market rates of the underlying instruments.

The Bank also uses financial intermediaries to have access to established clearing houses in order to minimize the settlement risk arising from financial derivative transactions. In some cases, the Bank has direct access to clearing houses for settling derivative financial instruments. In addition, certain derivative financial instruments traded over the counter are settled directly or indirectly by central counterparties.

In the case of exchange-traded contracts, exposure to credit risk is limited because these transactions are standardized contracts executed on established exchanges, each of which is associated with a well-capitalized clearing house that assumes the obligations of both counterparties and guarantees their performance obligations. All exchange-traded contracts are subject to initial margins and daily settlement.

Terms Used

Replacement Cost

Replacement cost is the Bank’s maximum credit risk associated with derivative financial instruments as at the Consolidated Balance Sheet date. This amount is the positive fair value of all derivative financial instruments, before all master netting agreements and collateral held.

Credit Risk Equivalent

The credit risk equivalent amount is the total replacement cost plus an amount representing the potential future credit risk exposure, as outlined in OSFI’s Capital Adequacy Requirements Guideline.

Risk-Weighted Amount

The risk-weighted amount is determined by applying the OSFI guidance to the credit risk equivalent.

Credit Risk Exposure of the Derivative Financial Instrument Portfolio

As at October 31	2022			2021
	Replacement cost	Credit risk equivalent(1)	Risk- weighted amount(1)	Replacement cost	Credit risk equivalent(1)	Risk- weighted amount(1)

Interest rate contracts	5,490	2,639	508	1,975	3,239	814
Foreign exchange contracts	8,775	5,926	1,847	6,453	4,361	1,405
Equity, commodity and credit derivative contracts	4,282	6,569	1,797	8,056	12,113	3,316
	18,547	15,134	4,152	16,484	19,713	5,535
Impact of master netting agreements	(9,583)			(9,398)
	8,964	15,134	4,152	7,086	19,713	5,535

(1)	The amounts are presented net of the Impact of master netting agreements.

Credit Risk Exposure of the Derivative Financial Instrument Portfolio by Counterparty

As at October 31	2022		2021
	Replacement cost	Credit risk equivalent	Replacement cost	Credit risk equivalent

OECD(1) member-country governments	1,342	2,700	771	2,604
Banks of OECD member countries	589	3,292	714	3,492
Other	7,033	9,142	5,601	13,617
	8,964	15,134	7,086	19,713

(1)	Organisation for Economic Co-operation and Development.

National Bank of Canada 2022 Annual Report	192

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Fair Value of Derivative Financial Instruments

As at October 31			2022			2021
	Positive	Negative	Net	Positive	Negative	Net

Contracts held for trading purposes
Interest rate contracts
Forwards	125	85	40	30	54	(24)
Swaps	3,267	3,620	(353)	909	1,316	(407)
Options	168	166	2	74	68	6
	3,560	3,871	(311)	1,013	1,438	(425)
Foreign exchange contracts
Forwards	1,426	919	507	2,190	2,365	(175)
Swaps	6,461	7,140	(679)	4,026	3,601	425
Options	707	597	110	234	250	(16)
	8,594	8,656	(62)	6,450	6,216	234
Equity, commodity and credit derivative contracts
Forwards	911	314	597	1,369	886	483
Swaps	1,926	3,717	(1,791)	2,375	5,198	(2,823)
Options	1,440	1,793	(353)	4,305	4,922	(617)
	4,277	5,824	(1,547)	8,049	11,006	(2,957)
Total – Contracts held for trading purposes	16,431	18,351	(1,920)	15,512	18,660	(3,148)
Contracts designated as hedges
Interest rate contracts
Swaps	1,930	1,137	793	962	268	694
Options	–	35	(35)	–	207	(207)
	1,930	1,172	758	962	475	487
Foreign exchange contracts
Swaps	182	109	73	3	232	(229)
Options	–	-	-	–	–	-
	182	109	73	3	232	(229)
Equity, commodity and credit derivative contracts
Swaps	4	–	4	7	–	7
Options	–	–	-	–	–	–
	4	–	4	7	–	7
Total – Contracts designated as hedges	2,116	1,281	835	972	707	265
Designated as fair value hedges	1,186	586	600	644	272	372
Designated as cash flow hedges	930	695	235	328	435	(107)
Designated as a hedge of a net investment in a foreign operation	–	–	–	–	–	–
Total fair value	18,547	19,632	(1,085)	16,484	19,367	(2,883)
Impact of master netting agreements	(9,583)	(9,583)	-	(9,398)	(9,398)	–
	8,964	10,049	(1,085)	7,086	9,969	(2,883)

Note 17 – Hedging Activities

The Bank’s market risk exposure, risk management objectives, policies and procedures, and risk measurement methods are presented in the Risk Management section of the MD&A for the year ended October 31, 2022.

The Bank has elected, as permitted under IFRS 9, to continue applying the hedge accounting requirements of IAS 39. Some of the tables present information on currencies, specifically, the U.S. dollar (USD), the Australian dollar (AUD), the Canadian dollar (CAD), the Hong Kong dollar (HKD), the euro (EUR), and the pound sterling (GBP).

National Bank of Canada 2022 Annual Report	193

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 17 – Hedging Activities (cont.)

The following table shows the notional amounts and the weighted average rates by term to maturity of the designated derivative instruments and their fair value by type of hedging relationship.

As at October 31	2022								2021
	Term to maturity					Fair value			Fair value
	1 year or less	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	Total	Assets	Liabilities	Total	Assets	Liabilities
Fair value hedges
Interest rate risk
Interest rate swaps						1,176	527		642	63
Notional amount – LIBOR reform(1)	–	–	509	903	1,412			2,025
Notional amount – CDOR reform(2)	–	815	8,246	1,669	10,730			–
Notional amount – Other	1,053	1,860	5,770	1,464	10,147			16,572
Average fixed interest rate – Pay fixed	1.6%	1.0%	1.7%	2.2%	1.7%			1.2%
Average fixed interest rate – Receive fixed	0.9%	3.3%	1.1%	2.7%	2.0%			2.0%
Cross-currency swaps						10	24		2	2
Notional amount – LIBOR reform(1)	–	–	–	32	32			22
Notional amount – Other	120	–	–	40	160			110
Average USD-AUD exchange rate	–	–	–	$0.7381	$0.7381			$0.7351
Average CAD-HKD exchange rate	$0.1621	–	–	–	$0.1621			$0.1621
Average USD-EUR exchange rate	–	–	–	$1.0513	$1.0513			–
Options						–	35		–	207
Notional amount – LIBOR reform(1)	–	–	–	409	409			372
Notional amount – CDOR reform(2)	–	–	–	30	30			–
Notional amount – Other	52	–	74	424	550			541
Average fixed interest rate – Purchased	(0.8)%	–	(1.3)%	–	(1.2)%			(0.8)%
Average fixed interest rate – Written	2.9%	–	–	2.8%	2.8%			2.8%
	1,225	2,675	14,599	4,971	23,470	1,186	586	19,642	644	272
Cash flow hedges
Interest rate risk
Interest rate swaps						754	610		320	205
Notional amount – CDOR reform(2)	–	526	8,414	3,460	12,400			–
Notional amount – Other	13,702	2,909	2,790	1,054	20,455			31,223
Average fixed interest rate – Pay fixed	1.8%	1.9%	1.7%	2.6%	1.9%			1.6%
Average fixed interest rate – Receive fixed	2.1%	0.7%	1.5%	2.2%	1.9%			0.6%
Cross-currency swaps						172	85		1	230
Notional amount – LIBOR reform(1)	2,014	1,010	2,020	673	5,717			13,324
Notional amount – CDOR reform(2)	–	399	2,357	1,132	3,888			–
Notional amount – Other	2,238	1,120	127	–	3,485			3,512
Average CAD-USD exchange rate	$1.3179	$1.3069	$1.2749	$1.2907	$1.2972			$1.2945
Average USD-EUR exchange rate	$1.1397	$1.1534	$1.1995	$1.1889	$1.1691			$1.1587
Average USD-GBP exchange rate	–	–	$1.2375	–	$1.2375			–
Equity price risk
Equity swaps
Notional amount – CDOR reform(2)	136	–	–	–	136	4	–	131	7	–
Average price	$86.36	–	–	–	$86.36			$97.54
	18,090	5,964	15,708	6,319	46,081	930	695	48,190	328	435
Hedges of net investments in foreign operations(3)
Foreign exchange risk
Cross-currency swaps
Notional amount	10	–	–	–	10	–	–	5	–	–
Average CAD-USD exchange rate	$1.3802	–	–	–	$1.3802			$1.2378
Average USD-HKD exchange rate	$0.1275	–	–	–	$0.1275			–
	10	–	–	–	10	–	–	5	–	–
	19,325	8,639	30,307	11,290	69,561	2,116	1,281	67,837	972	707

(1)	Includes only contracts that reference USD LIBOR and that mature after June 30, 2023.
(2)	Includes only contracts that reference CDOR and that mature after June 28, 2024.
(3)	As at October 31, 2022, the Bank also designated $1,410 million in foreign currency deposits denominated in U.S. dollars as net investment hedging instruments ($1,313 million as at October 31, 2021).

National Bank of Canada 2022 Annual Report	194

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Fair Value Hedges

Fair value hedge transactions consist of using derivative financial instruments (interest rate swaps and options) to hedge changes in the fair value of a financial asset or financial liability caused by interest rate fluctuations. Changes in the fair values of derivative financial instruments used as hedging instruments offset changes in the fair value of the hedged items. The Bank applies this strategy mainly to portfolios of securities measured at fair value through other comprehensive income, fixed-rate mortgage loans, fixed-rate deposits, liabilities related to transferred receivables, and subordinated debt.

In addition, when a fixed-rate asset or liability is denominated in a foreign currency, the Bank sometimes uses cross-currency swaps to hedge the associated foreign exchange risk. The Bank may designate a cross-currency swap to exchange the fixed-rate foreign currency for the functional currency at a floating rate in a single hedging relationship addressing both interest rate risk and foreign exchange risk. In certain cases, given that interest rate risk and foreign exchange risk are hedged in a single hedging relationship, the information below does not distinguish between interest rate risk and the combination of interest rate risk and foreign exchange risk as two separate risk categories. The Bank applies this strategy mainly to foreign currency fixed-rate deposits.

Regression analysis is used to test hedge effectiveness and determine the hedge ratio. For fair value hedges, the main source of potential hedge ineffectiveness is a circumstance where the critical terms of the hedging instrument and the hedged item are not closely aligned.

The following tables show amounts related to hedged items as well as the results of the fair value hedges.

		As at October 31, 2022			Year ended October 31, 2022
		Cumulative	Cumulative	Gains (losses)	Gains (losses)
		hedge	adjustments	on the hedged	on the hedging
	Carrying value	adjustments	from	items for	instruments for
	of hedged	from active	discontinued	ineffectiveness	ineffectiveness	Hedge
	items	hedges	hedges	measurement(1)	measurement(1)	ineffectiveness(1)
Securities at fair value through other comprehensive income	6,805	(529)	(53)	(588)	589	1
Mortgages	6,488	(332)	(231)	(415)	453	38
Deposits	5,803	(595)	9	682	(677)	5
Liabilities related to transferred receivables	682	(3)	68	3	(3)	–
Subordinated debt	2	–	2	–	–	–
				(318)	362	44
	As at October 31, 2021			Year ended October 31, 2021
		Cumulative	Cumulative	Gains (losses)	Gains (losses)
		hedge	adjustments	on the hedged	on the hedging
	Carrying value	adjustments	from	items for	instruments for
	of hedged	from active	discontinued	ineffectiveness	ineffectiveness	Hedge
	items	hedges	hedges	measurement(1)	measurement(1)	ineffectiveness(1)
Securities at fair value through other comprehensive income	7,471	(183)	27	(309)	310	1
Mortgages	7,609	(192)	(17)	(222)	234	12
Deposits	3,190	42	70	121	(123)	(2)
Liabilities related to transferred receivables	105	-	105	23	(23)	-
Subordinated debt	10	-	10	-	-	-
				(387)	398	11

(1)	Amounts are presented on a pre-tax basis.

National Bank of Canada 2022 Annual Report	195

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 17 – Hedging Activities (cont.)

Cash Flow Hedges

Cash flow hedge transactions consist of using interest rate swaps to hedge the risk of changes in future cash flows caused by floating-rate assets or liabilities. In addition, the Bank sometimes uses cross-currency swaps to hedge the foreign exchange risk caused by assets or liabilities denominated in foreign currencies. In certain cases, given that interest rate risk and foreign exchange risk are hedged in a single hedging relationship, the information below does not distinguish between interest rate risk and the combination of interest rate risk and foreign exchange risk as two separate risk categories. The Bank applies this strategy mainly to its loan, personal credit line, acceptance, and deposit portfolios as well as liabilities related to transferred receivables.

The Bank also uses total return swaps to hedge the risk of changes in future cash flows related to the Restricted Stock Unit (RSU) Plan. Some of these swaps are designated as part of a cash flow hedge against a portion of the unrecognized obligation of the RSU Plan. In cash flow hedges, the derivative financial instruments used as hedging instruments reduce the variability of the future cash flows related to the hedged items.

Regression analysis is used to assess hedge effectiveness and to determine the hedge ratio. For cash flow hedges, the main source of potential hedge ineffectiveness is a circumstance where the critical terms of the hedging instrument and the hedged item are not closely aligned.

The following tables show the amounts related to hedged items as well as the results of the cash flow hedges.

	As at October 31, 2022			Year ended October 31, 2022
						Unrealized gains
						(losses) included
		Accumulated				in Other
	Accumulated	other		Gains (losses) on		comprehensive
	other	comprehensive	Gains (losses) on	hedging		income as the	Losses (gains)
	comprehensive	income from	hedged items for	instruments for		effective portion	reclassified to
	income from	discontinued	ineffectiveness	ineffectiveness	Hedge	of the hedging	Net interest
	active hedges	hedges	measurement(1)	measurement(1)	ineffectiveness(1)	instrument(1)	income(1)

Interest rate risk
Loans	(169)	(241)	357	(356)	-	(356)	33
Deposits	28	10	257	(253)	-	62	-
Acceptances	210	115	(253)	255	2	253	23
Liabilities related to transferred receivables	64	27	(54)	55	1	54	(11)
	133	(89)	307	(299)	3	13	45

Equity price risk
Other liabilities	-	-	47	(47)	-	(47)	-
	133	(89)	354	(346)	3	(34)	45

	As at October 31, 2021				Year ended October 31, 2021
	Accumulated other comprehensive income from active hedges	Accumulated other comprehensive income from discontinued hedges	Gains (losses) on hedged items for ineffectiveness measurement(1)	Gains (losses) on hedging instruments for ineffectiveness measurement(1)	Hedge ineffectiveness(1)	Unrealized gains (losses) included in Other comprehensive income as the effective portion of the hedging instrument(1)	Losses (gains) reclassified to Net interest income(1)

Interest rate risk
Loans	(76)	(10)	87	(85)	-	(84)	(2)
Deposits	(15)	(8)	488	(487)	-	163	(5)
Acceptances	161	(113)	(208)	214	6	208	46
Liabilities related to transferred receivables	48	-	(54)	56	2	54	-
	118	(131)	313	(302)	8	341	39

Equity price risk
Other liabilities	47	-	(35)	35	-	39	(4)
	165	(131)	278	(267)	8	380	35

(1)	Amounts are presented on a pre-tax basis.

National Bank of Canada 2022 Annual Report	196

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Hedges of Net Investments in Foreign Operations

The Bank’s structural foreign exchange risk arises from investments in foreign operations denominated in currencies other than the Canadian dollar. The Bank measures this risk by assessing the impact of foreign currency fluctuations and hedges it using derivative and non-derivative financial instruments (cross- currency swaps and deposits). In a hedge of a net investment in a foreign operation (net investment hedge), the financial instruments used offset the foreign exchange gains and losses on the investments. When non-derivative financial instruments are designated as foreign exchange risk hedges, only the changes in fair value that are attributable to foreign exchange risk are taken into account when assessing and calculating the effectiveness of the hedge.

Assessing the effectiveness of net investment hedges consists of comparing changes in the carrying value of the deposits or the fair value of the derivative attributable to exchange rate fluctuations with changes in the net investment in a foreign operation attributable to exchange rate fluctuations. Inasmuch as the notional amount of the hedging instruments and the hedged net investments are aligned, no ineffectiveness is expected.

The following tables present the amounts related to hedged items as well as the results of the net investment hedges.

	As at October 31, 2022		Year ended October 31, 2022
	Accumulated other comprehensive income from active hedges	Accumulated other comprehensive income from discontinued hedges	Gains (losses) on hedged items for ineffectiveness measurement(1)	Gains (losses) on hedging instruments for ineffectiveness measurement(1)	Hedge ineffectiveness(1)	Unrealized gains (losses) included in Other comprehensive income as the effective portion of the hedging instrument(1)	Losses (gains) reclassified to the Non-interest income item(1)
Net investments in foreign operations denominated in:
USD	26	(276)	166	(166)	-	(166)	-
	As at October 31, 2021		Year ended October 31, 2021
	Accumulated other comprehensive income from active hedges	Accumulated other comprehensive income from discontinued hedges	Gains (losses) on hedged items for ineffectiveness measurement(1)	Gains (losses) on hedging instruments for ineffectiveness measurement(1)	Hedge ineffectiveness(1)	Unrealized gains (losses) included in Other comprehensive income as the effective portion of the hedging instrument(1)	Losses (gains) reclassified to the Non-interest income item(1)
Net investments in foreign operations denominated in:
USD	35	(120)	(119)	119	-	119	-

(1)	Amounts are presented on a pre-tax basis.

National Bank of Canada 2022 Annual Report	197

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 17 – Hedging Activities (cont.)

Reconciliation of Equity Components

The following table presents a reconciliation by risk category of Accumulated other comprehensive income attributable to hedge accounting.

As at October 31	2022		2021
	Net gains (losses) on cash flow hedges	Net foreign currency translation adjustments	Net gains (losses) on cash flow hedges	Net foreign currency translation adjustments
Balance at beginning	23	(129)	(283)	61
Hedges of net investments in foreign operations(1)
Gains (losses) included as the effective portion		(166)		119
Losses (gains) reclassified to Non-interest income		-		-
Net foreign currency translation gains (losses) on investments
in foreign operations		458		(286)

Cash flow hedges(1)
Gains (losses) included as the effective portion
Interest rate risk	13		341
Equity price risk	(47)		39
Losses (gains) reclassified to Net interest income
Interest rate risk	45		39
Equity price risk	-		(4)
Other comprehensive income attributable to non-controlling interests	-	-	–	13
Income taxes	(3)	41	(109)	(36)
Balance at end	31	204	23	(129)

(1)	Amounts are presented on a pre-tax basis.

National Bank of Canada 2022 Annual Report	198

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 18 – Share Capital and Other Equity Instruments

Authorized

Common Shares

An unlimited number of shares without par value.

First Preferred Shares

An unlimited number of shares, without par value, issuable for a maximum aggregate consideration of $5 billion.

First Preferred Shares and Other Equity Instruments

	As at October 31, 2022
	Redemption and conversion date(1)(2)		Redemption price per share or LRCN ($)(1)	Convertible into preferred shares(2)		Dividend per share ($) or interest rate per LRCN(3)		Reset premium of the dividend rate or interest rate

First preferred shares issued and outstanding
Series 30(4)	May 15, 2024	(5)(6)	25.00	Series 31		0.25156	(7)	2.40%
Series 32(4)	February 15, 2025	(5)(6)	25.00	Series 33		0.23994	(7)	2.25%
Series 38(4)	November 15, 2022	(5)(6)	25.00	Series 39		0.27813	(8)	3.43%
Series 40(4)	May 15, 2023	(5)(6)	25.00	Series 41		0.28750	(8)	2.58%
Series 42(4)	November 15, 2023	(5)(6)	25.00	Series 43		0.30938	(8)	2.77%

Other equity instruments issued and outstanding
Limited Recourse Capital Notes (LRCN)
Series 1 (LRCN – Series 1)(9)(10)	October 15, 2025	(5)	1,000.00	Series 44	(9)	4.30	%(11)	3.943%
Series 2 (LRCN – Series 2)(9)(10)	July 15, 2026	(5)	1,000.00	Series 45	(9)	4.05	%(11)	3.045%
Series 3 (LRCN – Series 3)(9)(10)	October 16, 2027	(5)	1,000.00	Series 46	(9)	7.50	%(11)	4.281%

First preferred shares authorized but not issued
Series 31(4)	May 15, 2024	(5)	25.00 (12)	n.a.		Floating rate	(13)	2.40%
Series 33(4)	February 15, 2025	(5)	25.00 (12)	n.a.		Floating rate	(13)	2.25%
Series 39(4)	November 15, 2022	(5)	25.50 (14)	n.a.		Floating rate	(13)	3.43%
Series 41(4)	May 15, 2023	(5)	25.50 (14)	n.a.		Floating rate	(13)	2.58%
Series 43(4)	November 15, 2023	(5)	25.50 (14)	n.a.		Floating rate	(13)	2.77%

n.a.	Not applicable
(1)	Redeemable in cash at the Bank’s option, in whole or in part, subject to the provisions of the Bank Act (Canada) and to OSFI approval. For the preferred shares, the redemption prices are increased by all the declared and unpaid dividends on the preferred shares to the date fixed for redemption. In the case of LRCN, the redemption prices are increased by interest accrued and unpaid up to the redemption date.
(2)	Convertible at the option of the holders of first preferred shares issued and outstanding, subject to certain conditions.
(3)	The dividends are non-cumulative and payable quarterly, whereas interest on the LRCN is payable semi-annually.
(4)	Upon the occurrence of a trigger event, as defined by OSFI, each outstanding preferred share will be automatically and immediately converted, on a full and permanent basis, without the consent of the holder, into a number of Bank common shares determined pursuant to an automatic conversion formula. This conversion will be calculated by dividing the value of the preferred shares, i.e., $25.00 per share, plus all declared and unpaid dividends as at the date of the trigger event, by the value of the common shares. The value of the common shares will be the greater of a $5.00 floor price or the current market price of the common shares. Current market price means the volume weighted average trading price of common shares for the ten consecutive trading days ending on the trading day preceding the date of the trigger event. If the common shares are not listed on an exchange when this price is being established, the price will be the fair value reasonably determined by the Bank’s Board.
(5)	For the preferred shares, redeemable at the date fixed for redemption and on the same date every five years thereafter. In the case of LRCN, the redemption occurs automatically upon the redemption of the preferred shares issued by the Bank in conjunction with the LRCN and held in a limited recourse trust. The preferred shares issued and held in a limited recourse trust are redeemable for a period of one month from the date fixed for redemption and on the same dates every five years thereafter.
(6)	Convertible on the date fixed for conversion and on the same date every five years thereafter, subject to certain conditions.
(7)	The dividend amount is set for the five-year period commencing on May 16, 2019 for Series 30 and on February 16, 2020 for Series 32 and ending on the redemption date. Thereafter, these shares carry a non-cumulative quarterly fixed dividend in an amount per share determined by multiplying the rate of interest equal to the sum of the five-year Government of Canada bond yield on the applicable fixed-rate calculation date by $25.00, plus the reset premium.
(8)	The dividend amount is set for the initial period ending on the date fixed for redemption. Thereafter, these shares carry a non-cumulative quarterly fixed dividend in an amount per share determined by multiplying the rate of interest equal to the sum of the five-year Government of Canada bond yield on the applicable fixed-rate calculation date by $25.00, plus the reset premium.

National Bank of Canada 2022 Annual Report	199

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 18 – Share Capital and Other Equity Instruments (cont.)

(9)	The LRCN – Series 1, LRCN – Series 2 and LRCN – Series 3 are notes for which recourse is limited to the assets held by an independent trustee in a consolidated limited recourse trust. The trust assets consist of Series 44, Series 45 and Series 46 preferred shares issued by the Bank in conjunction with the LRCN – Series 1, LRCN – Series 2 and LRCN – Series 3. In the event of (i) non-payment of interest on any of the interest payment dates, (ii) non-payment of the redemption amount upon redemption of the LRCN, (iii) non-payment of the principal amount upon maturity of the LRCN, or (iv) an event of default in respect of the LRCN, the noteholders will have recourse only to the assets of the trust, and each noteholder will be entitled to its pro rata share of the assets of the trust. In such circumstances, delivery of the assets of the trust will eliminate all of the Bank's obligations with respect to the LRCN. The LRCN – Series 1, LRCN – Series 2 and LRCN – Series 3 are redeemable at maturity or earlier to the extent that the Bank redeems the Series 44, Series 45 and Series 46 preferred shares from the date fixed for redemption, and subject to OSFI’s consent and approval.
(10)	The Series 44, Series 45 and Series 46 preferred shares issued by the Bank in conjunction with the LRCN – Series 1, LRCN – Series 2 and LRCN – Series 3 are held by a consolidated limited recourse trust on the Bank's balance sheet and are therefore eliminated for financial reporting purposes. Upon the occurrence of a trigger event, as defined by OSFI; (i) each LRCN will be automatically redeemed and the redemption price will be covered by delivery of the trust’s assets that consist of Series 44, Series 45 and Series 46 preferred shares; (ii) each outstanding preferred share will be automatically and immediately converted on a full and permanent basis, without the consent of the holder, into a number of Bank common shares determined pursuant to an automatic conversion formula. This conversion will be calculated by dividing the value of the preferred shares, i.e., $1,000 per share, plus all accrued and unpaid interest as at the date of the trigger event, by the value of the common shares. The value of the common shares will be the greater of a $5.00 floor price or the current market price of the common shares. Current market price means the volume weighted average trading price of common shares for the ten consecutive trading days ending on the trading day preceding the date of the trigger event. If the common shares are not listed on an exchange when this price is being established, the price will be the fair value reasonably determined by the Bank’s Board.
(11)	The interest rate is set for the initial period ending on the date fixed for redemption. Every five years thereafter until November 15, 2075 for the LRCN – Series 1, until August 15, 2076 for the LRCN – Series 2 and until November 16, 2077 for the LRCN – Series 3, the interest rate on the notes will be adjusted and will be an annual interest rate equal to the five-year Government of Canada bond yield on the applicable interest rate calculation date, plus the interest rate reset premium.
(12)	As of the date fixed for redemption, and every five years thereafter, the redemption price will be $25.00 per share.
(13)	The dividend period begins as of the date fixed for redemption. The amount of the floating quarterly non-cumulative dividend is determined by multiplying by $25.00 the rate of interest equal to the sum of the 90-day Government of Canada treasury bill yield on the floating rate calculation date, plus the reset premium.
(14)	As of the date fixed for redemption, the redemption price will be $25.50 per share. Thereafter, on the same date every five years, the redemption price will be $25.00 per share.

Second Preferred Shares

15 million shares without par value, issuable for a maximum aggregate consideration of $300 million. As at October 31, 2022, no shares had been issued or traded.

Shares and Other Equity Instruments Outstanding

As at October 31	2022		2021
	Number of shares or LRCN	Shares or LRCN $	Number of shares or LRCN	Shares or LRCN $
First Preferred Shares
Series 30	14,000,000	350	14,000,000	350
Series 32	12,000,000	300	12,000,000	300
Series 38	16,000,000	400	16,000,000	400
Series 40	12,000,000	300	12,000,000	300
Series 42	12,000,000	300	12,000,000	300
	66,000,000	1,650	66,000,000	1,650
Other equity instruments
LRCN – Series 1	500,000	500	500,000	500
LRCN – Series 2	500,000	500	500,000	500
LRCN – Series 3	500,000	500	-	-
	1,500,000	1,500	1,000,000	1,000
Preferred shares and other equity instruments	67,500,000	3,150	67,000,000	2,650
Common shares at beginning of year	337,912,283	3,160	335,997,660	3,057
Issued pursuant to the Stock Option Plan	1,193,663	61	1,930,033	104
Repurchase of common shares for cancellation	(2,500,000)	(24)	-	-
Impact of shares purchased or sold for trading(1)	(18,295)	(1)	(14,432)	(1)
Other	(5,527)	-	(978)	-
Common shares at end of year	336,582,124	3,196	337,912,283	3,160

(1)	As at October 31, 2022, a total of 5,250 shares were sold short for trading, representing a negligible amount (as at October 31, 2021, a total of 13,045 shares were sold short for trading, representing $1 million).

National Bank of Canada 2022 Annual Report	200

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Dividends Declared and Distributions on Other Equity Instruments

Year ended October 31	2022		2021
	Dividends or interest $	Dividends per share	Dividends or interest $	Dividends per share

First Preferred Shares
Series 30	14	1.0063	14	1.0063
Series 32	12	0.9598	12	0.9598
Series 34	-	-	11	0.7000
Series 36	-	-	16	1.0125
Series 38	18	1.1125	18	1.1125
Series 40	14	1.1500	14	1.1500
Series 42	14	1.2375	14	1.2375
	72		99
Other equity instruments
LRCN – Series 1(1)	21		21
LRCN – Series 2(2)	20		11
LRCN – Series 3(3)	6		-
	47		32
Preferred shares and other equity instruments	119		131
Common shares	1,206	3.5800	958	2.8400
	1,325		1,089

(1)	The LRCN – Series 1 bear interest at a fixed rate of 4.30% per annum.
(2)	The LRCN – Series 2 bear interest at a fixed rate of 4.05% per annum.
(3)	The LRCN – Series 3 bear interest at a fixed rate of 7.50% per annum.

Issuances of Other Equity Instruments

On September 8, 2022, the Bank issued $500 million of LRCN – Series 3 for which recourse of the noteholders is limited to the assets held by an independent trustee in a consolidated limited recourse trust. The trust's assets consist of $500 million of Series 46 first preferred shares issued by the Bank in conjunction with the LRCN – Series 3. The LRCN – Series 3 sell for $1,000 each and bear interest at a fixed rate of 7.50% per annum until November 16, 2027 exclusively and, thereafter, at an annual rate equal to the five-year Government of Canada bond yield plus 4.281% until November 16, 2077. The LRCN – Series 3 mature on November 16, 2082.

On April 21, 2021, the Bank had issued $500 million of LRCN – Series 2 for which recourse of the noteholders is limited to the assets held by an independent trustee in a consolidated limited recourse trust. The trust's assets consist of $500 million of Series 45 first preferred shares issued by the Bank in conjunction with the LRCN – Series 2. The LRCN – Series 2 sell for $1,000 each and bear interest at a fixed rate of 4.05% per annum until August 15, 2026 exclusively and, thereafter, at an annual rate equal to the five-year Government of Canada bond yield plus 3.045% until August 15, 2076. The LRCN – Series 2 mature on August 15, 2081.

In the event of (i) non-payment of interest on any of the interest payment dates, (ii) non-payment of the redemption amount upon redemption of the LRCN, (iii) non-payment of the principal amount upon maturity of the LRCN, or (iv) an event of default in respect of the notes, the noteholders will have recourse only to the assets of the trust, and each noteholder will be entitled to its pro rata share of the assets of the trust. In such circumstances, delivery of the trust’s assets will eliminate all of the Bank’s obligations with respect to the LRCN. The LRCN – Series 2 and LRCN – Series 3 are redeemable at maturity or earlier to the extent that the Bank redeems the Series 45 and Series 46 preferred shares on certain redemption dates specified in the terms and conditions of said preferred shares, and subject to OSFI’s consent and approval.

Given that the LRCN – Series 2 and LRCN – Series 3 satisfy the non-viability contingent capital requirements, they qualify for the purposes of calculating regulatory capital under Basel III.

Redemptions of Preferred Shares

On August 16, 2021, i.e., the first business day after the August 15, 2021 redemption date, the Bank redeemed all the issued and outstanding Non-Cumulative 5-Year Rate-Reset Series 36 First Preferred Shares. Pursuant to the share conditions, the redemption price was $25.00 per share plus the periodic dividend declared and unpaid. The Bank redeemed 16,000,000 Series 36 preferred shares for a total amount of $400 million, which reduced Preferred share capital.

On May 17, 2021, i.e., the first business day after the May 15, 2021 redemption date, the Bank redeemed all the issued and outstanding Non-Cumulative 5-Year Rate-Reset Series 34 First Preferred Shares. Pursuant to the share conditions, the redemption price was $25.00 per share plus the periodic dividend declared and unpaid. The Bank redeemed 16,000,000 Series 34 preferred shares for a total amount of $400 million, which reduced Preferred share capital.

National Bank of Canada 2022 Annual Report	201

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 18 – Share Capital and Other Equity Instruments (cont.)

Repurchases of Common Shares

On December 10, 2021, the Bank began a normal course issuer bid to repurchase for cancellation up to 7,000,000 common shares (representing approximately 2% of its outstanding common shares) over the 12-month period ending no later than December 9, 2022. Any repurchase through the Toronto Stock Exchange will be done at market price. The common shares may also be repurchased through other means authorized by the Toronto Stock Exchange and applicable regulations, including private agreements or share repurchase programs under issuer bid exemption orders issued by the securities regulators. A private purchase made under an exemption order issued by a securities regulator will be done at a discount to the prevailing market price. The amounts that are paid above the average book value of the common shares are charged to Retained earnings. During the year ended October 31, 2022, the Bank repurchased 2,500,000 common shares for $245 million, which reduced Common share capital by $24 million and Retained earnings by $221 million.

Reserved Common Shares

As at October 31, 2022 and 2021, there were 15,507,568 common shares reserved under the Dividend Reinvestment and Share Purchase Plan. As at October 31, 2022, there were 21,742,009 common shares (22,935,672 as at October 31, 2021) reserved under the Stock Option Plan.

Restriction on the Payment of Dividends

The Bank is prohibited from declaring dividends on its common or preferred shares if there are reasonable grounds for believing that the Bank would, by so doing, be in contravention of the regulations of the Bank Act (Canada) or OSFI’s capital adequacy and liquidity guidelines. In addition, the ability to pay common share dividends is restricted by the terms of the outstanding preferred shares pursuant to which the Bank may not pay dividends on its common shares without the approval of the holders of the outstanding preferred shares, unless all preferred share dividends have been declared and paid or set aside for payment.

Dividend Reinvestment and Share Purchase Plan

The Bank has a Dividend Reinvestment and Share Purchase Plan for holders of its common and preferred shares under which they can acquire common shares of the Bank without paying commissions or administration fees. Participants acquire common shares through the reinvestment of cash dividends paid on the shares they hold or through optional cash payments of at least $1 per payment, up to a maximum of $5,000 per quarter. Common shares subscribed by participants are purchased on their behalf in the secondary market through the Bank’s transfer agent, Computershare Trust Company of Canada, at a price equal to the average purchase price of the common shares during the three business days immediately following the dividend payment date.

Note 19 – Non-Controlling Interests

As at October 31	2022	2021
Flinks Technology Inc.(1)	2	3

(1)	As at October 31, 2022, the non-controlling interest in Flinks stood at 14.1% (14.1% as at October 31, 2021). For additional information, see Note 31 to these consolidated financial statements.

National Bank of Canada 2022 Annual Report	202

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 20 – Capital Disclosure

Capital Management Objectives, Policies and Procedures

Capital management has a dual role of ensuring a competitive return to the Bank’s shareholders while maintaining a solid capital foundation that covers the risks inherent to the Bank’s business, supports its business segments, and protects its clients.

The Bank’s capital management policy defines the guiding principles as well as the roles and responsibilities regarding its internal capital adequacy assessment process. This process is a key tool in establishing the Bank’s capital strategy and is subject to quarterly reviews and periodic amendments.

Capital Management

Capital ratios are obtained by dividing capital (as defined by OSFI’s Capital Adequacy Requirements Guideline) by risk-weighted assets and are expressed as percentages. Risk-weighted assets are calculated in accordance with the rules established by OSFI for on- and off-balance-sheet risks. Credit, market, and operational risks are factored into the risk-weighted assets calculation for regulatory purposes. The definition adopted by the Basel Committee on Banking Supervision (BCBS) distinguishes between three types of capital. Common Equity Tier 1 (CET1) capital consists of common shareholders’ equity less goodwill, intangible assets, and other CET1 capital deductions. Additional Tier 1 (AT1) capital consists of eligible non-cumulative preferred shares, limited recourse capital notes, and other AT1 capital adjustments. The sum of CET1 and AT1 capital forms what is known as Tier 1 capital. Tier 2 capital consists of the eligible portion of subordinated debt and certain allowances for credit losses. Total regulatory capital is the sum of Tier 1 and Tier 2 capital.

The Bank and all other major Canadian banks have to maintain the following minimum capital ratios established by OSFI: a CET1 capital ratio of at least 10.5%, a Tier 1 capital ratio of at least 12.0%, and a Total capital ratio of at least 14.0%. All of these ratios include a capital conservation buffer of 2.5% established by the BCBS and OSFI as well as a 1.0% surcharge applicable solely to Domestic Systemically Important Banks (D-SIBs) and a 2.5% domestic stability buffer. The domestic stability buffer, which can vary from 0% to 2.5% of risk-weighted assets, consists exclusively of CET1 capital. A D-SIB that fails to meet this buffer requirement will not be subject to automatic constraints to reduce capital distributions but will have to provide a remediation plan to OSFI. On June 22, 2022, OSFI confirmed that the domestic stability buffer was being maintained at 2.5%. Banks also have to meet the capital floor that sets the regulatory capital level according to the Basel II Standardized Approach. If the capital requirement under Basel III is less than 70% of the capital requirements as calculated under Basel II, the difference is added to risk-weighted assets. Lastly, OSFI requires Canadian banks to meet a Basel III leverage ratio of at least 3.0%. The leverage ratio is a measure independent of risk that is calculated by dividing the amount of Tier 1 capital by total exposure. Total exposure is defined as the sum of on- balance-sheet assets (including derivative exposures and securities financing transaction exposures) and off-balance-sheet items. The assets deducted from Tier 1 capital are also deducted from total exposure.

Since November 1, 2021, OSFI has also been requiring D-SIBs to maintain a risk-based total loss-absorbing capacity (TLAC) ratio of at least 24.0% (including the domestic stability buffer) of risk-weighted assets and a TLAC leverage ratio of at least 6.75%. The purpose of TLAC is to ensure that a D-SIB has sufficient loss-absorbing capacity to support its recapitalization in the unlikely event it becomes non-viable.

During the years ended October 31, 2022 and 2021, the Bank was in compliance with all of OSFI’s regulatory capital, leverage, and TLAC requirements.

National Bank of Canada 2022 Annual Report	203

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 20 – Capital Disclosure (cont.)

Regulatory Capital(1), Leverage Ratio(1) and TLAC(2)

As at October 31	2022		2021
	Adjusted(3)		Adjusted(3)
Capital
CET1	14,763	14,818	12,866	12,973
Tier 1	17,906	17,961	15,515	15,622
Total	19,727	19,727	16,643	16,643
Risk-weighted assets	116,840	116,840	104,358	104,358
Total exposure	401,780	401,780	351,160	351,160
Capital ratios
CET1	12.6%	12.7%	12.3%	12.4%
Tier 1	15.3%	15.4%	14.9%	15.0%
Total	16.9%	16.9%	15.9%	15.9%
Leverage ratio	4.5%	4.5%	4.4%	4.4%
Available TLAC(2)	32,351	32,351	27,492	27,492
TLAC ratio(2)	27.7%	27.7%	26.3%	26.3%
TLAC leverage ratio(2)	8.1%	8.1%	7.8%	7.8%

(1)	Capital, risk-weighted assets, total exposure, the capital ratios, and the leverage ratio are calculated in accordance with the Basel III rules, as set out in OSFI's Capital Adequacy Requirements Guideline and Leverage Requirements Guideline.
(2)	Available TLAC, the TLAC ratio, and the TLAC leverage ratio are calculated in accordance with OSFI's Total Loss Absorbing Capacity Guideline.
(3)	Adjusted amounts are calculated in accordance with the Basel III rules, as set out in OSFI’s Capital Adequacy Requirements Guideline, and exclude the transitional measure for provisioning expected credit losses. For additional information, see the section entitled COVID-19 Relief Measures Still in Effect as at October 31, 2022 on page 58 of the MD&A.

Note 21 – Trading Activity Revenues

Trading activity revenues consist of the net interest income and the non-interest income related to trading activities.

Net interest income comprises dividends related to financial assets and liabilities associated with trading activities, net of interest expenses and interest income related to the financing of these financial assets and liabilities.

Non-interest income consists of realized and unrealized gains and losses as well as interest income on securities measured at fair value through profit or loss, income from held-for-trading derivative financial instruments, changes in the fair value of loans at fair value through profit or loss, changes in the fair value of financial instruments designated at fair value through profit or loss, certain commission income as well as other income related to trading activities, and any applicable transaction costs.

Year ended October 31	2022	2021
Net interest income	682	777
Non-interest income
Trading revenues (losses)	543	268
Other revenues	5	14
	548	282
	1,230	1,059

National Bank of Canada 2022 Annual Report	204

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 22 – Share-Based Payments

The compensation expense information provided below excludes the impact of hedging.

Stock Option Plan

The Bank’s Stock Option Plan is for officers and other designated persons of the Bank and its subsidiaries. Under this plan, options are awarded annually and provide participants with the right to purchase common shares at an exercise price equal to the closing price of the Bank’s common share on the Toronto Stock Exchange on the day preceding the award. The options vest evenly over a four-year period and expire ten years from the award date or, in certain circumstances set out in the plan, within specified time limits. The Stock Option Plan contains provisions for retiring employees that allow the participant’s rights to continue vesting in accordance with the stated terms of the award agreement. The maximum number of common shares that may be issued under the Stock Option Plan was 21,742,009 as at October 31, 2022 (22,935,672 as at October 31, 2021). The number of common shares reserved for a participant may not exceed 5% of the total number of Bank shares issued and outstanding.

As at October 31	2022		2021
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Stock Option Plan
Outstanding at beginning	11,348,680	$57.93	11,425,403	$53.96
Awarded	1,771,588	$96.35	2,043,196	$71.55
Exercised	(1,193,663)	$45.73	(1,930,033)	$47.96
Cancelled(1)	(64,856)	$76.10	(189,886)	$67.02
Outstanding at end	11,861,749	$64.80	11,348,680	$57.93
Exercisable at end	7,344,536	$55.50	6,737,850	$50.81

(1)	Includes 27,714 expired options during the year ended October 31, 2022 (35,342 expired options during the year ended October 31, 2021).

Exercise price	Options outstanding	Options exercisable	Expiry date

$38.36	470,324	470,324	December 2022
$44.96	697,207	697,207	December 2023
$47.93	963,282	963,282	December 2024
$42.17	790,312	790,312	December 2025
$54.69	868,437	868,437	December 2026
$64.14	1,240,493	1,240,493	December 2027
$58.79	1,577,166	1,108,204	December 2028
$71.86	1,566,934	746,474	December 2029
$71.55	1,933,226	459,803	December 2030
$96.35	1,754,368	−	December 2031
	11,861,749	7,344,536

During the year ended October 31, 2022, the Bank awarded 1,771,588 stock options (2,043,196 stock options during the year ended October 31, 2021) with an average fair value of $13.24 per option ($8.24 for the year ended October 31, 2021).

The average fair value of options awarded was estimated on the award date using the Black-Scholes model as well as the following assumptions.

Year ended October 31	2022	2021

Risk-free interest rate	1.79%	1.02%
Expected life of options	7 years	7 years
Expected volatility	22.68%	22.59%
Expected dividend yield	3.88%	4.24%

National Bank of Canada 2022 Annual Report	205

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 22 – Share-Based Payments (cont.)

The expected life of the options is based on historical data and is not necessarily representative of how the options will be exercised in the future. Expected volatility is extrapolated from the implied volatility of the Bank’s share price and observable market inputs, which are not necessarily representative of actual results. The expected dividend yield represents the annualized dividend divided by the Bank’s share price at the award date. The risk-free interest rate is based on the Canadian dollar swap curve at the award date. The exercise price is equal to the Bank’s share price at the award date. No other market parameter has been included in the fair value measurement of the options.

For the year ended October 31, 2022, a $17 million compensation expense related to this plan was recognized in the Consolidated Statement of Income ($11 million for the year ended October 31, 2021).

Stock Appreciation Rights (SAR) Plan

The SAR Plan is for officers and other designated persons of the Bank and its subsidiaries. Under this plan, participants receive, upon exercising the right, a cash amount equal to the difference between the closing price of the Bank’s common share on the Toronto Stock Exchange on the day preceding the exercise date and the closing price on the day preceding the award date. SARs vest evenly over a four-year period and expire ten years after the award date or, in certain circumstances set out in the plan, within specified time limits. The SAR Plan contains provisions for retiring employees that allow the participant’s rights to continue vesting in accordance with the stated terms of the award agreement. For the year ended October 31, 2022, a compensation expense in a negligible amount related to this plan was recognized in the Consolidated Statement of Income ($7 million for the year ended October 31, 2021).

As at October 31	2022		2021
	Number of SARs	Weighted average exercise price	Number of SARs	Weighted average exercise price

SAR Plan(1)
Outstanding at beginning	266,075	$57.61	292,896	$53.66
Awarded	21,464	$96.35	30,504	$71.55
Exercised	(79,698)	$59.89	(57,325)	$44.88
Outstanding at end	207,841	$60.73	266,075	$57.61
Exercisable at end	130,319	$51.31	164,225	$51.43

(1)	No SARs cancelled or expired during the years ended October 31, 2022 and 2021.

Exercise price	SARs outstanding	SARs exercisable	Expiry date

$38.36	7,904	7,904	December 2022
$44.96	21,136	21,136	December 2023
$47.93	28,824	28,824	December 2024
$42.17	19,748	19,748	December 2025
$54.69	16,320	16,320	December 2026
$64.14	16,236	16,236	December 2027
$58.79	24,195	12,453	December 2028
$71.86	29,136	7,698	December 2029
$71.55	22,878	-	December 2030
$96.35	21,464	-	December 2031
	207,841	130,319

Deferred Stock Unit (DSU) Plans

The DSU Plans are for officers and other designated persons of the Bank and its subsidiaries as well as for directors. These plans allow the Bank to tie a portion of the value of the compensation of participants to the future value of the Bank’s common shares. A DSU is a right that has a value equal to the closing price of a common share of the Bank on the Toronto Stock Exchange on the day preceding the award. DSUs generally vest evenly over four years. Additional DSUs are credited to the accounts of participants in an amount equal to the dividends declared on Bank common shares and vest evenly over the same period as the reference DSUs. DSUs may be cashed only when participants retire or leave the Bank or, for directors, when their term ends. The DSU Plans contain provisions for retiring employees whereby participants may continue vesting units in accordance with the stated terms of the award agreement.

During the year ended October 31, 2022, the Bank awarded 39,227 DSUs at a weighted average price of $97.10 (55,545 DSUs at a weighted average price of $75.55 for the year ended October 31, 2021). A total of 551,539 DSUs were outstanding as at October 31, 2022 (514,841 DSUs as at October 31, 2021). For the year ended October 31, 2022, a $1 million compensation expense related to these plans was recognized in the Consolidated Statement of Income ($23 million for the year ended October 31, 2021).

National Bank of Canada 2022 Annual Report	206

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Restricted Stock Unit (RSU) Plan

The RSU Plan is for certain officers and other designated persons of the Bank and its subsidiaries. The objective of this plan is to ensure that the compensation of certain officers and other designated persons is competitive and to foster retention. An RSU represents a right that has a value equal to the average closing price of the Bank’s common share, as published by the Toronto Stock Exchange, over the ten trading days preceding the sixth business day in December. RSUs generally vest evenly over three years, although some RSUs vest on the sixth business day of December of the third year following the award date, i.e., the date on which all RSUs expire. Additional RSUs are credited to the accounts of participants in an amount equal to the dividends declared on the Bank’s common shares and vest over the same period as the reference RSUs. The RSU Plan contains provisions for retiring employees whereby participants may continue vesting units in accordance with the stated terms of the award agreement.

During the year ended October 31, 2022, the Bank awarded 1,895,489 RSUs at a weighted average price of $99.59 (1,960,326 RSUs at a weighted average price of $72.76 for the year ended October 31, 2021). As at October 31, 2022, a total of 4,203,383 RSUs were outstanding (4,398,019 RSUs as at October 31, 2021). For the year ended October 31, 2022, a $172 million compensation expense related to this plan was recognized in the Consolidated Statement of Income ($256 million for the year ended October 31, 2021).

Performance Stock Unit (PSU) Plan

The PSU Plan is for officers and other designated persons of the Bank. The objective of this plan is to tie a portion of the value of the compensation of these officers and other designated persons to the future value of the Bank’s common shares. A PSU represents a right that has a value equal to the average closing price of the Bank’s common share, as published by the Toronto Stock Exchange, over the ten trading days preceding the sixth business day in December, adjusted upward or downward according to performance criteria, which is based on the Bank’s total shareholder return (TSR) growth index over three years compared to the average TSR growth index of the comparator group composed of Canadian banks over three years. PSUs vest on the sixth business day of December of the third year following the award date, i.e., the date on which all PSUs expire. Additional PSUs are credited to the accounts of participants in an amount equal to the dividends declared on the Bank’s common shares and vest over the same period as the reference PSUs. The PSU Plan contains provisions for retiring employees whereby participants may continue vesting units in accordance with the stated terms of the award agreement.

During the year ended October 31, 2022, the Bank awarded 238,082 PSUs at a weighted average price of $99.59 (235,949 PSUs at a weighted average price of $72.76 for the year ended October 31, 2021). As at October 31, 2022, a total of 739,359 PSUs were outstanding (794,440 PSUs as at October 31, 2021). For the year ended October 31, 2022, a $30 million compensation expense related to this plan was recognized in the Consolidated Statement of Income

($42 million for the year ended October 31, 2021).

Deferred Compensation Plan

This plan is exclusively for key employees of the Wealth Management segment. The purpose of this plan is to foster the retention of key employees and promote revenue growth and continuous profitability improvement within the Wealth Management segment. Under this plan, participants can defer a portion of their annual compensation, and the Bank may pay a contribution to key employees when certain financial objectives are met. Amounts awarded by the Bank and the compensation deferred by participants are invested in, among other items, Bank common share units. These share units represent a right that has a value equal to the closing price of the Bank’s common share on the Toronto Stock Exchange on the award date. Additional units are credited to the accounts of participants in an amount equal to the dividends declared on the Bank’s common shares. Share units representing the amounts awarded by the Bank vest evenly over four years. When a participant retires, or in certain cases when the participant’s employment ceases, the participant receives a cash amount representing the value of the vested share units.

During the year ended October 31, 2022, the Bank awarded 129,464 share units at a weighted average price of $94.87 (124,981 share units at a weighted average price of $80.23 for the year ended October 31, 2021). As at October 31, 2022, a total of 2,036,524 share units were outstanding (2,038,003 share units as at October 31, 2021). For the year ended October 31, 2022, a $19 million reversal of the compensation expense related to this plan was recognized in the Consolidated Statement of Income (compensation expense of $83 million for the year ended October 31, 2021).

Employee Share Ownership Plan

Under the Bank’s Employee Share Ownership Plan, employees who meet the eligibility criteria can contribute up to 8% of their annual gross salary by way of payroll deductions. The Bank matches 25% of the employee contribution up to a maximum of $1,500 per annum. Bank contributions vest to the employee after one year of uninterrupted participation in the plan. Subsequent contributions vest immediately. The Bank’s contributions, amounting to $15 million for the year ended October 31, 2022 ($14 million for the year ended October 31, 2021), were recognized when paid in the Compensation and employee benefits item of the Consolidated Statement of Income. As at October 31, 2022, a total of 6,304,689 common shares were held for this plan (6,149,769 common shares as at October 31, 2021).

Plan shares are purchased on the open market and are considered to be outstanding for earnings per share calculations. Dividends paid on the Bank’s common shares held for the Employee Share Ownership Plan are used to purchase other common shares on the open market.

Plan Liabilities and Intrinsic Value

Total liabilities arising from the Bank’s share-based compensation plans amounted to $716 million as at October 31, 2022 ($816 million as at October 31, 2021). The intrinsic value of these liabilities that had vested as at October 31, 2022 was $359 million ($364 million as at October 31, 2021).

National Bank of Canada 2022 Annual Report	207

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 23 – Employee Benefits – Pension Plans and Other Post-Employment Benefit Plans

The Bank offers pension plans that have a defined benefit component and a defined contribution component. The Bank also offers other post-employment benefit plans to eligible employees. The defined benefit component of the pension plans provides benefits based on years of plan participation and average earnings at retirement. The other post-employment benefits include post-employment medical, dental, and life insurance coverage. Since September 19, 2022, the Bank has been offering a new defined contribution component that is available to all new employees upon hiring as well as to current participants of the defined benefit component. Therefore, as of that date, the defined benefit component is no longer offered to new employees. For the defined contribution component, the Bank's base contribution equals a percentage of annual salary and the Bank’s additional contribution varies according to the employee’s contributions, and the sum of the employee’s age and years of continuous service. The defined benefit component of the pension plans is funded, whereas the defined contribution component and the other post-employment benefit plans are not funded. The fair value of the defined benefit component and the present value of the defined benefit obligations were measured as at October 31.

The Bank’s most significant pension plan is the Employee Pension Plan of the National Bank of Canada; it is registered with OSFI and the Canada Revenue Agency and subject to the Pension Benefits Standards Act, 1985 and the Income Tax Act.

The defined benefit component of the pension plans and the other post-employment benefit plans exposes the Bank to specific risks such as investment performance, changes to the discount rate used to calculate the obligation, the longevity of plan participants, and future inflation. While management believes that the assumptions used in the actuarial valuation process are reasonable, there remains a degree of risk and uncertainty that may cause future results to differ significantly from these assumptions, which could give rise to gains or losses.

According to the Bank’s governance rules, the policies and risk management related to the defined benefit component of the pension plans are overseen at different levels by the pension committees, the Bank’s management, and the Board’s Human Resources Committee. The defined benefit component of the pension plans are examined on an ongoing basis in order to monitor the funding and investment policies, the financial status of the plans, and the Bank’s funding requirements.

The Bank’s funding policy for the defined benefit component of the pension plans is to make at least the minimum annual contributions required by pension regulators.

For funded plans, the Bank determines whether an economic benefit exists in the form of potential reductions in future contributions and in the form of refunds from the plan surplus, where permitted by applicable regulations and plan provisions.

Defined Benefit Obligation, Assets of the Plans, and Funded Status

As at October 31

	Pension plans – Defined		Other post-employment
	benefit component		benefit plans
	2022	2021	2022	2021
Defined benefit obligation
Balance at beginning	4,745	5,027	143	156
Current service cost	129	146	1	1
Interest cost	171	149	5	4
Remeasurements
Actuarial (gains) losses arising from changes in demographic assumptions	55	9	1	1
Actuarial (gains) losses arising from changes in financial assumptions	(1,063)	(538)	(24)	(14)
Actuarial (gains) losses arising from experience adjustments	95	107	(6)	4
Employee contributions	65	58
Benefits paid	(226)	(213)	(9)	(9)
Balance at end	3,971	4,745	111	143
Plan assets
Fair value at beginning	5,436	5,153
Interest income	191	148
Administration cost	(3)	(4)
Remeasurements
Return on plan assets (excluding interest income)	(1,113)	214
Bank contributions(1)	119	80
Employee contributions	65	58
Benefits paid	(226)	(213)
Fair value at end	4,469	5,436
Defined benefit asset (liability) at end	498	691	(111)	(143)

(1)	For fiscal 2023, the Bank expects to pay an employer contribution of $123 million to the defined benefit component of the pension plans.

National Bank of Canada 2022 Annual Report	208

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Defined Benefit Asset (Liability)

As at October 31

	Pension plans – Defined benefit component		Other post-employment benefit plans
	2022	2021	2022	2021

Defined benefit asset included in Other assets	498	691
Defined benefit liability included in Other liabilities	–	–	(111)	(143)
	498	691	(111)	(143)

Cost for Pension Plans and Other Post-Employment Benefit Plans

Year ended October 31

	Pension plans		Other post-employment benefit plans
	2022	2021	2022	2021
Current service cost(1)	129	146	1	1
Interest expense (income), net	(20)	1	5	4
Administration costs	3	4
Expense recognized in Net income	112	151	6	5
Remeasurements(2)
Actuarial (gains) losses on the defined benefit obligation	(913)	(422)	(29)	(9)
Return on plan assets(3)	1,113	(214)
Remeasurements recognized in Other comprehensive income	200	(636)	(29)	(9)
	312	(485)	(23)	(4)

(1)	For the year ended October 31, 2022, the amount of the contributions made by the Bank to the defined contribution component of the pension plans was not significant.
(2)	Changes related to the discount rate and to the return on plan assets are reviewed and updated on a quarterly basis. All other assumptions are updated annually.
(3)	Excludes interest income.

Allocation of the Fair Value of the Assets of the Defined

Benefit Component of the Pensions Plans

As at October 31			2022			2021
	Quoted	Not quoted		Quoted	Not quoted
	in an active	in an active		in an active	in an active
	market(1)	market	Total	market(1)	market	Total
Asset classes
Cash and cash equivalents	–	273	273	–	171	171
Equity securities	988	1,150	2,138	1,290	935	2,225
Debt securities
Canadian government	114	–	114	175	–	175
Canadian provincial and municipal governments	–	1,769	1,769	–	1,593	1,593
Other issuers	–	264	264	–	1,248	1,248
Other	–	(89)	(89)	-–	24	24
	1,102	3,367	4,469	1,465	3,971	5,436

(1)	Unadjusted quoted prices in active markets for identical assets that the Bank can access at the measurement date.

The Bank’s investment strategy for plan assets considers several factors, including the time horizon of pension plan obligations and investment risk. For each plan, an allocation range per asset class is defined using a mix of equity and debt securities to optimize the risk-return profile of plan assets and minimize asset/liability mismatching.

The assets of the pension plans may include investment securities issued by the Bank. As at October 31, 2022 and 2021, the assets of the pension plans do not include any securities issued by the Bank.

For fiscal 2022, the Bank and its related entities received $21 million ($15 million in fiscal 2021) in fees from the pension plans for related management, administration and custodial services.

National Bank of Canada 2022 Annual Report	209

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 23 – Employee Benefits – Pension Plans and Other Post-Employment Benefit Plans (cont.)

Allocation of the Defined Benefit Obligation by the Status of the Participants in the Defined Benefit Component of the Pension Plans

As at October 31

	Pension plans – Defined benefit component		Other post-employment benefit plans
	2022	2021	2022	2021
Active employees	41%	42%	7%	13%
Retirees	53%	51%	93%	87%
Participants with deferred vested benefits	6%	7%
	100%	100%	100%	100%

Weighted average duration of the defined benefit obligation (in years)	14	16	10	12

Significant Actuarial Assumptions (Weighted Average)

Discount Rate

The discount rate assumption is based on an interest rate curve that represents the yields on corporate AA bonds. Short-term maturities are obtained using a curve based on observed data from corporate AA bonds. Long-term maturities are obtained using a curve based on actual data and extrapolated data.

To measure the obligation related to the defined benefit component of the pension plans and related to the other post-employment benefit plans, the vested benefits that the Bank expects to pay in each future period are discounted to the measurement date using the spot rate associated with each of the respective periods based on the yield curve derived using the above methodology. The sum of discounted benefit amounts represents the defined benefit obligation. An average discount rate that replicates this obligation is then computed.

To better reflect current service cost, a separate discount rate was determined to account for the timing of future benefit payments associated with the additional year of service to be earned by the plan’s active participants. Since these benefits are, on average, being paid at a later date than the benefits already earned by participants as a whole (i.e., longer duration), this method results in the use of a generally higher discount rate for calculating current service cost than that used to measure obligations where the yield curve is positively sloped. The methodology used to determine this discount rate is the same as the one used to establish the discount rate for measuring the obligation.

Other Assumptions

For measurement purposes, the estimated annual growth rate for health care costs was 4.77% as at October 31, 2022 (4.52% as at October 31, 2021). Based on the assumption retained, this rate is expected to increase to 5.42% in 2025, then remain at 5.30% from 2026 to 2030, then decrease gradually to 4.05% in 2040 and remain steady thereafter.

Mortality assumptions are a determining factor when measuring the defined benefit obligation. Determining the expected benefit payout period is based on best estimate assumptions regarding mortality. Mortality tables are reviewed at least once a year, and the assumptions made are in accordance with accepted actuarial practice. New results regarding the plans are reviewed and used in calculating best estimates of future mortality.

As at October 31

	Pension plans – Defined benefit component		Other post-employment benefit plans
	2022	2021	2022	2021
Defined benefit obligation
Discount rate	5.45%	3.55%	5.45%	3.55%
Rate of compensation increase	3.00%	3.00%	3.00%	3.00%
Health care cost trend rate			4.77%	4.52%
Life expectancy (in years) at 65 for a participant currently at
Age 65
Men	22.4	21.4	22.4	21.4
Women	24.7	23.7	24.7	23.7
Age 45
Men	23.4	22.4	23.4	22.4
Women	25.6	24.7	25.6	24.7

National Bank of Canada 2022 Annual Report	210

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Year ended October 31

	Pension plans – Defined benefit component		Other post-employment benefit plans
	2022	2021	2022	2021
Pension plan expense
Discount rate – Current service	3.70%	3.10%	3.70%	3.10%
Discount rate – Interest expense (income), net	3.55%	2.90%	3.55%	2.90%
Rate of compensation increase	3.00%	3.00%	3.00%	3.00%
Health care cost trend rate			4.52%	4.64%
Life expectancy (in years) at 65 for a participant currently at
Age 65
Men	21.4	21.3	21.4	21.3
Women	23.7	23.7	23.7	23.7
Age 45
Men	22.4	22.4	22.4	22.4
Women	24.7	24.6	24.7	24.6

Sensitivity of Significant Assumptions for 2022

The following table shows the potential impacts of changes to key assumptions on the defined benefit obligation of the pension plans and other post-employment benefit plans as at October 31, 2022. These impacts are hypothetical and should be interpreted with caution, as changes in each significant assumption may not be linear. The Bank has decided to adjust the table by varying the discount rate by 1.00% instead of the 0.25% used in the previous fiscal year to reflect the current economic environment.

As at October 31, 2022

	Pension plans – Defined	Other post-employment
	benefit component	benefit plans
	Change in the obligation	Change in the obligation

Impact of a 1.00% increase in the discount rate	(401)	(11)
Impact of a 1.00% decrease in the discount rate	513	13
Impact of a 0.25% increase in the rate of compensation increase	23
Impact of a 0.25% decrease in the rate of compensation increase	(25)
Impact of a 1.00% increase in the health care cost trend rate		5
Impact of a 1.00% decrease in the health care cost trend rate		(4)
Impact of an increase in the age of participants by one year	(82)	(1)
Impact of a decrease in the age of participants by one year	76	1

Projected Benefit Payments

Year ended October 31

	Pension plans – Defined benefit component	Other post-employment benefit plans
2023	235	9
2024	244	8
2025	254	8
2026	264	8
2027	272	7
2028 to 2032	1,489	36

National Bank of Canada 2022 Annual Report	211

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 24 – Income Taxes

The Bank’s income tax expense reported in the consolidated financial statements is as follows.

Year ended October 31	2022	2021 (1)
Consolidated Statement of Income
Current taxes
Current year	803	779
Prior period adjustments	(19)	(3)
	784	776
Deferred taxes
Origination and reversal of temporary differences	110	96
Prior period adjustments	–	10
	110	106
	894	882
Consolidated Statement of Changes in Equity
Share issuance expenses, other equity instruments and other	(14)	(10)
Impact of an accounting policy change(2)		(49)
	(14)	(59)
Consolidated Statement of Comprehensive Income
Remeasurements of pension plans and other post-employment benefit plans	(45)	170
Net change in cash flow hedges	3	109
Net fair value change attributable to credit risk on financial liabilities designated at fair value through profit or loss	216	(5)
Other	(90)	50
	84	324
Income taxes	964	1,147

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these consolidated financial statements.
(2)	As at October 31, 2021, a $49 million deferred tax liability arising from an accounting policy change was reversed to Retained earnings in the Consolidated Statement of Changes in Equity. For additional information, see Note 1 to these consolidated financial statements.

The breakdown of the income tax expense is as follows.

Year ended October 31	2022	2021	(1)
Current taxes	933	916
Deferred taxes	31	231
	964	1,147

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these consolidated financial statements.

National Bank of Canada 2022 Annual Report	212

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

The temporary differences and tax loss carryforwards resulting in deferred tax assets and liabilities are as follows.

	As at October 31		Year ended October 31		Year ended October 31
	Consolidated Balance Sheet		Consolidated Statement of Income		Consolidated Statement of Comprehensive Income
	2022	2021 (1)	2022	2021 (1)	2022	2021
Deferred tax assets
Allowances for credit losses	235	225	10	(101)	–	–
Deferred charges	317	354	(37)	89	–	–
Defined benefit liability – Other post-employment benefit plans	38	47	(1)	(3)	(8)	(2)
Investments in associates	23	57	(34)	(41)	–	–
Leases liabilities	118	132	(14)	(13)	–	–
Deferred revenue	62	51	11	4	–	–
Tax loss carryforwards	35	33	2	(7)	–	–
Other items(2)	32	29	1	(31)	–	–
	860	928	(62)	(103)	(8)	(2)
Deferred tax liabilities
Premises and equipment and intangible assets(3)	(312)	(299)	(13)	(16)	-	–
Defined benefit asset – Pension plans	(127)	(178)	(2)	16	53	(168)
Investments in associates	(2)	–	(2)	4	–	–
Other items(4)	(44)	(45)	(31)	(7)	32	(5)
	(485)	(522)	(48)	(3)	85	(173)
Net deferred tax assets (liabilities)	375	406	(110)	(106)	77	(175)

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these consolidated financial statements.
(2)	As at October 31, 2022, the Consolidated Balance Sheet included a $2 million deferred tax asset related to share issuance costs ($1 million as at October 31, 2021) reported in Retained earnings on the Consolidated Statement of Changes in Equity.
(3)	As at October 31, 2021, a $62 million deferred tax liability arising from an accounting policy change was reversed, of which $49 million was to Retained earnings in the Consolidated Statement of Changes in Equity and $13 million to Income taxes in the Consolidated Statement of Income. For additional information, see Note 1 to these consolidated financial statements.
(4)	As at October 31, 2021, the Consolidated Balance Sheet included a $6 million deferred tax liability related to intangible assets acquired during the Flinks acquisition that had no impact on the Consolidated Statement of Comprehensive Income. For additional information, see Note 31 to these consolidated financial statements.

Net deferred tax assets are included in Other assets and net deferred tax liabilities are included in Other liabilities.

As at October 31	2022	2021	(1)

Deferred tax assets	389	416
Deferred tax liabilities	(14)	(10)
	375	406

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these consolidated financial statements.

National Bank of Canada 2022 Annual Report	213

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 24 – Income Taxes (cont.)

According to forecasts, which are based on information available as at October 31, 2022, the Bank believes that the results of future operations will likely generate sufficient taxable income to utilize all the deferred tax assets before they expire.

As at October 31, 2022, the total amount of temporary differences, unused tax loss carryforwards, and unused tax credits for which no deferred tax asset has been recognized was $561 million ($424 million as at October 31, 2021).

As at October 31, 2022, the total amount of temporary differences related to investments in subsidiaries, associates, and joint ventures for which no deferred tax liability has been recognized was $5,636 million ($4,383 million as at October 31, 2021).

The following table provides a reconciliation of the Bank’s income tax rate.

Year ended October 31		2022		2021 (1)
	$	%	$	%

Income before income taxes	4,277	100.0	4,022	100.0
Income taxes at Canadian statutory income tax rate	1,133	26.5	1,066	26.5
Reduction in income tax rate due to
Tax-exempt income from securities	(191)	(4.5)	(151)	(3.8)
Non-taxable portion of capital gains	(1)	-	-	-
Tax rates of subsidiaries, foreign entities and associates	(71)	(1.7)	(51)	(1.3)
Other items	24	0.6	18	0.5
	(239)	(5.6)	(184)	(4.6)
Income taxes reported in the Consolidated Statement of Income and effective income tax rate	894	20.9	882	21.9

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these consolidated financial statements.

Notice of Assessment

In September 2022, the Bank was reassessed by the Canada Revenue Agency (CRA) for additional income tax and interest of approximately $150 million (including estimated provincial tax and interest) in respect of certain Canadian dividends received by the Bank during the 2017 taxation year.

In prior fiscal years, the Bank had been reassessed for additional income tax and interest of approximately $725 million (including provincial tax and interest) in respect of certain Canadian dividends received by the Bank during the 2012-2016 taxation years.

In the reassessments, the CRA alleges that the dividends were received as part of a “dividend rental arrangement”.

The CRA may issue reassessments to the Bank for taxation years subsequent to 2017 in regard to activities similar to those that were the subject of the above- mentioned reassessments. The Bank remains confident that its tax position was appropriate and intends to vigorously defend its position. As a result, no amount has been recognized in the consolidated financial statements as at October 31, 2022.

Proposed Legislation

On November 4, 2022, the Government of Canada introduced Bill C-32 – An Act to implement certain provisions of the fall economic statement table in Parliament on November 3, 2022 and certain provisions of the budget tabled in Parliament on April 7, 2022 to implement tax measures applicable to certain entities of banking and life insurer groups, as presented in its budget of April 7, 2022. These tax measures include the Canada Recovery Dividend (CRD), which is a one-time 15% tax on the fiscal 2021 and 2020 average taxable income above $1 billion, and also include a 1.5% increase in the statutory tax rate. The amount of CRD for the Bank is estimated at $32 million. Since these tax measures were not substantively enacted at the reporting date, no amount has been recognized in the Bank’s consolidated financial statements as at October 31, 2022.

National Bank of Canada 2022 Annual Report	214

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 25 – Earnings Per Share

Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding after taking into account the dilution effect of stock options using the treasury stock method and any gain (loss) on the redemption of preferred shares.

Year ended October 31	2022	2021	(1)
Basic earnings per share
Net income attributable to the Bank’s shareholders and holders of other equity instruments	3,384	3,140
Dividends on preferred shares and distributions on other equity instruments	107	123
Net income attributable to common shareholders	3,277	3,017
Weighted average basic number of common shares outstanding (thousands)	337,099	337,212
Basic earnings per share (dollars)	9.72	8.95
Diluted earnings per share Net income attributable to common shareholders	3,277	3,017
Weighted average basic number of common shares outstanding (thousands)	337,099	337,212
Adjustment to average number of common shares (thousands)
Stock options(2)	3,738	3,649
Weighted average diluted number of common shares outstanding (thousands)	340,837	340,861
Diluted earnings per share (dollars)	9.61	8.85

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these consolidated financial statements.
(2)	For the year ended October 31, 2022, the calculation of diluted earnings per share excluded an average number of 1,575,093 options outstanding with a weighted average exercise price of $96.35, given that the exercise price of these options was greater than the average price of the Bank’s common shares. For the year ended October 31, 2021, given that the exercise price of the options was lower than the average price of the Bank’s common shares, no options were excluded from the diluted earnings per share calculation.

Note 26 – Guarantees, Commitments and Contingent Liabilities

Guarantees

The maximum potential amount of future payments represents the maximum risk of loss if there were a total default by the guaranteed parties, without consideration of recoveries under recourse provisions or insurance policies or from collateral held or pledged. The maximum potential amount of future payments under significant guarantees issued by the Bank is presented in the following table.

As at October 31	2022	2021

Letters of guarantee(1)	6,618	6,083
Backstop liquidity, credit enhancement facilities and other(1)	8,707	7,264
Securities lending	180	-

(1)	For additional information on allowances for credit losses related to off-balance-sheet commitments, see Note 7 to these consolidated financial statements.

Letters of Guarantee

In the normal course of business, the Bank issues letters of guarantee. These letters of guarantee represent irrevocable commitments that the Bank will make payments in the event that a client cannot meet its obligations to third parties. The Bank’s policy for requiring collateral security with respect to letters of guarantee is similar to that for loans. Generally, the term of these letters of guarantee is less than two years.

Backstop Liquidity and Credit Enhancement Facilities

Facilities to Multi-Seller Conduits

The Bank administers multi-seller conduits that purchase financial assets from clients and finance those purchases by issuing asset-backed commercial paper. The Bank provides backstop liquidity facilities to these multi-seller conduits. As at October 31, 2022, the notional amount of the global-style backstop liquidity facilities totalled $3.2 billion ($2.8 billion as at October 31, 2021), representing the total amount of commercial paper outstanding.

These backstop liquidity facilities can be drawn if the conduits are unable to access the commercial paper market, even if there is no general market disruption. These facilities have terms of less than one year and can be periodically renewed. The terms and conditions of these backstop liquidity facilities do not require the Bank to advance money to the conduits if the conduits are insolvent or involved in bankruptcy proceedings or to fund non-performing assets beyond the amount of the available credit enhancements. The backstop liquidity facilities provided by the Bank have not been drawn to date.

National Bank of Canada 2022 Annual Report	215

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 26 – Guarantees, Commitments and Contingent Liabilities (cont.)

The Bank also provides credit enhancement facilities to these multi-seller conduits. These facilities have terms of less than one year and are automatically renewable unless the Bank sends a non-renewal notice. As at October 31, 2022 and 2021, the committed notional value for these facilities was $30 million. To date, the credit enhancement facilities provided by the Bank have not been drawn.

The maximum risk of loss for the Bank cannot exceed the total amount of commercial paper outstanding, i.e., $3.2 billion as at October 31, 2022 ($2.8 billion as at October 31, 2021). As at October 31, 2022, the Bank held $35 million ($22 million as at October 31, 2021) of this commercial paper and, consequently, the maximum potential amount of future payments, taking into account the credit enhancement facilities, was $3.2 billion ($2.7 billion as at October 31, 2021).

CDCC Overnight Liquidity Facility

Canadian Derivatives Clearing Corporation (CDCC) acts as a central clearing counterparty for multiple financial instrument transactions in Canada. Certain fixed-income clearing members of CDCC have provided an equally shared committed and uncommitted global overnight liquidity facility for the purpose of supporting CDCC in its clearing activities of securities purchased under reverse repurchase agreements or sold under repurchase agreements. The objective of this facility is to maintain sufficient liquidity in the event of a clearing member’s default. As a fixed-income clearing member providing support to CDCC, the Bank provides a liquidity facility. As at October 31, 2022, the notional amount of the overnight uncommitted liquidity facility amounted to $5.6 billion ($4.5 billion as at October 31, 2021). As at October 31, 2022 and 2021, no amount had been drawn.

Securities Lending

Under securities lending agreements that the Bank has entered into with certain clients who have entrusted it with the safekeeping of their securities, the Bank lends the securities to third parties and indemnifies its clients in the event of loss. To protect itself against any contingent loss, the Bank obtains, as security from the borrower, a cash amount or extremely liquid marketable securities with a fair value greater than that of the securities loaned. No amount has been recognized on the Consolidated Balance Sheet with respect to potential indemnities resulting from securities lending agreements.

Other Indemnification Agreements

In the normal course of business, including securitization transactions and discontinuances of businesses and operations, the Bank enters into numerous contractual agreements under which it undertakes to compensate the counterparty for costs incurred as a result of litigation, changes in laws and regulations (including tax legislation), claims with respect to past performance, incorrect representations or the non-performance of certain restrictive covenants. The Bank also undertakes to indemnify any person acting as a director or officer or performing a similar function within the Bank or one of its subsidiaries or another entity, at the request of the Bank, for all expenses incurred by that person in proceedings or investigations to which he or she is party in that capacity.

Moreover, as a member of a securities transfer network and pursuant to the membership agreement and the regulations governing the operation of the network, the Bank granted collateral in favour of the Bank of Canada to guarantee any obligation of the Bank towards the Bank of Canada that could result from the Bank’s participation in the securities transfer network. The durations of the indemnification agreements vary according to circumstance; as at October 31, 2022 and 2021, given the nature of the agreements, the Bank is unable to make a reasonable estimate of the maximum potential liability it could be required to pay to counterparties. No amount related to these agreements has been recognized on the Consolidated Balance Sheet.

Commitments

Credit Instruments

In the normal course of business, the Bank enters into various off-balance-sheet commitments. The credit instruments used to meet the financing needs of its clients represent the maximum amount of additional credit that the Bank could be obligated to extend if the commitments were fully drawn.

As at October 31	2022	2021
Letters of guarantee(1)	6,618	6,083
Documentary letters of credit(2)	161	160
Credit card receivables(3)	9,337	9,081
Commitments to extend credit(3)	82,117	77,983

(1)	See the Letters of Guarantee item on page 215.
(2)	Documentary letters of credit are documents issued by the Bank and used in international trade to enable a third party to present a payment request to the Bank for up to an amount established under specific terms and conditions; these instruments are collateralized by the delivery of the goods to which they are related.
(3)	Credit card receivables and commitments to extend credit represent unused portions of authorizations to extend credit, under certain conditions, in the form of loans or bankers’ acceptances.

Financial Assets Received as Collateral

As at October 31, 2022, the fair value of financial assets received as collateral that the Bank was authorized to sell or repledge was $92.3 billion ($74.1 billion as at October 31, 2021). These financial assets received as collateral consist of securities related to securities financing and derivative transactions as well as securities purchased under reverse repurchase agreements and securities borrowed.

National Bank of Canada 2022 Annual Report	216

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Other Commitments

The Bank acts as an investor in investment banking activities whereby it enters into agreements to finance external private equity funds and investments in equity and debt securities at market value at the time the agreements are signed. In connection with these activities, the Bank had commitments to invest up to $102 million as at October 31, 2022 ($124 million as at October 31, 2021). In addition, through one of its subsidiaries, the Bank purchases retail loans originated by other financial institutions at market value at the time of purchase. As at October 31, 2022, the Bank had commitments to purchase loans of up to $60 million ($77 million as at October 31, 2021).

Pledged Assets

In the normal course of business, the Bank pledges securities and other assets as collateral. A breakdown of encumbered assets pledged as collateral is provided in the following table. These transactions are concluded in accordance with standard terms and conditions.

As at October 31	2022	2021
Assets pledged to
Bank of Canada	325	502
Direct clearing organizations(1)	1,634	4,158
Assets pledged in relation to
Derivative financial instrument transactions	5,368	6,339
Borrowing, securities lending and securities sold under reverse repurchase agreements	68,458	72,038
Securitization transactions	26,361	25,173
Covered bonds(2)	11,590	9,542
Other	159	4
Total	113,895	117,756

(1)	Includes assets pledged as collateral for activities in the systemically important payment system (designated as Lynx) as at October 31, 2022 and 2021.
(2)	The Bank has a covered bond program. For additional information, see Notes 13 and 27 to these consolidated financial statements.

Contingent Liabilities

Litigation

In the normal course of business, the Bank and its subsidiaries are involved in various claims relating, among other matters, to loan portfolios, investment portfolios, and supplier agreements, including court proceedings, investigations or claims of a regulatory nature, class actions, or other legal remedies of varied natures.

More specifically, the Bank is involved as a defendant in class actions instituted by consumers contesting, inter alia, certain transaction fees or who wish to avail themselves of certain legislative provisions relating to consumer protection. The recent developments in the main legal proceeding involving the Bank are as follows:

Defrance

On January 21, 2019, the Quebec Superior Court authorized a class action against the National Bank and several other Canadian financial institutions. The originating application was served to the Bank on April 23, 2019. The class action was initiated on behalf of consumers residing in Quebec. The plaintiffs allege that non-sufficient funds charges, billed by all of the defendants when a payment order is refused due to non-sufficient funds, are illegal and prohibited by the Consumer Protection Act. The plaintiffs are claiming, in the form of damages, the repayment of these charges as well as punitive damages.

It is impossible to determine the outcome of the claims instituted or which may be instituted against the Bank and its subsidiaries. The Bank estimates, based on the information at its disposal, that while the amount of contingent liabilities pertaining to these claims, taken individually or in the aggregate, could have a material impact on the Bank’s consolidated results of operations for a particular period, it would not have a material adverse impact on the Bank’s consolidated financial position.

National Bank of Canada 2022 Annual Report	217

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 27 – Structured Entities

A structured entity is an entity created to accomplish a narrow and well-defined objective and is designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when any voting rights relate solely to administrative tasks and the relevant activities are directed by means of contractual arrangements. Structured entities are assessed for consolidation in accordance with the accounting treatment described in Note 1 to these consolidated financial statements. The Bank’s maximum exposure to loss resulting from its interests in these structured entities consists primarily of the investments in these entities, the fair value of derivative financial instrument contracts entered into with them, and the backstop liquidity and credit enhancement facilities granted to certain structured entities.

In the normal course of business, the Bank may enter into financing transactions with third-party structured entities, including commercial loans, reverse repurchase agreements, prime brokerage margin lending, and similar collateralized lending transactions. While such transactions expose the Bank to the counterparty credit risk of the structured entities, this exposure is mitigated by the collateral related to these transactions. The Bank typically has neither power nor significant variable returns resulting from financing transactions with structured entities and does not consolidate such entities. Financing transactions with third-party-sponsored structured entities are included in the Bank's consolidated financial statements and are not included in the table accompanying this note on page 219.

Non-Consolidated Structured Entities

Multi-Seller Conduits

The Bank administers multi-seller conduits that purchase financial assets from clients and finance those purchases by issuing commercial paper backed by the assets acquired. Clients use these multi-seller conduits to diversify their funding sources and reduce borrowing costs, while continuing to manage the financial assets and providing some amount of first-loss protection. Notes issued by the conduits and held by third parties provide additional credit loss protection. The Bank acts as a financial agent and provides these conduits with administrative and transaction structuring services as well as backstop liquidity and credit enhancement facilities under the commercial paper program. These facilities are presented and described in Note 26. The Bank has concluded derivative financial instrument contracts with these conduits, the fair value of which is presented on the Bank’s Consolidated Balance Sheet. Although the Bank has the ability to direct the relevant activities of these conduits, it cannot use its power to affect the amount of the returns it obtains, as it acts as an agent. Consequently, the Bank does not control these conduits and does not consolidate them.

Investment Funds

The Bank enters into derivative or other financial instrument contracts with third parties to provide them with the desired exposure to certain investment funds. The Bank economically hedges the risks related to these derivatives by investing in those investment funds. The Bank can also hold economic interests in certain investment funds as part of its investing activities. In addition, the Bank is sponsor and investment manager of mutual funds in which it has insignificant or no interest. The Bank does not control the funds where its holdings are not significant given that, in these circumstances, the Bank either acts only as an agent or does not have any power over the relevant activities. In both cases, it does not have significant exposure to the variable returns of the funds. Therefore, the Bank does not consolidate these funds.

Private Investments

As part of its investment banking operations, the Bank invests in several limited liability partnerships and other incorporated entities. These investment companies in turn invest in operating companies with a view to reselling these investments at a profit over the medium or long term. The Bank does not intervene in the operations of these entities; its only role is that of an investor. Consequently, it does not control these companies and does not consolidate them.

Third-Party Structured Entities

The Bank has invested in third-party structured entities, some of which are asset-backed. The underlying assets consist of residential mortgages, consumer loans, equipment loans, leases, and securities. The Bank does not have the ability to direct the relevant activities of these structured entities and has no exposure to their variable returns, other than the right to receive interest income and dividend income from its investments. Consequently, the Bank does not control these structured entities and does not consolidate them.

National Bank of Canada 2022 Annual Report	218

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

The following table presents the carrying amounts of the assets and liabilities relating to the Bank’s interests in non-consolidated structured entities, the Bank’s maximum exposure to loss from these interests, as well as the total assets of these structured entities. The structured entity Canada Housing Trust is not presented. For additional information, see Note 8 to these consolidated financial statements.

		As at October 31, 2022
	Multi–seller conduits(1)	Investment funds(2)	Private investments(3)	Third–party structured entities(4)

Assets on the Consolidated Balance Sheet
Securities at fair value through profit or loss	35	335	77	–
Securities at amortized cost	–	–	–	5,163
Derivative financial instruments	–	–	–	38
	35	335	77	5,201
As at October 31, 2021	22	197	54	2,942

Liabilities on the Consolidated Balance Sheet
Derivative financial instruments	(71)	–	–	(91)
	(71)	–	–	(91)
As at October 31, 2021	(12)	–	–	(8)

Maximum exposure to loss
Securities	35	335	77	5,201
Liquidity, credit enhancement facilities and commitments	3,155	–	–	468
	3,190	335	77	5,669
As at October 31, 2021	2,754	197	54	3,896

Total assets of the structured entities	3,183	1,772	535	11,197
As at October 31, 2021	2,782	1,791	400	16,883

(1)	The main underlying assets, located in Canada, are residential mortgages, automobile loans, automobile inventory financings, and other receivables. As at October 31, 2022, the notional committed amount of the global-style liquidity facilities totalled $3.2 billion ($2.8 billion as at October 31, 2021), representing the total amount of commercial paper outstanding. The Bank also provides series-wide credit enhancement facilities for a notional committed amount of $30 million ($30 million as at October 31, 2021). The maximum exposure to loss cannot exceed the amount of commercial paper outstanding. As at October 31, 2022, the Bank held $35 million in commercial paper ($22 million as at October 31, 2021) and, consequently, the maximum potential amount of future payments as at October 31, 2022 was limited to $3.2 billion ($2.7 billion as at October 31, 2021), which represents the undrawn liquidity and credit enhancement facilities.
(2)	The underlying assets are various financial instruments and are presented on a net asset basis. Certain investment funds are in a trading portfolio.
(3)	The underlying assets are private investments. The amount of total assets of the structured entities corresponds to the amount for the most recent available period.
(4)	The underlying assets are residential mortgages, consumer loans, equipment loans, leases, and securities.

Consolidated Structured Entities

Securitization Entity for the Bank’s Credit Card Receivables

In April 2015, the Bank set up Canadian Credit Card Trust II (CCCT II) to continue its credit card securitization program on a revolving basis and to use the entity for capital management and funding purposes.

The Bank provides first-loss protection against the losses, since it retains the excess spread from the portfolio of sold receivables. The excess spread represents the residual net interest income after all the expenses related to this structure have been paid. The Bank also provides second-loss protection as it holds subordinated notes issued by CCCT II. In addition, the Bank acts as an administrative agent and servicer and as such is responsible for the daily administration and management of CCCT II’s credit card receivables. The Bank therefore has the ability to direct the relevant activities of CCCT II and can exercise its power to affect the amount of returns it obtains. Consequently, the Bank controls CCCT II and consolidates it.

Multi-Seller Conduit

The Bank administers a multi-seller conduit that purchases various financial assets from clients and finances those purchases by issuing debt securities (including commercial paper) backed by the assets acquired. The clients use this multi-seller conduit to diversify their funding sources and reduce borrowing costs, while continuing to manage the financial assets and providing some amount of first-loss protection. The Bank holds the sole note issued by the conduit and has concluded a derivative financial instrument contract with the conduit. The Bank controls the relevant activities of this conduit through its involvement as a financial agent, agent for administrative and transaction structuring services as well as investor in the conduit’s sole note. The Bank’s functions and investment in the conduit confer to it decision-making power over the composition of assets acquired by the conduit and the selection of the seller as well as some exposure to the conduit’s variable returns. Therefore, the Bank consolidates this conduit.

National Bank of Canada 2022 Annual Report	219

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 27 – Structured Entities (cont.)

Investment Funds

The Bank enters into derivative or other financial instrument contracts with third parties to provide them with the desired exposure to certain investment funds. The Bank economically hedges the risks related to these derivatives by investing in those investment funds. The Bank can also hold economic interests in certain investment funds as part of its investing activities. The Bank controls the relevant activities of certain funds through its involvement as an investor and its significant exposure to their variable returns. Therefore, the Bank consolidates these funds.

Covered Bonds

NBC Covered Bond Guarantor (Legislative) Limited Partnership

In December 2013, the Bank established the covered bond legislative program under which covered bonds are issued. It therefore created NBC Covered Bond Guarantor (Legislative) Limited Partnership (the Guarantor) to guarantee payment of the principal and interest owed to the bondholders. The Bank sold uninsured residential mortgages to the Guarantor and granted it loans to facilitate the acquisition of these assets. The Bank acts as manager of the partnership and has decision-making authority over its relevant activities in accordance with the contractual terms governing the covered bond legislative program. In addition, the Bank is able, in accordance with the contractual terms governing the covered bond legislative program, to affect the variable returns of the partnership, which are directly related to the return on the mortgage loan portfolio and the interest on the loans from the Bank. Consequently, the Bank controls the partnership and consolidates it.

Third-Party Structured Entities

In 2018, the Bank, through one of its subsidiaries, provided financing to a third-party structured entity in exchange for a 100% interest in a loan portfolio, the sole asset held by that entity. The Bank controls and therefore consolidates the structured entity, as it has the ability to direct the entity’s relevant activities through its involvement in the decision-making process. The Bank is also exposed to the entity’s variable returns.

The following table presents the Bank’s investments and other assets in the consolidated structured entities as well as the total assets of these entities.

As at October 31	2022		2021
	Investments and other assets	Total assets(1)	Investments and other assets	Total assets(1)

Consolidated structured entities
Securitization entity for the Bank’s credit card receivables(2)(3)	1,916	2,073	2,410	2,544
Multiseller conduit(4)	802	802	256	256
Investment funds(5)	56	56	121	121
Covered bonds(6)	17,900	18,237	15,663	16,048
Third-party structured entities(7)	166	166	169	169
	20,840	21,334	18,619	19,138

(1)	There are restrictions, arising essentially from regulatory requirements, corporate or securities laws, and contractual arrangements, that limit the ability of some of the Bank’s consolidated structured entities to transfer funds to the Bank.
(2)	The underlying assets are credit card receivables.
(3)	The Bank’s investment is presented net of third-party holdings.
(4)	The underlying assets, located in Canada, are residential mortgages.
(5)	The underlying assets are various financial instruments and are presented on a net asset basis. Certain investment funds are in a trading portfolio.
(6)	The underlying assets are uninsured residential mortgage loans of the Bank. The average maturity of these underlying assets is two years. As at October 31, 2022, the total amount of transferred mortgage loans was $17.9 billion ($15.7 billion as at October 31, 2021), and the total amount of covered bonds of $10.4 billion was recognized in Deposits on the Consolidated Balance Sheet ($8.8 billion as at October 31, 2021). For additional information, see Note 13 to these consolidated financial statements.
(7)	The underlying assets consist of a loan portfolio.

National Bank of Canada 2022 Annual Report	220

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 28 – Related Party Disclosures

In the normal course of business, the Bank provides various banking services to related parties and enters into contractual agreements and other operations with related parties. The Bank considers the following to be related parties:

•	its key officers and directors and members of their immediate family, i.e., spouses and children under 18 living in the same household;
•	entities over which its key officers and directors and their immediate family have control or significant influence through their significant voting power;
•	the Bank’s associates and joint ventures;
•	the Bank’s pension plans (for additional information, see Note 23 to these consolidated financial statements).

According to the established definition, the Bank’s key officers are those persons having authority and responsibility for planning, directing, and controlling the Bank’s activities, directly or indirectly.

Related Party Transactions

As at October 31
	Key officers and directors(1)		Related entities
	2022	2021	2022		2021

Assets
Mortgage loans and other loans	22	21	449	(2)	143	(2)

Liabilities	58	115	80	(3)	126	(3)
Deposits
Other	–	–	6		38

(1)	As at October 31, 2022, key officers and directors and their immediate family members were holding $68 million of the Bank’s common and preferred shares ($95 million as at October 31, 2021).
(2)	As at October 31, 2022, mortgage loans and other loans consisted of: (i) $1 million in loans to the Bank’s associates ($1 million as at October 31, 2021) and (ii) $448 million in loans to entities over which the Bank’s key officers or directors or their immediate family members exercise control or significant influence through significant voting power ($142 million as at October 31, 2021).
(3)	As at October 31, 2022, deposits consisted of: (i) no amount in deposits from the Bank’s associates ($1 million as at October 31, 2021) and (ii) $80 million in deposits from entities over which the Bank’s key officers or directors and their immediate family members exercise control or significant influence through significant voting power ($125 million as at October 31, 2021).

The contractual agreements and other transactions with related entities as well as with directors and key officers are entered into under conditions similar to those offered to non-related third parties. These agreements did not have a significant impact on the Bank’s results. The Bank also offers a deferred stock unit plan to directors who are not Bank employees. For additional information, see Notes 9, 22 and 27 to these consolidated financial statements.

Compensation of Key Officers and Directors

Year ended October 31	2022	2021

Compensation and other short-term and long-term benefits	24	23
Share-based payments	21	22

National Bank of Canada 2022 Annual Report	221

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 28 – Related Party Disclosures (cont.)

Principal Subsidiaries of the Bank(1)

		As at October 31, 2022
Name	Business activity	Principal office address	Voting shares(2)	Investment at cost

Canada and United States
National Bank Acquisition Holding Inc.	Holding company	Montreal, Canada	100%	1,785
National Bank Financial Inc.	Investment dealer	Montreal, Canada	100%
NBF International Holdings Inc.	Holding company	Montreal, Canada	100%
National Bank of Canada Financial Group Inc.	Holding company	New York, NY, United States	100%
Credigy Ltd.	Holding company	Atlanta, GA, United States	100%
National Bank of Canada Financial Inc.	Investment dealer	New York, NY, United States	100%
National Bank Investments Inc.	Mutual funds dealer	Montreal, Canada	100%	441
National Bank Life Insurance Company	Insurance	Montreal, Canada	100%
Natcan Trust Company	Trustee	Montreal, Canada	100%	238
National Bank Trust Inc.	Trustee	Montreal, Canada	100%	195
National Bank Realty Inc.	Real estate	Montreal, Canada	100%	80
NatBC Holding Corporation	Holding company	Hollywood, FL, United States	100%	31
Natbank, National Association	Commercial bank	Hollywood, FL, United States	100%
Flinks Technology Inc.	Information technology	Montreal, Canada	86%	144

Other countries
Natcan Global Holdings Ltd.	Holding company	Sliema, Malta	100%	22
NBC Global Finance Limited	Investment services	Dublin, Ireland	100%
NBC Financial Markets Asia Limited	Investment dealer	Hong Kong, China	100%	5
Advanced Bank of Asia Limited	Commercial bank	Phnom Penh, Cambodia	100%	621
ATA IT Ltd.	Information technology	Bangkok, Thailand	100%	3

(1)	Excludes consolidated structured entities. For additional information, see Note 27 to these consolidated financial statements.
(2)	The Bank’s percentage of voting rights in these subsidiaries.

Note 29 – Management of the Risks Associated With Financial Instruments

The Bank is exposed to credit risk, market risk, and liquidity and funding risk. The Bank’s objectives, policies, and procedures for managing risk and the risk measurement methods are presented in the Risk Management section of the MD&A for the year ended October 31, 2022. Text in grey shading and tables identified with an asterisk (*) in the Risk Management section of the MD&A for the year ended October 31, 2022 are integral parts of these consolidated financial statements.

Residual Contractual Maturities of Balance Sheet Items and Off-Balance-Sheet Commitments

The following tables present balance sheet items and off-balance-sheet commitments by residual contractual maturity as at October 31, 2022 and 2021. The information gathered from this maturity analysis is a component of liquidity and funding management. However, this maturity profile does not represent how the Bank manages its interest rate risk nor its liquidity risk and funding needs. The Bank considers factors other than contractual maturity when assessing liquid assets or determining expected future cash flows.

In the normal course of business, the Bank enters into various off-balance-sheet commitments. The credit instruments used to meet the funding needs of its clients represent the maximum amount of additional credit that the Bank could be obligated to extend if the commitments were fully drawn.

The Bank also has future minimum commitments under leases for premises as well as under other contracts, mainly commitments to purchase loans and contracts for outsourced information technology services. Most of the lease commitments are related to operating leases.

National Bank of Canada 2022 Annual Report	222

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

	As at October 31, 2022
	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 9 months	Over 9 months to 12 months	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	No specified maturity	Total

Assets

Cash and deposits with financial institutions	13,084	142	311	18	685	–	–	–	17,630	31,870

Securities
At fair value through profit or loss	1,527	6,450	5,405	2,267	2,337	3,369	8,634	10,661	46,725	87,375
At fair value through other comprehensive income	5	30	13	20	46	952	4,910	2,296	556	8,828
At amortized cost	602	196	1,876	1,032	95	2,840	5,802	1,073	–	13,516
	2,134	6,676	7,294	3,319	2,478	7,161	19,346	14,030	47,281	109,719

Securities purchased under reverse repurchase agreements and securities borrowed	12,489	1,231	890	–	409	1,044	–	–	10,423	26,486

Loans(1)
Residential mortgage	1,155	1,124	1,899	2,716	2,364	8,910	53,335	8,059	567	80,129
Personal	423	449	878	1,208	1,036	3,701	17,792	5,085	14,751	45,323
Credit card									2,389	2,389
Business and government	19,980	3,491	3,971	3,586	2,604	6,167	11,452	2,985	19,081	73,317
Customers’ liability under acceptances	5,967	554	20	–	–	–	–	–	–	6,541
Allowances for credit losses									(955)	(955)
	27,525	5,618	6,768	7,510	6,004	18,778	82,579	16,129	35,833	206,744

Other
Derivative financial instruments	2,046	2,804	1,853	1,190	698	1,742	5,182	3,032	–	18,547
Investments in associates and joint ventures									140	140
Premises and equipment									1,397	1,397
Goodwill									1,519	1,519
Intangible assets									1,360	1,360
Other assets(1)	2,633	527	472	161	94	502	107	86	1,376	5,958
	4,679	3,331	2,325	1,351	792	2,244	5,289	3,118	5,792	28,921
	59,911	16,998	17,588	12,198	10,368	29,227	107,214	33,277	116,959	403,740

(1)	Amounts collectible on demand are considered to have no specified maturity.

National Bank of Canada 2022 Annual Report	223

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 29 – Management of the Risks Associated With Financial Instruments (cont.)

								As at October 31, 2022
	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 9 months	Over 9 months to 12 months	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	No specified maturity	Total

Liabilities and equity

Deposits(1)(2)
Personal	1,482	1,493	2,955	6,013	6,141	6,418	7,942	4,252	42,115	78,811
Business and government	36,864	11,605	10,644	4,875	3,728	5,988	13,659	4,227	92,640	184,230
Deposit–taking institutions	724	624	54	122	30	–	7	36	1,756	3,353
	39,070	13,722	13,653	11,010	9,899	12,406	21,608	8,515	136,511	266,394
Other
Acceptances	5,967	554	20	–	–	–	–	–	–	6,541
Obligations related to securities sold short(3)	428	394	634	74	920	1,493	3,948	6,386	7,540	21,817
Obligations related to securities sold under repurchase agreements and securities loaned	16,233	5,445	1,567	3,406	–	22	–	–	6,800	33,473
Derivative financial instruments	2,584	2,302	1,640	1,009	595	2,047	3,570	5,885	–	19,632
Liabilities related to transferred receivables(4)	–	2,672	422	1,329	2,288	4,558	9,612	5,396	–	26,277
Securitization – Credit card(5)	–	–	–	29	–	–	49	–	–	78
Lease liabilities(5)	8	16	23	23	24	87	219	152	–	552
Other liabilities – Other items(1)(5)	1,076	46	99	23	39	27	42	92	4,287	5,731
	26,296	11,429	4,405	5,893	3,866	8,234	17,440	17,911	18,627	114,101
Subordinated debt	–	–	–	–	–	–	–	1,499	–	1,499
Equity									21,746	21,746
	65,366	25,151	18,058	16,903	13,765	20,640	39,048	27,925	176,884	403,740

Off–balance–sheet commitments
Letters of guarantee and documentary letters of credit	180	1,451	1,338	982	1,398	1,292	138	–	–	6,779
Credit card receivables(6)									9,337	9,337
Backstop liquidity and credit enhancement facilities(7)	–	15	5,552	15	–	–	–	–	3,125	8,707
Commitments to extend credit(8)	3,126	9,205	6,179	6,678	3,270	4,066	3,186	39	46,368	82,117
Obligations related to:
Lease commitments(9)	1	1	2	2	2	6	9	8	–	31
Other contracts(10)	38	42	47	46	47	21	34	–	102	377

(1)	Amounts payable upon demand or notice are considered to have no specified maturity.
(2)	The Deposits item is presented in greater detail than it is on the Consolidated Balance Sheet.
(3)	Amounts are disclosed according to the residual contractual maturity of the underlying security.
(4)	These amounts mainly include liabilities related to the securitization of mortgage loans.
(5)	The Other liabilities item is presented in greater detail than it is on the Consolidated Balance Sheet.
(6)	These amounts are unconditionally revocable at the Bank’s discretion at any time.
(7)	In the event of payment on one of the backstop liquidity facilities, the Bank will receive as collateral government bonds in an amount up to $5.6 billion.
(8)	These amounts include $44.8 billion that is unconditionally revocable at the Bank’s discretion at any time.
(9)	These amounts include leases for which the underlying asset is of low value and leases other than for real estate of less than one year.
(10)	These amounts include $0.2 billion in contractual commitments related to the head office building under construction.

National Bank of Canada 2022 Annual Report	224

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

	As at October 31, 2021(1)
		Over 1	Over 3	Over 6	Over 9	Over 1	Over 2		No
	1 month	month to	months to	months to	months to	year to	years to	Over 5	specified
	or less	3 months	6 months	9 months	12 months	2 years	5 years	years	maturity	Total

Assets

Cash and deposits with financial institutions	7,510	334	374	146	368	–	–	–	25,147	33,879

Securities
At fair value through profit or loss	1,946	1,929	1,061	702	792	3,037	6,454	9,410	59,480	84,811
At fair value through other comprehensive income	1	–	1	624	63	227	4,867	3,183	617	9,583
At amortized cost	1	181	213	425	804	3,589	5,865	832	–	11,910
	1,948	2,110	1,275	1,751	1,659	6,853	17,186	13,425	60,097	106,304

Securities purchased under reverse repurchase agreements and securities borrowed	1,113	1,199	59	–	371	619	–	–	4,155	7,516

Loans(2)
Residential mortgage	702	965	1,581	2,587	2,320	8,850	48,455	6,504	578	72,542
Personal	214	315	512	877	843	3,527	16,056	4,308	14,401	41,053
Credit card									2,150	2,150
Business and government	16,842	3,986	2,614	3,508	3,253	6,290	10,180	3,605	10,828	61,106
Customers’ liability under acceptances	6,200	618	18	–	–	–	–	–	–	6,836
Allowances for credit losses									(998)	(998)
	23,958	5,884	4,725	6,972	6,416	18,667	74,691	14,417	26,959	182,689

Other
Derivative financial instruments	1,868	3,678	1,019	2,190	823	1,865	2,491	2,550	–	16,484
Investments in associates and joint ventures									225	225
Premises and equipment									1,216	1,216
Goodwill									1,504	1,504
Intangible assets									1,274	1,274
Other assets(2)	1,829	137	148	129	56	727	88	17	1,399	4,530
	3,697	3,815	1,167	2,319	879	2,592	2,579	2,567	5,618	25,233
	38,226	13,342	7,600	11,188	9,693	28,731	94,456	30,409	121,976	355,621

(1)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these audited consolidated financial statements.
(2)	Amounts collectible on demand are considered to have no specified maturity.

National Bank of Canada 2022 Annual Report	225

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 29 – Management of the Risks Associated With Financial Instruments (cont.)

	As at October 31, 2021
	1 month or less	Over 1 month to 3 months	Over 3 months to 6 months	Over 6 months to 9 months	Over 9 months to 12 months	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	No specified maturity	Total
Liabilities and equity

Deposits(1)(2)
Personal	1,396	3,433	4,596	2,194	1,945	4,157	6,468	4,914	40,973	70,076
Business and government	24,814	12,796	10,782	5,785	2,691	5,453	10,054	4,765	90,730	167,870
Deposit–taking institutions	1,011	128	38	66	23	1	–	36	1,689	2,992
	27,221	16,357	15,416	8,045	4,659	9,611	16,522	9,715	133,392	240,938
Other
Acceptances	6,200	618	18	–	–	–	–	–	–	6,836
Obligations related to securities sold short(3)	186	123	182	175	22	3,099	3,743	4,797	7,939	20,266
Obligations related to securities sold under repurchase agreements and securities loaned	7,330	2,668	3,633	246	–	–	–	–	3,416	17,293
Derivative financial instruments	3,048	3,061	1,171	1,921	880	1,485	3,273	4,528	–	19,367
Liabilities related to transferred receivables(4)	–	1,688	1,523	1,054	411	5,501	10,771	4,222	–	25,170
Securitization – Credit card(5)	36	–	–	–	–	28	48	–	–	112
Lease liabilities(5)	7	15	21	22	22	88	214	186	–	575
Other liabilities – Other items(1)(5)	640	477	117	125	100	41	25	75	4,014	5,614
	17,447	8,650	6,665	3,543	1,435	10,242	18,074	13,808	15,369	95,233
Subordinated debt	–	–	–	–	–	–	–	768	–	768
Equity(6)									18,682	18,682
	44,668	25,007	22,081	11,588	6,094	19,853	34,596	24,291	167,443	355,621
Off–balance–sheet commitments
Letters of guarantee and documentary letters of credit	320	1,561	828	2,092	793	575	74	–	–	6,243
Credit card receivables(7)									9,081	9,081
Backstop liquidity and credit enhancement facilities(8)	15	–	4,502	15	–	–	–	–	2,732	7,264
Commitments to extend credit(9)	2,848	9,139	6,195	6,737	3,872	3,105	3,667	48	42,372	77,983
Obligations related to:
Lease commitments(10)	1	1	1	1	1	1	3	3	–	12
Other contracts(11)	54	58	50	48	46	152	19	–	124	551

(1)	Amounts payable upon demand or notice are considered to have no specified maturity.
(2)	The Deposits item is presented in greater detail than it is on the Consolidated Balance Sheet.
(3)	Amounts have been disclosed according to the residual contractual maturity of the underlying security.
(4)	These amounts mainly include liabilities related to the securitization of mortgage loans.
(5)	The Other liabilities item is presented in greater detail than it is on the Consolidated Balance Sheet.
(6)	Certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these audited consolidated financial statements.
(7)	These amounts are unconditionally revocable at the Bank’s discretion at any time.
(8)	In the event of payment on one of the backstop liquidity facilities, the Bank will receive as collateral government bonds in an amount up to $4.5 billion.
(9)	These amounts include $40.8 billion that is unconditionally revocable at the Bank’s discretion at any time.
(10)	These amounts include leases for which the underlying asset is of low value and leases other than for real estate of less than one year.
(11)	These amounts include $0.3 billion in contractual commitments related to the head office building under construction.

National Bank of Canada 2022 Annual Report	226

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 30 – Segment Disclosures

The Bank carries out its activities in four business segments, which are defined below. For presentation purposes, other activities are grouped in the Other heading. Each reportable segment is distinguished by services offered, type of clientele, and marketing strategy. The presentation of segment disclosures is consistent with the presentation adopted by the Bank for the fiscal year beginning November 1, 2021. This presentation reflects the fact that the loan portfolio of borrowers in the ʺOil and gasʺ and ʺPipelinesʺ sectors as well as related activities, which had previously been reported in the Personal and Commercial segment, is now reported in the Financial Markets segment. The Bank made this change to better align the monitoring of its activities with its management structure.

Personal and Commercial

The Personal and Commercial segment encompasses the banking, financing, and investing services offered to individuals, advisors and businesses as well as insurance operations.

Wealth Management

The Wealth Management segment comprises investment solutions, trust services, banking services, lending services and other wealth management solutions offered through internal and third-party distribution networks.

Financial Markets

The Financial Markets segment encompasses corporate banking and investment banking and financial solutions for large and mid-size corporations, public sector organizations, and institutional investors.

U.S. Specialty Finance and International (USSF&I)

The USSF&I segment encompasses the specialty finance expertise provided by the Credigy subsidiary; the activities of the ABA Bank subsidiary, which offers financial products and services to individuals and businesses in Cambodia; and the activities of targeted investments in certain emerging markets.

Other

This heading encompasses treasury activities; liquidity management; Bank funding; asset/liability management activities; the activities of the Flinks subsidiary, a fintech company specialized in financial data aggregation and distribution; certain specified items; and the unallocated portion of corporate units.

The segment disclosures are prepared in accordance with the accounting policies described in Note 1 to these consolidated financial statements, except for the net interest income, non-interest income, and income taxes (recovery) of the operating segments, which are presented on a taxable equivalent basis.

Taxable equivalent basis is a calculation method that consists in grossing up certain tax-exempt income by the amount of income tax that would have otherwise been payable. The effect of these adjustments is reversed under the Other heading. Operations support charges are allocated to each operating segment presented in the business segment results. The Bank assesses performance based on the net income attributable to the Bank’s shareholders and holders of other equity instruments. Intersegment revenues are recognized at the exchange amount.

National Bank of Canada 2022 Annual Report	227

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 30 - Segment Disclosures (cont.)

Results by Business Segment

Year ended October 31(1)

	Personal and Commercial		Wealth Management		Financial Markets			USSF&I		Other		Total
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021

Net interest income(2)	2,865	2,547	594	446	1,258	1,262	1,090	907	(536)	(379)	5,271	4,783
Non–interest income(2)(3)	1,169	1,068	1,781	1,720	1,210	956	20	94	201	306	4,381	4,144
Total revenues	4,034	3,615	2,375	2,166	2,468	2,218	1,110	1,001	(335)	(73)	9,652	8,927
Non–interest expenses	2,149	2,008	1,391	1,293	1,022	906	344	315	324	381	5,230	4,903
Income before provisions for credit losses and income taxes	1,885	1,607	984	873	1,446	1,312	766	686	(659)	(454)	4,422	4,024
Provisions for credit losses	97	40	3	1	(23)	(24)	66	(15)	2	–	145	2
Income before income taxes (recovery)	1,788	1,567	981	872	1,469	1,336	700	701	(661)	(454)	4,277	4,022
Income taxes (recovery)(2)	474	416	260	231	389	353	143	146	(372)	(264)	894	882
Net income	1,314	1,151	721	641	1,080	983	557	555	(289)	(190)	3,383	3,140
Non–controlling interests	–	–	–	–	–	–	–	–	(1)	–	(1)	–
Net income attributable to the Bank’s shareholders and holders of other equity instruments	1,314	1,151	721	641	1,080	983	557	555	(288)	(190)	3,384	3,140
Average assets(4)	140,514	126,637	8,226	7,146	154,349	151,240	18,890	16,150	71,868	62,333	393,847	363,506
Total assets	146,915	135,209	8,363	7,914	157,803	141,007	21,217	17,393	69,442	54,098	403,740	355,621

(1)	For the year ended October 31, 2021, certain amounts were reclassified, in particular amounts of the loan portfolio of borrowers in the ʺOil and gasʺ and ʺPipelinesʺ sectors as well as related activities, which were transferred from the Personal and Commercial segment to the Financial Markets segment. Moreover, certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements (for additional information, see Note 1 to these consolidated financial statements).
(2)	For the year ended October 31, 2022, Net interest income was grossed up by $234 million ($181 million in 2021), Non-interest income was grossed up by $48 million ($8 million in 2021), and an equivalent amount was recognized in Income taxes (recovery). The effects of these adjustments have been reversed under the Other heading.
(3)	For the Other heading of segment results, for the year ended October 31, 2021, the Non-interest income item had included a $33 million gain following a remeasurement of the previously held equity interest in Flinks and a $30 million loss related to the fair value measurement of the Bank’s equity interest in AfrAsia.
(4)	Represents an average of the daily balances for the period, which is also the basis on which segment assets are reported in the business segments.

Results by Geographic Segment

Year ended October 31(1)

	Canada		United States		Other		Total
	2022	2021	2022	2021	2022	2021	2022	2021

Net interest income	3,758	3,592	773	623	740	568	5,271	4,783
Non–interest income(2)	4,299	3,992	18	106	64	46	4,381	4,144
Total revenues	8,057	7,584	791	729	804	614	9,652	8,927
Non–interest expenses	4,760	4,478	209	203	261	222	5,230	4,903
Income before provisions for credit losses and income taxes	3,297	3,106	582	526	543	392	4,422	4,024
Provisions for credit losses	79	17	35	(41)	31	26	145	2
Income before income taxes	3,218	3,089	547	567	512	366	4,277	4,022
Income taxes	723	674	67	133	104	75	894	882
Net income	2,495	2,415	480	434	408	291	3,383	3,140
Non–controlling interests	(1)	–	–	–	–	–	(1)	–
Net income attributable to the Bank’s shareholders and holders of other equity instruments	2,496	2,415	480	434	408	291	3,384	3,140
Average assets(3)	324,415	300,964	29,988	27,301	39,444	35,241	393,847	363,506
Total assets	336,215	300,833	27,986	23,834	39,539	30,954	403,740	355,621

(1)	For the year ended October 31, 2021, certain amounts have been adjusted to reflect an accounting policy change applicable to cloud computing arrangements. For additional information, see Note 1 to these consolidated financial statements.
(2)	For the year ended October 31, 2021, the Non-interest income item recorded in Canada included a $33 million gain following a remeasurement of the previously held equity interest in Flinks and a $30 million loss related to the fair value measurement of the Bank’s equity interest in AfrAsia.
(3)	Represents an average of the daily balances for the period.

National Bank of Canada 2022 Annual Report	228

Audited Consolidated Financial Statements

Notes to the Audited Consolidated Financial Statements

(millions of Canadian dollars)

Note 31 - Acquisition

Acquisition of Flinks Technology Inc.

On September 8, 2021, the Bank finalized the acquisition of Flinks Technology Inc. (Flinks), a leading fintech company specialized in financial data aggregation and distribution, in which the Bank had already been holding a 30.2% equity interest. Flinks provides services to a wide North American fintech ecosystem and offers attractive data technology solutions. The acquisition strategically positions the Bank in a high-growth market so that it can continue enhancing customer experiences and benefitting from future technology-driven innovations. At the time of acquisition, the amount of which was $73 million in cash for voting preferred shares, the Bank was holding an 82.9% equity interest in Flinks, thereby giving it control thereover. Immediately after the acquisition, the Bank made an additional $30 million investment in voting preferred shares, giving the Bank an 85.9% equity interest in Flinks. The amount of the $73 million purchase price, of the fair value of the previously held equity interest, and of the estimated value of the non-controlling interest established on the acquisition date, exceeded the fair value of the net assets acquired by $101 million. This excess amount was recorded on the Consolidated Balance Sheet as goodwill and mainly represents the future profits expected from Flinks given its favourable position in this growth market. The goodwill is not deductible for tax purposes. The previously held equity interest, accounted for as an associate, was remeasured at fair value, generating a $33 million non-taxable remeasurement gain that was reported in the Non-interest income - Other item of the Consolidated Statement of Income for the year ended October 31, 2021. With respect to the presentation of financial results according to business segment, the gain on remeasurement of the previously held equity interest as well as the financial results of Flinks are being reported in the Other heading of segment results. The financial results of Flinks have been consolidated into the Bank’s financial statements since September 8, 2021.

During the measurement period ended September 8, 2022, the final measurement of Flinks’s net assets and the final calculation of working capital adjustments had no significant impact on goodwill.

Note 32 - Event After the Consolidated Balance Sheet Date

Repurchase of Common Shares

On November 29, 2022, the Bank’s Board of Directors approved a normal course issuer bid, beginning December 12, 2022, to repurchase for cancellation up to 7,000,000 common shares (representing approximately 2.08% of its outstanding common shares) over the 12-month period ending December 11, 2023. Any repurchase through the Toronto Stock Exchange will be done at market prices. The common shares may also be repurchased through other means authorized by the Toronto Stock Exchange and applicable regulations, including private agreements or share repurchase programs under issuer bid exemption orders issued by the securities regulators. A private purchase made under an exemption order issued by a securities regulator will be done at a discount to the prevailing market price. The amounts that are paid above the average book value of the common shares are charged to Retained earnings. This normal course issuer bid is subject to the approval of OSFI and the Toronto Stock Exchange (TSX).

National Bank of Canada 2022 Annual Report	229